     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 29, 2002
                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                      CHARTER COMMUNICATIONS HOLDINGS, LLC
                                      AND

                        CHARTER COMMUNICATIONS HOLDINGS
                              CAPITAL CORPORATION
           (EXACT NAME OF REGISTRANTS AS SPECIFIED IN THEIR CHARTERS)

            DELAWARE                             4841                            43-1843179
            DELAWARE                             4841                            43-1843177
  (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (FEDERAL EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                   CHARTER PLAZA                                   CURTIS S. SHAW, ESQ.
              12405 POWERSCOURT DRIVE                             SENIOR VICE PRESIDENT,
             ST. LOUIS, MISSOURI 63131                         GENERAL COUNSEL AND SECRETARY
                  (314) 965-0555                                       CHARTER PLAZA
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE                   12405 POWERSCOURT DRIVE
   NUMBER, INCLUDING AREA CODE, OF REGISTRANTS'                  ST. LOUIS, MISSOURI 63131
           PRINCIPAL EXECUTIVE OFFICES)                               (314) 965-0555
                                                          (NAME, ADDRESS, INCLUDING ZIP CODE, AND
                                                                TELEPHONE NUMBER, INCLUDING
                                                             AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                              ALVIN G. SEGEL, ESQ.
                              IRELL & MANELLA LLP
                      1800 AVENUE OF THE STARS, SUITE 900
                       LOS ANGELES, CALIFORNIA 90067-4276
                                 (310) 277-1010
                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED EXCHANGE OFFER: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                                               PROPOSED
                                                                           PROPOSED             MAXIMUM
            TITLE OF EACH CLASS OF                  AMOUNT TO BE       MAXIMUM OFFERING        AGGREGATE           AMOUNT OF
         SECURITIES TO BE REGISTERED                 REGISTERED         PRICE PER UNIT      OFFERING PRICE    REGISTRATION FEE(1)
---------------------------------------------------------------------------------------------------------------------------------
9.625% Senior Notes due 2009..................      $350,000,000            99.301%          $347,553,500           $31,975
---------------------------------------------------------------------------------------------------------------------------------
10.000% Senior Notes due 2011.................      $300,000,000            99.229%          $297,687,000           $27,388
---------------------------------------------------------------------------------------------------------------------------------
12.125% Discount Senior Notes due 2012........    $450,000,000(2)            55.5%           $249,718,500           $22,975
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457.

(2) Based on aggregate amount at maturity.

                            ------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENTS SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                           SUBJECT TO COMPLETION

PROSPECTUS                                                        April 29, 2002

                                 $1,100,000,000
                               Offer to Exchange
        9.625% Senior Notes due 2009, 10.000% Senior Notes due 2011 and
                     12.125% Senior Discount Notes due 2012
                          for any and all outstanding
        9.625% Senior Notes due 2009, 10.000% Senior Notes due 2011 and
                    12.125% Senior Discount Notes due 2012,
                                respectively, of
                      CHARTER COMMUNICATIONS HOLDINGS, LLC
                                      and
                        CHARTER COMMUNICATIONS HOLDINGS
                              CAPITAL CORPORATION
                           -------------------------
     - This exchange offer expires at 5:00 p.m., New York City time, on
                , 2002, unless extended.
                           -------------------------
     - No public market currently exists for the original notes or the new notes. We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated quotation system.
                           -------------------------
     SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR ORIGINAL NOTES IN THE EXCHANGE OFFER AND BY PURCHASERS OF THE NOTES FROM PERSONS ELIGIBLE TO USE THIS PROSPECTUS FOR RESALES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-b OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-b IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.
               The date of this prospectus is            , 2002.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE WOULD BE UNLAWFUL.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Additional Information......................................     ii
Summary.....................................................      1
Risk Factors................................................     14
Forward-Looking Statements..................................     28
Use of Proceeds.............................................     29
Capitalization..............................................     30
Unaudited Pro Forma Financial Statements....................     32
Selected Historical Financial Data..........................     39
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     40
The Exchange Offer..........................................     76
Business....................................................     85
Regulation and Legislation..................................    109
Management..................................................    117
Principal Shareholders......................................    133
Certain Relationships and Related Transactions..............    136
Description of Certain Indebtedness.........................    148
Description of Notes........................................    164
Material United States Federal Income Tax Considerations....    206
Plan of Distribution........................................    214
Legal Matters...............................................    214
Experts.....................................................    215
Index to Financial Statements...............................    F-1

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration
statement on Form S-4 (File No. 333-               ) with respect to the
securities we are offering. This prospectus, which forms part of this registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about us and the securities offered in this prospectus, you should refer to the registration statement and its exhibits and schedules. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including the exhibits and schedules, is on file at the offices of the Securities and Exchange Commission and may be inspected without charge.

     We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy at prescribed rates any document we file at the Securities and Exchange Commission's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices at 3475 Lenox Road, N.E., Suite 1006, in Atlanta, Georgia 30326-1232. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Web site at www.sec.gov.

     Our principal executive offices are located at Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131. Our telephone number is (314) 965-0555 and our Web site is located at www.charter.com. The information on our Web site is not part of this prospectus.

     THIS PROSPECTUS INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT THE COMPANY THAT IS NOT INCLUDED IN AND DELIVERED WITH THE DOCUMENT. DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM US WITHOUT CHARGE, UNLESS WE HAVE SPECIFICALLY INCORPORATED BY REFERENCE AN EXHIBIT INTO A DOCUMENT THAT THIS PROSPECTUS INCORPORATES. YOU MAY OBTAIN DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS BY REQUESTING THEM IN WRITING OR BY TELEPHONE FROM: CHARTER COMMUNICATIONS HOLDINGS, LLC, ATTENTION:
     INVESTOR RELATIONS AT THE ADDRESS INDICATED ABOVE.

                                    SUMMARY

     The following summary contains a general discussion of our business, the exchange offer and summary financial information. It likely does not contain all the information that is important to you in making a decision to tender your original notes in exchange for new notes. For a more complete understanding of the exchange offer, you should read this entire prospectus and the other documents to which we refer. Unless stated otherwise, the discussion of our business in this prospectus includes Charter Communications Holdings, LLC and its direct and indirect subsidiaries.

                                  OUR BUSINESS

     We are the fourth largest operator of cable systems in the United States, serving approximately 7 million customers.

     We offer a full range of traditional analog cable television services in all of our systems and continue to increase the number of our systems in which we offer digital cable television services, along with an array of advanced products and services, such as interactive video programming, which allows information to flow in both directions, high-speed Internet access and video-on-demand. In 2002, we began to offer telephony on a limited basis through our broadband network using switch technology and will continue with trials of our voice-over Internet protocol telephony. The introduction and increased penetration of these new products and services represent an important step toward the realization of our Wired World(TM) vision, where cable's ability to transmit video, data and voice at high speeds enables it to serve as the primary platform for the delivery of multiple advanced services to the home and workplace.

     We have grown rapidly over the past several years. From 1999 through April 2002, we successfully completed 20 acquisitions, representing approximately 4.5 million customers, and also increased our customer base through internal growth. Our strategy for growth is focused on introducing and increasing customer adoption of advanced products and services. As of December 31, 2001, we had 2.1 million digital cable customers, 644,800 data customers and 679,100 interactive TV customers. As of December 31, 2001, video-on-demand was available to digital customers in systems passing approximately 2.0 million homes.

     Our principal executive offices are located at Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131. Our telephone number is (314) 965-0555 and our web site is located at www.charter.com. The information on our web site is not part of this prospectus.

                               BUSINESS STRATEGY

     Our objective is to increase our operating cash flow by increasing our customer base and the amount of cash flow per customer. To achieve this objective, we are pursuing the following strategies:

     - upgrade the bandwidth capacity of our systems to 550 megahertz or greater to enable greater channel capacity and add two-way capability to facilitate interactive communication;

     - expand the array of services we offer to our customers through the implementation of our Wired World vision;

     - maximize customer satisfaction by providing reliable, high-quality service offerings, superior customer service and attractive programming choices at reasonable rates; and

     - increase revenues through innovative marketing programs tailored to local customer preferences and designed to educate customers about our advanced products and services and the advantages of these products and services.

                        CHARTER ORGANIZATIONAL STRUCTURE

     The new notes to be issued in the exchange offer will be issued by Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation, the co-issuers of the original notes.

     The chart below sets forth our organizational structure and that of our direct and indirect parent companies. Equity ownership and voting percentages are as of March 31, 2002 and assume conversion and exchange of all convertible and exchangeable securities, except those held by Mr. Allen, Charter Investment and Vulcan Cable III, and that there has been no exercise of any of the outstanding options (i) to purchase membership units of Charter Communications Holding Company, LLC, which units are to be exchanged upon issuance for shares of Charter Communications, Inc. Class A common stock on a one-for-one basis, and
(ii) to purchase shares of Charter Communications, Inc. Class A common stock. See "Management -- Option/Stock Incentive Plans."

                       [CHARTER COMMUNICATION FLOW CHART]

(1) Of the 294,536,963 shares of Charter Communications, Inc. Class A common stock outstanding, 14,158,236 shares were issued in connection with certain acquisitions. These shares are unregistered and are subject to certain restrictions on transfer.

(2) Represents 505,664 shares of non-voting convertible redeemable preferred stock issued in connection with certain acquisitions to former owners of cable systems, convertible into approximately 2,046,394 shares of Charter Communications, Inc. Class A Common Stock, representing less than a 1.0% equity interest. These shares are unregistered and are subject to certain restrictions on transfer.

(3) Represents mirror convertible notes and mirror convertible preferred equity, which are convertible into common membership units of Charter Communications Holding Company. These notes and equity mirror the terms and amounts of the convertible notes and the Series A Convertible Redeemable Preferred Stock issued by Charter Communications, Inc.

(4) These membership units are exchangeable at any time for shares of Charter Communications, Inc. Class B common stock, which are in turn convertible into shares of Charter Communications, Inc. Class A common stock.

(5) Certain former owners of Bresnan own 100% of the preferred equity interests in CC VIII, LLC, a subsidiary of the CC V Holdings 11.875% notes issuers. These equity interests are exchangeable at any time for shares of Charter Communications, Inc. Class A common stock on a one-for-one basis. See "Business -- Organizational Structure -- Sellers of Bresnan Cable Systems."

     For a more detailed description of each entity and how it relates to us, see "Business -- Organizational Structure."

                                 RECENT EVENTS

ACQUISITIONS COMPLETED 2002

     HIGH SPEED ACCESS CORP. TRANSACTION. On September 28, 2001, Charter Communications Holding Company and High Speed Access entered into an asset purchase agreement pursuant to which Charter Communications Holding Company agreed to purchase from High Speed Access the contracts and associated assets, and assume related liabilities, that serve our customers, including a customer contact center, network operations center and provisioning software. On December 20, 2001, Charter Communications Holding Company assigned certain of its rights under the asset purchase agreement and certain related agreements to our subsidiary, CC Systems, LLC. The transaction closed on February 28, 2002. At the closing, CC Systems wired funds in the amount of $77.5 million to High Speed Access and delivered 37,000 shares of High Speed Access' Series D convertible preferred stock and all of the warrants to buy High Speed Access common stock owned by Charter Communications Holding Company and High Speed Access purchased 38,000 shares of its Series D Preferred Stock from Vulcan Ventures for $8.0 million. To secure indemnity claims against High Speed Access under the asset purchase agreement, $2.0 million of the purchase price was held back. Additional purchase price adjustments may be made as provided in the asset purchase agreement. See "Certain Relationships and Related Transactions -- Business Relationships."

     ENSTAR LIMITED PARTNERSHIP TRANSACTIONS. In April 2002, Interlink Communications Partners, LLC, Rifkin Acquisition Partners, LLC and Charter Communications Entertainment I, LLC, each an indirect, wholly-owned subsidiary of Charter Holdings, purchased certain assets of Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/Growth Program Six-A, L.P., Enstar Cable of Macoupin County and Enstar IV/PBD Systems Venture, serving in the aggregate approximately 21,600 customers. Enstar Communications Corporation, a direct subsidiary of Charter Communications Holding Company, is the general partner of the Enstar limited partnerships. The cash sale price of approximately $48.3 million was the highest bid received by the Enstar limited partnerships following a broadly-based solicitation process. See "Certain Relationships and Related Transactions -- Business Relationships."

     Also, in April 2002, Charter Communications Entertainment I, LLC entered into an agreement to purchase all of Enstar Income Program II-1, L.P.'s Illinois cable television systems, serving in the aggregate approximately 6,400 customers, for a total purchase price of approximately $14.7 million. Closing of the sale is subject to purchase price adjustments, regulatory approvals, customary closing conditions and approval by the limited partners of Enstar Income Program II-1, L.P. We expect that this sale will be consummated in the third quarter of 2002, although no assurance is given regarding this matter.

                               THE EXCHANGE OFFER

Exchange Offer.............  We are offering to exchange new notes for the original notes issued in a private placement on January 14, 2002 for aggregate net proceeds of approximately $873.4 million, after giving effect to underwriting discounts and commissions and expenses payable by us of approximately $21.5 million. The original notes may only be exchanged in multiples of $1,000 principal amount. To be exchanged, an original note must be properly tendered and accepted.

Resales Without Further
  Registration.............  We believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended, provided that:

                               - you are acquiring the new notes issued in the
                                 exchange offer in the ordinary course of your business;

                               - you have not engaged in, do not intend to
                                 engage in, and have no arrangement or
                                 understanding with any person to participate in, the distribution of the new notes issued to you in the exchange offer, and;

                               - you are not our "affiliate," as defined under
                                 Rule 405 of the Securities Act of 1933.

                             Each of the participating broker-dealers that receives new notes for its own account in exchange for original notes that were acquired by such broker or dealer as a result of market-making or other activities must acknowledge that it will deliver a prospectus in connection with the resale of the new notes.

Expiration Date............  5:00 p.m., New York City time, on           , 2002
                             unless we extend the exchange offer.

Exchange and Registration
  Rights Agreements........  You have the right to exchange the original notes that you hold for new notes with substantially identical terms. This exchange offer is intended to satisfy these rights. Once the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your original notes.

Accrued Interest on the New
  Notes and Original
  Notes....................  The new eight-year senior notes and new ten-year senior notes will bear interest from May 15, 2002 (the date interest will be most recently paid on the original eight year senior notes and ten-year senior notes, respectively). Holders of original notes which are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such original notes accrued to the date of issuance of the new notes.

Conditions to the Exchange
  Offer....................  The exchange offer is conditioned upon certain customary conditions which we may waive and upon compliance with securities laws.

Procedures for Tendering
  Original Notes...........  Each holder of original notes wishing to accept the exchange offer must:

                               - complete, sign and date the letter of
                                 transmittal, or a facsimile of the letter of transmittal; or

                               - arrange for The Depository Trust Company to
                                 transmit certain required information to the exchange agent in connection with a book-entry transfer.

                             You must mail or otherwise deliver such
                             documentation together with the original notes to the exchange agent.

Special Procedures for
  Beneficial Holders.......  If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact such registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your original notes, either arrange to have your original notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
  Procedures...............  You must comply with the applicable procedures for tendering if you wish to tender your original notes and:

                               - time will not permit your required documents to
                                 reach the exchange agent by the expiration date of the exchange offer; or

                               - you cannot complete the procedure for
                                 book-entry transfer on time; or

                               - your original notes are not immediately
                                 available.

Withdrawal Rights..........  You may withdraw your tender of original notes at any time prior to 5:00 p.m., New York City time, on the date the exchange offer expires.

Failure to Exchange Will
Affect You Adversely.......  If you are eligible to participate in the exchange offer and you do not tender your original notes, you will not have further exchange or registration rights and your original notes will continue to be subject to some restrictions on transfer. Accordingly, the liquidity of the original notes will be adversely affected.

Material United States
Federal Income Tax
  Considerations...........  The disclosure in this prospectus represents our legal counsel's opinion as to the material United States Federal income tax consequences of participating in the exchange offer and in connection with the ownership and disposition of the new notes. The exchange of original notes for new notes pursuant to the exchange offer will not result in a taxable event. Accordingly, it is our legal counsel's opinion that:

                               - no gain or loss will be realized by a U.S.
                                 holder upon receipt of a new note;

                               - a holder's holding period for new notes will
                                 include the holding period for original notes; and

                               - the adjusted tax basis of the new notes will be
                                 the same as the adjusted tax basis of the original notes exchanged at the time of such exchange.

                             Irell & Manella LLP has rendered the
                             above-referenced opinion in connection with the exchange offer. See "Material United States Federal Income Tax Considerations."

Exchange Agent.............  The Bank of New York is serving as exchange agent.

Use of Proceeds............  We will not receive any proceeds from the exchange offer.

                           SUMMARY TERMS OF NEW NOTES

Issuers.......................   Charter Communications Holdings, LLC and
                                 Charter Communications Holdings Capital
                                 Corporation.

Notes Offered.................

     Eight-Year Senior
Notes.........................   $350.0 million in principal amount of 9.625%
                                 senior notes due 2009. The eight-year senior notes have terms substantially identical to those of our currently outstanding $350.0 million principal amount of 9.625% senior notes due 2009 that were issued in May 2001.

     Ten-Year Senior Notes....   $300.0 million in principal amount of 10.000%
                                 senior notes due 2011. The ten-year senior notes have terms substantially identical to those of our currently outstanding $575.0 million principal amount of 10.000% senior notes due 2011 that were issued in May 2001.

     Senior Discount Notes....   $450.0 million in principal amount at maturity
                                 of 12.125% senior discount notes due 2012.

Maturity

     Eight-Year Senior
Notes.........................   November 15, 2009

     Ten-Year Senior Notes....   May 15, 2011

     Senior Discount Notes....   January 15, 2012

Interest

     Eight-Year Senior
Notes.........................   9.625% per annum, payable every six months on
                                 May 15 and November 15, beginning November 15,
                                 2002.

     Ten-Year Senior Notes....   10.000% per annum, payable every six months on
                                 May 15 and November 15, beginning November 15,
                                 2002.

     Senior Discount Notes....   Cash interest will not accrue on the senior
                                 discount notes until January 15, 2007. The principal amount represented by each senior discount note will accrete from $554.93 to $1,000 during the period from the date of issuance to January 15, 2007. Thereafter, cash interest on the senior discount notes will accrue at a rate of 12.125% per year and will be payable semi-annually in arrears on January
                                 15 and July 15, commencing on July 15, 2007.

Form and Terms................   The form and terms of the new notes will be the
                                 same as the form and terms of the original notes except that:

                                   - the new notes will bear a different CUSIP
                                     number from the original notes and the
                                     eight-year senior notes and the ten-year senior notes will have the same CUSIP number as the May 2001 eight-year senior notes and May 2001 ten-year senior notes, respectively, that were exchanged for registered May 2001 senior notes;

                                   - the new notes have been registered under
                                     the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer; and

                                   - you will not be entitled to any exchange or
                                     registration rights with respect to the new notes.

                                 The new notes will evidence the same debt as the original notes. They will be entitled to the benefits of the indentures governing the original notes and will be treated under the indentures as a single class with the original notes. Additionally, the eight-year senior notes and the ten-year senior notes are treated under the indentures as single class with the May 2001 eight-year senior notes and the May 2001 ten-year senior notes, respectively.

Ranking....................  The new notes will be senior debt. They will rank equally with all existing and future unsecured and unsubordinated debt of the issuers, including the existing Charter Holdings senior notes and senior discount notes and trade payables. The new notes will be effectively subordinated to all existing and future secured indebtedness of the issuers to the extent of the value of the assets securing such indebtedness and structurally subordinated to all liabilities of the subsidiaries of the issuers. Charter Holdings is a holding company and conducts all of its operations through its direct and indirect subsidiaries. If it defaults, your right to payment on the new notes will rank below all existing and future liabilities, including trade payables of the subsidiaries of Charter Holdings. As of December 31, 2001, pro forma for the acquisitions in 2001 and 2002, the issuance and sale of the original notes, the application of the net proceeds therefrom to repay a portion of the amounts then outstanding under the revolving credit facilities of our subsidiaries, the equity contribution from Charter Communications Holdings Company from the May 2001 issuance and sale by Charter Communications, Inc. of convertible senior notes and Class A common stock and the issuance and sale of the May 2001 Charter Holdings notes, our debt would have totaled approximately $15.1 billion, $6.2 billion of which would have been structurally senior to the new notes. Since December 31, 2001, our subsidiaries have incurred substantial additional indebtedness under their revolving credit facilities, all of which will be structurally senior to the new notes. The indentures governing the new notes do not prohibit us from incurring additional debt.

Optional Redemption........  We may redeem some or all of the ten-year senior notes beginning on May 15, 2006. The initial redemption price is 105.000% of the principal amount plus accrued and unpaid interest. The redemption price of the ten-year senior notes will decline each year after 2006 and beginning on May 15, 2009 will be 100% of the principal amount plus accrued and unpaid interest. In addition, before May 15, 2004, we may redeem up to 35% of the ten-year senior notes using proceeds of certain offerings of equity securities at a redemption price equal to 110.000% of the principal amount plus accrued and unpaid interest. We may redeem some or all of the senior discount notes beginning on January 15, 2007. The initial redemption price is 106.063% of their principal amount at maturity plus accrued and unpaid interest. The redemption price of the senior discount notes will decline each year after 2007 and beginning on January 15, 2010, will be 100% of their principal amount at maturity plus accrued and unpaid interest. In addition, before January 15, 2005, we may redeem up to 35% of the senior discount notes using proceeds of certain offerings of equity securities at a redemption price equal to 112.125% of the accreted value. We do not have the option to redeem any portion of the eight-year senior notes prior to their maturity date.

Mandatory Offer to
Repurchase.................  If Charter Holdings, Charter Communications Holding
                             Company or Charter Communications, Inc. experiences certain changes of control, we must offer to repurchase the eight-year senior notes and ten-year senior notes at 101% of their principal amount plus accrued and unpaid interest and the senior discount notes at 101% of their accreted value plus, for any change of control occurring after the full accretion date, accrued and unpaid interest, if any, to the date of purchase.

Basic Covenants of
Indentures.................  The indentures governing the original notes and the new notes, among other things, restrict our ability and the ability of certain of our subsidiaries to:

                               - pay dividends on stock or repurchase stock;

                               - make investments;

                               - borrow money;

                               - grant liens;

                               - sell all or substantially all of our assets or
                                 merge with or into other companies;

                               - sell assets;

                               - in the case of our restricted subsidiaries,
                                 create or permit to exist dividend or payment restrictions with respect to us; and

                               - engage in certain transactions with affiliates.

                             These covenants are subject to important exceptions. See "Description of Notes -- Certain Covenants."

                                  RISK FACTORS

     You should carefully consider all of the information in this prospectus. In particular, you should evaluate the specific risk factors under "Risk Factors" for a discussion of risks associated with an investment in the new notes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Earnings for the year ended December 31, 1997; for the periods from January 1, 1998 through December 23, 1998 and from December 24, 1998 through December 31, 1998; and for the years ended December 31, 1999, 2000 and 2001 were insufficient to cover fixed charges by $4.6 million, $17.2 million, $5.3 million, $639.9 million, $2.0 billion and $2.6 billion, respectively. As a result of such deficiencies, the ratios of earnings to fixed charges are not presented.

                        UNAUDITED SUMMARY PRO FORMA DATA

     You should read the following unaudited summary pro forma financial data of Charter Holdings in conjunction with the historical financial statements and other financial information appearing elsewhere in this prospectus, including "Capitalization," "Unaudited Pro Forma Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The unaudited summary pro forma data reflect the acquisitions, dispositions and debt and equity transactions completed by Charter Holdings since January 1, 2001 as detailed on page 32.

                                                                           UNAUDITED PRO FORMA DATA
                                                                  AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                                                                     2001
                                                      CHARTER     ------------------------------------------
                                                     HOLDINGS        RECENT                       OFFERING
                                                     PRO FORMA    TRANSACTIONS      SUBTOTAL     ADJUSTMENT       TOTAL
                                                    -----------   -------------   ------------   -----------   -----------
                                                                    (DOLLARS IN THOUSANDS, EXCEPT AVERAGE)
STATEMENT OF OPERATIONS:
Revenues..........................................  $ 3,953,132     $170,773      $ 4,123,905     $     --     $ 4,123,905
                                                    -----------     --------      -----------     --------     -----------
Operating expenses:
  Operating, general and administrative...........    2,110,043      140,861        2,250,904           --       2,250,904
  Depreciation and amortization...................    3,010,068       84,047        3,094,115           --       3,094,115
  Option compensation expense.....................      (51,839)          --          (51,839)          --         (51,839)
  Corporate expense charges.......................       56,930        9,556           66,486           --          66,486
  Special charges.................................       17,629           --           17,629           --          17,629
                                                    -----------     --------      -----------     --------     -----------
    Total operating expenses......................    5,142,831      234,464        5,377,295           --       5,377,295
                                                    -----------     --------      -----------     --------     -----------
Loss from operations..............................   (1,189,699)     (63,691)      (1,253,390)          --      (1,253,390)
Interest expense..................................   (1,298,956)     (10,289)      (1,309,245)     (42,846)     (1,352,091)
Interest income...................................        8,766          320            9,086           --           9,086
Other expense.....................................     (139,618)        (478)        (140,096)          --        (140,096)
                                                    -----------     --------      -----------     --------     -----------
Loss before minority interest expense.............   (2,619,507)     (74,138)      (2,693,645)     (42,846)     (2,736,491)
Minority interest expense(a)......................      (12,828)          --          (12,828)          --         (12,828)
                                                    -----------     --------      -----------     --------     -----------
Net loss..........................................  $(2,632,335)    $(74,138)     $(2,706,473)    $(42,846)    $(2,749,319)
                                                    ===========     ========      ===========     ========     ===========
OTHER FINANCIAL DATA:
EBITDA(b).........................................  $ 1,680,751     $ 19,878      $ 1,700,629                  $ 1,700,629
EBITDA margin(c)..................................         42.5%        11.6%            41.2%                        41.2%
Adjusted EBITDA(d)................................  $ 1,843,089     $ 29,912      $ 1,873,001                  $ 1,873,001
Cash flows from operating activities..............      537,015       76,256          613,271                      613,271
Cash flows from investing activities..............   (2,933,678)     (45,869)      (2,979,547)                  (2,979,547)
Cash flows from financing activities..............    2,267,718      (29,044)       2,238,674                    2,238,674
Capital expenditures..............................    2,909,109       15,881        2,924,990                    2,924,990
Cash interest expense.............................                                                                 965,862
Deficiency of earnings to cover fixed
  charges(e)......................................                                                             $ 2,749,319
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets......................................  $24,722,927     $143,175      $24,866,102     $ 21,527     $24,887,629
Total debt........................................   14,960,373      139,584       15,099,957       12,138      15,112,095
Minority interest(f)..............................      676,028           --          676,028           --         676,028
Member's equity...................................    7,283,685           --        7,283,685           --       7,283,685

                                                                           UNAUDITED PRO FORMA DATA
                                                                AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2001
                                                   CHARTER     ------------------------------------------------
                                                  HOLDINGS        RECENT                             OFFERING
                                                  PRO FORMA    TRANSACTIONS         SUBTOTAL        ADJUSTMENT       TOTAL
                                                 -----------   -------------      ------------      -----------   -----------
                                                                    (DOLLARS IN THOUSANDS, EXCEPT AVERAGE)
OPERATING DATA
  (AT END OF PERIOD, EXCEPT FOR AVERAGE):
BASIC CABLE (ANALOG SIGNAL):
Homes passed(g)................................   11,502,300       35,600          11,537,900              --      11,537,900
Basic customers(h).............................    6,953,700       21,600           6,975,300              --       6,975,300
Penetration(i).................................         60.5%        60.7%               60.5%             --            60.5%
DIGITAL CABLE:
Homes passed(g)................................   10,638,300           --          10,638,300              --      10,638,300
Digital customers..............................    2,144,800           --           2,144,800              --       2,144,800
Penetration(i).................................         20.2%          --                20.2%             --            20.2%
CABLE MODEM HIGH-SPEED INTERNET ACCESS:
Homes passed(g)................................    7,560,600           --           7,560,600              --       7,560,600
Cable modem customers..........................      607,700           --             607,700              --         607,700
Penetration(i).................................          8.0%          --                 8.0%             --             8.0%
INTERACTIVE TELEVISION (WINK):
Homes passed(g)................................    3,419,900           --           3,419,900              --       3,419,900
Interactive TV customers.......................      679,100           --             679,100              --         679,100
Penetration(i).................................         19.9%          --                19.9%             --            19.9%
AVERAGE MONTHLY REVENUE PER BASIC
  CUSTOMER(j)..................................                                                                   $     49.27

-------------------------

(a) Represents the 2% accretion of the preferred membership units of an indirect subsidiary of Charter Holdings issued to certain Bresnan sellers. These membership units are exchangeable at any time on a one-for-one basis for shares of Class A common stock of Charter Communications, Inc.

(b) EBITDA represents earnings (loss) before interest, depreciation and amortization, and minority interest expense. EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. Management's discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

(c)  EBITDA margin represents EBITDA as a percentage of revenues.

(d) Adjusted EBITDA means EBITDA before option compensation expense, corporate expense charges, special charges and other expenses. Adjusted EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service its indebtedness. However, adjusted EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. Adjusted EBITDA also should not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because adjusted EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by adjusted EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

(e) Earnings include net income (loss) plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

(f) Represents preferred membership units in an indirect subsidiary of Charter Holdings issued to certain Bresnan sellers, which are exchangeable on a one-for-one basis for shares of Class A common stock of Charter Communications, Inc.

(g) Homes passed are the number of living units, such as single residence homes, apartments and condominium units, passed by the cable television distribution network in a given cable system service area to which we offer the named service.

(h) Basic customers are customers who receive basic cable service. All of our customers, including those receiving digital or advanced services, receive basic cable services.

(i)  Penetration represents customers as a percentage of homes passed.

(j) Average monthly revenue per basic customer represents revenues divided by the number of months in the period divided by the number of basic customers at the end of the period.

                                  RISK FACTORS

     The new notes, like the original notes entail the following risks. You should carefully consider these risk factors, as well as the other information contained in this prospectus, before exchanging the original notes for the new notes.

OUR BUSINESS

WE AND OUR SUBSIDIARIES HAVE SUBSTANTIAL EXISTING DEBT AND MAY INCUR SUBSTANTIAL ADDITIONAL DEBT IN THE FUTURE, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND OUR ABILITY TO OBTAIN FINANCING IN THE FUTURE AND REACT TO CHANGES IN OUR BUSINESS.

     We and our subsidiaries have a significant amount of debt. As of December 31, 2001, pro forma for the 2001 and 2002 acquisitions, the issuance and sale of the original notes, the application of the net proceeds therefrom to repay a portion of the amounts then outstanding under the revolving credit facilities of our subsidiaries, the equity contribution from Charter Communications Holdings Company from the May 2001 issuance and sale by Charter Communications, Inc. of convertible senior notes and Class A common stock, and the issuance and sale of the May 2001 Charter Holdings notes, our total debt would have been approximately $15.1 billion, our member's equity would have been approximately $7.3 billion and the deficiency of our earnings available to cover fixed charges would have been approximately $2.7 billion. Since December 31, 2001, our subsidiaries have incurred substantial additional debt under their revolving credit facilities. Our significant amount of debt could have important consequences for you. For example, it could:

     - make it more difficult for us to satisfy our obligations to you under the notes, to the lenders under our subsidiaries' credit facilities and to our other public noteholders;

     - increase our vulnerability to general adverse economic and cable industry conditions, including interest rate increases, because a significant portion of our borrowings are and will continue to be at variable rates of interest;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which will reduce our funds available for working capital, capital expenditures and other general corporate expenses;

     - limit our flexibility in planning for, or reacting to, changes in our business, the cable and telecommunications industries and the economy at large;

     - place us at a disadvantage compared to our competitors that have proportionately less debt; and

     - limit our ability to borrow additional funds in the future, if we need them, due to applicable financial and restrictive covenants in our debt.

     The indentures governing the notes will not prohibit us from incurring additional debt. Further, the agreements and instruments governing our and our subsidiaries' debt allow for the incurrence of substantial additional debt by our subsidiaries, all of which would be structurally senior to the notes. We anticipate that we may incur significant additional debt, including through our subsidiaries, in the future to fund the expansion, maintenance and upgrade of our cable systems. If current debt levels increase, the related risks that we and you now face will intensify.

THE AGREEMENTS AND INSTRUMENTS GOVERNING OUR DEBT AND THE DEBT OF OUR SUBSIDIARIES CONTAIN RESTRICTIONS AND LIMITATIONS THAT COULD SIGNIFICANTLY IMPACT OUR ABILITY TO OPERATE OUR BUSINESS AND ADVERSELY AFFECT THE HOLDERS OF THE NOTES.

     The credit facilities of our subsidiaries, the indentures governing the notes and our and our subsidiaries' other public notes contain a number of significant covenants that could adversely impact our business and the holders of the notes. In particular, the credit facilities of our subsidiaries and the indentures of our and our subsidiaries' public notes (including the original notes) restrict our ability and the ability of our subsidiaries to:

     - pay dividends or make other distributions;

     - make certain investments or acquisitions;

     - dispose of assets or merge;

     - incur additional debt;

     - issue equity;

     - repurchase or redeem equity interests and debt;

     - grant liens; and

     - pledge assets.

     Furthermore, in accordance with our subsidiaries' credit facilities, a number of our subsidiaries are required to maintain specified financial ratios and meet financial tests. The ability to comply with these provisions may be affected by events beyond our control. The breach of any of these covenants will result in a default under the applicable debt agreement or instrument, which could prohibit distributions to us to pay amounts on the notes and could trigger acceleration of the debt under the applicable agreement. Such a default would cause a cross-default in the indentures governing our notes and would trigger the cross-default provision of the Charter Operating Credit Agreement. Any default under our subsidiaries' credit facilities or the indentures governing our outstanding public notes might adversely affect our growth, our financial condition, our results of operations and the ability to make payments on the notes, our other publicly-held notes, our subsidiaries' publicly-held notes and on our subsidiaries' credit facilities.

IF OUR SUBSIDIARIES DEFAULT UNDER THEIR CREDIT FACILITIES OR PUBLIC NOTES, WE MAY NOT HAVE THE ABILITY TO MAKE PAYMENTS ON THE NOTES.

     In the event of a default under our subsidiaries' credit facilities or public notes, our subsidiaries' creditors could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable. In such event, our subsidiaries' credit facilities and indentures will not permit our subsidiaries to distribute funds to us to pay interest or principal on the notes or to meet our other obligations. If the amounts outstanding under such credit facilities or public notes are accelerated, all of our subsidiaries' debt and liabilities would be payable from our subsidiaries' assets, prior to any distribution of our subsidiaries' assets to pay the interest and principal amounts on the notes and we may not be able to repay or make payments on the notes. Additionally, such a default would cause a cross-default under the indentures governing our notes and would trigger the cross-default provision of the Charter Operating Credit Agreement. Any default under any of our credit facilities or public notes may adversely affect the holders of the notes and our growth, financial condition and results of operations.

CHARTER HOLDINGS IS A HOLDING COMPANY THAT HAS NO OPERATIONS AND WILL DEPEND ON ITS OPERATING SUBSIDIARIES FOR CASH TO MAKE PAYMENTS ON THE NOTES. CHARTER HOLDINGS' SUBSIDIARIES ARE LIMITED IN THEIR ABILITY TO MAKE FUNDS AVAILABLE FOR THE PAYMENT OF THE NOTES AND OTHER OBLIGATIONS.

     As a holding company, we will depend entirely on cash from our operating subsidiaries to satisfy our obligations to you as a holder of the notes. Our operating subsidiaries may not be able to make funds available to us.

     We will not hold any significant assets other than our direct and indirect interests in our subsidiaries which conduct all of our operations. Our cash flow depends upon the cash flow of our operating subsidiaries and the payment of funds by our operating subsidiaries to us. This could adversely affect our ability to meet our obligations to you as a holder of the notes or to our other creditors.

     Our operating subsidiaries are separate and distinct legal entities and are not obligated to make funds available for payment of the notes and other obligations in the form of loans, distributions or otherwise. In addition, our operating subsidiaries' ability to make any such loans, distributions or other payments to us will depend on their earnings, business and tax considerations and legal restrictions. Furthermore, covenants in the indentures and credit agreements governing the debt of our subsidiaries restrict their ability to make loans, distributions or other payments to us. This could adversely impact our ability to pay interest and principal due on the notes. See "Description of Certain Indebtedness."

BECAUSE OF OUR HOLDING COMPANY STRUCTURE, THE NOTES WILL BE STRUCTURALLY SUBORDINATED TO ALL LIABILITIES OF OUR SUBSIDIARIES.

     The borrowers and guarantors under the Charter Operating credit facilities, the CC VI Operating (Fanch) credit facilities, the CC VII (Falcon) credit facilities and the CC VIII Operating (Bresnan) credit facilities are our direct or indirect subsidiaries. A number of our subsidiaries are also obligors under other debt instruments. As of December 31, 2001, pro forma for the 2001 and 2002 acquisitions, the issuance and sale of the original notes, the application of the net proceeds therefrom to repay a portion of the amounts then outstanding under the revolving credit facilities of our subsidiaries, the equity contribution from Charter Communications Holdings Company from the May 2001 issuance and sale by Charter Communications, Inc. of convertible senior notes and Class A common stock and the issuance and sale of the May 2001 Charter Holdings notes, our total debt would have been approximately $15.1 billion, $6.2 billion of which would have been structurally senior to the notes. Since December 31, 2001, our subsidiaries have incurred substantial additional indebtedness under their revolving credit facilities, all of which is structurally senior to the notes. The lenders under all of our subsidiaries' credit facilities and the holders of the other debt instruments and all of the other creditors of our subsidiaries will have the right to be paid before us from any of our subsidiaries' assets. In addition, if we caused a subsidiary to pay a dividend to enable us to make payments in respect of the notes and such transfer were deemed a fraudulent transfer or an unlawful distribution, you could be required to return the payment to (or for the benefit of) the creditors of our subsidiaries. In the event of the bankruptcy, liquidation or dissolution of a subsidiary, following payment by such subsidiary of its liabilities, such subsidiary may not have sufficient assets remaining to make any payments to us as an equity holder or otherwise. This would adversely affect our ability to make payments to you as a holder of the notes. In addition, the notes are unsecured and therefore will be effectively subordinated in right of payment to any existing and future secured debt we may incur to the extent of the value of the assets securing such debt.

OUR ABILITY TO GENERATE THE SIGNIFICANT AMOUNT OF CASH NEEDED TO PAY INTEREST AND PRINCIPAL AMOUNTS ON THE NOTES, SERVICE OUR OTHER DEBT AND THE DEBT OF OUR SUBSIDIARIES AND GROW OUR BUSINESS DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on the notes and to fund our planned capital expenditures for upgrading our cable systems and our ongoing operations will depend on our ability to generate cash and to secure financing in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control. Additionally, it is difficult to assess the impact that the terrorist attacks on September 11, 2001 and the subsequent armed conflict and related events, combined with the general economic slowdown, will have on future operations. These events, combined with the general economic slowdown, could result in reduced spending by customers and advertisers, which could reduce our revenues and operating cash flow. If our business does not generate sufficient cash flow from operations, and sufficient future distributions are not available to us from borrowings under our subsidiaries' credit facilities or from other sources of financing, we may not be able to make interest payments on the notes or repay the notes, to grow our business or to fund our other liquidity and capital needs.

WE HAVE GROWN RAPIDLY AND HAVE A LIMITED HISTORY OF OPERATING OUR CURRENT SYSTEMS. THIS MAKES IT DIFFICULT FOR YOU TO COMPLETELY EVALUATE OUR PERFORMANCE.

     We commenced active operations in 1994 and have grown rapidly since then through acquisitions of cable systems. As of December 31, 2001, our systems served over 300% more customers than were served as of December 31, 1998. As a result, historical financial information about us may not be indicative of the future or of results that we can achieve with the cable systems that are currently under or will be under our control. Our recent growth in revenues over our short operating history is not necessarily indicative of future performance.

WE HAVE A HISTORY OF NET LOSSES AND EXPECT TO CONTINUE TO EXPERIENCE NET LOSSES. CONSEQUENTLY, WE MAY NOT HAVE THE ABILITY TO FINANCE FUTURE OPERATIONS.

     We have had a history of net losses and expect to continue to report net losses for the foreseeable future. We reported net losses before extraordinary items of $640.9 million for 1999, $2.0 billion for 2000 and $2.6 billion for 2001. On a pro forma basis, giving effect to acquisitions in 2001 and 2002, the sale of the May 2001 notes and the original notes and the application of the net proceeds therefrom, and application of the net proceeds contributed to us from the sale of Charter Communications, Inc.'s convertible senior notes and Class A common stock in May 2001, we had net losses of $2.7 billion for the year ended December 31, 2001. We cannot predict what impact, if any, continued losses will have on our ability to finance our operations in the future.

IF WE ARE UNSUCCESSFUL IN GROWING OUR NET OPERATING CASH FLOW, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

     If we are unable to grow our cash flow sufficiently, we may be unable to make interest payments on the notes or repay the notes or our other debt, to grow our business or to fund our other liquidity needs. We expect that a substantial portion of our future growth will be achieved through revenues from new products and services. We may not be able to offer these new products and services successfully to our customers and these new products and services may not generate adequate revenues. If we are unable to grow our cash flow sufficiently, we may be unable to fulfill our obligations or obtain alternative financing. Further, due to declining market conditions and slowing economic trends during the last year, both before and after the terrorist attacks on September 11, 2001, we cannot assure you that we will be able to achieve our planned levels of growth as these conditions and events may negatively affect the demand for our additional services and products and spending by customers and advertisers.

OUR PROGRAMMING COSTS ARE INCREASING. WE MAY NOT HAVE THE ABILITY TO PASS THESE INCREASES ON TO OUR CUSTOMERS, WHICH WOULD ADVERSELY AFFECT OUR CASH FLOW AND OPERATING MARGINS.

     Programming has been, and is expected to continue to be, our largest operating expense item. In recent years, the cable industry has experienced a rapid escalation in the cost of programming, particularly sports programming. This escalation may continue, and we may not be able to pass programming cost increases on to our customers. The inability to pass these programming cost increases on to our customers would have an adverse impact on our cash flow and operating margins.

In addition, as we upgrade the channel capacity of our systems and add programming to our basic, expanded basic and digital services offerings, we may face additional market constraints on our ability to pass programming costs on to our customers.

OUR LEVEL OF CAPITAL EXPENDITURES IS DEPENDENT UPON MANY CIRCUMSTANCES, INCLUDING GROWTH IN DIGITAL CABLE CUSTOMERS AND IN THE DELIVERY OF OTHER ADVANCED SERVICES. IF OUR REQUIRED CAPITAL EXPENDITURES EXCEED OUR PROJECTIONS, WE MAY NOT HAVE SUFFICIENT FUNDING, WHICH COULD ADVERSELY AFFECT OUR GROWTH, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     In 2002, we expect to spend a total of approximately $2.5 billion to upgrade and rebuild our systems in order to offer advanced services to our customers and for normal recurring capital expenditures. The actual amount of our capital expenditures will depend, in part, on the level of growth in digital cable customers and in the delivery of other advanced services.

     We currently anticipate that we will have sufficient capital to fund our capital expenditures through 2003. However, we may need additional capital if there is accelerated growth in digital cable customers or in the delivery of other advanced services, whether as a result of increasing demand for advanced products and services in our upgraded service areas or a need to upgrade other service areas ahead of schedule. We may also need additional capital if we acquire substantial additional customers. If we cannot obtain such capital from increases in our operating cash flow, additional borrowings or other sources, we may not be able to fund any accelerated growth, offer advanced products and services on a timely basis or compete effectively. Consequently, our growth, financial condition and results of operations could suffer materially. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Expenditures."

WE DEPEND ON THIRD-PARTY SERVICE SUPPLIERS FOR CERTAIN OF OUR SERVICES. IF WE ARE UNABLE TO PROCURE THE NECESSARY SERVICES, OUR ABILITY TO OFFER OUR SERVICES COULD BE IMPAIRED. THIS COULD ADVERSELY AFFECT OUR GROWTH, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We depend on third-party suppliers to supply the hardware, software and operational support necessary to provide certain of our advanced services. Currently, we obtain these services from a limited number of suppliers, some of which do not have a long operating history. If demand for these services exceeds our suppliers' capacity or if our suppliers experience operating or financial difficulties similar to those experienced by Excite@Home Corporation, our ability to provide these advanced services might be adversely effected which could adversely affect our growth, financial condition and results of operations. In addition, the inability of these vendors to provide equipment or services might result in additional costs to us, including the costs to negotiate alternative vendor relationships, the cost to develop the capacity to provide the equipment and services ourselves and the loss of customers as a result of our inability to provide such advanced services or an interruption of service following a vendor's cessation of service. We are working to establish alternative vendors for services we consider critical, but there can be no assurance that we will be able to establish such relationships or that we will be able to obtain such equipment and services on a equally favorable basis.

WE MAY NOT BE ABLE TO FUND THE CAPITAL EXPENDITURES NECESSARY TO KEEP PACE WITH TECHNOLOGICAL DEVELOPMENTS OR OUR CUSTOMERS' DEMAND FOR NEW PRODUCTS AND SERVICES. THIS COULD LIMIT OUR ABILITY TO COMPETE EFFECTIVELY. CONSEQUENTLY, OUR GROWTH, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD SUFFER MATERIALLY.

     The cable business is characterized by rapid technological change and the introduction of new products and services. We cannot assure you that we will be able to fund the capital expenditures necessary to keep pace with technological developments, or that we will successfully anticipate the demand of our customers for products and services requiring new technology. Additionally, many developers of advanced products and services do not have a long operating history. As a result, if these developers experience financial difficulties, our ability to offer these advanced products and services could be adversely affected. Our inability to upgrade, maintain and expand our systems and provide advanced services in a timely manner, or to anticipate the demands of the marketplace, could adversely affect our ability to compete. Consequently, our growth, financial condition and results of operations could suffer materially.

THERE IS NO EXPECTATION THAT PAUL G. ALLEN WILL FUND OUR OPERATIONS OR OBLIGATIONS IN THE FUTURE.

     In the past, Mr. Allen and his affiliates have contributed funds to Charter Communications, Inc., Charter Communications Holding Company and us. There is no expectation that Mr. Allen or his affiliates will contribute funds to Charter Communications, Inc., Charter Communications Holding Company, us or to our subsidiaries in the future.

A SALE BY MR. ALLEN OF HIS DIRECT OR INDIRECT EQUITY INTERESTS COULD ADVERSELY AFFECT OUR ABILITY TO MANAGE OUR BUSINESS.

     Mr. Allen is not prohibited by any agreement from selling the shares of Class A or Class B common stock he holds in Charter Communications, Inc. or causing Charter Investment, Inc. or Vulcan Cable III Inc. to sell their membership units in Charter Communications Holding Company. We cannot assure you that Mr. Allen or any of his affiliates will maintain all or any portion of his direct or indirect ownership interests in Charter Communications, Inc. and Charter Communications Holding Company. In the event he sells all or any portion of his direct or indirect ownership interest in Charter Communications, Inc. or Charter Communications Holding Company, we cannot assure you that he would continue as Chairman of Charter Communications, Inc.'s board of directors or otherwise participate in our management. The disposition by Mr. Allen or any of his affiliates of these equity interests or the loss of his services by Charter Communications, Inc. and/or Charter Communications Holding Company could adversely affect our growth, financial condition and results of operations or adversely impact the market price of the notes.

WE OPERATE IN A VERY COMPETITIVE BUSINESS ENVIRONMENT WHICH CAN ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS.

     The industry in which we operate is highly competitive. In some instances, we compete against companies with fewer regulatory burdens, easier access to financing, greater personnel resources, greater brand name recognition and long-standing relationships with regulatory authorities and customers. Increasing consolidation in the cable industry and the repeal of certain cross-ownership rules may further enhance the ability of certain of our competitors, either through access to financing, resources or efficiencies of scale. We face competition within the subscription television industry, which includes providers of paid television service employing technologies other than cable, such as direct broadcast satellite, also known as DBS. A pending merger between the two largest DBS providers, if approved by regulators and consummated by the parties, would provide the surviving entity with increased resources and could further strengthen competition from this sector. Local telephone companies and electric utilities can compete in this area, and they increasingly may do so in the future. The subscription television industry also faces competition from broadcast companies distributing television broadcast signals without assessing a subscription fee and from other communications and entertainment media, including conventional radio broadcasting services, newspapers, movie theaters, the Internet, live sports events and home video products. With respect to our Internet access services, we face competition from providers of digital subscriber line technology, also known as DSL, including in many cases telephone companies. Additionally, technological developments, such as the ability to stream video over the Internet, could introduce additional competition into video programming services, a core part of our business, particularly from high speed Internet access providers, such as providers of DSL.

     We cannot assure you that upgrading our cable systems will allow us to compete effectively. Additionally, as we expand and introduce new and enhanced services, including Internet and telecommunications services, we will be subject to competition from telecommunications providers and Internet service providers. We cannot predict the extent to which competition may affect our business and operations in the future. See "Business -- Competition."

WE MAY NOT HAVE THE ABILITY TO INTEGRATE THE NEW CABLE SYSTEMS THAT WE ACQUIRE AND THE CUSTOMERS THEY SERVE WITH OUR EXISTING CABLE SYSTEMS. THIS COULD ADVERSELY AFFECT OUR OPERATING RESULTS AND GROWTH STRATEGY.

     We have grown through acquisitions of cable systems and now own and operate cable systems serving approximately 7 million customers. We may acquire more cable systems in the future, through direct acquisition, system swaps or otherwise. The integration of the cable systems we have acquired or may in the future acquire, poses a number of significant risks, including:

     - our acquisitions may not have a positive impact on our cash flows from operations;

     - the integration of these new systems and customers will place significant demands on our management and our operations, information services, and financial, legal and marketing resources. Our current operating and financial systems and controls and information services may not be adequate, and any steps taken to improve these systems and controls may not be sufficient; and

     - acquired businesses sometimes result in unexpected liabilities and contingencies that could be significant.

     We cannot assure you that we will successfully integrate any acquired systems into our operations.

THE LOSS OF ANY OF OUR KEY EXECUTIVES COULD ADVERSELY AFFECT OUR ABILITY TO MANAGE OUR BUSINESS.

     Our success is substantially dependent upon the retention and the continued performance of our executive officers. Many of these executive officers are uniquely qualified in their areas of expertise, making it difficult to replace their services. The loss of the services of any of these officers could adversely affect our growth, financial condition and results of operations.

MR. ALLEN'S CONTROLLING POSITION

MR. ALLEN MAY HAVE INTERESTS THAT CONFLICT WITH YOUR INTERESTS.

     Mr. Allen controls approximately 92.3% of the voting power of the capital stock of our manager, Charter Communications, Inc., and is entitled to elect all but one of its board members. Accordingly, Mr. Allen controls Charter Communications, Inc., which, in turn, controls Charter Communications Holding Company and Charter Holdings. Mr. Allen thus has the ability to control fundamental corporate transactions requiring equity holder approval, including, but not limited to, the election of all of Charter Communications, Inc.'s directors, approval of merger transactions involving us and the sale of all or substantially all of our assets.

     Mr. Allen's control over our management and affairs could create conflicts of interest if he is faced with decisions that could have implications for him, us and the holders of our public notes. Further, Mr. Allen could effectively cause us to enter into contracts with another entity in which he owns an interest or to decline a transaction that he (or another entity in which he owns an interest) ultimately enters into.

     Mr. Allen may engage in other businesses involving the operation of cable television systems, video programming, high-speed Internet access, telephony or business and financial transactions conducted through broadband interactivity and Internet services. Mr. Allen may also engage in other businesses that compete or may in the future compete with us. In addition, Mr. Allen currently engages and may engage in the future in businesses that are complementary to our cable and broadband technology business.

     Accordingly, conflicts could arise with respect to the allocation of corporate opportunities between us and Mr. Allen. Current or future agreements between us and either Mr. Allen or his affiliates may not be the result of arm's-length negotiations. Consequently, such agreements may be less favorable to us than agreements that we could otherwise have entered into with unaffiliated third parties. Further, many past and future transactions with Mr. Allen or his affiliates are informal in nature. As a result, there will be some discretion left to the parties, who are subject to the potentially conflicting interests described above. We cannot assure you that the interests of either Mr. Allen or his affiliates will not conflict with the interests of the holders of our public notes. We have not instituted any formal plans to address conflicts of interest that may arise; however, our indentures impose certain requirements on affiliate transactions, such as board approval by the board of Charter Holdings and, in larger transactions, receipt of a fairness opinion.

WE ARE NOT PERMITTED TO ENGAGE IN ANY BUSINESS ACTIVITY OTHER THAN THE CABLE TRANSMISSION OF VIDEO, AUDIO AND DATA UNLESS MR. ALLEN AUTHORIZES US TO PURSUE THAT PARTICULAR BUSINESS ACTIVITY. THIS COULD ADVERSELY AFFECT OUR ABILITY TO OFFER NEW PRODUCTS AND SERVICES OUTSIDE OF THE CABLE TRANSMISSION BUSINESS AND ENTER INTO NEW BUSINESSES, WHICH COULD ADVERSELY AFFECT OUR GROWTH, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Charter Communications, Inc.'s certificate of incorporation and Charter Communications Holding Company's limited liability company agreement provide that Charter Communications, Inc. and Charter Communications Holding Company and their subsidiaries cannot engage in any business activity outside the cable transmission business except for specified businesses. This will be the case unless the opportunity to pursue the particular business activity is first offered to Mr. Allen, he decides not to pursue it and he consents to our engaging in the business activity. The cable transmission business means the business of transmitting video, audio, including telephone services, and data over cable television systems owned, operated or managed by us from time to time. These provisions may limit our ability to take advantage of attractive business opportunities. Consequently, our ability to offer new products and services outside of the cable transmission business and enter into new businesses could be adversely affected, resulting in an adverse effect on our growth, financial condition and results of operations. See "Certain Relationships and Related Party Transactions -- Allocation of Business Opportunities with Mr. Allen."

OUR MANAGEMENT MAY BE RESPONSIBLE FOR MANAGING OTHER CABLE OPERATIONS AND MAY NOT DEVOTE THEIR FULL TIME TO OUR OPERATIONS. THIS COULD GIVE RISE TO CONFLICTS OF INTEREST AND IMPAIR OUR OPERATING RESULTS.

     Mr. Allen and certain other of our affiliates may from time to time in the future acquire cable systems in addition to those owned by us. Charter Communications, Inc., as well as some of the officers of Charter Communications, Inc. who currently manage our cable systems, may have a substantial role in managing outside cable systems that may be acquired in the future. As a result, the time they devote to managing our systems may be correspondingly reduced. This could adversely affect our growth, financial condition and results of operations. Moreover, allocating managers' time and other resources of Charter Communications, Inc. and Charter Communications Holding Company between our systems and outside systems that may be held by our affiliates could give rise to conflicts of interest. Charter Communications, Inc. and Charter Communications Holding

Company do not have or plan to create formal procedures for determining whether and to what extent cable systems acquired in the future will receive priority with respect to personnel requirements.

REGULATORY AND LEGISLATIVE MATTERS

OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENTAL LEGISLATION AND REGULATION. THE APPLICABLE LEGISLATION AND REGULATIONS, AND CHANGES TO THEM, COULD ADVERSELY AFFECT OUR BUSINESS BY INCREASING OUR EXPENSES.

     Regulation of the cable industry has increased the administrative and operational expenses and limited the revenues of cable systems. Cable operators are subject to, among other things:

     - subscriber privacy;

     - limited rate regulation;

     - requirements that, under specified circumstances, a cable system carry a local broadcast station or obtain consent to carry a local or distant broadcast station;

     - rules for franchise renewals and transfers; and

     - other requirements covering a variety of operational areas such as equal employment opportunity, technical standards and customer service requirements.

     Additionally, many aspects of these regulations are currently the subject of judicial proceedings and administrative or legislative proposals. There are also ongoing efforts to amend or expand the federal, state and local regulation of some of our cable systems, which may compound the regulatory risks we already face. Certain states and localities are considering new telecommunications taxes that could increase operating expenses. We cannot predict whether in response to these efforts any of the states or localities in which we now operate will expand regulation of our cable systems in the future or how they will do so.

WE MAY ENCOUNTER SUBSTANTIALLY INCREASED POLE ATTACHMENT COSTS.

     Although cable system attachments to public utility poles historically have been regulated at the federal or state level, utility pole owners in many areas are attempting to circumvent or eliminate pole regulation by raising fees and imposing other costs on cable operators and others. A recent decision by the United States Supreme Court (reversing a lower appeals court decision) rejected the efforts of some utility pole owners to make cable attachments carrying Internet traffic ineligible for regulatory protection. This decision significantly decreases the risk that utility pole owners will attempt to impose surcharges on cable operators for the provision of new Internet-based products and services. There are, however, additional utility pole owner challenges to the federal pole attachment formula and other areas of pole regulation pending in the courts which, if successful, could complicate our operations and increase our costs. In addition, to the extent we offer telecommunications services, such an offering will subject pole attachments to increased rates under the federal formula.

WE MAY BE REQUIRED TO PROVIDE ACCESS TO OUR NETWORKS TO OTHER INTERNET SERVICE PROVIDERS. THIS COULD ADVERSELY AFFECT THE UPGRADE OF OUR SYSTEMS OR OUR ABILITY TO PROVIDE NEW PRODUCTS AND SERVICES.

     A number of companies, including telephone companies and Internet service providers (ISPs), have requested local authorities and the Federal Communications Commission to require cable operators to provide access to cable's broadband infrastructure, which allows cable to deliver a multitude of channels and/or services, so that these companies may deliver Internet services directly to customers over cable facilities. Multiple federal courts have struck down "open-access" requirements imposed by a variety of franchising authorities as unlawful. Each of these decisions struck down the "open-access" requirements on different legal grounds. In March 2002, the Federal Communications Commission ruled that cable modem service is an interstate information service, rather than a cable or telecommunications service. This classification should leave cable modem service exempt from the burdens associated with traditional cable and telecommunications regulations, including any open-access requirement. This ruling, however, is still subject to judicial review, and the Federal Communications Commission itself has initiated a rulemaking proceeding to consider whether some form of open-access requirement could be imposed in the future, notwithstanding the regulatory classification of cable modem service.

     We believe that allocating a portion of our bandwidth capacity to other Internet service providers:

     - would impair our ability to use our bandwidth in ways that would generate maximum revenues; and

     - may cause us to decide not to upgrade our systems, which would prevent us from introducing our planned new products and services.

     In addition, we cannot assure you that if we were required to provide access in this manner, it would not have a significant adverse impact on our profitability. This could impact us in many ways, including by:

     - reducing our ability to offer products and services as a result of decreased capacity;

     - increasing the expenses we incur to maintain our systems; and/or

     - increasing the expense of upgrading and/or expanding our systems.

OUR CABLE SYSTEMS ARE OPERATED UNDER FRANCHISES THAT ARE SUBJECT TO NON-RENEWAL OR TERMINATION. THE FAILURE TO RENEW A FRANCHISE COULD ADVERSELY AFFECT OUR BUSINESS IN A KEY MARKET.

     Our cable systems generally operate pursuant to franchises, permits or licenses granted by a municipality or other state or local government controlling the public rights-of-way. Many franchises establish comprehensive facilities and service requirements, as well as specific customer service standards and monetary penalties for non-compliance. In many cases, franchises are terminable if the franchisee fails to comply with significant provisions set forth in the franchise agreement governing system operations. Franchises are generally granted for fixed terms and must be periodically renewed. Local franchising authorities may resist granting a renewal if either past performance or the prospective operating proposal is considered inadequate. Franchise authorities often demand concessions or other commitments as a condition to renewal. In some instances, franchises have not been renewed at expiration, and we have operated under either temporary operating agreements or without a license while negotiating renewal terms with the local franchising authorities.

     We cannot assure you that we will be able to comply with all significant provisions of our franchise agreements. Additionally, although historically we have renewed our franchises without incurring significant costs, we cannot assure you that we will be able to renew, or to renew as favorably, our franchises in the future. A termination of and/or a sustained failure to renew a franchise could adversely affect our business in the affected geographic area.

CHANGES IN CHANNEL CARRIAGE REGULATIONS COULD IMPOSE SIGNIFICANT ADDITIONAL COSTS ON US.

     Cable operators also face significant regulation of their channel carriage. They currently can be required to devote substantial capacity to the carriage of programming that they would not carry voluntarily, including certain local broadcast signals, local public, educational and government access programming, and unaffiliated commercial leased access programming. This carriage burden could increase in the future, particularly if the Federal Communications Commission were to require cable systems to carry both the analog and digital versions of local broadcast signals. The Federal Communications Commission currently is conducting a proceeding in which it is considering this channel usage possibility, although it recently issued a tentative decision against such dual carriage.

WE OPERATE OUR CABLE SYSTEMS UNDER FRANCHISES THAT ARE NON-EXCLUSIVE. LOCAL FRANCHISING AUTHORITIES CAN GRANT ADDITIONAL FRANCHISES AND CREATE COMPETITION IN MARKET AREAS WHERE NONE EXISTED PREVIOUSLY.

     Our cable systems are operated under franchises granted by local franchising authorities. These franchises are non-exclusive. Consequently, local franchising authorities can grant additional franchises to competitors in the same geographic area. As a result, competing operators may build systems in areas in which we hold franchises. In some cases municipal utilities may legally compete with us without obtaining a franchise from the local franchising authority. The existence of more than one cable system operating in the same territory is referred to as an overbuild. These overbuilds could adversely affect our growth, financial condition and results of operations by increasing competition or creating competition. As of December 31, 2001, we are aware of overbuild situations impacting approximately 3.5% of our total basic customers, and potential overbuild situations in areas servicing approximately 4.6% of our total basic customers, together representing a total of approximately 8.1% of our basic customers. Additional overbuild situations may occur in other systems.

LOCAL FRANCHISE AUTHORITIES HAVE THE ABILITY TO IMPOSE ADDITIONAL REGULATORY CONSTRAINTS ON OUR BUSINESS. THIS COULD FURTHER INCREASE OUR EXPENSES.

     In addition to the franchise document, cable authorities in some jurisdictions have adopted cable regulatory ordinances that further regulate the operation of cable systems. This additional regulation increases our expenses in operating our business. We cannot assure you that the local franchising authorities will not impose new and more restrictive requirements. Local franchising authorities also have the power to reduce rates and order refunds on the rates charged for basic services. For the year ended December 31, 2001, we have refunded approximately $500,000.

DESPITE DEREGULATION OF EXPANDED BASIC CABLE PROGRAMMING PACKAGES, WE ARE CONCERNED THAT CABLE RATE INCREASES COULD GIVE RISE TO FURTHER REGULATION. THIS COULD CAUSE US TO DELAY OR CANCEL SERVICE OR PROGRAMMING ENHANCEMENTS OR IMPAIR OUR ABILITY TO RAISE RATES TO COVER OUR INCREASING COSTS.

     On March 31, 1999, the pricing of expanded basic cable programming packages was deregulated, permitting cable operators to set their own rates. This deregulation was not applicable to basic services. However, the Federal Communications Commission and the United States Congress continue to be concerned that cable rate increases are exceeding inflation. It is possible that either the Federal Communications Commission or the United States Congress will again restrict the ability of cable system operators to implement rate increases. Should this occur, it would impede our ability to raise our rates. If we are unable to raise our rates in response to increasing costs, our financial condition and results of operations could be materially adversely affected.

OFFERING TELECOMMUNICATIONS SERVICE WILL SUBJECT US TO ADDITIONAL REGULATORY BURDENS CAUSING US TO INCUR ADDITIONAL COSTS.

     In 2002, we began to offer telephony on a limited basis through our broadband network using switch technology and will continue with trials of our voice-over Internet protocol telephony. Offering telecommunications services will require us to obtain federal, state and local licenses or other authorizations. We may not be able to obtain such authorizations in a timely manner, or at all, and conditions could be imposed upon such licenses or authorizations that may not be favorable to us. Furthermore, telecommunications companies, including Internet protocol telephony companies, generally are subject to significant regulation as well as higher fees for pole attachments. Internet protocol telephony companies are companies that have the ability to offer telecommunications services over the Internet. Pole attachments are cable wires that are attached to poles.

     In particular, cable operators who provide telecommunications services and cannot reach agreement with local utilities over pole attachment rates in states that do not regulate pole attachment rates will be subject to a methodology prescribed by the Federal Communications Commission for determining the rates. These rates may be higher than those paid by cable operators that do not provide telecommunications services. The rate increases are being phased in over a five-year period that began on February 8, 2001. If we become subject to telecommunications regulation or higher pole attachment rates, we may incur additional costs, which might be material to our business.

THE NOTES

THERE CURRENTLY EXISTS NO PUBLIC MARKET FOR THE NOTES. WE CANNOT ASSURE YOU OF THE LIQUIDITY OF THE TRADING MARKET FOR THE NOTES OR THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

     The notes will be new securities for which there is currently no public market. We do not intend to list the notes on any securities exchange or quotation system. We cannot assure you that an active trading market will develop for the notes, including the eight-year senior notes due in 2009 and the ten-year senior notes due in 2010, which are treated as a single class with the May 2001 eight-year senior notes and the May 2001 ten-year senior notes, respectively, under the indentures. If a trading market for the notes does not already exist, develop, become or remain sufficiently active, you may experience difficulty in reselling the notes, or you may be unable to sell them at all. In addition, if a trading market does exist or develop for the notes, the liquidity of the trading market, and the market price quoted for the notes may be adversely affected by changes in the overall market for high yield securities generally or the interest of securities dealers in making a market in the notes and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

IF YOU DO NOT EXCHANGE YOUR ORIGINAL NOTES FOR NEW NOTES, YOU WILL CONTINUE TO HAVE RESTRICTIONS ON YOUR ABILITY TO RESELL THEM.

     The original notes were not registered under the Securities Act of 1933 or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. If you do not exchange your original notes for new notes pursuant to the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the original notes unless they are registered under the Securities Act of 1933 or unless you resell them, offer to resell them or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act of 1933. In addition, we will no longer be under an obligation to register the original notes under the Securities Act of 1933 except in the limited circumstances provided in the registration rights agreement. In addition, to the extent that original notes are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted original notes could be adversely affected.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FULFILL OUR OBLIGATIONS UNDER THE NOTES FOLLOWING A CHANGE OF CONTROL. THIS WOULD PLACE US IN DEFAULT UNDER THE INDENTURES GOVERNING THE NOTES.

     Under the indentures governing our public notes, upon the occurrence of specified change of control events, including certain specified dispositions of stock of Charter Communications, Inc. by Mr. Allen, we will be required to offer to repurchase all outstanding notes, including the notes. However, we may not have sufficient funds at the time of the change of control event to make the required repurchase of our notes, including the notes, and our subsidiaries are limited in their ability to make distributions or other payments to us to fund any required repurchase. In addition, a change of control under our subsidiaries' credit facilities and the indentures governing their notes would require the repayment of borrowings under those credit facilities and indentures. Because our subsidiaries' credit facilities and publicly-held debt are obligations of our subsidiaries, such credit facilities and debt would have to be repaid by our subsidiaries before their assets could be available to Charter Holdings to repurchase the notes. Our failure to make or complete an offer to repurchase the notes and our other public notes would place us in default under the indentures governing the notes and our other public notes. The failure of our subsidiaries to make or complete a change of control offer or to repay the amounts outstanding under their credit facilities would place us in default under the indentures governing our notes and our subsidiaries in default under the indentures governing their public notes and their credit facilities. You should also be aware that a number of important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness would not constitute a change of control under the indentures governing the notes.

IF WE DO NOT FULFILL OUR OBLIGATIONS TO YOU UNDER THE NOTES, YOU WILL NOT HAVE ANY RECOURSE AGAINST CHARTER COMMUNICATIONS, INC., CHARTER COMMUNICATIONS HOLDING COMPANY, MR. ALLEN OR THEIR AFFILIATES.

     The notes will be issued solely by Charter Holdings and Charter Communications Holdings Capital Corporation. None of our equity holders, directors, officers, employees or affiliates, including Charter Communications, Inc. and Mr. Allen, will be an obligor or guarantor under the notes. Furthermore, the indentures governing the notes expressly provide that these parties will not have any liability for our obligations under the notes or the indentures governing the notes. By accepting the notes, you waive and release all such liability as consideration for issuance of the notes. Consequently, if the issuers do not fulfill their obligations to you under the notes, you will have no recourse against any of these parties.

     Additionally, our equity holders, including Charter Communications, Inc. and Mr. Allen, will be free to manage other entities, including other cable companies. If we do not fulfill our obligations to you under the notes, you will have no recourse against those other entities or their assets.

THE SENIOR DISCOUNT NOTES WILL BE ISSUED WITH ORIGINAL ISSUE DISCOUNT. CONSEQUENTLY, HOLDERS OF THE SENIOR DISCOUNT NOTES WILL GENERALLY BE REQUIRED TO INCLUDE AMOUNTS IN GROSS INCOME FOR FEDERAL INCOME TAX PURPOSES IN ADVANCE OF RECEIVING CASH.

     The senior discount notes will be issued at a substantial discount from their stated principal amount. As a result, purchasers of the senior discount notes generally will be required to include the accrued portion of this discount in gross income, as interest, for United States federal income tax purposes in advance of the receipt of cash payments of this interest.

IF A BANKRUPTCY PETITION WERE FILED BY OR AGAINST US, YOU MAY RECEIVE A LESSER AMOUNT FOR YOUR CLAIM THAN YOU WOULD BE ENTITLED TO RECEIVE UNDER THE INDENTURE GOVERNING THE SENIOR DISCOUNT NOTES, AND YOU MAY REALIZE TAXABLE GAIN OR LOSS UPON PAYMENT OF YOUR CLAIM.

     If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the senior discount notes, the claim by a holder of the senior discount notes for the principal amount of the senior discount notes may be limited to an amount equal to the sum of:

          (1) the initial offering price for the senior discount notes; and

          (2) that portion of the original issue discount that does not constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code.

     Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of senior discount notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the senior discount notes, even if sufficient funds are available. In addition, to the extent that the U.S. Bankruptcy Code differs from the Internal Revenue Code in determining the method of amortization of original issue discount, a holder of senior discount notes may realize taxable gain or loss upon payment of that holder's claim in bankruptcy.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this prospectus may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus and in reports or documents that we file from time to time with the United States Securities and Exchange Commission or the SEC, and include, but are not limited to:

     - our plans to achieve growth by offering advanced products and services;

     - our anticipated capital expenditures for our upgrades and new equipment and facilities;

     - our ability to fund capital expenditures and any future acquisitions;

     - the effects of governmental regulation on our business;

     - our ability to compete effectively in a highly competitive and changing environment;

     - our ability to obtain programming as needed and at a reasonable price;
       and

     - general business and economic conditions, particularly in light of the uncertainty stemming from recent terrorist activities in the United States and the armed conflict abroad.

     All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no obligation to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

                                USE OF PROCEEDS

     This exchange offer is intended to satisfy our obligations under the registration rights agreements. We will not receive any proceeds from the exchange offer. You will receive, in exchange for the original notes tendered by you and accepted by us in the exchange offer, new notes in the same principal amount. The original notes surrendered in exchange for the new notes will be retired and will not result in any increase in our outstanding debt. Any surrendered-but-unaccepted notes will be returned to you and will remain outstanding.

                                 CAPITALIZATION

     The following table sets forth as of December 31, 2001, on a consolidated basis:

     - the actual capitalization of Charter Holdings;

     - the pro forma capitalization of Charter Holdings to reflect the High Speed Access and the completed Enstar Limited Partnership transactions; and

     - the capitalization of Charter Holdings, pro forma as adjusted, to reflect:

          (1) the issuance and sale of the original notes as described in this prospectus; and

          (2) the repayment of a portion of the amounts outstanding as of December 31, 2001 under the revolving credit facilities of our subsidiaries.

     This table should be read in conjunction with the "Unaudited Pro Forma Financial Statements" included elsewhere in this prospectus.

                                                          AS OF DECEMBER 31, 2001
                                                 ------------------------------------------
                                                                                 PRO FORMA
                                                   ACTUAL        PRO FORMA      AS ADJUSTED
                                                 -----------    -----------     -----------
                                                           (DOLLARS IN THOUSANDS)
LONG-TERM DEBT:
  Credit facilities(a).........................  $ 6,710,000    $ 6,849,584     $ 5,966,762
  Charter Holdings notes(b)....................    7,999,202      7,999,202       7,999,202
  9.625% senior notes due 2009.................           --             --         347,554
  10.000% senior notes due 2011................           --             --         297,687
  12.125% senior discount notes due 2012.......           --             --         249,719
  Other notes(c)...............................      251,171        251,171         251,171
                                                 -----------    -----------     -----------
     Total long-term debt......................   14,960,373     15,099,957      15,112,095
                                                 -----------    -----------     -----------
Minority interest(d)...........................      676,028        676,028         676,028
                                                 -----------    -----------     -----------
Member's equity................................    7,283,685      7,283,685       7,283,685
                                                 -----------    -----------     -----------
     Total capitalization......................  $22,920,086    $23,059,670     $23,071,808
                                                 ===========    ===========     ===========

-------------------------

(a) Represents the following credit facilities:

     Charter Operating.........................  $ 4,145,000    $ 4,284,584     $ 3,681,762
     CC VI Operating...........................      901,000        901,000         825,000
     CC VII....................................      582,000        582,000         485,000
     CC VIII Operating.........................    1,082,000      1,082,000         975,000
                                                 -----------    -----------     -----------
                                                 $ 6,710,000    $ 6,849,584     $ 5,966,762
                                                 ===========    ===========     ===========

     As of December 31, 2001, the total amount outstanding under these credit facilities was $6.7 billion, and there was $2.3 billion available for borrowings under these facilities. After giving effect to the amendment of the Charter Operating and CC VIII Operating credit facilities in January 2002, we would have had $2.6 billion available for borrowings under these facilities as of December 31, 2001.

(b)  Represents the following Charter Holdings
     notes:
     March 1999 notes:
     8.250% senior notes due 2007................   $  598,957
     8.625% senior notes due 2009................    1,496,702
     9.920% senior discount notes due 2011.......    1,186,726
     January 2000 notes:
     10.000% senior notes due 2009...............      675,000
     10.250% senior notes due 2010...............      325,000
     11.750% senior discount notes due 2010......      376,073
     January 2001 notes:
     10.750% senior notes due 2009...............      899,307
     11.125% senior notes due 2011...............      500,000
     13.500% senior discount notes due 2011......      398,308
     May 2001 notes:
     9.625% senior notes due 2009................      350,000
     10.000% senior notes due 2011...............      575,000
     11.750% senior discount notes due 2011......      618,129
                                                    ----------
                                                    $7,999,202
                                                    ==========
(c)  Primarily represents outstanding public notes of our Renaissance and
     Avalon subsidiaries. See "Management's Discussion and Analysis of
     Financial Condition and Results of Operations -- Financing Activities"
     and "Description of Certain Indebtedness -- Existing Public Debt.
(d)  Minority interest consists of preferred membership units in an indirect subsidiary of Charter Holdings issued to certain Bresnan sellers, which are exchangeable on a one-for-one basis for shares of Class A common stock of Charter Communications, Inc.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Financial Statements of Charter Holdings are based on the historical financial statements of Charter Holdings.

     The balance sheet is adjusted on a pro forma basis to reflect the following transactions as if they had occurred on December 31, 2001:

     (1) the High Speed Access and the completed Enstar Limited Partnership transactions; and

     (2) the issuance and sale of the original notes and the application of the net proceeds therefrom to repay a portion of the amounts outstanding under the revolving credit facilities of our subsidiaries.

     The statements of operations are adjusted on a pro forma basis to illustrate the estimated effects of the following transactions as if they had occurred on January 1, 2001:

     (1) The AT&T, High Speed Access and the completed Enstar Limited Partnership transactions;

     (2) the issuance and sale of the May 2001 Charter Holdings notes and the application of the net proceeds therefrom to repay amounts outstanding under the Charter Operating, CC VI Operating, CC VII and the CC VIII Operating revolving credit facilities;

     (3) an equity contribution by Charter Communications Holding Company of $1.6 billion of the net proceeds from the issuance and sale by Charter Communication, Inc. of its May 2001 convertible senior notes and the May 2001 issuance and sale by Charter Communications, Inc. of 60,247,350 shares of its Class A common stock; and

     (4) the issuance and sale of the original notes and the application of the net proceeds therefrom to repay a portion of the amounts outstanding under the revolving credit facilities of our subsidiaries.

     The impacts of the Cable USA transaction, the pending acquisition of Enstar Income Program II-1, L.P.'s Illinois cable system, the amendment of the CC VII (Falcon) credit facilities in September 2001 and the amendment of the Charter Operating and CC VIII (Bresnan) credit facilities in January 2002 are not presented in the Unaudited Pro Forma Statement of Operations because the effects are not significant.

     The Unaudited Pro Forma Financial Statements reflect the application of the principles of purchase accounting in accordance with Accounting Principles Board Opinions No. 16, Accounting for Business Combinations, to the transactions that were completed prior to July 1, 2001, listed in item (1) above. Accordingly, the Unaudited Pro Forma Financial Statements include adjustments to reflect amortization of franchises for these transactions. Upon adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142), franchises will no longer be amortized. The Unaudited Pro Forma Financial Statements reflect the application of accounting for goodwill and other intangible assets in accordance with SFAS 142 to the transactions listed in item (1), above, that were completed after June 30, 2001. As such, the Unaudited Pro Forma Financial Statements do not include adjustments to reflect amortization of franchises for these transactions. The impact of the adoption of SFAS 142 is reflected in the Unaudited Pro Forma Statement of Operations for the 2002 acquisitions. The allocation of the purchase price related to the AT&T, High Speed Access and the completed Enstar Limited Partnership transactions is based, in part, on preliminary information, which is subject to adjustment upon obtaining complete valuation information of intangible assets and is subject to post-closing purchase price adjustments. We believe that the finalization of the allocation of the purchase price will not have a material impact on the results of operations or financial position of Charter Holdings.

     The Unaudited Pro Forma Financial Statements of Charter Holdings do not purport to be indicative of what our financial position or results of operations actually would have been had the transactions described above been completed on the dates indicated or to project our results of operations for any future dates.

                                                                              UNAUDITED PRO FORMA DATA
                                                                   AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2001
                                                       ----------------------------------------------------------------------
                                                          CHARTER          RECENT                     OFFERING
                                                          HOLDINGS      TRANSACTIONS                 ADJUSTMENT
                                                          (NOTE A)        (NOTE B)      SUBTOTAL      (NOTE C)       TOTAL
                                                       --------------   ------------   -----------   ----------   -----------
                                                                     (DOLLARS IN THOUSANDS, EXCEPT FOR AVERAGE)
STATEMENT OF OPERATIONS:
Revenues..............................................  $ 3,953,132       $170,773     $ 4,123,905    $     --    $ 4,123,905
                                                        -----------       --------     -----------    --------    -----------
Operating expenses:
  Operating, general and administrative...............    2,110,043        140,861       2,250,904          --      2,250,904
  Depreciation and amortization.......................    3,010,068         84,047       3,094,115          --      3,094,115
  Option compensation expense.........................      (51,839)            --         (51,839)         --        (51,839)
  Corporate expense charges...........................       56,930          9,556          66,486          --         66,486
  Special charges.....................................       17,629             --          17,629                     17,629
                                                        -----------       --------     -----------    --------    -----------
    Total operating expenses..........................    5,142,831        234,464       5,377,295          --      5,377,295
                                                        -----------       --------     -----------    --------    -----------
Loss from operations..................................   (1,189,699)       (63,691)     (1,253,390)         --     (1,253,390)
Interest expense......................................   (1,298,956)       (10,289)     (1,309,245)    (42,846)    (1,352,091)
Interest income.......................................        8,766            320           9,086          --          9,086
Other expense.........................................     (139,618)          (478)       (140,096)         --       (140,096)
                                                        -----------       --------     -----------    --------    -----------
Loss before minority interest expense.................   (2,619,507)       (74,138)     (2,693,645)    (42,846)    (2,736,491)
Minority interest expense (Note D)....................      (12,828)            --         (12,828)         --        (12,828)
                                                        -----------       --------     -----------    --------    -----------
Net loss..............................................  $(2,632,335)      $(74,138)    $(2,706,473)   $(42,846)   $(2,749,319)
                                                        ===========       ========     ===========    ========    ===========
OTHER FINANCIAL DATA:
EBITDA (Note E).......................................  $ 1,680,751       $ 19,878     $ 1,700,629                $ 1,700,629
EBITDA margin (Note F)................................         42.5%          11.6%           41.2%                      41.2%
Adjusted EBITDA (Note G)..............................  $ 1,843,089       $ 29,912     $ 1,873,001                $ 1,873,001
Cash flows from operating activities..................      537,015         76,256         613,271                    613,271
Cash flows from investing activities..................   (2,933,678)       (45,869)     (2,979,547)                (2,979,547)
Cash flows from financing activities..................    2,267,718        (29,044)      2,238,674                  2,238,674
Capital expenditures..................................    2,909,109         15,881       2,924,990                  2,924,990
Cash interest expense.................................                                                                965,862
Deficiency of earnings to cover fixed charges (Note
  H)..................................................                                                            $ 2,749,319
OPERATING DATA (AT END OF PERIOD, EXCEPT FOR AVERAGE):
BASIC CABLE (ANALOG SIGNAL):
Homes passed (Note I).................................   11,502,300         35,600      11,537,900          --     11,537,900
Basic customers (Note J)..............................    6,953,700         21,600       6,975,300          --      6,975,300
Penetration (Note K)..................................         60.5%          60.7%           60.5%         --           60.5%
DIGITAL CABLE:
Homes passed (Note I).................................   10,638,300             --      10,638,300          --     10,638,300
Digital customers.....................................    2,144,800             --       2,144,800          --      2,144,800
Penetration (Note K)..................................         20.2%            --            20.2%         --           20.2%
CABLE MODEM HIGH-SPEED INTERNET ACCESS:
Homes passed (Note I).................................    7,560,600             --       7,560,600          --      7,560,600
Cable modem customers.................................      607,700             --         607,700          --        607,700
Penetration (Note K)..................................          8.0%            --             8.0%         --            8.0%
INTERACTIVE TELEVISION (WINK):
Homes passed (Note I).................................    3,419,900             --       3,419,900          --      3,419,900
Interactive TV customers..............................      679,100             --         679,100          --        679,100
Penetration (Note K)..................................         19.9%            --            19.9%         --           19.9%
Average monthly revenue per basic customer (Note L)...                                                            $     49.27

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

     NOTE A: Pro forma operating results for Charter Holdings consist of the following (dollars in thousands):

                                                                HISTORICAL
                                                            FOR THE YEAR ENDED     PRO FORMA
                                                            DECEMBER 31, 2001     ADJUSTMENTS       TOTAL
                                                            ------------------    -----------    -----------
Revenues..................................................     $ 3,953,132         $     --      $ 3,953,132
                                                               -----------         --------      -----------
Operating expenses:
  Operating, general and administrative...................       2,110,043               --        2,110,043
  Depreciation and amortization...........................       3,010,068               --        3,010,068
  Option compensation expense.............................         (51,839)              --          (51,839)
  Corporate expense charges...............................          56,930               --           56,930
  Special charges.........................................          17,629               --           17,629
                                                               -----------         --------      -----------
         Total operating expenses.........................       5,142,831               --        5,142,831
                                                               -----------         --------      -----------
Loss from operations......................................      (1,189,699)              --       (1,189,699)
Interest expense..........................................      (1,260,396)         (38,560)(a)   (1,298,956)
Interest income...........................................           8,766               --            8,766
Other expense.............................................        (139,618)              --         (139,618)
                                                               -----------         --------      -----------
Loss before minority interest expense.....................      (2,580,947)         (38,560)      (2,619,507)
Minority interest expense.................................         (12,828)              --          (12,828)
                                                               -----------         --------      -----------
Net loss..................................................     $(2,593,775)        $(38,560)     $(2,632,335)
                                                               ===========         ========      ===========

-------------------------
(a) Represents approximately $38.6 million in additional interest expense relating to the issuance and sale by Charter Holdings of its May 2001 notes and the application of a portion of the proceeds to repay all of the amounts outstanding under the Charter Operating, CC VI Operating, CC VII, and CC VIII Operating revolving credit facilities. The additional interest expense consists of the following (dollars in millions):

    $350.0 million of 9.625% senior notes due 2009..............  $ 12.6
    $575.0 million of 10.000% senior notes due 2011.............    21.6
    $1.0 billion of 11.750% senior discount notes due 2011......    26.1
    Amortization of debt issuance costs.........................     1.2
                                                                  ------
        Total pro forma interest expense........................    61.5
        Less -- Interest expense on debt repaid.................   (22.9)
                                                                  ------
             Adjustment.........................................  $ 38.6
                                                                  ======

     An increase in the interest rate of 0.125% on all variable rate debt would result in an increase in interest expense of $7.5 million.

     NOTE B: Pro forma operating results for the recent transactions consist of the following (dollars in thousands):

                                                                YEAR ENDED DECEMBER 31, 2001
                                              -----------------------------------------------------------------
                                                              RECENT TRANSACTIONS -- HISTORICAL
                                              -----------------------------------------------------------------
                                                                   HIGH SPEED
                                                   AT&T              ACCESS             ENSTAR
                                              TRANSACTIONS(A)    TRANSACTION(B)     TRANSACTIONS(C)     TOTAL
                                              ---------------    ---------------    ---------------    --------
STATEMENT OF OPERATIONS:
Revenues....................................     $163,681           $     --            $9,139         $172,820
                                                 --------           --------            ------         --------
Operating expenses:
  Operating, general and administrative.....      105,483             30,677             5,596          141,756
  Depreciation and amortization.............       49,359              9,799             1,526           60,684
  Corporate expense charges.................        9,555                 --                 1            9,556
                                                 --------           --------            ------         --------
         Total operating expenses...........      164,397             40,476             7,123          211,996
                                                 --------           --------            ------         --------
Income (loss) from operations...............         (716)           (40,476)            2,016          (39,176)
Interest expense............................          (17)              (942)               (6)            (965)
Interest income.............................           --                 --               320              320
Other expense...............................         (486)                --                 8             (478)
                                                 --------           --------            ------         --------
Net income (loss)...........................     $ (1,219)          $(41,418)           $2,338         $(40,299)
                                                 ========           ========            ======         ========

                                                                   YEAR ENDED DECEMBER 31, 2001
                                                     --------------------------------------------------------
                                                                  2001 DISPOSITIONS -- PRO FORMA
                                                     --------------------------------------------------------
                                                     HISTORICAL    DISPOSITIONS(D)    ADJUSTMENTS     TOTAL
                                                     ----------    ---------------    -----------    --------
STATEMENT OF OPERATIONS:
Revenues...........................................   $172,820         $(2,047)        $     --      $170,773
                                                      --------         -------         --------      --------
Operating expenses:
  Operating, general and administrative............    141,756            (895)              --       140,861
  Depreciation and amortization....................     60,684            (815)          24,178(e)     84,047
  Corporate expense charges........................      9,556              --               --         9,556
                                                      --------         -------         --------      --------
         Total operating expenses..................    211,996          (1,710)          24,178       234,464
                                                      --------         -------         --------      --------
Loss from operations...............................    (39,176)           (337)         (24,178)      (63,691)
Interest expense...................................       (965)             --           (9,324)(f)   (10,289)
Interest income....................................        320              --               --           320
Other expense......................................       (478)             --               --          (478)
                                                      --------         -------         --------      --------
Net Loss...........................................   $(40,299)        $  (337)        $(33,502)     $(74,138)
                                                      ========         =======         ========      ========

(a) Represents the results of operations of the systems acquired in the AT&T transactions for the six months ended June 30, 2001, the date of acquisition.

(b) Represents the results of operations of the assets acquired in the High Speed Access transaction for the twelve months ended December 31, 2001.

(c) Represents the results of operations of the systems acquired in the completed Enstar Limited Partnership transactions for the twelve months ended December 31, 2001.

(d) Represents the results of operations of the Charter system transferred to AT&T in the AT&T transactions for the six months ended June 30, 2001, the date of disposition. No material gain or loss occurred on the disposition as the system was recently acquired and recorded at fair value at that time.

(e) Represents additional depreciation and amortization as a result of the AT&T transactions and additional depreciation as a result of the High Speed Access and the completed Enstar Limited Partnership transactions. A large portion of the purchase price of the AT&T transactions was allocated to franchises ($1.3 billion) that are amortized over 15 years. A large portion of the purchase prices of the High Speed Access and the completed Enstar Limited Partnership transactions were allocated to goodwill and franchises that, in accordance with SFAS 142, are not being amortized. The adjustment to depreciation and amortization expense consists of the following (dollars in millions):

                                                                   WEIGHTED AVERAGE   DEPRECIATION/
                                                     FAIR VALUE      USEFUL LIFE      AMORTIZATION
                                                     ----------    ----------------   -------------
Franchises.........................................   $1,342.8            15              $44.8
Cable distribution systems.........................      419.0             7               34.9
Buildings and equipment............................       42.7             7                5.2
                                                                                          -----
    Total depreciation and amortization............                                        84.9
    Less -- historical depreciation and
      amortization.................................                                       (60.7)
                                                                                          -----
         Adjustment................................                                       $24.2
                                                                                          =====

(f) Reflects an additional $9.3 million of interest expense on $139.6 million in borrowings on the Charter Operating credit facilities at a composite current rate of 6.7%, which was used to finance the High Speed Access and the completed Enstar Limited Partnership transactions.

     NOTE C:   The offering adjustment of approximately $42.8 million in
additional interest expense consists of the following (dollars in millions):

9.625% senior notes due 2009................................  $ 33.7
10.000% senior notes due 2011...............................    30.0
12.125% senior discount notes 2012..........................    35.3
Amortization of debt issuance costs.........................     2.6
                                                              ------
    Total pro forma interest expense........................   101.6
    Less -- Interest expense on debt repaid.................   (58.8)
                                                              ------
         Adjustment.........................................  $ 42.8
                                                              ======

     NOTE D:   Represents 2% accretion of the preferred membership units in an indirect subsidiary of Charter Holdings issued to certain Bresnan sellers.

     NOTE E: EBITDA represents earnings (loss) before interest, depreciation and amortization, and minority interest expense. EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

     NOTE F:  EBITDA margin represents EBITDA as a percentage of revenues.

     NOTE G: Adjusted EBITDA means EBITDA before option compensation expense, corporate expense charges, special charges and other expense. Adjusted EBITDA is presented because it is a widely accepted indicator of a cable company's ability to service indebtedness. However, adjusted EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. Adjusted EBITDA also should not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because adjusted EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by adjusted EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

     NOTE H: Earnings include net income (loss) plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

     NOTE I: Homes passed are the number of living units, such as single residence homes, apartments and condominium units, passed by the cable television distribution network in a given cable system service area to which we offer the named service.

     NOTE J: Basic customers are customers who receive basic cable service. All of our customers, including those receiving digital or advanced services, receive basic cable services.

     NOTE K:  Penetration represents customers as a percentage of homes passed.

     NOTE L: Average monthly revenue per basic customer represents revenues divided by twelve divided by the number of basic customers at December 31, 2001.

                                                  UNAUDITED PRO FORMA BALANCE SHEET AS OF DECEMBER 31, 2001
                                             -------------------------------------------------------------------
                                               CHARTER        RECENT                     OFFERING
                                              HOLDINGS     TRANSACTIONS                 ADJUSTMENT
                                              (NOTE A)       (NOTE B)      SUBTOTAL      (NOTE C)       TOTAL
                                             -----------   ------------   -----------   ----------   -----------
ASSETS
Cash and cash equivalents..................  $     1,674     $     --     $     1,674    $    --     $     1,674
Accounts receivable, net...................      273,564        1,091         274,655         --         274,655
Prepaid expenses and other.................       84,219        1,497          85,716         --          85,716
                                             -----------     --------     -----------    -------     -----------
    Total current assets...................      359,457        2,588         362,045         --         362,045
Property, plant and equipment..............    6,956,777       32,410       6,989,187         --       6,989,187
Franchises.................................   17,138,774       36,924      17,175,698         --      17,175,698
Other assets...............................      267,919       71,253         339,172     21,527         360,699
                                             -----------     --------     -----------    -------     -----------
    Total assets...........................  $24,722,927     $143,175     $24,866,102    $21,527     $24,887,629
                                             ===========     ========     ===========    =======     ===========

LIABILITIES AND MEMBER'S EQUITY
Accounts payable and
  accrued expenses.........................  $ 1,271,886     $  3,591     $ 1,275,477    $ 9,389     $ 1,284,866
Payables to related party..................      189,000           --         189,000                    189,000
                                             -----------     --------     -----------    -------     -----------
    Total current liabilities..............    1,460,886        3,591       1,464,477      9,389       1,473,866
Long-term debt.............................   14,960,373      139,584      15,099,957     12,138      15,112,095
Deferred management fees -- related
  party....................................       13,751           --          13,751         --          13,751
Other long-term liabilities................      328,204           --         328,204         --         328,204
Minority interest..........................      676,028           --         676,028         --         676,028
Member's equity............................    7,283,685           --       7,283,685         --       7,283,685
                                             -----------     --------     -----------    -------     -----------
    Total liabilities and
      member's equity......................  $24,722,927     $143,175     $24,866,102    $21,527     $24,887,629
                                             ===========     ========     ===========    =======     ===========

                 NOTES TO THE UNAUDITED PRO FORMA BALANCE SHEET

     NOTE A: The balance sheet for Charter Holdings represents historical data at December 31, 2001.

     NOTE B: The pro forma balance sheet for our recent transactions consists of the following (dollars in thousands):

                                                                    AS OF DECEMBER 31, 2001
                                                 --------------------------------------------------------------
                                                 HIGH SPEED ACCESS       ENSTAR
                                                  TRANSACTION(A)     TRANSACTIONS(B)   ADJUSTMENTS      TOTAL
                                                 -----------------   ---------------   -----------     --------
ASSETS
Accounts receivable, net.......................       $   808            $   283        $     --       $  1,091
Receivable from related party..................         4,541                 --          (4,541)(c)         --
Prepaid expenses and other.....................         1,474                 23              --          1,497
                                                      -------            -------        --------       --------
         Total current assets..................         6,823                306          (4,541)         2,588
Property, plant and equipment..................        22,808              9,602              --         32,410
Franchises.....................................            --                207          36,717(d)      36,924
Other assets...................................            --              1,461          69,792(d)      71,253
                                                      -------            -------        --------       --------
         Total assets..........................       $29,631            $11,576        $101,968       $143,175
                                                      =======            =======        ========       ========
LIABILITIES AND MEMBER'S EQUITY
Accounts payable and accrued expenses..........       $ 3,591            $    --        $     --       $  3,591
Payables to related party......................           944                 --            (944)(c)         --
                                                      -------            -------        --------       --------
         Total current liabilities.............         4,535                 --            (944)         3,591
Long-term debt.................................            --                 --         139,584(e)     139,584
Member's equity................................        25,096             11,576         (36,672)(f)         --
                                                      -------            -------        --------       --------
         Total liabilities and member's
           equity..............................       $29,631            $11,576        $101,968       $143,175
                                                      =======            =======        ========       ========

-------------------------

(a) Represents the assets and liabilities of the systems acquired in the High Speed Access transaction.
(b) Represents the assets and liabilities of the systems acquired in the completed Enstar Limited Partnership transactions.
(c) Represents the elimination of receivables and payables due to Charter Holdings or retained by the seller.
(d) Substantial amounts of the purchase prices have been allocated to franchises and goodwill (included in other assets) based on estimated fair values. This results in an allocation of purchase prices as follows (dollars in thousands):

                                                                   RECENT
                                                                TRANSACTIONS
                                                              -----------------
Working capital.............................................      $ (1,003)
Property, plant, and equipment..............................        32,410
Franchises..................................................        36,924
Other.......................................................        71,253
                                                                  --------
                                                                  $139,584

(e) Represents $139.6 million additional borrowings under the Charter Operating credit facility to finance the High Speed Access and the completed Enstar Limited Partnership transactions.
(f) Represents the elimination of $36.7 million of historical equity.

     NOTE C: Offering adjustment represents additional long-term debt that consists of the following (dollars in millions):

9.625% senior notes due 2009................................  $347.6
10.000% senior notes due 2011...............................   297.7
12.125% senior discount notes due 2012......................   249.7
                                                              ------
         Total pro forma long-term debt.....................   895.0
Less -- debt repaid.........................................  (882.9)
                                                              ------
         Total pro forma adjustment.........................  $ 12.1
                                                              ======
Also represents a net increase to accounts payable and accrued expenses to pay $9.4 million of accrued and unpaid interest and the addition to other assets of $21.5 million of underwriting discounts and commissions and expenses incurred in connection with the issuance and sale of the original notes.

                       SELECTED HISTORICAL FINANCIAL DATA

     The selected historical financial data below for the year ended December 31, 1997, for the periods from January 1, 1998 through December 23, 1998 and from December 24, 1998 through December 31, 1998 and the years ended December 31, 1999, 2000 and 2001, respectively, are derived from the consolidated financial statements of Charter Holdings. The consolidated balance sheets of Charter Holdings and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in member's equity and cash flows for each of the three years in the period ended December 31, 2001, have been audited by Arthur Andersen LLP, independent public accountants. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes included elsewhere in this prospectus.

                                                     CHARTER COMMUNICATIONS HOLDINGS, LLC
                                ------------------------------------------------------------------------------
                                        YEAR ENDED DECEMBER 31,            12/24/98     1/1/98     YEAR ENDED
                                ---------------------------------------    THROUGH     THROUGH    DECEMBER 31,
                                   2001          2000          1999        12/31/98    12/23/98       1997
                                -----------   -----------   -----------   ----------   --------   ------------
                                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues......................  $ 3,953,132   $ 3,249,222   $ 1,428,090   $   13,713   $ 49,731     $18,867
                                -----------   -----------   -----------   ----------   --------     -------
Operating Expenses:
  Operating, general and
    administrative............    2,110,043     1,650,918       737,957        7,134     25,952      11,767
  Depreciation and
    amortization..............    3,010,068     2,462,544       745,315        8,318     16,864       6,103
  Option compensation
    expense...................      (51,839)       40,978        79,979          845         --          --
  Corporate expenses..........       56,930        55,243        51,428          473      6,176         566
  Special charges.............       17,629            --            --           --         --          --
                                -----------   -----------   -----------   ----------   --------     -------
    Operating expenses........    5,142,831     4,209,683     1,614,679       16,770     48,992      18,436
                                -----------   -----------   -----------   ----------   --------     -------
Income (loss) from
  operations..................   (1,189,699)     (960,461)     (186,589)      (3,057)       739         431
Interest expense..............   (1,260,396)   (1,065,236)     (471,871)      (2,353)   (17,277)     (5,120)
Interest income...............        8,766         6,679        18,821          133         44          41
Loss on equity investments....      (48,957)      (10,963)           --           --         --          --
Other income (expense)........      (90,661)       (6,540)         (245)          --       (728)         25
                                -----------   -----------   -----------   ----------   --------     -------
Loss before income taxes,
  minority interest and
  extraordinary item..........   (2,580,947)   (2,036,521)     (639,884)      (5,277)   (17,222)     (4,623)
Income tax expense............           --            --        (1,030)          --         --          --
                                -----------   -----------   -----------   ----------   --------     -------
Loss before minority interest
  and extraordinary item......   (2,580,947)   (2,036,521)     (640,914)      (5,277)   (17,222)     (4,623)
Minority interest expense.....      (12,828)      (11,038)           --           --         --          --
                                -----------   -----------   -----------   ----------   --------     -------
Loss before extraordinary
  item........................   (2,593,775)   (2,047,559)     (640,914)      (5,277)   (17,222)     (4,623)
                                -----------   -----------   -----------   ----------   --------     -------
Extraordinary item -- Loss on
  early extinguishment of
  debt........................           --            --        (7,794)          --         --          --
                                -----------   -----------   -----------   ----------   --------     -------
Net loss......................  $(2,593,775)  $(2,047,559)  $  (648,708)  $   (5,277)  $(17,222)    $(4,623)
                                ===========   ===========   ===========   ==========   ========     =======
BALANCE SHEET DATA
  (END OF PERIOD):
Total assets..................  $24,722,927   $22,982,177   $18,939,477   $4,335,527   $281,969     $55,811
Total debt....................   14,960,373    12,310,455     8,936,455    2,002,206    274,698      41,500
Minority interest.............      676,028       640,526            --           --         --          --
Member's equity (deficit).....    7,283,685     8,383,863     8,047,953          830     (8,397)     (1,975)

     Comparability of the above information from year to year is affected by acquisitions and dispositions completed by us. See Note 3 to our consolidated financial statements included with the registration statement on Form S-4, of which this prospectus is a part.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Reference is made to the "Certain Trends and Uncertainties" section, below, in this Management's Discussion and Analysis and to the "Risk Factors" section, above, which describes important factors that could cause actual results to differ from expectations and non-historical information contained herein. In addition, the following discussion should be read in conjunction with the audited consolidated balance sheets of Charter Holdings and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in member's equity and cash flows for each of the three years in the period ended December 31, 2001.

INTRODUCTION

     Operating through our subsidiaries, we are the fourth largest operator of cable systems in the United States. Through our broadband network of coaxial and fiber optic cable, we provide video, data, interactive and private business network services to approximately 7 million customers in 40 states. We seek to be a market leader in the introduction and distribution of advanced products and services. We currently offer advanced video and interactive services, as well as high-speed Internet access data services. Using digital technology, we are able to offer additional video channels to our standard, premium and pay-per-view line-up, including programming of local interest, as well as digital music services. In addition, we offer interactive video programming, including video-on-demand, virtual interactive channels accessible on television through a web-like screen, and an interactive program guide to access television program listings by channel, time, date or programming type. In 2002, we expect to offer several new advanced products and services in targeted markets, including an advanced media center terminal that enables digital video recorder capability, home networking and internet-access over the television; wireless home networking; and an enhanced customized internet portal, with a customized browser and charter.com e-mail. In 2002, we began to offer telephony on a limited basis through our broadband network using circuit-based switch technology and will continue with trials of our voice-over Internet protocol telephony. Digital television and its related suite of interactive services, as well as high-speed cable modem Internet access, provide additional value and product differentiation, both to us and to our customers, and as a result, are instrumental in solidifying the relationship with our customers.

     We do not believe that our historical financial condition and results of operations are accurate indicators of future results because of certain significant past events. Those events include numerous mergers, acquisitions, debt financing transactions and capital contributions over the last several years.

ORGANIZATIONAL HISTORY

     Prior to the acquisition of the Charter companies by Mr. Allen on December 23, 1998 and the merger of Marcus Holdings with and into Charter Holdings effective April 7, 1999, the cable systems of the Charter and Marcus companies were operated under four groups of companies. Three of these groups were comprised of companies that were managed by Charter Investment and in which Charter Investment had an ownership interest. The fourth group was comprised of companies that were subsidiaries of Marcus Holdings which Charter Investment began managing in October 1998.

THE CHARTER COMPANIES

     Prior to the acquisition by Mr. Allen, the Charter companies were as follows:

     (1) Charter Communications Properties Holdings, LLC

     Charter Communications Properties Holdings, LLC (CCPH) was a wholly owned subsidiary of Charter Investment. The primary subsidiary of CCPH, which owned the cable systems, was Charter

Communications Properties, LLC. On May 20, 1998, CCPH acquired certain cable systems from Sonic Communications, Inc. for a total purchase price, net of cash acquired, of $228.4 million, including $60.9 million of assumed debt. In connection with Mr. Allen's acquisition on December 23, 1998, CCPH was merged out of existence, and Charter Communications Properties became a direct, wholly owned subsidiary of Charter Investment.

     (2) CCA Group

     The controlling interests in CCA Group were held by affiliates of Kelso & Co., and Charter Investment had only a minority interest. Effective December 23, 1998, prior to Mr. Allen's acquisition, Charter Investment acquired from the Kelso affiliates the interests the Kelso affiliates held in CCA Group. Later, the operating companies comprising CCA Group became wholly owned subsidiaries of Charter Investment.

     (3) CharterComm Holdings, LLC

     The controlling interests in CharterComm Holdings were held by affiliates of Charterhouse Group International Inc., and Charter Investment had only a minority interest. Effective December 23, 1998, prior to Mr. Allen's acquisition, Charter Investment acquired from the Charterhouse Group affiliates the interests the Charterhouse Group affiliates held in CharterComm Holdings. Consequently, CharterComm Holdings became a wholly owned subsidiary of Charter Investment.

     The cable systems were owned by the various subsidiaries of CharterComm Holdings. In connection with Mr. Allen's acquisition of us on December 23, 1998, some of the non-operating subsidiaries, including CharterComm Holdings, were merged out of existence.

     The acquisition by Mr. Allen became effective on December 23, 1998, through a series of transactions in which Mr. Allen acquired approximately 94% of the equity interests of Charter Investment for an aggregate purchase price of $2.2 billion, excluding $2.0 billion in assumed debt. CCPH and the operating companies that formerly comprised CCA Group and CharterComm Holdings were contributed to Charter Operating subsequent to Mr. Allen's acquisition. CCPH is deemed to be our predecessor. Consequently, the contribution of CCPH was accounted for as a reorganization under common control. Accordingly, our results of operations for periods prior to and including December 23, 1998 include the accounts of CCPH. The contributions of the operating companies that formerly comprised CCA Group and CharterComm Holdings were accounted for in accordance with purchase accounting. Accordingly, our results of operations for periods after December 23, 1998 include the accounts of CCPH, CCA Group and CharterComm Holdings.

     In February 1999, Charter Holdings was formed as a wholly owned subsidiary of Charter Investment, and Charter Operating was formed as a wholly owned subsidiary of Charter Holdings. All of Charter Investment's direct interests in the entities described above were transferred to Charter Operating. All of the prior management agreements were terminated, and a single new management agreement was entered into between Charter Investment and Charter Operating to cover all of the subsidiaries.

     In May 1999, Charter Communications Holding Company was formed as a wholly owned subsidiary of Charter Investment. All of Charter Investment's interests in Charter Holdings were transferred to Charter Communications Holding Company.

     In July 1999, Charter Communications, Inc. was formed as a wholly owned subsidiary of Charter Investment.

     In November 1999, Charter Communications, Inc. conducted its initial public offering. In the initial public offering, substantially all of the equity interests in Charter Communications, Inc. were sold to the public, and less than 1% of its equity interests were sold to Mr. Allen. Charter

Communications, Inc. contributed substantially all of the proceeds of its initial public offering to Charter Communications Holding Company, which issued membership units to Charter Communications, Inc. In November 1999, the management agreement between Charter Investment and Charter Operating was amended and assigned from Charter Investment to Charter Communications, Inc. Also in November 1999, Charter Communications Holding Company sold membership units to Vulcan Cable III.

THE MARCUS COMPANIES

     In April 1998, Mr. Allen acquired approximately 99% of the non-voting economic interests in Marcus Cable, and agreed to acquire the remaining interests. The owner of the remaining partnership interests retained voting control of Marcus Cable. In October 1998, Marcus Cable entered into a management consulting agreement with Charter Investment, pursuant to which Charter Investment provided management and consulting services to Marcus Cable and its subsidiaries which own cable systems. This agreement placed the Marcus cable systems under common management with the cable systems of the Charter companies acquired by Mr. Allen in December 1998.

     In March 1999, all of Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings, a then newly-formed company. Later in March 1999, Mr. Allen acquired the remaining interests in Marcus Cable, including voting control, which interests were transferred to Marcus Holdings. In April 1999, Mr. Allen merged Marcus Holdings into Charter Holdings, and the operating subsidiaries of Marcus Holdings and all of the cable systems they owned came under the ownership of Charter Holdings and, in turn, Charter Operating. For financial reporting purposes, the merger of Marcus Holdings with and into Charter Holdings was accounted for as an acquisition of Marcus Holdings effective March 31, 1999, and accordingly, the results of operations of Marcus Holdings have been included in our consolidated financial statements since that date.

ACQUISITIONS

     During the three-year period ended December 31, 2001 and through April 2002, Charter Communications, Inc. and its subsidiaries completed a total of 20 acquisitions for an aggregate purchase price of $16.7 billion, including aggregate cash payments of $11.0 billion, $3.3 billion of assumed debt and $2.4 billion of securities issued and other consideration paid. These acquisitions were funded through the issuances of equity by our parent companies, issuances of long-term debt, bank borrowings, capital contributions from our parent company, the assumption of outstanding debt amounts and internally generated funds. In 2000, Charter Communications Holding Company transferred the cable systems it acquired in three of those acquisitions (Fanch, Falcon and Avalon) to Charter Holdings. The systems acquired in the Bresnan, Kalamazoo and Cable USA transactions were contributed to us immediately following the acquisition by our parent companies. All acquisitions were accounted for under the purchase method of accounting and results of operations were included in our consolidated financial statements from their respective dates of acquisition.

     The following table sets forth information regarding our acquisitions in 1999, 2000, 2001 and 2002:

                                               PURCHASE PRICE (IN MILLIONS)
                                        -------------------------------------------
                                                             SECURITIES
                          ACQUISITION    CASH     ASSUMED   ISSUED/OTHER     TOTAL    ACQUIRED
                             DATE        PAID      DEBT     CONSIDERATION    PRICE    CUSTOMERS
                          -----------   -------   -------   -------------   -------   ---------
Renaissance.............      4/99      $   348   $  111       $   --       $   459     134,000
American Cable..........      5/99          240       --           --           240      69,000
Greater Media Systems...      6/99          500       --           --           500     176,000
Helicon.................      7/99          410      115           25(a)        550     171,000
Vista...................      7/99          126       --           --           126      26,000
Cable Satellite.........      8/99           22       --           --            22       9,000
Rifkin..................      9/99        1,200      128          133(b)      1,461     463,000
InterMedia..............     10/99          873       --          420(c)      1,293     278,000
                                        -------   ------       ------       -------   ---------
     Total 1999
       Acquisitions.....                $ 3,719   $  354       $  578       $ 4,651   1,326,000
                                        =======   ======       ======       =======   =========
Fanch...................      1/00        2,400       --           --         2,400     535,600
Falcon..................      1/00        1,250    1,700          550(d)      3,500     977,200
Avalon..................      1/00          558      274           --           832     270,800
Interlake...............      1/00           13       --           --            13       6,000
Bresnan.................      2/00        1,100      963        1,014(e)      3,077     695,800
Capital Cable...........      4/00           60       --           --            60      23,200
Farmington..............      4/00           15       --           --            15       5,700
Kalamazoo...............      9/00           --       --          171(f)        171      50,700
                                        -------   ------       ------       -------   ---------
     Total 2000
       Acquisitions.....                $ 5,396   $2,937       $1,735       $10,068   2,565,000
                                        =======   ======       ======       =======   =========
AT&T Systems............      6/01      $ 1,711   $   --       $   25(g)    $ 1,736(g)   551,100
Cable USA...............      8/01           45       --           55(h)        100      30,600
                                        -------   ------       ------       -------   ---------
     Total 2001
       Acquisitions.....                $ 1,756   $   --       $   80       $ 1,836     581,700
                                        -------   ------       ------       -------   ---------
High Speed Access.......      2/02      $    78   $   --       $   --       $    78          --
Enstar Limited
  Partnerships..........      4/02           48       --           --            48      21,600
                             -----      -------   ------       ------       -------   ---------
     Total 2002
       Acquisitions.....                $   126   $   --       $   --       $   126      21,600
                                        =======   ======       ======       =======   =========
     Total 1999-2002
       Acquisitions.....                $10,997   $3,291       $2,393       $16,681   4,500,700
                                        =======   ======       ======       =======   =========

-------------------------

 (a) Represents a preferred limited liability company interest in Charter-Helicon, LLC, an indirect wholly owned subsidiary.

(b) Relates to preferred equity in Charter Communications Holding Company, approximately $130.3 million, excluding accrued dividends, of which was subsequently exchanged for shares of Charter Communications, Inc. Class A common stock.

 (c) As part of this transaction, we agreed to "swap" certain of our non-strategic cable systems serving customers in Indiana, Montana, Utah and Northern Kentucky valued at $420.0 million.

(d) Relates to common membership units in Charter Communications Holding Company issued to certain of the Falcon sellers, which were subsequently exchanged for shares of Charter Communications, Inc. Class A common stock.

 (e) Comprised of $384.6 million in equity in Charter Communications Holding Company and $629.5 million of equity in CC VIII. The equity in Charter Communications Holding Company was put to Vulcan Cable III and Charter Investment in February 2002.

 (f) In connection with this transaction, Charter Communications, Inc. acquired all of the outstanding stock of Cablevision of Michigan in exchange for 11,173,376 shares of Charter Communications, Inc. Class A common stock.

 (g) Comprised of $1.7 billion, as adjusted, in cash and a cable system located in Florida valued at $25.1 million, as adjusted post-closing.

(h) In connection with this transaction, Charter Communications, Inc. and Charter Communications Holding Company acquired all of the outstanding stock of Cable USA and the assets of related affiliates in exchange for cash and 505,664 shares of Charter Communications, Inc. Series A Convertible Redeemable Preferred Stock.

     AT&T TRANSACTIONS. In February 2001, Charter Communications, Inc. and certain of our subsidiaries entered into several agreements with AT&T Broadband, LLC and certain of its affiliates involving several strategic cable system transactions. Charter Communications, Inc. assigned the agreements to certain of our subsidiaries, and the AT&T transactions closed in June 2001. In the AT&T transactions, we acquired cable systems from AT&T Broadband serving customers in Missouri, Illinois, Alabama, Nevada and California for a total adjusted purchase price of $1.74 billion, consisting of $1.71 billion in cash and a Charter cable system valued at $25.1 million, for a net addition of approximately 551,100 customers as of the closing date. A portion of the net proceeds from the sale of the Charter Holdings May 2001 notes was used to pay a portion of the purchase price of the AT&T transactions. As of December 31, 2001, these cable systems had 570,800 customers. For the year ended December 31, 2001, including the period prior to our acquisition, these systems had revenues of $332.7 million.

     CABLE USA TRANSACTION. In August 2001, Charter Communications, Inc. and Charter Communications Holding Company completed the acquisition of several cable systems from Cable USA, Inc. and its affiliates, resulting in a net addition of approximately 30,600 customers in Nebraska, Minnesota and Colorado for a total purchase price of $100.3 million (including certain assumed liabilities), consisting of $44.6 million in cash, 505,664 shares of Charter Communications, Inc. Series A Convertible Redeemable Preferred Stock valued at $50.6 million and additional shares of Series A Convertible Redeemable Preferred Stock valued at $5.1 million to be issued to certain sellers subject to certain holdback provisions of the acquisition agreement. Charter Communications, Inc. and Charter Communications Holding Company contributed the systems acquired in these acquisitions to us, which we subsequently contributed to our subsidiaries. As of December 31, 2001, these cable systems had 32,200 customers. For the year ended December 31, 2001, including the period prior to the acquisition, these systems had revenues of $13.9 million.

     HIGH SPEED ACCESS CORP. TRANSACTION. On September 28, 2001, Charter Communications Holding Company and High Speed Access entered into an asset purchase agreement pursuant to which Charter Communications Holding Company agreed to purchase from High Speed Access the contracts and associated assets, and assume related liabilities, that serve our customers, including a customer contact center, network operations center and provisioning software. On December 20, 2001, Charter Communications Holding Company assigned certain of its rights under the asset purchase agreement and certain related agreements to our subsidiary, CC Systems, LLC. The transaction closed on February 28, 2002. At the closing, CC Systems wired funds in the amount of $77.5 million to High Speed Access and delivered 37,000 shares of High Speed Access' Series D convertible preferred stock and all of the warrants to buy High Speed Access common stock owned by Charter Communications Holding Company and High Speed Access purchased 38,000 shares of its Series D Preferred Stock from Vulcan Ventures for $8.0 million. To secure indemnity claims against High Speed Access under the asset purchase agreement, $2.0 million of the purchase price was held back. Additional purchase price adjustments may be made as provided in the asset purchase agreement. Charter Communications Holding Company obtained a fairness opinion from a qualified investment-banking firm regarding the valuation of the assets purchased by CC Systems pursuant to the asset purchase agreement. Concurrently with the closing of the transaction, High Speed Access purchased all of its common stock held by Vulcan Ventures, and certain of the agreements between Charter Communications Holding Company and High Speed Access Corp., including the programming content agreement, the services agreement, the systems access agreement, the 1998 network services agreement and the May 2000 network services agreement were terminated. As of December 31, 2000, the carrying value of our and Charter Communications Holdings Company's investment in High Speed Access was approximately $36.0 million and $2.2 million, respectively. As of December 31, 2001, the carrying value of the investment in High Speed Access was zero. Following the closing of the asset purchase, neither Charter Communications Holding Company, we nor Vulcan Ventures beneficially owned any equity securities of High Speed Access. See "Certain Relationships and Related Transactions -- Business Relationships."

     ENSTAR LIMITED PARTNERSHIP TRANSACTIONS. In April 2002, Interlink Communications Partners, LLC, Rifkin Acquisition Partners, LLC and Charter Communications Entertainment I, LLC, each an indirect, wholly-owned subsidiary of Charter Holdings, purchased certain assets of Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/Growth Program Six-A, L.P., Enstar Cable of Macoupin County and Enstar IV/PBD Systems Venture, serving in the aggregate approximately 21,600 customers. Enstar Communications Corporation, a direct subsidiary of Charter Communications Holding Company, is the general partner of the Enstar limited partnerships. The cash sale price of approximately $48.3 million was the highest bid received by the Enstar limited partnerships following a broadly-based solicitation process. See "Certain Relationships and Related Transactions -- Business Relationships."

     Also, in April 2002, Charter Communications Entertainment I, LLC entered into an agreement to purchase all of Enstar Income Program II-1, L.P.'s Illinois cable television systems, serving in the aggregate approximately 6,400 customers, for a total purchase price of approximately $14.7 million. Closing of the sale is subject to purchase price adjustments, regulatory approvals, customary closing conditions and approval by the limited partners of Enstar Income Program II-1, L.P. We expect that this sale will be consummated in the third quarter of 2002, although no assurance is given regarding this matter.

OVERVIEW OF OPERATIONS

     Approximately 85% of our revenues for the year ended December 31, 2001 are attributable to monthly subscription fees charged to customers for our basic, expanded basic, premium and digital cable television programming services, Internet access through television-based service, dial-up telephone modems and high-speed cable modem service, equipment rental and ancillary services provided by our cable systems. The remaining 15% of revenue is derived primarily from installation and reconnection fees charged to customers to commence or reinstate service, pay-per-view programming, where users are charged a fee for individual programs viewed, advertising revenues and commissions related to the sale of merchandise by home shopping services and franchise revenues. We have generated increased revenues in each of the past three years, primarily through customer growth from acquisitions, internal customer growth, basic and expanded tier price increases and revenues from new services and products.

     Our expenses primarily consist of operating costs, general and administrative expenses, depreciation and amortization expense, interest expense and management fees/corporate expense charges. Operating costs primarily include programming costs, cable service related expenses, marketing and advertising costs, franchise fees and expenses related to customer billings.

     We have had a history of net losses and expect to continue to report net losses for the foreseeable future. The principal reasons for our prior net losses include depreciation and amortization expenses associated with our acquisitions and capital expenditures related to construction and upgrading of our systems, and interest costs on borrowed money. These factors, with the exception of amortization of our franchise assets, are expected to contribute to anticipated net losses in the future. We cannot predict what impact, if any, continued losses will have on our ability to finance our operations in the future.

CRITICAL ACCOUNTING POLICIES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We evaluate our estimates and assumptions on an ongoing basis based on a combination of historical information and various other assumptions that are believed to be reasonable under the particular circumstances. Actual results may differ from these estimates based on different assumptions or conditions. Although we believe that certain of the accounting policies that most impact our consolidated financial statements and that require our management to make difficult, subjective or complex judgments are described below, we encourage you also to review Note 2, Summary of Significant Accounting Policies, to our consolidated financial statements for the year ended December 31, 2001, which are included below. Note 2 describes our significant accounting policies and should be read in conjunction with this Management's Discussion and Analysis of Financial Condition and Results of Operations.

     INVESTMENT IN CABLE PROPERTIES. Our investment in cable properties represents a significant portion of our total assets. Investment in cable properties totaled $24.1 billion and $22.3 billion, representing approximately 97.5% and 97.0% of total assets, at December 31, 2001 and 2000, respectively. Investment in cable properties includes property, plant and equipment and franchises. Our investment in cable properties has continued to grow over the past several years as we have completed numerous acquisitions of other cable systems and increased capital expenditures to upgrade, rebuild and expand our cable systems.

     PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment totaled $7.0 billion and $5.2 billion, representing approximately 28.1% and 22.8% of total assets, at December 31, 2001 and 2000, respectively. Property, plant and equipment are recorded at cost, including all direct and certain indirect costs associated with the construction of cable transmission and distribution facilities and the cost of new customer installations. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to operating expense as incurred, while equipment replacement and betterments are capitalized.

     Depreciation expense related to property, plant and equipment totaled $1.7 billion, $1.2 billion and $225.0 million, representing approximately 32.3%, 28.6% and 13.9% of operating expenses, for the years ended December 31, 2001, 2000 and 1999, respectively. Depreciation is recorded using the straight-line method over management's estimate of the estimated useful lives of the related assets as follows:

Cable distribution systems..................................  3-15 years
Buildings and leasehold improvements........................  5-15 years
Vehicles and equipment......................................   3-5 years

     During the years ended December 31, 2001 and December 31, 2000, we reduced the estimated useful lives of certain depreciable assets expected to be abandoned as a result of our rebuild and upgrade of cable distribution systems. As a result, an additional $540.9 million and $508.5 million of depreciation expense was recorded during the years ended December 31, 2001 and 2000, respectively. We periodically evaluate the estimated useful lives used to depreciate our assets and the estimated amount of assets that will be abandoned or have minimal use in the future. While we believe our estimates of useful lives are reasonable, significant differences in actual experience or significant changes in our assumptions may materially affect future depreciation expense.

     FRANCHISES. Franchises totaled $17.1 billion at both December 31, 2001 and 2000, representing approximately 69.3% and 74.3% of total assets, respectively. Costs incurred in obtaining and renewing cable franchises are deferred and amortized using the straight-line method over a period of 15 years. Franchise rights acquired through the purchase of cable systems represent management's estimate of fair value and are generally amortized using the straight-line method over a period of 15 years. The period of 15 years was management's best estimate of the useful lives of the franchises and assumed that substantially all of those franchises that expired during the period would be renewed, although not indefinitely. Because substantially all of our franchises rights have been acquired in the past several years (see Notes 2 and 3 to the consolidated financial statements), we did not have sufficient experience with the local franchise authorities to conclude that renewals of franchises could be accomplished indefinitely. In addition, because the technological state of our cable systems, with many systems with less than 550 megahertz bandwidths, could have resulted in demands from local franchise authorities to upgrade those systems sooner than previously planned, there was a risk that the franchises would not be renewed.

     We believe that facts and circumstances have changed to enable us to conclude that substantially all of our franchises will be renewed indefinitely, with some portion of the franchises continuing to be amortized. We have sufficiently upgraded the technological state of our cable systems and now have sufficient experience with the local franchise authorities where we acquired franchises to conclude substantially all franchises will be renewed indefinitely. Any revisions to the estimated useful lives of franchises will be reflected in the 2002 financial statements (see Note 18 to the consolidated financial statements regarding the adoption of SFAS 142).

     Amortization expense related to franchises totaled $1.3 billion, $1.2 billion and $520.0 million, representing approximately 25.5%, 28.6% and 32.2% of operating expenses, for the years ended December 31, 2001, 2000 and 1999, respectively.

     VALUATION OF LONG-LIVED ASSETS. We evaluate the recoverability of long-lived assets, including property, plant and equipment and franchises, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such events or changes in circumstances could include such factors as changes in technological advances, fluctuations in the market value of such assets or adverse changes in relationships with local franchise authorities. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted net cash flows related to the asset over its remaining life, the carry value of such asset is reduced to its estimated fair value. While we believe that our estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect our evaluations.

RESULTS OF OPERATIONS

     The following table sets forth the percentages of revenues that items in the accompanying consolidated statements of operations constitute for the indicated periods (dollars in millions):

                                                  YEAR ENDED DECEMBER 31,
                               -------------------------------------------------------------
                                      2001                  2000                 1999
                               ------------------    ------------------    -----------------
STATEMENTS OF OPERATIONS:
Revenues.....................  $ 3,953.1    100.0%   $ 3,249.2    100.0%   $1,428.1    100.0%
                               ---------    -----    ---------    -----    --------    -----
Operating Expenses:
  Operating, general and
     administrative..........    2,110.0     53.4%     1,650.9     50.8%      738.0     51.7%
  Depreciation and
     amortization............    3,010.1     76.1%     2,462.6     75.8%      745.3     52.2%
  Option compensation
     expense.................      (51.8)    (1.3)%       41.0      1.3%       80.0      5.6%
  Corporate expenses.........       56.9      1.4%        55.2      1.7%       51.4      3.6%
  Special charges............       17.6      0.5%          --       --          --       --
                               ---------    -----    ---------    -----    --------    -----
     Total operating
       expenses..............    5,142.8    130.1%     4,209.7    129.6%    1,614.7    113.1%
                               ---------    -----    ---------    -----    --------    -----
Loss from operations.........   (1,189.7)   (30.1)%     (960.5)   (29.6)%    (186.6)   (13.1)%
Interest expense.............   (1,260.4)   (31.9)%   (1,065.2)   (32.8)%    (471.9)   (33.0)%
Interest income..............        8.8      0.2%         6.7      0.2%       18.8      1.3%
Loss on equity investments...      (48.9)    (1.2)%      (11.0)    (0.3)%        --       --
Other, net...................      (90.7)    (2.3)%       (6.5)    (0.2)%      (0.2)      --
                               ---------    -----    ---------    -----    --------    -----
Loss before income taxes,
  minority interest and
  extraordinary item.........   (2,580.9)   (65.3)%   (2,036.5)   (62.7)%    (639.9)   (44.8)%
Income tax expense...........         --       --           --       --        (1.0)    (0.1)%
                               ---------    -----    ---------    -----    --------    -----
Loss before minority interest
  and extraordinary item.....   (2,580.9)   (65.3)%   (2,036.5)   (62.7)%    (640.9)   (44.9)%
Minority interest expense....      (12.8)    (0.3)%      (11.0)    (0.3)%        --       --
                               ---------    -----    ---------    -----    --------    -----
Loss before extraordinary
  item.......................   (2,593.7)   (65.6)%   (2,047.5)   (63.0)%    (640.9)   (44.9)%
Extraordinary item -- Loss on
  early extinguishment of
  debt.......................         --       --           --       --        (7.8)    (0.5)%
                               ---------    -----    ---------    -----    --------    -----
Net loss.....................  $(2,593.7)   (65.6)%  $(2,047.5)   (63.0)%  $ (648.7)   (45.4)%
                               =========    =====    =========    =====    ========    =====

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

     REVENUES. Revenues increased by $703.9 million, or 21.7%, from $3,249.2 million in 2000 to $3,953.1 million in 2001. System operations acquired after January 1, 2000 accounted for $524.6 million, or 75%, of the increase in 2001, while systems acquired before January 1, 2000 accounted for $179.3 million, or 25%. Revenues by service offering are as follows (dollars in millions):

                                 YEAR ENDED DECEMBER 31,
                       --------------------------------------------
                               2001                    2000             2001 OVER 2000
                       --------------------    --------------------    ----------------
                                     % OF                    % OF                  %
                       BALANCE     REVENUES    BALANCE     REVENUES    CHANGE    CHANGE
                       --------    --------    --------    --------    ------    ------
Analog video.........  $2,787.6      70.5%     $2,504.5      77.1%     $283.1     11.3%
Digital video........     307.2       7.8%         89.3       2.7%      217.9    244.0%
Cable modem..........     154.4       3.9%         54.7       1.7%       99.7    182.3%
Advertising sales....     312.6       7.9%        234.6       7.2%       78.0     33.2%
Other................     391.3       9.9%        366.1      11.3%       25.2      6.9%
                       --------     -----      --------     -----      ------
                       $3,953.1     100.0%     $3,249.2     100.0%     $703.9
                       ========     =====      ========     =====      ======

     Analog video customers increased by 602,800, or 9.5%, to 6,953,700 at December 31, 2001 as compared to 6,350,900 at December 31, 2000. Of this increase, approximately 581,700 customer additions were the result of acquisitions. The remaining net increase of 21,100 customers relates to internal growth.

     Digital video customers increased by 1,075,300, or 100.5%, to 2,144,800 at December 31, 2001 from 1,069,500 at December 31, 2000. The increase resulted primarily from internal growth, which continues to increase as we upgrade our systems to provide advanced services to a larger customer base. Increased marketing efforts and strong demand for this service have also contributed to the increase.

     Data customers increased by 392,400, or 155.5%, to 644,800 at December 31, 2001 from 252,400 at December 31, 2000. Data customers consisted of 607,700 cable modem customers and 37,100 dial-up customers at December 31, 2001. The increase resulted primarily from internal growth, which continues to increase as we upgrade our systems to offer high-speed interactive services to a larger customer base. Marketing efforts coupled with strong demand for such services have also contributed to the increase.

     Advertising sales increased $78.0 million, or 33.2%, from $234.6 million in 2000 to $312.6 million in 2001. The increase resulted primarily from internal growth and was partially offset by a weakening advertising environment. As a result of our rebuild efforts, we experienced increased capacity primarily as the result of expanded channel line-ups. In addition, the level of advertising purchased by programmers to promote their channels, added as part of our expansion of channel line-ups, increased during 2001 compared to the corresponding period in 2000.

     OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES. Operating, general and administrative expenses increased by $459.1 million, or 27.8%, from $1,650.9 million in 2000 to $2,110.0 million in 2001. System operations acquired after January 1, 2000 accounted for $288.5 million, or 63%, of the increase in 2001 while systems acquired before January 1, 2000 accounted for $170.6 million, or 37%. Key expense components as a percentage of revenues are as follows (dollars in millions):

                                           YEAR ENDED DECEMBER 31,
                                  -----------------------------------------
                                         2001                  2000           2001 OVER 2002
                                  -------------------   -------------------   ---------------
                                               % OF                  % OF                %
                                  BALANCE    REVENUES   BALANCE    REVENUES   CHANGE   CHANGE
                                  --------   --------   --------   --------   ------   ------
General, administrative and
  service.......................  $  861.7     21.8%    $  719.2     22.1%    $142.5    19.8%
Analog video programming........     902.8     22.8%       736.0     22.7%     166.8    22.7%
Digital video...................     111.2      2.8%        36.2      1.1%      75.0   207.2%
Cable modem.....................     100.0      2.5%        39.2      1.2%      60.8   155.1%
Advertising sales...............      64.0      1.6%        56.5      1.7%       7.5    13.3%
Marketing.......................      70.3      1.8%        63.8      2.0%       6.5    10.2%
                                  --------              --------              ------
                                  $2,110.0              $1,650.9              $459.1
                                  ========              ========              ======

     The increase in general, administrative and service costs of $142.5 million, or 19.8%, resulted from increased bad debt expense of $48.6 million resulting primarily from the discounting of our analog product, coupled with increased spending on customer care and overall continued growth. The increase in analog video programming costs of $166.8 million, or 22.7%, was primarily the result of continued inflationary or negotiated increases, primarily in sports programming, coupled with increased channel capacity. The increase of $75.0 million, or 207.2%, in direct operating costs to provide digital video services resulted primarily from internal growth of these advanced services. The increase of $60.8 million, or 155.1%, in direct operating costs to provide cable modem services resulted primarily from internal growth. Advertising sales costs increased $7.5 million, or 13.3%, primarily as the result of internal growth and increased channel capacity. Marketing expenses increased $6.5 million, or 10.2%, related to an increased level of promotions of our service offerings.

     GROSS MARGIN. Gross margin (defined as revenues less operating, general and administrative expenses) decreased from 49.2% in 2000 to 46.6% in 2001, primarily resulting from the acquisition of less profitable cable systems from AT&T. Analog video gross margin decreased from 70.6% in 2000 to 67.6% in 2001, primarily resulting from such acquisitions coupled with continued inflation and negotiated increases in programming costs. Digital video gross margin increased from 59.5% in 2000 to 63.8% in 2001, primarily resulting from an increased customer base. Cable modem gross margin increased from 28.3% in 2000 to 35.2% in 2001 resulting from an increased customer base. Advertising sales gross margin increased from 75.9% in 2000 to 79.5% in 2001 resulting from expanded channel capacity as a result of our system upgrades, coupled with increased advertising purchases by programmers.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $547.5 million, or 22.2%, from $2,462.6 million in 2000 to $3,010.1 million in 2001. This increase resulted from capital expenditures under our rebuild and upgrade program in 2000 and 2001 and amortization of franchises in connection with acquisitions completed in 2000 and 2001.

     OPTION COMPENSATION EXPENSE. Option compensation expense decreased by $92.8 million from $41.0 million of expense in 2000 to $51.8 million of income in 2001. The decrease is primarily the result of the reversal of $66.6 million of expense previously recorded in connection with approximately 7 million options forfeited by our former President and Chief Executive Officer as part of his September 2001 separation agreement. This was partially offset by expense recorded because exercise prices on certain options that were issued prior to the initial public offering in 1999 of Charter Communications, Inc. were less than the estimated fair values of our common stock at the time of grant. Compensation expense is being accrued over the vesting period of such options and will continue to be recorded at a decreasing rate until the last vesting period lapses in April 2004.

     SPECIAL CHARGES. Special charges of $17.6 million represent charges associated with the transition of approximately 145,000 data customers from the Excite@Home Internet service to our Charter Pipeline service, as well as employee severance costs. These charges included $14.3 million in operational expenses in connection with the transition, including a one-time contract payment of $1.0 million to Excite@Home for the provision of services through February 2002 to the 10% of customers that would not be transitioned by December 31, 2001; and severance costs of $3.3 million associated with the termination of approximately 360 employees.

     CORPORATE EXPENSES. Corporate expenses increased by $1.7 million, or 3.1%, from $55.2 million in 2000 to $56.9 million in 2001. The increase was primarily a result of continued growth as a result of acquisitions.

     INTEREST EXPENSE. Interest expense increased by $195.2 million, or 18.3%, from $1,065.2 million in 2000 to $1,260.4 million in 2001. The increase in interest expense was a result of increased average debt outstanding in 2001 of $14,576.5 million compared to $12,281.2 million in 2000, partially offset by a decrease in our average borrowing rate of 0.40% from 9.02% in 2000 to 8.62% in 2001. The increased debt was used for acquisitions, capital expenditures and for other corporate purposes.

     INTEREST INCOME. Interest income increased by $2.1 million, or 31.3%, from $6.7 million in 2000 to $8.8 million in 2001. The increase in interest income was a result of higher average cash balances during in 2001.

     LOSS ON EQUITY INVESTMENTS. Loss on equity investments increased by $37.9 million, or 77.6%, from $11.0 million in 2000 to $48.9 million in 2001. The increase in loss on equity investments was primarily due to losses of $41.1 million on investments carried under the equity method of accounting, losses of $2.1 million on marketable securities and other than temporary losses of $5.7 million on investments carried under the cost method. These losses were primarily the result of weakening market conditions coupled with poor performance of these investments. The loss on equity investments included a loss of $36.0 million related to our investment in High Speed Access, a related party, which is described below.

     OTHER EXPENSE. Other expense increased by $84.2 million from $6.5 million, in 2000 to $90.7 million in 2001. This increase resulted primarily from a cumulative effect of a change in accounting principle of $23.9 million related to our adoption of SFAS No. 133 on January 1, 2001 and a loss of $51.3 million on interest rate agreements as a result of SFAS No. 133.

     MINORITY INTEREST EXPENSE. Minority interest expense represents 2% accretion of the preferred membership units in our indirect subsidiary, CC VIII, LLC, issued to certain Bresnan sellers. These membership units are exchangeable on a one-for-one basis for shares of Class A common stock of Charter Communications, Inc.

     NET LOSS. Net loss increased by $546.2 million from $2,047.5 million in 2000 to $2,593.7 million in 2001 as a result of the combination of factors described above.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     REVENUES. Revenues increased by $1,821.1 million, or 128%, from $1,428.1 million in 1999 to $3,249.2 million in 2000. System operations acquired after January 1, 1999 accounted for $1,578.3 million, or 87%, of the increase in 2000, while systems acquired before January 1, 1999 accounted for $242.8 million, or 13%. Revenues by service offering are as follows (dollars in millions):

                                     YEAR ENDED DECEMBER 31,
                       ---------------------------------------------------
                                 2000                       1999               2000 OVER 1999
                       ------------------------   ------------------------   -------------------
                                      % OF                       % OF                      %
                       BALANCE      REVENUES      BALANCE      REVENUES       CHANGE     CHANGE
                       --------   -------------   --------   -------------   --------   --------
Analog video.........  $2,504.5        77.1%      $1,155.2        80.8%      $1,349.3     116.8%
Digital video........      89.3         2.7%           7.7         0.6%          81.6   1,059.7%
Cable modem..........      54.7         1.7%          10.0         0.7%          44.7     447.0%
Advertising sales....     234.6         7.2%          72.0         5.1%         162.6     225.8%
Other................     366.1        11.3%         183.2        12.8%         182.9      99.8%
                       --------       -----       --------       -----       --------   -------
                       $3,249.2       100.0%      $1,428.1       100.0%      $1,821.1
                       ========       =====       ========       =====       ========

     Analog video customers increased by 898,300, or 16.5%, to 6,350,900 at December 31, 2000 as compared to 5,452,600 at December 31, 1999. Of this increase, approximately 781,400 customer additions were the result of acquisitions. The remaining net increase of 116,900 customers relates to internal growth, which represents an increase of approximately 2.5% compared to the prior year on a pro forma basis.

     Digital video customers increased by 943,300, or 747.5%, to 1,069,500 at December 31, 2000 from 126,200 at December 31, 1999. Of this increase, approximately 29,200 customer additions were the result of acquisitions. The remaining net increase of 914,100 customers relates to internal growth. The pace of growth increased throughout the year as we upgraded our systems. We surpassed our expectations throughout the year, with an average of 17,600 digital installations per week during 2000 which increased to 40,000 digital installations per week in December 2000. Increased marketing efforts and strong demand for this service contributed to the increase.

     Data customers increased by 180,400, or 250.6%, to 252,400 at December 31, 2000 from 72,000 at December 31, 1999. Of this increase, approximately 12,400 customer additions were the result of acquisitions. The remaining net increase of 168,000 customers relates to internal growth. Data customers consisted of 215,900 cable modem customers and 36,500 dial-up customers at December 31, 2000. The increase resulted primarily from internal growth, which continued to increase as we upgraded our systems to offer high-speed interactive services to a larger customer base. Marketing efforts coupled with strong demand for such services also contributed to the increase.

     Advertising sales increased $162.6 million, or 225.8%, from $72.0 million in 1999 to $234.6 million in 2000. Of this increase, approximately $101.8 million was the result of acquisitions. The remaining increase of $60.8 million relates to internal growth. As a result of our rebuild efforts, we experienced increased capacity primarily as the result of expanded channel line-ups and thus, increased advertising. The significant level of political campaign advertising in 2000 also contributed to increased advertising revenues.

     OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES. Operating, general and administrative expenses increased by $912.9 million from $738.0 million in 1999 to $1,650.9 million in 2000. System operations acquired after January 1, 1999 accounted for $813.4 million or 89% of the increase in 2000 while systems acquired before January 1, 1999 accounted for $99.5 million or 11%. Key expense components as a percentage of revenues are as follows (dollars in millions):

                                      YEAR ENDED DECEMBER 31,
                         --------------------------------------------------
                                   2000                      1999              2000 OVER 1999
                         ------------------------   -----------------------   -----------------
                                        % OF                      % OF                    %
                         BALANCE      REVENUES      BALANCE     REVENUES      CHANGE    CHANGE
                         --------   -------------   -------   -------------   ------   --------
General, administrative
  and service..........  $  719.2       22.1%       $342.9        24.0%       $376.3    109.7%
Analog video
  programming..........     736.0       22.7%        327.9        23.0%        408.1    124.5%
Digital video..........      36.2        1.1%          3.5         0.2%         32.7    934.3%
Cable modem............      39.2        1.2%          9.0         0.6%         30.2    335.6%
Advertising sales......      56.5        1.7%         19.0         1.3%         37.5    197.4%
Marketing..............      63.8        2.0%         35.7         2.5%         28.1     78.7%
                         --------       ----        ------        ----        ------    -----
                         $1,650.9                   $738.0                    $912.9
                         ========                   ======                    ======

     The increase in general, administrative and service costs of approximately $376.3 million, or 109.7%, resulted primarily from increases in corporate and regional resources to support our growth. The increase in analog video programming costs of approximately $408.1 million, or 124.5%, was primarily the result of continued inflationary or negotiated increases, primarily in sports programming, coupled with increased channel capacity. The increase of approximately $32.7 million, or 934.3%, in direct operating costs to provide digital video services resulted from acquisitions and internal growth of these advanced services. The increase of approximately $30.2 million, or 335.6%, in direct operating costs to provide cable modem services resulted from acquisitions and internal growth. Advertising sales costs increased by approximately $37.5 million, or 197.4%, primarily as the result of acquired operations. Marketing expenses increased by approximately $28.1 million, or 78.7%, as the result of acquired operations coupled with an increased level of promotions of advanced product offerings, including digital video and cable modem high-speed service.

     GROSS MARGIN. Gross margin (defined as revenues less operating, general and administrative expenses) increased from 48.3% in 1999 to 49.2% in 2000, primarily resulting from the increases in sales of digital video and cable modem services in 2000 as compared to 1999. Analog video gross margin decreased from 71.6% in 1999 to 70.6% in 2000, primarily resulting from continued inflation and negotiated increases in programming costs. Digital video gross margin increased from 54.5% in 1999 to 59.5% in 2000, primarily resulting from an increased customer base. Cable modem gross margin increased from 10.0% in 1999 to 28.3% in 2000 resulting from an increased customer base. Advertising sales gross margin increased from 73.6% in 1999 to 75.9% in 2000 resulting from expanded channel capacity as a result of our system upgrades, coupled with increased advertising purchases by programmers.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $1,717.3 million, or 230.4%, from $745.3 million in 1999 to $2,462.6 million in 2000. This increase resulted from a full year of expense on the fixed assets and franchises of our 1999 acquisitions, a partial year of expense on 2000 acquisitions and capital expenditures of $2,909.1 million to rebuild and upgrade our cable systems in 2000. Related to the rebuild and upgrade of our plant, the useful lives of certain depreciable assets were shortened. As a result, an additional $508.5 million of depreciation expense was recorded during 2000. These increases were partially offset by the elimination of depreciation and amortization expense related to dispositions of cable systems.

     OPTION COMPENSATION EXPENSE. Option compensation expense decreased by $39.0 million, or 48.8%, from $80.0 million in 1999 to $41.0 million in 2000. The expense relates to option grants at the time of the initial public offering of Charter Communications, Inc. at prices less than the estimated fair market value of our stock resulting in compensation expense to be accrued over the vesting period of the options. Compensation expense will continue to be recorded at a decreasing rate until the last vesting period lapses in April 2004.

     CORPORATE EXPENSES. Corporate expenses increased by $3.8 million, or 7.4%, from $51.4 million in 1999 to $55.2 million in 2000. The increase was primarily a result of continued growth as a result of acquisitions.

     INTEREST EXPENSE. Interest expense increased by $593.3 million, or 125.7%, from $471.9 million in 1999 to $1,065.2 million in 2000. The increase in interest expense was a result of increased average debt outstanding in 2000 of $12,281.2 million compared to $7,108.5 million in 1999, coupled with an increase in our average borrowing rate of 0.66% from 8.36% in 1999 to 9.02% in 2000. The increased debt was used for acquisitions, capital expenditures and for other corporate purposes.

     INTEREST INCOME. Interest income decreased by $12.1 million, or 64.4%, from $18.8 million in 1999 to $6.7 million in 2000. The decrease in interest income was a result of lower average cash balances during 2000 due to required credit facility draw downs in 1999 which were not required in 2000.

     LOSS ON EQUITY INVESTMENTS. The loss in 2000 was primarily due to losses of $7.0 million on investments carried under the equity method of accounting and other than temporary losses of $4.7 million on investments carried under the cost method partially offset by realized gains of $0.7 million on sales of marketable securities. These losses were primarily the result of weakening market conditions coupled with poor performance.

     MINORITY INTEREST EXPENSE. Minority interest expense represents 2% accretion of the preferred membership units in our indirect subsidiary, CC VIII, LLC, issued to certain Bresnan sellers. These membership units are exchangeable on a one-for-one basis for shares of Class A common stock of Charter Communications, Inc.

     NET LOSS. Net loss increased by $1,398.8 million from $648.7 million in 1999 to $2,047.5 million in 2000 as a result of the combination of factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     Our business requires significant cash to fund acquisitions, capital expenditures, debt service costs and ongoing operations. We have historically funded and expect to fund future liquidity and capital requirements through cash flows from operations, borrowings under the credit facilities of our subsidiaries, issuances of debt securities and capital contributions from Charter Communications, Inc. Charter Holdings' ability to make payments on its debt securities is dependent primarily upon distributions from its subsidiaries.

     OPERATING ACTIVITIES. Net cash provided by operating activities for the years ended December 31, 2001, 2000 and 1999 was $537.0 million, $1.1 billion and $460.4 million, respectively. For the year ended December 31, 2001, net cash provided by operating activities was due primarily to a loss before minority interest expense of $2.6 billion, and offset partially by a change in other operating assets and liabilities of $728.9 million. For the year ended December 31, 2000, net cash provided by operating activities was due primarily to a loss before minority interest expense of $2.0 billion, and offset partially by a change in other operating assets and liabilities of $463.1 million. For the year ended December 31, 1999, net cash provided by operating activities was due primarily to a loss before minority interest expense and extraordinary item of $640.9 million, and offset by a change in other operating assets and liabilities of $178.4 million.

     Operating activities provided $589.3 million less cash in 2001 than in 2000. Net loss provided $546.2 million less cash in 2001 than in 2000 primarily due to increases in interest expense resulting from higher average outstanding debt balances due to net borrowings of $2.4 billion during 2001, and changes in accounts payable and accrued expenses that provided $749.0 million less cash in 2001 than in 2000 primarily due to differences in the timing of payments.

     Operating activities provided $665.9 million more cash in 2000 than in 1999. Net loss provided $1.4 billion less cash in the year ended December 31, 2000 than in 1999 primarily due to increases in interest expense resulting from higher average outstanding debt balances due to net borrowings of long-term debt of $2.2 billion during 2000, changes in accounts payable and accrued expenses that provided $519.9 million more cash in 2000 than in 1999 primarily due to differences in the timing of payments, and changes in accounts receivable that used $106.0 million more cash in 2000 than in 1999 primarily due to differences in the timing of receivable collections.

     INVESTING ACTIVITIES. Net cash used in investing activities for the years ended December 31, 2001, 2000 and 1999 was $4.6 billion, $2.9 billion and $6.0 billion, respectively. For the year ended December 31, 2001, net cash used in investing activities resulted primarily from capital expended of $2.9 billion for property and equipment and $1.7 billion for the acquisition of cable systems. For the year ended December 31, 2000, cash used in investing activities resulted primarily from capital expended of $2.8 billion for property and equipment and $101.2 million for the acquisition of cable systems. For the year ended December 31, 1999, net cash used in investing activities resulted primarily from $3.6 billion for the acquisition of cable systems and $1.7 billion from a loan to Marcus Cable Holdings. Capital expenditures are primarily for the continued upgrade and rebuild of our systems in order to offer advanced services to our customers and for normal recurring capital expenditures and our continued upgrade and rebuild will continue to require substantial capital. In 2002, we expect to spend a total of approximately $2.5 billion to upgrade and rebuild our systems. See "-- Capital Expenditures" for further information.

     Investing activities used $1.7 billion more cash in 2001 than in 2000. Purchases of property, plant and equipment used $125.7 million more cash in 2001 than in 2000 as a result of our efforts to upgrade, rebuild and expand our cable systems. Payments for acquisitions used $1.6 billion more cash in 2001 than in 2000 primarily as a result of our acquisition of cable systems from AT&T Broadband.

     Investing activities used $3.1 billion less cash in 2000 than in 1999. Purchases in property, plant and equipment used $2.0 billion more cash in 2000 than in 1999 as a result of our efforts to upgrade, rebuild and expand our cable systems. This was offset by payments for acquisitions which used $3.5 billion less cash in 2000 than in 1999 due to our eight acquisitions in 1999 for which we paid, among other consideration, $3.6 billion in cash, net of cash acquired. In addition, we used $1.7 billion less cash in 2000 than in 1999 due to a nonrecurring loan to Marcus Cable Holdings during 1999.

     FINANCING ACTIVITIES. Net cash provided by financing activities for the years ended December 31, 2001, 2000 and 1999 was $4.0 billion, $1.8 billion and $5.6 billion, respectively. For the year ended December 31, 2001, we received proceeds from the issuance of long-term debt of $6.7 billion and $1.6 billion from the proceeds of capital contributions from Charter Communications, Inc. This was offset primarily by repayment of long-term debt of $4.3 billion. For the year ended December 31, 2000, we received proceeds from the issuance of long-term debt of $6.7 billion. This was offset primarily by repayment of long-term debt of $4.5 billion. The increase in cash from financing activities was primarily due to the additional funding needed for acquisitions, capital expenditures and general corporate purposes. For the year ended December 31, 1999, we received proceeds from the issuance of long-term debt of $9.3 billion, proceeds from capital contributions from Charter Communications, Inc. of $1.1 billion. This was offset primarily by repayment of long-term debt of $5.7 billion. Financing activities provided $2.2 billion more cash in 2001 than in 2000. The increase in cash provided in 2001 compared to 2000 was primarily due to proceeds from the capital contributions from Charter Communications, Inc. of $1.6 billion.

     Financing activities provided $3.9 billion less cash in 2000 than in 1999. Borrowings of long-term debt provided $2.5 billion less cash in 2000 than in 1999 due to lower borrowings in 2000 while repayments of long-term debt used $1.2 billion less cash in 2000 than in 1999. Net proceeds from Charter Communications, Inc. provided $393.2 million less cash in 2000 due to one time events that did not recur in 2000. See "-- Financing Activities."

     As of December 31, 2001 and 2000, long-term debt totaled approximately $15.0 billion and $12.3 billion, respectively. This debt was comprised of approximately $6.7 billion and $7.3 billion of debt under our credit facilities and $8.2 billion and $5.0 billion of high yield debt at December 31, 2001 and 2000, respectively. As of December 31, 2001, we had unused availability of $2.3 billion under the credit facilities of our subsidiaries. After giving effect to the amendment of the Charter Operating and CC VIII Operating credit facilities on January 3, 2002, we would have had $2.6 billion of unused availability under the credit facilities of our subsidiaries as of December 31, 2001.

     As of December 31, 2001 and 2000, the weighted average rate on the bank debt was approximately 6.0% and 8.3%, respectively, while the weighted average rate on the high yield debt was approximately 10.1% and 9.1%, respectively, resulting in a blended weighted average rate of 8.2% and 8.9%, respectively. Approximately 80.2% of our debt was effectively fixed including the effects of our interest rate hedge agreements as of December 31, 2001 as compared to approximately 57.2% at December 31, 2000. The fair value of our total fixed-rate debt was $8.2 billion and $5.5 billion at December 31, 2001 and 2000, respectively. The fair value of fixed-rate debt is based on quoted market prices. The fair value of variable-rate debt approximated the carrying value of $6.7 billion and $7.3 billion at December 31, 2001 and 2000, respectively, since this debt bears interest at current market rates.

     In recent years, we have incurred significant additional debt to fund our capital expenditures and acquisitions. Our significant amount of debt may adversely affect our ability to obtain financing in the future and react to changes in our business. Our credit facilities and other debt instruments contain various financial and operating covenants that could adversely impact our ability to operate our business, including restrictions on the ability of our operating subsidiaries to distribute cash to their parents. See
"-- Financing Activities," "-- Certain Trends and Uncertainties -- Restrictive Covenants" and "Risk Factors" for further information. Additionally, in the event of a default or an event of default under the credit agreements of our subsidiaries, such as the failure to maintain the applicable required financial ratios, we would be unable to borrow under these credit facilities, which could adversely impact our ability to operate our business and to make payments under our debt instruments. An event of default may in certain circumstances result in the acceleration of our debt under the related credit facility and may result in defaults under the agreements governing our other long-term indebtedness. See "-- Financing Activities" for a description of certain of the terms of the agreements governing our long-term indebtedness.

     We currently anticipate that we will have sufficient capital from operating revenues and existing credit facilities to fund our operating costs, interest expense, required debt repayments and capital expenditures during 2002 and through 2003, after which time we expect that cash flows from operations will fund our operating costs, interest expense and capital expenditures. However, any projections about future capital need and cash flows are subject to substantial uncertainty. See "-- Certain Trends and Uncertainties."

CAPITAL EXPENDITURES

     We have substantial ongoing capital expenditure requirements. We make capital expenditures primarily to upgrade, rebuild and expand our cable systems, as well as for system improvements, for the development of new products and services, and deployment of digital converters and cable modems. Upgrading our cable systems will enable us to offer an increasing variety of advanced products and services, including digital television, cable modem high-speed Internet access, video-on-demand interactive services additional channels and tiers and expanded pay-per-view options, to a larger customer base.

     We made capital expenditures, excluding acquisitions of cable systems, of $2.9 billion, $2.8 billion and $741.5 million for the years ended December 31, 2001, 2000 and 1999, respectively. The majority of the capital expenditures in 2001 related to our rebuild and upgrade program and purchases of converters and cable modems, and were funded from cash flows from operations, the issuance of debt, borrowings under the credit facilities of our subsidiaries and the issuance of Class A common stock by Charter Communications, Inc.

     In 2002, we expect to spend a total of approximately $2.5 billion to upgrade and rebuild our systems in order to offer advanced services to our customers and for normal recurring capital expenditures. Normal recurring capital expenditures will include extensions of systems, development of new products and services, purchases of converters and cable modems, system improvements and the build-out of advanced customer contact centers. The actual amount that we spend on these types of capital expenditures will depend on the level of our growth in digital cable customer base and in the delivery of other advanced services. We currently anticipate that we will have sufficient capital to fund our capital expenditures through 2003, after which time we expect that cash flows from operations will fund our capital expenditures and interest expense. However, we may need additional capital if there is accelerated growth in digital cable customers or in the delivery of other advanced services, whether as a result of increasing demand for advanced products and services in our upgraded service areas or a need to upgrade other service areas ahead of schedule. We may also need additional capital if we acquire substantial additional customers. If we are not able to obtain such capital from increases in our operating cash flow, additional borrowings or other sources, we may not be able to fund any accelerated growth, offer advanced products and services or compete effectively. Consequently, our growth, financial condition and results of operations could suffer materially.

INVESTING ACTIVITIES

     HIGH SPEED ACCESS. High Speed Access was a provider of high-speed Internet access services over cable modems. During the period from 1997 to 2000, certain Charter Communications entities entered into Internet-access related service agreements, and both Vulcan Ventures, an entity controlled by Mr. Allen, Charter Communications Holding Company and one of our subsidiaries made equity investments in High Speed Access. On December 5, 2000, one of our subsidiaries, Charter Communications Ventures, LLC, and Vulcan Ventures purchased 37,000 shares and 38,000 shares, respectively, of Series D convertible preferred stock of High Speed Access for $37.0 million and $38.0 million, respectively. On September 28, 2001, Charter Communications Holding Company and High Speed Access entered into an asset purchase agreement pursuant to which Charter Communications Holding Company agreed to purchase from High Speed Access the contracts and associated assets, and assume related liabilities, that serve our customers, including a customer contact center, network operations center and provisioning software. On February 28, 2002, the asset purchase agreement closed, and we acquired substantially all of the assets of High Speed Access. See "-- Organizational History -- Acquisitions."

     WORLDGATE/TVGATEWAY. WorldGate Communications, Inc. is a provider of Internet access through cable systems. Charter Communications, Inc. has an affiliation agreement with WorldGate for an initial term which expires in November 2002. On July 25, 2000, Charter Communications Holding Company entered into a joint venture, named TVGateway, LLC, with WorldGate Communications, Inc. and several other cable operators to develop and deploy a server-based interactive program guide. Charter Communications Holding Company initially invested $850,000, providing it a 16.25% ownership interest in the joint venture and through subsequent investments of

$1.0 million, $1.5 million and $1.5 million in December 2000, July 2001 and December 2001, respectively, increased its ownership interest to 17.63% as of December 31, 2001. For the first four years after the formation of TVGateway, Charter Communications Holding Company will earn additional ownership units, up to a maximum of 750,000 ownership units, as the interactive program guide is deployed to our customers. On August 15, 2000, in connection with the formation of the joint venture, Charter Communications Holding Company purchased 31,211 shares of common stock of WorldGate at $16.02 per share for a total purchase price of $500,000. As a result of this purchase, Charter Communications Holding Company received a $125,000 credit from WorldGate against future equipment purchases relating to the deployment of its service. Additionally, WorldGate granted Charter Communications Holding Company warrants to purchase up to 500,000 shares of WorldGate common stock for a period of seven years at a exercise price of $24.78 per share. For a period of three years from the date of closing, Charter Communications Holding Company will also be issued warrants to purchase common stock of WorldGate based on the number of two-way digital homes passed in the systems in which Charter Communications Holding Company has deployed WorldGate service. As of December 31, 2001, Charter Communications Holding Company had earned warrants to purchase 27,853 shares, but has not yet received documentation evidencing them. One of our subsidiaries holds additional warrants to purchase 263,353 shares of WorldGate common stock for $10.65 per share, which expire on June 30, 2002 and also owns 107,554 shares of WorldGate common stock for which it paid a total of $1.5 million. As of December 31, 2001 and 2000, the carrying value of our investment in WorldGate was approximately $80,000 and $300,000, respectively, and the carrying value of Charter Communications Holding Company's investment in WorldGate and TVGateway was approximately $103,000 and $29,000, respectively, and $2.6 million and $1.1 million, respectively. See "Certain Relationships and Related
Transactions -- Business Relationships."

     DIGEO, INC. In connection with the execution Charter Communications, Inc.'s carriage agreement on March 5, 2001, with digeo interactive, LLC, a subsidiary of digeo, inc., which will function as its television-based Internet portal for an initial six-year period, Charter Communications Ventures, LLC, received an equity interest in digeo, inc. funded by Vulcan Ventures Incorporated's contribution of approximately $21.2 million, which is subject to a priority return of capital to Vulcan up to the amount so funded. Vulcan also agreed to make, through January 24, 2004, certain additional contributions through D Broadband Holdings, LLC to acquire digeo, inc. equity in order to maintain Charter Venture's pro rata interest in digeo, inc. in the event of certain future digeo, inc. equity financings by the founders of digeo, inc. These additional equity interests will also be subject to a priority return of capital to Vulcan up to the amount so contributed. Pursuant to this obligation, on April 26, 2002 Vulcan Ventures contributed an additional $12.5 million to DBroadband Holdings, which was in turn used to purchase additional equity of digeo, inc. For the year ended December 31, 2001, we recorded a $599,000 loss on our investment in digeo, inc. See "Certain Relationships and Related Transactions -- Business Relationships."

     ACQUISITIONS. See "-- Organizational History -- Acquisitions" for a discussion of our investments through acquisitions.

FINANCING ACTIVITIES

     As of December 31, 2001, our total debt was approximately $15.0 billion. Actual debt outstanding at December 31, 2001 and pro forma for the 2001 and 2002 acquisitions and for the issuance and sale of the original notes, the application of the net proceeds therefrom to repay a portion of the amounts then outstanding under the revolving credit facilities of our subsidiaries, the equity contribution from Charter Communications Holdings Company from the May 2001 issuance and sale by Charter Communications, Inc. of convertible senior notes and Class A common stock and the issuance and sale of the May 2001 Charter Holdings notes, is summarized below (dollars in thousands):

                                                          ACTUAL        PRO FORMA
                                                        BALANCE AT      BALANCE AT
                                                       DECEMBER 31,    DECEMBER 31,
                                                           2001            2001
                                                       ------------    ------------
LONG-TERM DEBT
Charter Holdings:
  March 1999
  8.250% senior notes due 2007.......................  $   600,000     $   600,000
  8.625% senior notes due 2009.......................    1,500,000       1,500,000
  9.920% senior discount notes due 2011..............    1,475,000       1,475,000

  January 2000
  10.000% senior notes due 2009......................      675,000         675,000
  10.250% senior notes due 2010......................      325,000         325,000
  11.750% senior discount notes due 2010.............      532,000         532,000

  January 2001
  10.750% senior notes due 2009......................      900,000         900,000
  11.125% senior notes due 2011......................      500,000         500,000
  13.500% senior discount notes due 2011.............      675,000         675,000

  May 2001
  9.625% senior notes due 2009.......................      350,000         350,000
  10.000% senior notes due 2011......................      575,000         575,000
  11.750% senior discount notes due 2011.............    1,018,000       1,018,000

  January 2002
  9.625% senior notes due 2009.......................           --         350,000
  10.000% senior notes due 2011......................           --         300,000
  12.125% senior discount notes due 2012.............           --         450,000

                                                          ACTUAL        PRO FORMA
                                                        BALANCE AT      BALANCE AT
                                                       DECEMBER 31,    DECEMBER 31,
                                                           2001            2001
                                                       ------------    ------------
Renaissance:
  10.00% senior discount notes due 2008..............      114,413         114,413

CC V Holdings:
  11.875% senior discount notes due 2008.............      179,750         179,750
Other long-term debt.................................        1,313           1,314

Credit Facilities
  Charter Operating..................................    4,145,000       3,681,762
  CC VI Operating....................................      901,000         825,000
  CC VII.............................................      582,000         485,000
  CC VIII Operating..................................    1,082,000         975,000
                                                       -----------     -----------
                                                        16,130,476      16,487,239
Unamortized discount.................................   (1,170,103)     (1,375,144)
                                                       -----------     -----------
                                                       $14,960,373     $15,112,095
                                                       ===========     ===========

PUBLICLY-HELD DEBT

     MARCH 1999 CHARTER HOLDINGS NOTES. In March 1999, Charter Holdings and Charter Capital issued $3.6 billion principal amount of senior notes. The March 1999 Charter Holdings notes consisted of $600.0 million in aggregate principal amount of 8.250% senior notes due 2007, $1.5 billion in aggregate principal amount of 8.625% senior notes due 2009, and $1.475 billion in aggregate principal amount at maturity of 9.920% senior discount notes due 2011. The net proceeds of approximately $2.9 billion, combined with the borrowings under our credit facilities, were used to consummate tender offers for publicly held debt of several of our subsidiaries, to refinance borrowings under our previous credit facilities, for working capital purposes and to finance a number of acquisitions.

     The 8.250% senior notes are not redeemable prior to maturity. Interest is payable semiannually in arrears on April 1 and October 1, beginning October 1, 1999, until maturity. The 8.625% senior notes are redeemable at our option at amounts decreasing from 104.313% to 100% of par value plus accrued and unpaid interest beginning on April 1, 2004, to the date of redemption. At any time prior to April 1, 2002, we may redeem up to 35% of the aggregate principal amount of the 8.625% senior notes at a redemption price of 108.625% of the principal amount under certain conditions. Interest is payable semiannually in arrears on April 1 and October 1, beginning October 1, 1999, until maturity.

     The 9.920% senior discount notes are redeemable at our option at amounts decreasing from 104.960% to 100% of accreted value beginning April 1, 2004. At any time prior to April 1, 2002, we may redeem up to 35% of the aggregate principal amount of the 9.920% senior discount notes at a redemption price of 109.920% of the accreted value under certain conditions. Thereafter, cash interest is payable semiannually in arrears on April 1 and October 1 beginning October 1, 2004, until maturity.

     As of December 31, 2001, a total of $2.1 billion was outstanding under the 8.250% notes and the 8.625% notes, and the accreted value of the outstanding 9.920% notes was approximately $1.2 billion.

     JANUARY 2000 CHARTER HOLDINGS NOTES. In January 2000, Charter Holdings and Charter Capital issued $1.5 billion principal amount of senior notes. The January 2000 Charter Holdings notes consisted of $675.0 million in aggregate principal amount of 10.000% senior notes due 2009,

$325.0 million in aggregate principal amount of 10.250% senior notes due 2010, and $532.0 million in aggregate principal amount at maturity of 11.750% senior discount notes due 2010. The net proceeds of approximately $1.25 billion were used to consummate change of control offers for certain of the Falcon, Avalon and Bresnan notes.

     The 10.000% senior notes are not redeemable prior to maturity. Interest is payable semiannually in arrears on April 1 and October 1, beginning April 1, 2000, until maturity. The 10.250% senior notes are redeemable at our option at amounts decreasing from 105.125% to 100% of par value plus accrued and unpaid interest beginning on January 15, 2005, to the date of redemption. At any time prior to January 15, 2003, we may redeem up to 35% of the aggregate principal amount of the 10.250% senior notes at a redemption price of 110.250% of the principal amount under certain conditions. Interest is payable semiannually in arrears on January 15 and July 15, beginning July 15, 2000, until maturity.

     The 11.750% senior discount notes are redeemable at our option at amounts decreasing from 105.875% to 100% of accreted value beginning January 15, 2005. At any time prior to January 15, 2003, we may redeem up to 35% of the aggregate principal amount of the 11.750% senior discount notes at a redemption price of 111.750% of the accreted value under certain conditions. Thereafter, cash interest is payable semiannually in arrears on January 15 and July 15 beginning July 15, 2005, until maturity.

     As of December 31, 2001, a total of $1.0 billion of the January 2000 Charter Holdings 10.000% and 10.250% senior notes were outstanding, and the accreted value of the 11.750% senior discount notes was approximately $376.1 million.

     JANUARY 2001 CHARTER HOLDINGS NOTES. In January 2001, Charter Holdings and Charter Capital issued $2.1 billion in aggregate principal amount of senior notes. The January 2001 Charter Holdings notes consisted of $900.0 million in aggregate principal amount of 10.750% senior notes due 2009, $500.0 million in aggregate principal amount of 11.125% senior notes due 2011 and $675.0 million in aggregate principal amount at maturity of 13.500% senior discount notes due 2011. The net proceeds of approximately $1.72 billion were used to repay all remaining amounts then outstanding under the Charter Holdings 2000 senior bridge loan facility and the CC VI Operating revolving credit facility and a portion of the amounts then outstanding under the Charter Operating and CC VII revolving credit facilities and for general corporate purposes.

     The 10.750% senior notes are not redeemable prior to maturity. Interest is payable semiannually on April 1 and October 1, beginning October 1, 2001 until maturity. The 11.125% senior notes are redeemable at our option at amounts decreasing from 105.563% to 100% of par value plus accrued and unpaid interest, beginning on January 15, 2006, to the date of redemption. At any time prior to January 15, 2004, we may redeem up to 35% of the aggregate principal amount of the 11.125% senior notes at a redemption price of 111.125% of the principal amount under certain conditions. Interest is payable semiannually in arrears on January 15 and July 15, beginning on July 15, 2001, until maturity.

     The 13.500% senior discount notes are redeemable at our option at amounts decreasing from 106.750% to 100% of accreted value beginning January 15, 2006. At any time prior to January 15, 2004, we may redeem up to 35% of the aggregate principal amount of the 13.500% senior notes at a redemption price of 113.500% of the accreted value under certain conditions. Interest is payable semiannually in arrears on January 15 and July 15, beginning on July 15, 2006, until maturity.

     As of December 31, 2001, a total of $1.4 billion of the January 2001 Charter Holdings 10.750% and 11.125% senior notes were outstanding, and the accreted value of the 13.500% senior discount notes was approximately $398.3 million.

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

     MAY 2001 CHARTER HOLDINGS NOTES. In May 2001, Charter Holdings and Charter Capital issued $1.94 billion in aggregate principal amount of senior notes. The May 2001 Charter Holdings notes consisted of $350.0 million in aggregate principal amount of 9.625% senior notes due 2009, $575.0 million in aggregate principal amount of 10.000% senior notes due 2011 and $1.0 billion in aggregate principal amount at maturity of 11.750% senior discount notes due 2011. The net proceeds of approximately $1.47 billion were used to pay a portion of the purchase price of the AT&T transactions, repay all amounts outstanding under the Charter Operating and CC VII revolving credit facilities and for general corporate purposes, including capital expenditures.

     The 9.625% senior notes are not redeemable prior to maturity. Interest is payable semiannually in arrears on May 15 and November 15, beginning November 15, 2001, until maturity. The 10.000% senior notes are redeemable at our option at amounts decreasing from 105.000% to 100% of par value plus accrued and unpaid interest beginning on May 15, 2006, to the date of redemption. At any time prior to May 15, 2004, we may redeem up to 35% of the aggregate principal amount of the 10.000% senior notes at a redemption price of 110.000% of the principal amount under certain conditions. Interest is payable semiannually in arrears on May 15 and November 15, beginning November 15, 2001, until maturity.

     The 11.750% senior discount notes are redeemable at our option at amounts decreasing from 105.875% to 100% of accreted value beginning January 15, 2006. At any time prior to May 15, 2004, we may redeem up to 35% of the aggregate principal amount of the 11.750% senior discount notes at a redemption price of 111.750% of the accreted value under certain conditions. Thereafter, cash interest is payable semiannually in arrears on May 15 and November 15 beginning November 15, 2006, until maturity.

     As of December 31, 2001, a total of $925.0 million of the May 2001 Charter Holdings 9.625% and 10.000% senior notes were outstanding, and the accreted value of the 11.750% senior discount notes was approximately $618.1 million.

     RENAISSANCE NOTES. In connection with the acquisition of Renaissance in April 1999, we assumed $163.2 million principal amount at maturity of 10.000% senior discount notes due 2008. The Renaissance notes do not require the payment of interest until April 15, 2003. From and after April 15, 2003, the Renaissance notes bear interest, payable semi-annually in cash, on April 15 and October 15, commencing on October 15, 2003. The Renaissance notes are due on April 15, 2008.

     In May 1999, $48.8 million aggregate face amount of the Renaissance notes was repurchased at 101% of the accreted value plus accrued and unpaid interest. As of December 31, 2001, $114.4 million of the Renaissance notes were outstanding, and the accreted value was approximately $103.6 million.

     CC V HOLDINGS NOTES. Charter Communications Holding Company acquired CC V Holdings (f/k/a Avalon Cable) in November 1999 and assumed CC V Holdings' outstanding 11.875% senior discount notes due 2008 with an accreted value of $123.3 million and $150.0 million in principal amount of 9.375% senior subordinated notes due 2008. After December 1, 2003, cash interest on the CC V Holdings 11.875% notes will be payable semi-annually on June 1 and December 1 of each year, commencing June 1, 2004.

     In January 2000, through change of control offers and purchases in the open market, we repurchased all of the $150.0 million aggregate principal amount of the CC V Holdings 9.375% notes. The aggregate repurchase price was $153.7 million and was funded with the proceeds from sale of the January 2000 Charter Holdings notes.

     Contemporaneously, we completed change of control offers in which we repurchased $16.3 million aggregate principal amount at maturity of the 11.875% notes at a purchase price of 101% of

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

accreted value as of January 28, 2000, for $10.5 million. As of December 31, 2001, CC V Holdings 11.875% notes with an aggregate principal amount of $179.8 million at maturity remained outstanding with an accreted value of $146.3 million.

     FALCON NOTES. Charter Communications Holding Company acquired the Falcon entities (n/k/a CC VII) in November 1999 and assumed Falcon's outstanding $375.0 million in principal amount of 8.375% senior notes due 2010 and 9.285% senior discount notes due 2010 with an accreted value of approximately $319.1 million as of the acquisition date. Charter Communications Holding Company transferred Falcon to Charter Holdings in January 2000.

     In February 2000, through change of control offers and purchases in the open market, all of the Falcon 8.375% senior notes with a principal amount of $375.0 million were repurchased for $388.0 million, and all of the Falcon 9.285% senior discount notes with an aggregate principal amount at maturity of $435.3 million were repurchased for $328.1 million.

     BRESNAN NOTES. We acquired the Bresnan companies (n/k/a CC VIII) in February 2000 and assumed Bresnan's outstanding $170.0 million in principal amount of 8.000% senior notes due 2009 and $275.0 million in principal amount at maturity of 9.250% senior discount notes due 2009 with an accreted value of $192.2 million. In March 2000, we repurchased all of the outstanding Bresnan notes at purchase prices of 101% of the outstanding principal amounts plus accrued and unpaid interest or accreted value, as applicable, for a total of $369.7 million, using proceeds from the sale of the January 2000 Charter Holdings notes.

     JANUARY 2002 CHARTER HOLDINGS NOTES. In January 2002, Charter Holdings and Charter Capital issued senior notes with an aggregate principal amount at maturity of $1.1 billion. The January 2002 Charter Holdings notes are comprised of $350.0 million 9.625% senior notes due 2009, $300.0 million 10.000% senior notes due 2011, and $450.0 principal amount at maturity of 12.125% senior discount notes due 2012. The net proceeds of approximately $872.8 million, were used to repay a portion of the amounts outstanding under the revolving credit facilities of our subsidiaries.

     The 9.625% senior notes are not redeemable prior to maturity. Interest is payable semiannually in arrears on May 15 and November 15, beginning November 15, 2001, until maturity. The 10.000% senior notes are redeemable at our option at amounts decreasing from 105.000% to 100% of par value plus accrued and unpaid interest beginning on May 15, 2006, to the date of redemption. At any time prior to May 15, 2004, we may redeem up to 35% of the aggregate principal amount of the 10.000% senior notes at a redemption price of 110.000% of the principal amount under certain conditions. Interest is payable semiannually in arrears on May 15 and November 15, beginning November 15, 2001, until maturity.

     The 12.125% senior discount notes are redeemable at our option at amounts decreasing from 106.683% to 100% of accreted value beginning January 15, 2007. At any time prior to January 15, 2005, we may redeem up to 35% of the aggregate principal amount of the 12.125% senior discount notes at a redemption price of 112.125% of the accreted value under certain conditions. Thereafter, cash interest is payable semiannually in arrears on January 15 and July 15 beginning July 15, 2007, until maturity.

     CAPITAL TRANSACTIONS. In October and November 2000, Charter Communications, Inc. issued 5.75% convertible senior notes with an aggregate principal amount at maturity of $750.0 million. Charter Communications, Inc. used the net proceeds from the sale of these notes to purchase from Charter Communications Holding Company a mirror convertible senior note with terms substantially similar to the terms of the convertible senior notes issued by Charter Communications Inc. Charter Communications Holding Company used the net proceeds of approximately $727.5 million from the sale of the mirror note to purchase common equity in Charter Holdings, which in turn used the capital contribution to repay a portion of the amount outstanding under the 2000 Charter Holdings

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

senior bridge loan. In May 2001, Charter Communications, Inc. issued 4.75% convertible senior notes due 2006 in the aggregate principal amount of $632.5 million. Charter Communications, Inc. used the net proceeds from the sale of these notes to purchase from Charter Communications Holding Company, a mirror convertible senior note with terms substantially similar to the terms of the convertible senior notes issued by Charter Communications, Inc. Charter Communications Holding Company used the net proceeds of approximately $608.7 million from the sale of the mirror convertible note to purchase common equity in Charter Holdings. The net proceeds were used to repay a portion of the amounts outstanding under the credit facilities of our subsidiaries and for general corporate purposes, including working capital. Also, in May 2001, Charter Communications, Inc. sold shares of its Class A common stock for total proceeds of approximately $1.21 billion. Charter Communications, Inc. used the net proceeds from the sale to purchase additional membership units in Charter Communications Holding Company which used approximately $700.0 million of such proceeds to purchase common equity in Charter Holdings, which were used for general corporate purposes, including capital expenditures. Such transactions are reflected as a total capital contribution of approximately $1.6 billion as of December 31, 2001.

     HIGH YIELD INDEBTEDNESS -- CHANGE OF CONTROL; RESTRICTIVE COVENANTS. In the event of a specified change of control under each of the indentures governing the public notes described above, we must offer to repurchase any then outstanding public notes at 101% of their principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any. See "-- Certain Trends and Uncertainties -- Long-Term Indebtedness -- Change of Control Payments."

     The indentures governing the public notes described above contain certain covenants that restrict the ability of Charter Holdings and Charter Capital and their restricted subsidiaries to:

     - incur additional debt;

     - pay dividends on stock or repurchase stock;

     - grant liens;

     - make investments;

     - sell all or substantially all of our assets or merge with or into other companies;

     - sell assets;

     - in the case of restricted subsidiaries, create or permit to exist dividend or payment restrictions with respect to us; and

     - engage in certain transactions with affiliates.

     The indentures governing the Avalon and Renaissance notes contain similar restrictions.

     Additionally, the indentures governing our high yield debt contain information requirements and events of default and certain restrictive covenants. The events of default under the Charter Holdings notes include a cross-default to acceleration of, or failure to pay when due any scheduled payment of principal in respect of, any indebtedness of Charter Holdings, Charter Capital or any of our restricted subsidiaries having an outstanding principal amount in excess of $100 million. As a result, an event of default related to the failure to make a principal payment when due or the acceleration of the indebtedness under the credit facilities of our subsidiaries or the Avalon and Renaissance indentures could cause a cross-default under the Charter Holdings indentures. See "-- Certain Trends and Uncertainties -- Acceleration of Indebtedness of Subsidiaries" and "-- Certain Trends and
Uncertainties -- Restrictive Covenants."

     The Renaissance indenture contains a similar cross-default provision with a $10 million threshold that applies to the issuers of the Renaissance notes and their restricted subsidiaries. The Avalon

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

indenture contains events of default that include a cross-default to acceleration of, or failure to make payments when due or within the applicable grace period, by CC V Holdings, CC V Holdings Finance or any restricted subsidiary, on any indebtedness in excess of $5.0 million. As a result, an event of default related to the failure to make a payment when due or the acceleration of the indebtedness under the CC VIII Operating credit facility could cause a cross-default under the Avalon indenture. See "-- Certain Trends and Uncertainties -- Acceleration of Indebtedness of Subsidiaries."

     Distributions to Charter Holdings to pay interest on the Charter Holdings notes are subject to the restricted payment provisions contained in the indenture for the 11.875% CC V Holdings, LLC notes and the Renaissance notes. See "-- Certain Trends and Uncertainties--Restrictive Covenants."

CREDIT FACILITIES

     CHARTER OPERATING CREDIT FACILITIES. Obligations under the Charter Operating credit facilities are guaranteed by Charter Operating's parent, Charter Holdings, and by Charter Operating's subsidiaries. The obligations under the Charter Operating credit facilities are secured by pledges by Charter Operating of intercompany obligations and the equity interests of Charter Operating in its subsidiaries and its subsidiaries obligations of and interests in each of their subsidiaries, but are not secured by the other assets of Charter Operating or its subsidiaries. The obligations under the Charter Operating credit facilities are also secured by pledges of intercompany obligations and the equity interests of Charter Holdings in Charter Operating, but are not secured by the other assets of Charter Holdings.

     The Charter Operating credit facilities were amended and restated on January 3, 2002 and provide for four term facilities: two Term A facilities with an aggregate principal amount of $1.11 billion that matures in September 2007, each with different amortization schedules, one beginning in June 2002 and one beginning in September 2005; and two Term B facilities with an aggregate principal amount of $2.75 billion, of which $1.85 billion matures in March 2008 and $900 million matures in September 2008. The amortization of the principal amount of the Term B term loan facilities is substantially "back-ended," with more than 90% of the principal balance due in the year of maturity. The Charter Operating credit facilities also provide for two revolving credit facilities, in an aggregate amount of $1.34 billion, which will reduce annually beginning in March 2004 and September 2005, with a maturity date in September 2007. At the option of the lenders, supplemental credit facilities in the amount of $100.0 million may be available. Amounts under the Charter Operating credit facilities bear interest at the base rate or the Eurodollar rate, as defined, plus a margin of up to 2.75% for Eurodollar loans (6.50% to 7.69% as of December 31, 2001) and 1.75% for base rate loans. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of the revolving credit facilities.

     As of December 31, 2001, outstanding borrowings were approximately $4.1 billion and the unused availability was $855.0 million. After giving effect to the amendment to the Charter Operating credit facilities on January 3, 2002, unused availability would have been $1.06 billion as of December 31, 2001. We repaid $465.0 million under the Charter Operating revolving credit facilities with proceeds from the issuance of the January 2002 Charter Holdings notes.

     CC VI OPERATING CREDIT FACILITIES. The obligations under the CC VI Operating credit facilities are guaranteed by CC VI Operating's parent, CC VI Holdings, LLC, and by the subsidiaries of CC VI Operating. The obligations under the CC VI Operating credit facilities are secured by pledges of the equity interests and intercompany obligations of CC VI Operating in its subsidiaries and its subsidiaries obligations of and interests in each of their subsidiaries, but are not secured by other assets of CC VI Operating or its subsidiaries. The obligations under the CC VI Operating credit

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

facilities are also secured by pledges of intercompany obligations and the equity interests of CC VI Holdings in CC VI Operating, but are not secured by the other assets of CC VI Holdings.

     The CC VI Operating credit facilities provide for two term facilities, one with a principal amount of $450.0 million that matures May 2008 (Term A), and the other with a principal amount of $400.0 million that matures November 2008 (Term B). The CC VI credit facilities also provide for a $350.0 million reducing revolving credit facility with a maturity date in May 2008. At the option of the lenders, supplemental credit facilities in the amount of $300.0 million may be available until December 31, 2004. Amounts under the CC VI credit facilities bear interest at the base rate or the Eurodollar rate, as defined, plus a margin of up to 3.0% for Eurodollar loans (6.34% to 7.93% as of December 31, 2001) and 2.0% for base rate loans. A quarterly commitment fee of between 0.250% and 0.375% per annum is payable on the unborrowed balance of the Term A facility and the revolving facility. We used $850.0 million of the credit facilities to fund a portion of the Fanch purchase price.

     As of December 31, 2001, outstanding borrowings were $901.0 million and unused availability was $299.0 million. We repaid $76.0 million under the CC VI revolving credit facilities with proceeds from the issuance of the January 2002 Charter Holdings notes.

     CC VII CREDIT FACILITIES. The obligations under the CC VII credit facilities are guaranteed by the direct parent of Falcon Cable Communications, Charter Communications VII, LLC, and by the subsidiaries of Falcon Cable Communications. The obligations under the CC VII credit facilities are secured by pledges of the equity interests and intercompany obligations of Falcon Cable Communications in its subsidiaries and its subsidiaries' obligations and interests in each of their subsidiaries, but are not secured by other assets of Falcon Cable Communications or its subsidiaries. The obligations under the CC VII credit facilities are also secured by pledges of intercompany obligations and the equity interests of Charter Communications VII in Falcon Cable Communications, but are not secured by the other assets of Charter Communications VII.

     The previous Falcon credit facilities were amended in connection with the Falcon acquisition in November 1999 and again in September 2001. The CC VII credit facilities provide for two term facilities, one with a principal amount of $194.0 million that matures June 2007 (Term B), and the other with the principal amount of $291.0 million that matures December 2007 (Term C). The CC VII credit facilities also provide for a reducing revolving facility of up to approximately $77.7 million (maturing in December 2006), a reducing supplemental facility of up to $110.0 million (maturing in December 2007) and a second reducing revolving facility of up to $670.0 million (maturing in June 2007). At the option of the lenders, supplemental credit facilities in the amount of up to $486.4 million may also be available. Amounts under the CC VII credit facilities bear interest at the base rate or the Eurodollar rate, as defined, plus a margin of up to 2.5% for Eurodollar loans (5.50% to 7.08% as of December 31, 2001) and up to 1.5% for base rate loans. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of the revolving facilities.

     As of December 31, 2001, outstanding borrowings were $582.0 million and unused availability was $760.7 million. We repaid $97.0 million under the CC VII revolving credit facilities with proceeds from the issuance of the January 2002 Charter Holdings notes.

     CC V HOLDINGS CREDIT FACILITIES. In December 2000, the entities holding the systems acquired in the Bresnan and Avalon transactions were consolidated under CC V Holdings. Upon completion of the Bresnan/Avalon combination in January 2001, all amounts outstanding under the CC V Holdings credit facilities were repaid and the CC V Holdings credit facilities were terminated.

     CC VIII OPERATING CREDIT FACILITIES. The obligations under the CC VIII Operating credit facilities are guaranteed by the parent company of CC VIII Operating, CC VIII Holdings, LLC, and

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

by the subsidiaries of CC VIII Operating. The obligations under the CC VIII Operating credit facilities are secured by pledges of the equity interests and intercompany obligations of CC VIII Operating in its subsidiaries and its subsidiaries obligations of and interests in each of their subsidiaries, but are not secured by other assets of CC VIII Operating or its subsidiaries. The obligations under the CC VIII Operating credit facilities are also secured by pledges of intercompany obligations and the equity interests of CC VIII Holdings in CC VIII Operating, but are not secured by the other assets of CC VIII Holdings.

     Upon the completion of the Bresnan/Avalon combination in January 2001, the CC VIII Operating credit facilities were amended and restated to, among other things, increase borrowing availability by $555.0 million. The credit facilities were further amended and restated on January 3, 2002 and provide for borrowings of up to $1.55 billion. The CC VIII Operating credit facilities provide for three term facilities, two Term A facilities with an aggregate principal amount of $500.0 million that mature in June 2007, and a Term B facility with a principal amount of $500.0 million that matures in February 2008. The amortization of the principal amount of the Term B term loan facilities is substantially "back-ended," with more than 90% of the principal balance due in the year of maturity. The CC VIII Operating credit facilities also provide for two reducing revolving credit facilities, in the aggregate amount of $550.0 million, which will reduce quarterly beginning in March 2002 and September 2005, respectively, with maturity dates in June 2007. At the option of the lenders, supplemental facilities in the amount of $300.0 million may be available. Amounts under the CC VIII Operating credit facilities bear interest at the base rate or the Eurodollar rate, as defined, plus a margin of up to 2.75% for Eurodollar loans (6.09% to 7.84% as of December 31, 2001) and up to 1.75% for base rate loans. A quarterly commitment fee of between 0.250% and 0.375% is payable on the unborrowed balance of the revolving credit facilities.

     As of December 31, 2001, outstanding borrowings were $1.1 billion, and unused availability was $368.0 million. After giving effect to the amendment to the CC VIII credit facilities on January 3, 2002, unused availability would have been $468.0 million as of December 31, 2001. We repaid $107.0 million under the CC VIII revolving credit facilities with proceeds from the issuance of the January 2002 Charter Holdings notes.

     CHARTER HOLDINGS 2000 SENIOR BRIDGE LOAN FACILITY. On August 4, 2000, Charter Holdings and Charter Capital entered into a senior bridge loan agreement providing for senior increasing rate bridge loans in an aggregate principal amount of up to $1.0 billion.

     On August 14, 2000, Charter Holdings borrowed $1.0 billion under the senior bridge loan facility and used substantially all of the proceeds to repay a portion of the amounts outstanding under the Charter Operating and the CC VII revolving credit facilities. The bridge loan initially bore interest at an annual rate of 10.21%. For amounts not repaid by November 14, 2000, the interest rate increased by 1.25% at such date.

     The net proceeds, totaling $727.5 million, from the sales in October and November 2000 of convertible senior notes issued by Charter Communications, Inc. were used to repay $727.5 million of the amount outstanding under the Charter Holdings 2000 senior bridge loan facility. The remaining balance of $272.5 million on the senior bridge loan facility was repaid with the proceeds from the sale of the Charter Holdings January 2001 notes.

     CREDIT FACILITIES -- CHANGE OF CONTROL; RESTRICTIVE COVENANTS. Similar to our indentures, the credit facilities of our subsidiaries contain change of control provisions, making it an event of default, and permitting acceleration of the debt, in the event of certain specified changes of control, including if Mr. Allen, his estate, heirs and related entities, fails to maintain, directly or indirectly, at least 51% voting interest in the related borrower, or ceases to own of record or beneficially, directly or indirectly,

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

at least 25% of the equity interests in the related borrower. See "-- Certain Trends and Uncertainties -- Long-Term Indebtedness -- Change of Control Payments."

     Each of the credit facilities of our subsidiaries contain representations and warranties, affirmative and negative covenants similar to those described above with respect to the indentures governing our public notes, information requirements, events of default and financial covenants. The financial covenants, which are generally tested on a quarterly basis, measure performance against standards set for leverage, debt service coverage, and operating cash flow coverage of cash interest expense. Additionally, the credit facilities contain provisions requiring mandatory loan prepayments under specific circumstances, including when significant amounts of assets are sold and the proceeds are not promptly reinvested in assets useful in the business of the borrower. The Charter Operating credit facility also provides that in the event that any existing Charter Holdings notes or other long-term indebtedness of Charter Holdings remain outstanding on the date which is six months prior to the scheduled final maturity, the term loans under the Charter Operating credit facility will mature and the revolving credit facilities will terminate on such date. See "-- Certain Trends and Uncertainties -- Restrictive Covenants."

     Distributions under the credit facilities of our subsidiaries to Charter Holdings to pay interest on the Charter Holdings notes are generally permitted, in each case provided the relevant borrower's cash flow for the most recent fiscal quarter preceding the distribution exceeds 1.75 times its cash interest expense, including the amount of such distribution. Other distributions to Charter Holdings are also permitted if the relevant borrower meets specified financial ratios. In each case, such distributions are not permitted during the existence of a default under the related credit facilities. See "-- Certain Trends and Uncertainties -- Restrictive Covenants."

     The events of default for these credit facilities include, among other things, the failure to comply with specified covenants and a cross-default to acceleration of, or failure to make payments when due or within the applicable grace period, by the related guarantor, borrower or the borrower's restricted subsidiaries, or any specified subsidiary, on any indebtedness in excess of the amounts specified below:

GUARANTOR/BORROWER                                            PRINCIPAL AMOUNT
------------------                                            ----------------
Charter Holdings/Charter Operating..........................   $50.0 million
CC VI Holdings/CC VI Operating..............................   $25.0 million
Charter Communications VII/Falcon Cable Communications......   $10.0 million
CC VIII Holdings/CC VIII Operating..........................   $25.0 million

     An event of default related to the failure to make a payment or the acceleration of the indebtedness under the indentures governing the Charter Holdings notes, which could be caused by a similar event of default under the credit facilities of our subsidiaries, could trigger the cross-default provision of the Charter Operating credit facilities. See "-- Certain Trends and Uncertainties -- Acceleration of Indebtedness of Subsidiaries."

RELATED PARTY TRANSACTIONS

     See "Certain Relationships and Related Transactions -- Business Relationships" for information regarding related party transactions and transactions with other parties with whom we or our related parties may have a relationship that enables the parties to negotiate terms of material transactions that may not be available from other, more clearly independent parties, on an arm's length basis.

OUTLOOK

     During 2001, we continued to roll out our advanced services aggressively, focusing on our digital cable and cable modem businesses. We expect 2002 revenue growth of 12% to 14% and operating

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cash flow growth, after corporate overhead expense, of 11% to 13% over the pro forma results in 2001 (as detailed below in "-- Supplemental Unaudited Pro Forma Data"). We expect no meaningful increase in basic customers in 2002. We anticipate that the number of our digital customers will increase dramatically, from 2.1 million customers at December 31, 2001 to approximately 2.7 million customers by the end of 2002 as a result of increased marketing efforts and strong demand for this service. We anticipate that the number of our data customers will increase from 644,800 data customers at December 31, 2001 to between 1.2 million and 1.25 million data customers by the end of 2002. In addition, video-on-demand launches are planned for 17 additional markets in 2002 and we expect that approximately half of our digital customers will have access to video-on-demand technology by the end of 2002. Furthermore, we will continue our focus on interactive TV following its recent launch to over 550,000 customers in a number of markets with additional launches in several other markets in 2002 and expect to expand our offering of this service in 2002 to include over 1.0 million customers. In 2002 we expect to offer several new advanced products and services, including an advanced broadband media center terminal that enables digital video recorder capability, home networking and internet-access over the television; wireless home networking; and an enhanced customized internet portal, with a customized browser and charter.com e-mail. Voice-over Internet protocol telephony initiatives will continue to be tested and developed.

     Customer care will remain a priority at Charter. In 2002, we plan to build four additional customer contact centers with goals of increasing efficiency and improving customer service. These new customer contact centers will serve our customer base with state-of-the-art technology to further improve customer satisfaction.

     We will continue our system rebuilds and upgrades so that our customers have access to advanced service technology. We expect to spend approximately $2.5 billion during 2002 for upgrades, rebuilds, and normal recurring capital expenditures.

     Achieving the anticipated growth and increases specified in this Outlook section is subject to many factors, some of which are outside our control. This section includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this section may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimate," and "potential," among others. Among these risks, uncertainties and assumptions are those specified in "-- Certain Trends and Uncertainties" and in "Risk Factors." We refer you to these sections, as well as to "Forward-Looking Statements."

NEW ACCOUNTING STANDARDS

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations", No. 142, "Goodwill and Other Intangible Assets" and No. 143, "Accounting for Asset Retirement Obligations." We adopted SFAS No. 141, which requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, on July 1, 2001. Adoption of SFAS No. 141 did not have a significant impact on our consolidated financial statements.

     Under SFAS No. 142, goodwill and other indefinite lived intangible assets are no longer subject to amortization over their useful lives, rather, they are subject to at least annual assessments for impairment. Also, under SFAS Nos. 141 and 142, an intangible asset should be recognized if the benefit of the intangible asset is obtained through contractual or other legal rights or if the intangible asset can be sold, transferred, licensed, rented or exchanged. Such intangibles will be amortized over their useful lives. We believe that substantially all franchises will qualify for indefinite life treatment under the new standard. While the analysis, including the impairment testing of franchises required under the new standard, is not complete, we expect to stop amortizing franchise intangible assets that meet the indefinite life treatment beginning January 1, 2002. We will test these assets for impairment at least annually. Other than during any periods in which we may record a charge for impairment, we expect that the adoption of SFAS No. 142 will result in a reduced loss as a result of reduced amortization expense. If the new standard had been in effect for 2001, amortization expense would have been reduced by approximately $1.2 billion to $1.3 billion.

     Under SFAS No. 143, the fair value of a liability for an asset retirement obligation is required to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. We implemented SFAS No. 143 on January 1, 2002. Adoption of SFAS No. 143 will not have a material impact on our consolidated financial statements.

     In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long lived assets to be disposed of and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale and resolves implementation issues related to SFAS No. 121. We implemented SFAS No. 144 on January 1, 2002. Adoption of SFAS No. 144 will not have a material impact on our consolidated financial statements.

CERTAIN TRENDS AND UNCERTAINTIES

     The following discussion highlights a number of trends and uncertainties, in addition to those discussed elsewhere in this prospectus, including in "Risk Factors", and in other documents that we file with the SEC, that could materially impact our business, results of operations and financial condition.

     SUBSTANTIAL LEVERAGE. We and our subsidiaries have a significant amount of debt. As of December 31, 2001, pro forma for the 2001 and 2002 acquisitions, the issuance and sale of the original notes, the application of the net proceeds therefrom to repay a portion of the amounts then outstanding under the revolving credit facilities of our subsidiaries, equity contributions from Charter Communications Holding Company from the May 2001 issuance and sale by Charter Communications, Inc. of convertible senior notes and Class A common stock and the issuance and sale of the May 2001 Charter Holdings notes, our total debt would have been approximately $15.1 billion and the deficiency of our earnings available to cover fixed charges would have been approximately $2.7 billion. Since December 31, 2001, our subsidiaries have incurred substantial additional debt under their revolving credit facilities.

     We anticipate that we may incur significant additional debt, including through our subsidiaries, in the future to fund the expansion, maintenance and upgrade of our cable systems. If current debt levels increase, the related risks that we now face will intensify. Our ability to service our debt and to fund our planned capital expenditures for upgrading our cable systems and our ongoing operations will depend on our ability to generate cash and to secure financing in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control. Additionally, it is difficult to assess the impact that the terrorist attacks on September 11, 2001 and the subsequent armed conflict and related events, combined with the general economic slowdown, will have on future operations. If our business does not generate sufficient cash flow from operations, and sufficient future distributions are not available to us from borrowings under our credit facilities or from other sources of financing, we may not be able to repay our debt, to grow our business or to fund our other liquidity and capital needs.

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

     RESTRICTIVE COVENANTS. The credit facilities of our subsidiaries and the indentures governing the publicly held notes described above contain a number of significant covenants that could adversely impact our business. In particular, the credit facilities of our subsidiaries and our indentures restrict the ability to:

     - pay dividends or make other distributions;

     - make certain investments or acquisitions;

     - dispose of assets or merge;

     - incur additional debt;

     - issue equity;

     - repurchase or redeem equity interests and debt;

     - grant liens; and

     - pledge assets.

     Furthermore, in accordance with our subsidiaries' credit facilities, a number of our subsidiaries are required to maintain specified financial ratios and meet financial tests. The ability to comply with these provisions may be affected by events beyond our control. The breach of any of these covenants will result in a default under the applicable debt agreement or instrument could trigger acceleration of the debt under the applicable agreement and in certain cases under other agreements governing our long-term indebtedness. Any default under our credit facilities or indentures governing our outstanding debt might adversely affect our growth, our financial condition and our results of operations and our ability to make payments on our publicly held notes and the credit facilities of our subsidiaries.

     ACCELERATION OF INDEBTEDNESS OF OUR SUBSIDIARIES. In the event of a default under our subsidiaries' credit facilities or public notes our subsidiaries' creditors could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable. In such event, our subsidiaries' credit facilities and indentures will not permit our subsidiaries to distribute funds to Charter Holdings to pay interest or principal on our public notes. If the amounts outstanding under such credit facilities or public notes are accelerated, all of our subsidiaries' debt and liabilities would be payable from our subsidiaries' assets, prior to any distribution of our subsidiaries' assets to pay the interest and principal amounts on our public notes, and we might not be able to repay or make any payments on our public notes. Additionally, such a default would cause a cross-default in the indentures governing the Charter Holdings notes and would trigger the cross-default provision of the Charter Operating Credit Agreement. Any default under any of our subsidiaries' credit facilities or public notes might adversely affect the holders of our public notes and our growth, financial condition and results of operations.

     LONG-TERM INDEBTEDNESS -- CHANGE OF CONTROL PAYMENTS. We may not have the ability to raise the funds necessary to fulfill our obligations under our public notes and the public notes and credit facilities of our subsidiaries following a change of control. Under the indentures governing our public notes, upon the occurrence of specified change of control events, including certain specified dispositions of our stock by Mr. Allen, we are required to offer to repurchase all of our outstanding public notes. However, we may not have sufficient funds at the time of the change of control event to make the required repurchase of our public notes and our subsidiaries are limited in their ability to make distributions or other payments to us to fund any required repurchase. In addition, a change of control under our subsidiaries' credit facilities and the indentures governing their public notes would require the repayment of borrowings under those credit facilities and indentures. Because such credit facilities and public notes are obligations of our subsidiaries, the credit facilities and the public notes

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

would have to be repaid by our subsidiaries before their assets could be available to us to repurchase our public notes. Our failure to make or complete a change of control offer would place us in default under our public notes. The failure of our subsidiaries to make a change of control offer to repay the amounts outstanding under their credit facilities would place them in default of these agreements and could result in a default under the indentures governing our public notes.

     VARIABLE INTEREST RATES. At December 31, 2001, excluding the effects of hedging, approximately 44.9% of our debt bears interest at variable rates that are linked to short-term interest rates. In addition, a significant portion of our existing debt, assumed debt or debt we might arrange in the future will bear interest at variable rates. If interest rates rise, our costs relative to those obligations will also rise. As of December 31, 2001 and December 31, 2000, the weighted average rate on the bank debt was approximately 6.0% and 8.3%, respectively, while the weighted average rate on the high-yield debt was approximately 10.1% and 9.1%, respectively, resulting in a blended weighted average rate of 8.2% and 8.9%, respectively. Approximately 80.2% of our debt was effectively fixed including the effects of our interest rate hedge agreements as of December 31, 2001 as compared to approximately 57.2% at December 31, 2000.

     REGULATION AND LEGISLATION. Cable systems are extensively regulated at the federal, state, and local level, including rate regulation of basic service and equipment and municipal approval of franchise agreements and their terms, such as franchise requirements to upgrade cable plant and meet specified customer service standards. Cable operators also face significant regulation of their channel carriage. They currently can be required to devote substantial capacity to the carriage of programming that they would not carry voluntarily, including certain local broadcast signals, local public, educational and government access programming, and unaffiliated commercial leased access programming. This carriage burden could increase in the future, particularly if the Federal Communications Commission were to require cable systems to carry both the analog and digital versions of local broadcast signals. The Federal Communications Commission is currently conducting a proceeding in which it is considering this channel usage possibility, although it recently issued a tentative decision against such dual carriage.

     There is also uncertainty whether local franchising authorities, state regulators, the Federal Communications Commission, or the U.S. Congress will impose obligations on cable operators to provide unaffiliated Internet service providers with access to cable plant on non-discriminatory terms. If they were to do so, and the obligations were found to be lawful, it could complicate our operations in general, and our Internet operations in particular, from a technical and marketing standpoint. These access obligations could adversely impact our profitability and discourage system upgrades and the introduction of new products and services. Multiple federal courts have now struck down open-access requirements imposed by several different franchising authorities as unlawful. In March 2002, the Federal Communications Commission adopted a policy of regulatory forbearance concerning cable's provision of high-speed Internet service, and it officially classified such service in a manner that makes open access requirements unlikely. At the same time, the Federal Communications Commission initiated a rulemaking proceeding that leaves open the possibility that the Commission may assert regulatory control in the future. As we offer other advanced services over our cable system, we are likely to face additional calls for regulation of our capacity and operation. These regulations, if adopted, could adversely affect our operations.

     MANAGEMENT OF GROWTH. We have experienced rapid growth that has placed and is expected to continue to place a significant strain on our management, operations and other resources. Our future success will depend in part on our ability to successfully integrate the operations acquired. The failure to implement management, operating or financial systems necessary to successfully integrate acquired operations or otherwise manage growth when and as needed could have a material adverse effect on our business, results of operations and financial condition.

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

     NEW SERVICES AND PRODUCTS. We expect that a substantial portion of our future growth will be achieved through revenues from new products and services. We may not be able to offer these new products and services successfully to our customers and these new products and services may not generate adequate revenues. If we are unable to grow our cash flow sufficiently, we may be unable to fulfill our obligations or obtain alternative financing. Further, due to declining market conditions and slowing economic trends during the last year, both before and after the terrorist attacks on September 11, 2001, we cannot assure you that we will be able to achieve our planned levels of growth as these conditions and events may negatively affect the demand for our additional services and products and spending by customers and advertisers.

     ECONOMIC SLOWDOWN, TERRORISM AND ARMED CONFLICT. Although we do not believe that the terrorist attacks on September 11, 2001 and the subsequent armed conflict and related events have resulted in any material changes to our business and operations to date, it is difficult to assess the impact that these events, combined with the general economic slowdown, will have on future operations. These events, combined with the general economic slowdown, could result in reduced spending by customers and advertisers, which could reduce our revenues and operating cash flow. Additionally, an economic slowdown could affect our ability to collect accounts receivable. If we experience reduced operating revenues, it could negatively affect our ability to make expected capital expenditures and could also result in our inability to meet our obligations under our financing agreements. These developments could also have a negative impact on our financing and variable interest rate agreements through disruptions in the market or negative market conditions. Terrorist attacks could interrupt or disrupt our ability to deliver our services (or the services provided to us by programmers) and could cause unforeseen damage to our physical facilities. Terrorism and the related events may have other adverse effects on us, in ways that cannot be presently predicted.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT INTEREST RATE RISK

     We are exposed to various market risks, including fluctuations in interest rates. We use interest rate risk management derivative instruments, such as interest rate swap agreements, interest rate cap agreements and interest rate collar agreements (collectively referred to herein as interest rate agreements) as required under the terms of the credit facilities of our subsidiaries. Our policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, we agree to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate cap agreements are used to lock in a maximum interest rate should variable rates rise, but enable us to otherwise pay lower market rates. Interest rate collar agreements are used to limit our exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates. Interested rate risk management agreements are not held or issued for speculative or trading purposes.

     As of December 31, 2001 and 2000, long-term debt totaled approximately $15.0 billion and $12.3 billion, respectively. This debt was comprised of approximately $6.7 billion and $7.3 billion of debt under our subsidiaries' credit facilities and $8.2 billion and $5.0 billion of high-yield debt at December 31, 2001 and 2000, respectively. As of December 31, 2001 and 2000, the weighted average rate on the bank debt was approximately 6.0% and 8.3%, respectively, while the weighted average rate on the high-yield was approximately 10.1% and 9.1%, respectively, resulting in a blended weighted average rate of 8.2% and 8.9%, respectively. Approximately 80.2% of our debt was effectively fixed including the effects of our interest rate hedge agreements as of December 31, 2001 as compared to approximately 57.2% at December 31, 2000. The fair value of our total fixed-rate debt was $8.2 billion and $5.5 billion at December 31, 2001 and 2000, respectively.

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

     The fair value of fixed-rate debt is based on quoted market prices. The fair value of variable-rate debt approximated the carrying value of $6.7 billion and $7.3 billion at December 31, 2001 and 2000, respectively, since this debt bears interest at current market rates.

     Effective January 1, 2001, we adopted SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." Our interest rate agreements are recorded in the consolidated balance sheet at December 31, 2001 as either an asset or liability measured at fair value. In connection with the adoption of SFAS No. 133, we recorded a loss of $23.9 million for the cumulative effect of change in accounting principle as other expense. The effect of adoption was to increase other expense resulting in increased loss before minority interest expense and net loss by $23.9 million and $9.8 million, respectively, for the year ended December 31, 2001.

     We have certain interest rate derivative instruments that have been designated as cash flow hedging instruments. Such instruments are those which effectively convert variable interest payments on debt instruments into fixed payments. For qualifying hedges, SFAS No. 133 allows derivative gains and losses to offset related results on hedged items in the consolidated statement of operations. We have formally documented, designated and assessed the effectiveness of transactions that receive hedge accounting. For the year ended December 31, 2001, other expense includes $2.5 million of losses, which represent cash flow hedge ineffectiveness on interest rate hedge agreements arising from differences between the critical terms of the agreements and the related hedged obligations. Changes in the fair value of interest rate agreements designated as hedging instruments of the variability of cash flows associated with floating-rate debt obligations are reported in accumulated other comprehensive loss. At December 31, 2001, included in accumulated other comprehensive loss was a loss of $38.5 million related to derivative instruments designated as cash flow hedges. The amounts are subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest on the floating-rate debt obligations affects earnings (losses).

     Certain interest rate derivative instruments are not designated as hedges as they do not meet the effectiveness criteria specified by SFAS No. 133. However, we believe such instruments are closely correlated with the respective debt, thus managing associated risk. Interest rate derivative instruments not designated as hedges are marked to fair value with the impact recorded as other income or expense. For the year ended December 31, 2001, we recorded other expense of $48.8 million for interest rate derivative instruments not designated as hedges.

     The table set forth below summarizes the fair values and contract terms of financial instruments subject to interest rate risk maintained by us as of December 31, 2001 (dollars in thousands):

                                                                                                           FAIR VALUE AT
                                                                                                           DECEMBER 31,
                            2002       2003       2004       2005       2006     THEREAFTER     TOTAL          2001
                          --------   --------   --------   --------   --------   ----------   ----------   -------------
Debt
Fixed Rate..............  $     --   $ 67,565   $    218   $     --   $     --   $9,352,693   $9,420,476    $8,200,939
  Average Interest
    Rate................        --       11.8%       7.5%        --         --         10.3%        10.4%
Variable Rate...........  $     --   $169,139   $192,333   $430,307   $717,832   $5,200,389   $6,710,000    $6,710,000
  Average Interest
    Rate................        --        7.5%       5.5%       6.3%       6.8%         7.7%         7.4%
Interest Rate
  Instruments
Variable to Fixed
  Swaps.................  $450,000   $575,000   $515,000   $900,000   $872,713   $       --   $3,312,713    $   79,925
  Average Pay Rate......       7.7%       7.8%       6.8%       6.9%       7.1%          --          7.2%
  Average Receive
    Rate................       4.2%       5.4%       5.8%       6.7%       7.2%          --          6.2%

     The notional amounts of interest rate instruments do not represent amounts exchanged by the parties and, thus, are not a measure of our exposure to credit loss. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts. The estimated

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

fair value approximates the costs (proceeds) to settle the outstanding contracts. Interest rates on variable debt are estimated using the average implied forward London Interbank Offering Rate (LIBOR) rates for the year of maturity based on the yield curve in effect at December 31, 2001.

     At December 31, 2001 and 2000, we had outstanding $3.3 billion and $1.9 billion, $0 and $15.0 million, and $520.0 million and $520.0 million, respectively, in notional amounts of interest rate swaps, caps and collars, respectively. The collar agreements are structured so that if LIBOR falls below 5.3%, we pay 6.7%. If the LIBOR rate is between 5.3% and 8.0%, we pay LIBOR. If LIBOR falls between 8.0% and 9.9%, the LIBOR rate is capped at 8.0%. If rates go above 9.9%, the cap is removed. As of December 31, 2001, the fair value of the collars was a liability of $33.7 million.

     We do not hold collateral for these instruments and are therefore subject to credit loss in the event of nonperformance by the counter party to the interest rate exchange agreement. However we do not anticipate nonperformance by the counter party to the interest rate exchange agreement.

     JANUARY 2002 CHARTER HOLDINGS NOTES -- CREDIT FACILITY AMENDMENT. In January 2002, Charter Holdings and Charter Capital issued the original notes with an aggregate principal amount at maturity of $1.1 billion. The original notes were, and the new notes are, comprised of $350.0 million 9.625% senior notes due 2009, $300.0 million 10.000% senior notes due 2011, and $450.0 principal amount at maturity of 12.125% senior discount notes due 2012. The net proceeds of approximately $872.8 million were used to repay a portion of the amounts outstanding under the revolving credit facilities of our subsidiaries.

     In January 2002, we amended the Charter Operating credit facilities and the CC VIII credit facilities to provide, among other things, for the deferral of the repayment of the principal and a delay in the reduction of certain facilities and, in consideration, we increased the interest rates related to such facilities and paid a consent fee to those lenders that consented to the amendment. The amounts available for borrowing under the Charter Operating and the CC VIII facilities were increased by $200 million and $100 million, respectively, at the time of the amendments.

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                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

     GENERAL. We sold the original notes on January 14, 2002 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. The initial purchasers of the notes subsequently resold the original notes to qualified institutional buyers in reliance on Rule 144A and under Regulation S under the Securities Act of 1933.

     In connection with the sale of original notes to the initial purchasers pursuant to the Purchase Agreement, dated January 14, 2002, among us and Salomon Smith Barney Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc., Fleet Securities, Inc., TD Securities (USA) Inc., BMO Nesbitt Burns Corp., Credit Lyonnais Securities (USA) Inc., RBC Dominion Securities Corporation, Scotia Capital (USA) Inc., SunTrust Capital Markets, Inc., U.S. Bancorp Piper Jaffray Inc., ABN AMRO Incorporated, First Union Securities, Inc., CIBC World Markets Corp. and Dresdner Kleinwort Wasserstein -- Grantchester, Inc., the holders of the original notes became entitled to the benefits of the exchange and registration rights agreements dated January 14, 2002, among us and the initial purchasers.

     Under the registration rights agreements, the issuers became obligated to file a registration statement in connection with an exchange offer within 120 days after January 14, 2002 and to use their reasonable best efforts to have the exchange offer registration statement declared effective within 180 days after January 14, 2002. The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the registration rights agreements. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders of original notes known to the issuers.

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, the issuers will accept all original notes properly tendered and not withdrawn prior to the expiration date. The issuers will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer.

     Based on no-action letters issued by the staff of the Securities and Exchange Commission to third parties we believe that holders of the new notes issued in exchange for original notes may offer for resale, resell and otherwise transfer the new notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act of 1933, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933. This is true as long as the new notes are acquired in the ordinary course of the holder's business, the holder has no arrangement or understanding with any person to participate in the distribution of the new notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes. A broker-dealer that acquired original notes directly from the issuers cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the Securities and Exchange Commission and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction.

     Each broker-dealer that receives new notes for its own account in exchange for original notes, where original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution" for additional information.

     We shall be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice of the acceptance of such notes to the exchange agent. The exchange

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

agent will act as agent for the tendering holders of original notes for the purposes of receiving the new notes from the issuers and delivering new notes to such holders.

     If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under "-- Conditions" without waiver by us, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder of any such original notes as promptly as practicable after the expiration date.

     Holders of original notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes, pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See "-- Fees and Expenses."

     SHELF REGISTRATION STATEMENT. Pursuant to the registration rights agreements, if the exchange offer is not completed prior to the date on which the earliest of any of the following events occurs:

          (a) applicable interpretations of the staff of the Securities and Exchange Commission do not permit us to effect the exchange offer,

          (b) any holder of notes notifies us that either:

             (1) such holder is not eligible to participate in the exchange offer, or

             (2) such holder participates in the exchange offer and does not receive freely transferable new notes in exchange for tendered original notes, or

          (c) the exchange offer is not completed within 210 days after January 14, 2002,

we will, at our cost:

     - file a shelf registration statement covering resales of the original notes,

     - use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act of 1933 at the earliest possible time, but no later than 90 days after the time such obligation to file arises, and

     - use our reasonable best efforts to keep effective the shelf registration statement until the earlier of two years after the date as of which the Securities and Exchange Commission declares such shelf registration statement effective or the shelf registration otherwise becomes effective, or the time when all of the applicable original notes are no longer outstanding.

     If any of the events described occurs, we will refuse to accept any original notes and will return all tendered original notes.

     We will, if and when we file the shelf registration statement, provide to each holder of the original notes copies of the prospectus which is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of the original notes. A holder that sells original notes pursuant to the shelf registration statement generally must be named as a selling security-holder in the related prospectus and must deliver a prospectus to purchasers, a seller will be subject to civil liability provisions under the Securities Act of 1933 in connection with these sales. A seller of the original notes also will be bound by applicable provisions of the registration rights agreements, including indemnification obligations. In addition, each holder of original notes must deliver information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement in order to have its original notes included in the shelf registration statement and benefit from the provisions regarding any liquidated damages in the registration rights agreement.

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

     INCREASE IN INTEREST RATE.  If:

          (a) the registration statement, of which this prospectus is a part, has not been declared effective by the Securities and Exchange Commission within 180 days of the issuance of the original notes, and we have not used or are not continuing to use our reasonable best efforts to cause the registration statement to become effective, or

          (b) the exchange offer has not been completed within 30 business days after the initial effective date of the exchange offer registration statement, or

          (c) the exchange offer registration statement is either withdrawn by us or subject to an effective stop order without being followed immediately by an additional registration statement filed and declared effective, or

          (d) we are required to file the shelf registration statement and either:

             (1) the shelf registration statement has not become effective or been declared effective on or before the 90th calendar day following the date such obligation to file arises, or

             (2) the shelf registration statement has been declared effective and such shelf registration statement ceases to be effective, except as specifically permitted in the registration rights agreements, without being succeeded promptly by an additional registration statement filed and declared effective, the interest rate borne by the original notes will be increased by 0.25% per year for the first 90 days of default, 0.50% per year for the second 90 days of default, 0.75% per year for the third 90 days of default and 1.0% per year for the remaining period of time in default.

     The sole remedy available to the holders of the original notes will be the immediate increase in the interest rate on the original notes as described above. Any amounts of additional interest due as described above will be payable in cash on the same interest payments dates as the original notes.

     EXPIRATION DATE; EXTENSIONS; AMENDMENT. We will keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the original notes. The term "expiration date" means the expiration date set forth on the cover page of this prospectus, unless we extend the exchange offer, in which case the term "expiration date" means the latest date to which the exchange offer is extended.

     In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, each prior to 5:00 p.m., New York City time, on the next business day after the previously scheduled expiration date.

     We reserve the right

          (a) to delay accepting any original notes, to extend the exchange offer or to terminate the exchange offer and not accept original notes not previously accepted if any of the conditions set forth under "-- Conditions" shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

          (b) to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the original notes.

     Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice. If the exchange offer is amended in a manner determined by us to constitute a material change, we promptly will disclose such amendment in a manner reasonably calculated to inform the holders of the original notes of such amendment. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during such extension period.

     Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.

PROCEDURES FOR TENDERING

     To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by instruction 2 of the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile or an agent's message in connection with a book entry transfer, together with the original notes and any other required documents. To be validly tendered, such documents must reach the exchange agent before 5:00 p.m., New York City time, on the expiration date. Delivery of the original notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

     The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, forming a part of a confirmation of a book-entry transfer, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the original notes that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

     The tender by a holder of original notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

     THE METHOD OF DELIVERY OF ORIGINAL NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO US.

     Only a holder of original notes may tender original notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name original notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

     Any beneficial holder whose original notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such registered holder must, prior to completing and executing the letter of transmittal and delivering its original notes, either make appropriate arrangements to register ownership of the original notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States referred to as an "eligible institution", unless the original notes are tendered

          (a) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

          (b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal, are required to be guaranteed, such guarantee must be by an eligible institution.

     If the letter of transmittal is signed by a person other than the registered holder of any original notes listed therein, such original notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the original notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the original notes.

     If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority so to act must be submitted with the letter of transmittal.

     All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of counsel for us, would be unlawful. We also reserve the right to waive any irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent to the tendering holders of original notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In addition, we reserve the right in our sole discretion to

          (a) purchase or make offers for any original notes that remain outstanding subsequent to the expiration date or, as set forth under "-- Conditions," to terminate the exchange offer in accordance with the terms of the registration rights agreements and

          (b) to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

     By tendering, each holder will represent to us that, among other things,

          (a) the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder or other person,

          (b) neither such holder nor such other person is engaged in or intends to engage in a distribution of the new notes,

          (c) neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such new notes, and

          (d) such holder or other person is not our "affiliate," as defined under Rule 405 of the Securities Act of 1933, or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act of 1933 to the extent applicable.

     We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at The Depository Trust Company for the purpose of facilitating the exchange offer, and subject to the establishment of such accounts, any financial institution that is a participant in The Depository Trust Company's system may make book-entry delivery of original notes by causing The Depository Trust Company to transfer such original notes into the exchange agent's account with respect to the original notes in accordance with The Depository Trust Company's procedures for such transfer. Although delivery of the original notes may be effected through book-entry transfer into the exchange agent's account at The Depository Trust Company, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, or an agent's message in lieu of the letter of transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their original notes and

          (a) whose original notes are not immediately available or

          (b) who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

             (1) the tender is made through an eligible institution;

             (2) prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the original notes, the certificate number or numbers of such original notes and the principal amount of original notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof or agent's message in lieu of the letter of transmittal, together with the certificate(s) representing the original notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

             (3) such properly completed and executed letter of transmittal (or facsimile thereof) together with the certificate(s) representing all tendered original notes in proper form for transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

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

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. However, where the expiration date has been extended, tenders of original notes previously accepted for exchange as of the original expiration date may not be withdrawn.

     To withdraw a tender of original notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

          (a) specify the name of the depositor, who is the person having deposited the original notes to be withdrawn,

          (b) identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes or, in the case of original notes transferred by book-entry transfer, the name and number of the account at The Depository Trust Company to be credited,

          (c) be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the original notes register the transfer of such original notes into the name of the depositor withdrawing the tender and

          (d) specify the name in which any such original notes are to be registered, if different from that of the depositor. All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to the original notes withdrawn unless the original notes so withdrawn are validly retendered. Any original notes which have been tendered but which are not accepted for exchange will be returned to its holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

CONDITIONS

     Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any new notes for any original notes, and may terminate or amend the exchange offer before the expiration date, if the exchange offer violates any applicable law or interpretation by the staff of the Securities and Exchange Commission.

     If we determine in our reasonable discretion that the foregoing condition exists, we may

          (1) refuse to accept any original notes and return all tendered original notes to the tendering holders,

          (2) extend the exchange offer and retain all original notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered such original notes to withdraw their tendered original notes, or

          (3) waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered original notes which have not been withdrawn. If such waiver constitutes a

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

     material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offer as required by applicable law.

EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to The Bank of New York addressed as follows:

                         For Information by Telephone:
                                 (212) 235-2358

                              The Bank of New York

            By Overnight Courier                               By Hand:
       or Registered/Certified Mail:                     The Bank of New York
            The Bank of New York                     15 Broad Street - 16th Floor
            Reorganization Unit                        New York, New York 10007
       15 Broad Street -- 16th Floor                       Attn: Reorg Unit
          New York, New York 10007
             Attn: Mr. Kin Lau

                           By Facsimile Transmission:
                                 (212) 235-2261
                            (Telephone Confirmation)
                                 (212) 235-2358

     The Bank of New York is an affiliate of the trustee under the indentures governing the notes.

FEES AND EXPENSES

     We have agreed to bear the expenses of the exchange offer pursuant to the exchange and registration rights agreements. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

     The cash expenses to be incurred in connection with the exchange offer will be paid by us. Such expenses include fees and expenses of The Bank of New York as exchange agent, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The new notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the original notes will be amortized over the term of the notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of original notes who are eligible to participate in the exchange offer but who do not tender their original notes will not have any further registration rights, and their original notes will continue to be subject to restrictions on transfer. Accordingly, such original notes may be resold only

     - to us, upon redemption of these notes or otherwise,

     - so long as the original notes are eligible for resale pursuant to Rule 144A under the Securities Act of 1933, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A,

     - in accordance with Rule 144 under the Securities Act of 1933, or under another exemption from the registration requirements of the Securities Act of 1933, and based upon an opinion of counsel reasonably acceptable to us,

     - outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act of 1933, or

     - under an effective registration statement under the Securities Act of 1933,

in each case in accordance with any applicable securities laws of any state of the United States.

REGULATORY APPROVALS

     We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act of 1933.

OTHER

     Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

                                    BUSINESS

OVERVIEW

     Charter Communications Holdings, LLC, operating through its subsidiaries, is the fourth largest operator of cable systems in the United States. Charter Communications Holdings Capital Corporation is a wholly-owned subsidiary of Charter Holdings and was formed and exists solely as a co-issuer of our public debt. Through our broadband network of coaxial and fiber optic cable, we provide video, data, interactive and private business network services to approximately 7 million customers in 40 states. All of our systems offer traditional analog cable television. We are steadily increasing the availability of digital television, along with an array of advanced products and services such as high-speed Internet access (data services), interactive video programming and video-on-demand, in an increasing number of our systems. In 2002, we expect to offer several new advanced products and services in targeted markets, including a set-top terminal companion that enables digital video recorder capability, home networking and internet-access over the television; wireless home networking; and an enhanced customized internet portal, with a customized browser and charter.com e-mail. In 2002, we began offering telephony on a limited basis through our broadband network using switch technology and will continue our trials of voice-over Internet protocol telephony. The introduction and roll-out of new products and services represents an important step toward the realization of our Wired World(TM) vision, where cable's ability to transmit interactive video, data and voice at high-speeds enables it to serve as the primary platform for the delivery of new services to the home and workplace.

     We are wholly owned by our parent company, Charter Communications Holding Company, LLC, and indirectly owned by Charter Communications, Inc. Charter Communications, Inc. was organized as a Delaware corporation in 1999 and conducted an initial public offering of its Class A common stock in November 1999. It is a holding company whose principal assets are an approximate 52.8% equity interest (assuming conversion and exchange of all convertible and exchangeable securities, except those held by Charter Investment and Vulcan Cable III) and a 100% voting interest in Charter Communications Holding Company. Charter Communications, Inc.'s only business is to act as the sole manager of Charter Communications Holding Company and its subsidiaries, including us. As sole manager, Charter Communications, Inc. controls the affairs of Charter Communications Holding Company and its subsidiaries, including us.

     Certain of our subsidiaries commenced operations under the "Charter Communications" name in 1994. Our principal executive offices are located at Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131. Our telephone number is (314) 965-0555. We have a web site accessible at http://www.charter.com. The information posted on our web site is not incorporated into this prospectus.

BUSINESS STRATEGY

     This section includes forward-looking statements regarding, among other things, our plans, strategies and prospects. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this section may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimate," and "potential," among others. Among these risks, uncertainties and assumptions are those specified in "-- Certain Trends and Uncertainties" and in the "Risk Factors" sections. We refer you to these sections, as well as to "Forward-Looking Statements."

     Our ultimate objective is to increase the amount of revenue and cash flow per customer. To achieve this objective, we are pursuing the following strategies:

     BUILD AND OPERATE A TECHNOLOGICALLY ADVANCED BROADBAND NETWORK. We continue to upgrade the technical quality and capacity of our existing systems. We will build out new systems to a minimum bandwidth of 550 megahertz or greater, which will allow us to:

     - offer digital television, high-speed Internet access (data services) and other advanced products and services;

     - increase channel capacity up to 82 analog channels, and add even more channels and services when our bandwidth is used for digital signal transmission; and

     - permit two-way communication, so that Internet access does not require a separate telephone line and our systems can provide interactive services, and potentially, telephony services.

     By December 31, 2003, when we anticipate that the upgrade of our existing systems will be substantially complete, we expect that approximately 92% of our customers will be served by cable systems with at least 550 megahertz bandwidth capacity, 87% of our customers will be served by cable systems with at least 750 megahertz bandwidth capacity, 89% of our customers will have the two-way communication capability that is necessary for cable modem high-speed Internet access, and 92% of our customers will have access to digital services.

     As part of our upgrade, we are working to reduce the number of headends that serve our customers. Because headends are the control centers of a cable television system, where incoming signals are amplified, converted, processed and combined for transmission to the customer, reducing the number of headends reduces related equipment and maintenance expenditures. Headend consolidation, together with our other upgrades, also will provide enhanced picture quality and system reliability. It is anticipated that upon completion of our upgrade, approximately 83.5% of our customers will be served by headends serving at least 10,000 customers.

     In 2001, we completed a national network operations center to monitor and control all aspects of our network to enhance the reliability of our upgraded systems and support our high-speed Internet access and other advanced products. By December 31, 2003, we plan to have nine regional operations centers that will focus on our local network operations.

     As a result of our upgraded cable systems, we believe that we are well positioned to be a market leader in the deployment of technologically advance products and services as they are developed.

     OFFER AN ARRAY OF ADVANCED PRODUCTS AND SERVICES. Consistent with our Wired World(TM) vision, we seek to be a market leader in the introduction and distribution of advanced products and services. We currently offer advanced video and interactive services, as well as high-speed Internet access data services. Using digital technology, we are able to offer additional video channels to our standard, premium and pay-per-view line-up, including programming of local interest, as well as digital music services. In addition, we offer interactive video programming, including video-on-demand, virtual interactive channels accessible on television through a web-like screen, and an interactive program guide to access television program listings by channel, time, date or programming type. In 2002, we expect to offer several new advanced products and services in targeted markets, including an advanced media center terminal that enables digital video recorder capability, home networking and internet-access over the television; wireless home networking; and an enhanced customized internet portal, with a customized browser and charter.com e-mail. In 2002, we began to offer telephony on a limited basis through our broadband network using circuit-based switch technology and will continue with trials of our voice-over Internet protocol telephony. Digital television and its related suite of interactive services, as well as high-speed cable modem Internet access, provide additional value and product differentiation, both to us and to our customers, and as a result, are instrumental in solidifying the relationship with our customers.

     FOCUS ON THE CUSTOMER. To maximize customer satisfaction and loyalty, we operate our business to provide reliable, high-quality products and services and superior customer care. We tailor our product and service packages to suit the diverse communities we serve and satisfy local preferences for programming. Because of our decentralized operating structure, we are able to maintain a strong management presence at the local system level to improve our customer service and respond to local customer needs. We operate seven state-of-the-art regional customer contact centers that provide customers with access to specialized customer care representatives 24 hours a day, seven days a week, including a fully-staffed and equipped facility acquired in 2002 from High Speed Access Corp. We expect to build four additional customer contact centers in 2002. We believe that our customer service efforts enhance customer satisfaction, enable us to attract and retain valuable customers, increase customer demand and acceptance for our new advanced products and services, and strengthen the Charter brand name.

     EMPLOY INNOVATIVE MARKETING. Our marketing efforts continue to focus on offering our variety of Charter-branded entertainment and information services that provide value, choice, convenience and quality to our customers. We offer value-priced packages of multiple advanced products and services, such as combinations of digital television, premium video channels and high speed Internet access for a price that is lower than purchasing the products separately. These bundled offerings enable us to respond to consumer demand for advanced services such as high-speed Internet access, provide cutting-edge new services such as interactive virtual channels, and at the same time, offer an attractive price/value ratio that enhances customer satisfaction. Because our advanced products and services are often new to the marketplace, our marketing programs are designed to educate customers about the availability and the advantages of those products and services. We utilize database marketing to target audiences and tailor marketing programs to local customer preferences. In 2001, we retained Dan Aykroyd to serve as our celebrity spokesperson for media advertising. In addition, we promote our services through consumer electronics retailers and proprietary locations. We also have retention and loyalty programs for retaining customers that include televised advertising to reinforce the link between quality service and the Charter brand name.

ORGANIZATIONAL STRUCTURE

     We are an indirect subsidiary of Charter Communications, Inc. Charter Communications, Inc.'s principal asset is an approximate 52.8% equity interest (assuming the conversion and exchange of all convertible and exchangeable securities, except those held by Charter Investment and Vulcan Cable III) and a 100% voting interest in our direct 100% parent, Charter Communications Holding Company, LLC. Charter Communications, Inc. provides management services to Charter Communications Holding Company and its subsidiaries, including us. As sole manager, Charter Communications, Inc. controls our affairs and those of our subsidiaries.

     The following more detailed textual information concerns our ownership structure as of March 31, 2002:

     OWNERSHIP OF CHARTER COMMUNICATIONS, INC. Paul G. Allen owns approximately 4.0% of the outstanding capital stock and controls approximately 92.3% of the voting power of Charter Communications, Inc. The remaining equity interests and voting power are held by the public. Mr. Allen's voting control arises primarily from his ownership of Charter Communications, Inc.'s high vote Class B common stock, which gives him voting rights that reflect investments by his affiliates (Charter Investment and Vulcan Cable III) in our parent, Charter Communications Holding Company, although he also owns shares of Charter Communications, Inc. Class A common stock.

     Charter Communications, Inc. is the issuer of $750.0 million principal amount of 5.75% convertible senior notes issued in October and November 2000 and $632.5 million principal amount of 4.75% convertible senior notes issued in May 2001, which are convertible into shares of Class A Common Stock at an initial conversion price of approximately $21.56 and $26.25 per share, respectively, subject to certain adjustments. Charter Communications, Inc. is also the issuer of 505,664 shares of 5.75% Series A Convertible Redeemable Preferred Stock that were issued to the sellers in the Cable USA acquisition, which are convertible into shares of Class A Common Stock at an initial conversion price of $24.71 per share, subject to certain adjustments.

     The following table sets forth information as of March 31, 2002 with respect to the outstanding shares of common stock of Charter Communications, Inc. and pro forma for (i) the exchange of membership units in two of its subsidiaries (Charter Communications Holding Company, LLC and CC VIII, LLC), which are exchangeable for shares of Charter Communications, Inc. Class A common stock on a one-for-one basis at any time, (ii) conversion of all outstanding shares of Series A Convertible Redeemable Preferred Stock of Charter Communications, Inc., which are convertible into shares of Charter Communications, Inc. Class A common stock and (iii) conversion of all outstanding 5.75% convertible senior notes and 4.75% convertible senior notes of Charter Communications, Inc., which are convertible into shares of Charter Communications, Inc. Class A common stock:

                                                                     PRO FORMA FOR EXCHANGE OF
                                                                     EQUITY IN SUBSIDIARIES AND
                                                                     CONVERSION OF CONVERTIBLE
                                         AS OF MARCH 31, 2002               SENIOR NOTES
                                     -----------------------------   --------------------------
                                                       PERCENT OF     NUMBER OF     PERCENT OF
                                       NUMBER OF      TOTAL COMMON     COMMON      TOTAL COMMON
                                         SHARES          SHARES        SHARES         SHARES
                                     OUTSTANDING(A)   OUTSTANDING    OUTSTANDING   OUTSTANDING
                                     --------------   ------------   -----------   ------------
Class A Common Stock...............   294,536,963         99.98%     294,536,963       40.97%
Class B Common Stock...............        50,000          0.02           50,000        0.01
                                      -----------        ------      -----------      ------
     Total Common Stock
       Outstanding.................   294,586,963        100.00%     294,586,963       40.98%
                                      ===========        ======
Convertible Equity in Charter
  Communications, Inc.
  Convertible Redeemable Preferred
     Stock(b)......................       505,664            --        2,046,394        0.28%
Convertible Debt in Charter
  Communications, Inc.
  5.75% Convertible Senior
     Notes(c)......................            --            --       34,786,642        4.84%
  4.75% Convertible Senior
     Notes(d)......................            --            --       24,095,238        3.35%
Exchangeable Equity in
  Subsidiaries:
  Charter Investment, Inc.(e)......                                  222,818,858       30.99%
  Vulcan Cable III Inc.(e).........                                  116,313,173       16.18%
  Sellers of Bresnan cable
     systems(f)....................                                   24,273,943        3.38%
                                                                     -----------      ------
     Total Pro Forma Common Stock
       Outstanding.................                                  718,921,211      100.00%
                                                                     ===========      ======

-------------------------

(a) Does not include shares of Class A common stock covered by options.

(b) Assumes conversion of Series A Convertible Redeemable Preferred Stock held by sellers of the Cable USA systems.

(c) Assumes conversion of 5.75% convertible senior notes issued in October and November 2000.

(d) Assumes conversion of 4.75% convertible senior notes issued in May 2001.

(e) Assumes exchange of membership units in Charter Communications Holding Company held by such entities. Each of Charter Investment and Vulcan Cable III are controlled by Paul G. Allen.

(f) Assumes exchange of membership units in CC VIII, LLC held by such persons.

     CHARTER COMMUNICATIONS HOLDING COMPANY, LLC. Charter Communications Holding Company is the direct 100% parent of Charter Holdings. The common membership units of Charter Communications Holding Company are owned 52.83% by Charter Communications, Inc., 16.18% by Vulcan Cable III and 30.99% by Charter Investment (assuming conversion and exchange of all convertible and exchangeable securities, except those held by Charter Investment and Vulcan Cable III). All of the outstanding common membership units in Charter Communications Holding Company held by Vulcan Cable III and Charter Investment are exchangeable on a one-for-one basis at any time for shares of Class B common stock of Charter Communications, Inc. which are in turn convertible into Class A common stock of Charter Communications, Inc.

     Charter Communications, Inc. controls 100% of the voting power of Charter Communications Holding Company.

     Certain provisions of the Charter Communications, Inc. certificate of incorporation and Charter Communications Holding Company limited liability company agreement effectively require that Charter Communications, Inc.'s investment in Charter Communications Holding Company replicate, on a "mirror" basis, Charter Communications, Inc.'s outstanding equity and debt structure. As a result of these coordinating provisions, whenever Charter Communications, Inc. issues equity or debt, Charter Communications, Inc. transfers the proceeds from such issuance to Charter Communications Holding Company, and Charter Communications Holding Company issues a "mirror" security to Charter Communications, Inc. that replicates the characteristics of the security issued by Charter Communications, Inc. As a result, in addition to its equity interest in common units of Charter Communications Holding Company, Charter Communications, Inc. also holds 100% of the mirror convertible notes of Charter Communications Holding Company that automatically convert into common membership units upon the conversion of any Charter Communications, Inc. convertible senior notes and 100% of the mirror preferred units of Charter Communications Holding Company that automatically convert into common membership units upon the conversion of the Series A Convertible Redeemable Preferred Stock of Charter Communications, Inc.

     VULCAN CABLE III INC. Vulcan Cable III has a 16.18% common equity interest (assuming conversion and exchange of all convertible and exchangeable securities, except those held by Charter Investment and Vulcan Cable III) and no voting rights in Charter Communications Holding Company. Vulcan Cable III's membership units in Charter Communications Holding Company are exchangeable for shares of Charter Communications, Inc. Class B common stock on a one-for-one basis at any time. Mr. Allen owns 100% of the outstanding capital stock of Vulcan Cable III.

     CHARTER INVESTMENT, INC. Charter Investment has a 30.99% common equity interest (assuming conversion of all convertible and exchangeable securities, except those held by Charter Investment and Vulcan Cable III) and no voting rights in Charter Communications Holding Company. Charter Investment's membership units in Charter Communications Holding Company are exchangeable for shares of Charter Communications, Inc. Class B common stock at any time on a one-for-one basis. Mr. Allen owns 100% of the outstanding capital stock of Charter Investment.

     SELLERS OF BRESNAN CABLE SYSTEMS. Upon the closing of the Bresnan acquisition, some of the sellers received a portion of their purchase price in the form of equity interests in subsidiaries of Charter Communications, Inc. rather than in cash. Certain sellers received common membership units in Charter Communications Holding Company that were exchangeable for shares of Charter Communications, Inc. Class A common stock on a one-for-one basis at any time. In February 2002, Bresnan sellers holding in aggregate 14,831,552 membership units in Charter Communications Holding Company (representing approximately 2.1% of the common equity of Charter Communications, Inc. (assuming conversion and exchange of all convertible or exchangeable securities, except those held by Charter Investment and Vulcan Cable III)), exercised their right to cause Mr. Allen or his designee to purchase the membership units. As a result, Vulcan Cable III and Charter Investment, as Mr. Allen's designees, acquired 9,597,940 and 5,233,612 units, respectively, in Charter Communications Holding Company. Other sellers in the Bresnan acquisition received preferred membership units in CC VIII, LLC that are exchangeable for shares of Charter Communications, Inc. Class A Common Stock. These sellers also have a right to put these units to Mr. Allen on or before April 14, 2003.

     The following table sets forth the information as of March 31, 2002 with respect to the common units of Charter Communications Holding Company and pro forma for (i) the conversion of the mirror convertible notes into Class B common units, (ii) the conversion of the Class B preferred units into Class B common units and (iii) exchange by the Bresnan sellers of their CC VIII preferred membership units for Class A common stock:

                                                                             PRO FORMA FOR CONVERSION OF MIRROR
                                                                             SECURITIES AND EXCHANGE OF CC VIII
                                            AS OF MARCH 31, 2002                      PREFERRED UNITS
                                   --------------------------------------   ------------------------------------
                                                     PERCENT OF              NUMBER OF     PERCENT OF
                                       NUMBER       TOTAL COMMON               COMMON         TOTAL
                                      OF UNITS         UNITS       VOTING      UNITS         COMMON      VOTING
                                   OUTSTANDING(A)   OUTSTANDING    POWER    OUTSTANDING       UNITS       POWER
                                   --------------   ------------   ------   ------------   -----------   -------
Charter Communications, Inc.
  Class B Common Units...........   294,586,963         46.49%      100%    294,586,963       40.98%       100%
  CC VIII Preferred Membership
    Units(b).....................            --            --        --      24,273,943        3.38%        --
  Mirror Class B Preferred
    Units(c).....................       505,664            --        --       2,046,394        0.28%        --
  Mirror Convertible Notes (d)...            --            --        --      58,881,880        8.19%        --
                                    -----------        ------       ---     -----------      ------        ---
    Total Charter Communications,
      Inc. ......................   295,092,627         46.49%      100%    379,789,180       52.83%       100%
Vulcan Cable III.................   116,313,173         18.35%       --     116,313,173       16.18%        --
Charter Investment...............   222,818,858         35.16%       --     222,818,858       30.99%        --
                                    -----------        ------       ---     -----------      ------        ---
                                    634,224,658        100.00%      100%    718,921,211      100.00%       100%
                                    ===========        ======       ===     ===========      ======        ===

-------------------------

(a) Does not include units covered by options that are immediately exchanged for shares of Class A common stock.
(b) Assumes exchange of CC VIII preferred membership units held by certain of the Bresnan sellers.
(c) Assumes conversion of Charter Communications, Inc. Series A Convertible Redeemable Preferred Stock held by sellers of the Cable USA systems.
(d) Assumes conversion of Charter Communications, Inc.'s 5.75% and 4.75% convertible senior notes.

     CHARTER COMMUNICATIONS HOLDINGS, LLC. Charter Holdings, a Delaware limited liability company formed on February 9, 1999, is a co-issuer of the publicly held Charter Holdings notes that consist of $3.575 billion aggregate principal amount of notes issued in March 1999, $1.532 billion aggregate principal amount of notes issued in January 2000, $2.075 billion aggregate principal amount of notes issued in January 2001, $1.943 billion aggregate principal amount of notes issued in May

2001 and $1.1 billion aggregate principal amount of original notes issued in January 2002. Charter Holdings owns 100% of Charter Communications Holdings Capital, the co-issuer of these notes. Charter Holdings also owns the various subsidiaries that conduct all of our cable operations, including the Charter, CCV, CC VI, CC VII and CC VIII Companies described below.

     CHARTER COMMUNICATIONS HOLDINGS CAPITAL CORPORATION. Charter Capital, a Delaware corporation formed on February 16, 1999, is a wholly owned subsidiary of Charter Holdings and a co-issuer of the publicly held Charter Holdings notes described in the preceding paragraph.

     OPERATING SUBSIDIARIES. These companies are our subsidiaries and own or operate all of our cable systems. There are separate credit facilities for each of four groups of these operating subsidiaries. As indicated below, these groups include systems acquired in the acquisitions listed in "Management's Discussion and Analysis of Financial Condition and Results of Operations." These groups consist of:

     - the Charter Companies, including Charter Operating and its subsidiaries, which own or operate all of the cable systems formerly operated by Charter Investment under the "Charter Communications" name, the cable systems acquired in the following 1999 and 2000 transactions: Marcus, American Cable, Greater Media, Helicon, Vista, Rifkin, South Miami, Farmington and Capital Cable and a portion of the systems acquired in the AT&T transactions. The Charter Companies also include the issuers of outstanding publicly held notes of a subsidiary acquired in the Renaissance acquisition;

     - the CC V and CC VIII Companies, which own or operate all of the cable systems acquired in the Avalon, Interlake and Bresnan acquisitions, a portion of the systems acquired in the Cable USA acquisition, and include co-issuers of outstanding publicly held notes;

     - the CC VI Companies, which own or operate all of the cable systems acquired in the Fanch and Kalamazoo acquisitions and a portion of the systems acquired in the Cable USA acquisition; and

     - the CC VII Companies, which own or operate all of the cable systems acquired in the Falcon acquisition and a portion of the systems acquired in the AT&T transactions.

ACQUISITIONS COMPLETED IN 2001

     AT&T TRANSACTIONS. In February 2001, Charter Communications, Inc. and certain of our subsidiaries entered into several agreements with AT&T Broadband, LLC and certain of its affiliates involving several strategic cable system transactions. Charter Communications, Inc. assigned the agreements to certain of our subsidiaries, and the AT&T transactions closed in June 2001. In the AT&T transactions, we acquired cable systems from AT&T Broadband serving customers in Missouri, Illinois, Alabama, Nevada and California for a total adjusted purchase price of $1.74 billion, consisting of $1.71 billion in cash and a Charter cable system valued at $25.1 million, for a net addition of approximately 551,100 customers as of the closing date. A portion of the net proceeds from the sale of the Charter Holdings May 2001 notes was used to pay a portion of the purchase price of the AT&T transactions. As of December 31, 2001, these cable systems had 570,800 customers. For the year ended December 31, 2001, including the period prior to our acquisition, these systems had revenues of $332.7 million.

     CABLE USA TRANSACTION. In August 2001, Charter Communications, Inc. and Charter Communications Holding Company completed the acquisition of several cable systems from Cable USA, Inc. and its affiliates, resulting in a net addition of approximately 30,600 customers in Nebraska, Minnesota and Colorado for a total purchase price of $100.3 million (including certain assumed liabilities), consisting of $44.6 million in cash, 505,664 shares of Charter Communications, Inc. Series A Convertible Redeemable Preferred Stock valued at $50.6 million and additional shares of Series A Convertible Redeemable Preferred Stock valued at $5.1 million to be issued to certain sellers subject to certain holdback provisions of the acquisition agreement. Charter Communications, Inc. and Charter Communications Holding Company contributed the systems acquired in these acquisitions to us, which we subsequently contributed to our subsidiaries. As of December 31, 2001, these cable systems had 32,200 customers. For the year ended December 31, 2001, including the period prior to the acquisition, these systems had revenues of $13.9 million.

ACQUISITIONS COMPLETED 2002

     HIGH SPEED ACCESS CORP. TRANSACTION. On September 28, 2001, Charter Communications Holding Company and High Speed Access entered into an asset purchase agreement pursuant to which Charter Communications Holding Company agreed to purchase from High Speed Access the contracts and associated assets, and assume related liabilities, that serve our customers, including a customer contact center, network operations center and provisioning software. On December 20, 2001, Charter Communications Holding Company assigned certain of its rights under the asset purchase agreement and certain related agreements to our subsidiary, CC Systems, LLC. The transaction closed on February 28, 2002. At the closing, CC Systems wired funds in the amount of $77.5 million to High Speed Access and delivered 37,000 shares of High Speed Access' Series D convertible preferred stock and all of the warrants to buy High Speed Access common stock owned by Charter Communications Holding Company and High Speed Access purchased 38,000 shares of its Series D Preferred Stock from Vulcan Ventures for $8.0 million. To secure indemnity claims against High Speed Access under the asset purchase agreement, $2.0 million of the purchase price was held back. Additional purchase price adjustments may be made as provided in the asset purchase agreement. Charter Communications Holding Company obtained a fairness opinion from a qualified investment-banking firm regarding the valuation of the assets purchased by CC Systems pursuant to the asset purchase agreement. Concurrently with the closing of the transaction, High Speed Access purchased all of its common stock held by Vulcan Ventures, and certain of the agreements between Charter Communications Holding Company and High Speed Access Corp., including the programming content agreement, the services agreement, the systems access agreement, the 1998 network services agreement and the May 2000 network services agreement were terminated. As of December 31, 2000, the carrying value of our and Charter Communications Holdings Company's investment in High Speed Access was approximately $36.0 million and $2.2 million, respectively. As of December 31, 2001, the carrying value of the investment in High Speed Access was zero. Following the closing of the asset purchase, neither Charter Communications Holding Company, we nor Vulcan Ventures beneficially owned any equity securities of High Speed Access. See "Certain Relationships and Related
Transactions -- Business Relationships."

     ENSTAR LIMITED PARTNERSHIP TRANSACTIONS. In April 2002, Interlink Communications Partners, LLC, Rifkin Acquisition Partners, LLC and Charter Communications Entertainment I, LLC, each an indirect, wholly-owned subsidiary of Charter Holdings, purchased certain assets of Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/Growth Program Six-A, L.P., Enstar Cable of Macoupin County and Enstar IV/PBD Systems Venture, serving in the aggregate approximately 21,600 customers. Enstar Communications Corporation, a direct subsidiary of Charter Communications Holding Company, is the general partner of the Enstar limited partnerships. The cash sale price of approximately $48.3 million was the highest bid received by the Enstar limited partnerships following a broadly-based solicitation process. See "Certain Relationships and Related Transactions -- Business Relationships."

     Also, in April 2002, Charter Communications Entertainment I, LLC entered into an agreement to purchase all of Enstar Income Program II-1, L.P.'s Illinois cable television systems, serving in the aggregate approximately 6,400 customers, for a total purchase price of approximately $14.7 million. Closing of the sale is subject to purchase price adjustments, regulatory approvals, customary closing conditions and approval by the limited partners of Enstar Income Program II-1, L.P. We expect that this sale will be consummated in the third quarter of 2002, although no assurance is given regarding this matter.

PRODUCTS AND SERVICES

     This section includes forward-looking statements regarding, among other things, our plans, strategies and prospects. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this section may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimate," and "potential," among others. Among these risks, uncertainties and assumptions are those specified in "-- Certain Trends and Uncertainties" and in the "Risk Factors" sections. We refer you to these sections, as well as to "Forward-Looking Statements."

     We offer our customers traditional cable television services and programming as well as advanced high bandwidth services such as digital television, cable modem high-speed Internet access and interactive television. We plan to continue to enhance and upgrade these services by adding new programming and other advanced products and services as they are developed. In 2001, we focused on our digital television and high-speed Internet services, with several market deployments of video-on-demand. Because our upgraded systems now allow us to offer advanced products and services in a greater number of markets, in 2002 we will focus on increased deployment of high-speed Internet access so that more customers will have access to both data and video services.

     TRADITIONAL CABLE TELEVISION SERVICES. Customers subscribing to both "basic" and "expanded basic" service generally receive a line-up of between 33 and 82 channels of television programming, depending on the bandwidth capacity of the system. Customers who pay additional amounts can also subscribe to additional channels, either individually or in packages, as add-ons to the basic channels. We tailor both our basic channel line-up and our additional channel offerings to each system according to demographics, programming preferences, competition, price sensitivity and local regulation.

     Our traditional cable television service offerings include the following:

     - BASIC CABLE. All of our customers receive a package of basic programming, transmitted via an analog signal, which generally consists of local broadcast television, local community programming, including governmental and public access, and limited satellite delivered or non-broadcast channels.

     - EXPANDED BASIC CABLE. This expanded programming level includes a package of satellite-delivered or non-broadcast channels (such as ESPN, CNN and Lifetime Television) in addition to the basic channel line-up.

     - PREMIUM CHANNELS. These channels provide commercial-free movies, sports and other special event entertainment programming. Home Box Office, Cinemax, Showtime, the Movie Channel, Starz and Encore are examples of premium channels. Although we offer subscriptions to premium channels on an individual basis, we are offering an increasing number of premium channel packages and are bundling premium channels with our advanced services.

     - PAY-PER-VIEW. These channels allow customers to pay on a per event basis to view a single showing of a recently released movie, a one-time special sporting event or music concert on a commercial-free basis.

     ADVANCED PRODUCTS AND SERVICES. Cable's high bandwidth is a key factor in the successful delivery of advanced products and services. A variety of emerging technologies and increasing

Internet usage by our customer base have presented us with substantial opportunities to expand our sources of revenue. In an increasing number of our systems, we now offer a variety of advanced products and services, including:

     - digital television and its related enhancements, such as an interactive programming guide;

     - high-speed Internet access via cable modem;

     - interactive services related to on-screen broadcast programming, such as Wink, which adds interactivity and electronic commerce opportunities to traditional programming and advertising;

     - virtual interactive channels for news, finance, weather, sports, shopping and movie theater listings, accessible on television through a web-like screen;

     - video-on-demand;

     - television-based Internet access, which allows customers to access the Internet through the use of our two-way capable cable systems without the need for a personal computer; and

     - private network services, such as voice and data transmission services to a network of interconnected locations of a single customer.

     The following table summarizes our customer statistics for our analog and digital cable and advanced products and services for the years ended December 31, 2001 and 2000:

                                                                 AS OF DECEMBER 31,
                                                              -------------------------
                                                                 2001          2000
                                                              -----------   -----------
VIDEO SERVICES
Basic cable
  Homes passed(a)...........................................  11,502,300    10,225,000
  Basic customers(b)........................................   6,953,700     6,350,900
  Penetration(c)............................................        60.5%         62.1%
Digital cable
  Homes passed(a)...........................................  10,638,300     8,793,000
  Digital customers.........................................   2,144,800     1,069,500
  Penetration of homes passed(c)............................        20.2%         12.2%
  Penetration of basic customers............................        30.8%         16.8%
  Number of digital terminals deployed......................   2,951,400     1,336,900
VIDEO-ON-DEMAND
  Homes passed(a)...........................................   1,994,700       170,000
INTERNET AND OTHER DATA SERVICES
Cable modem high-speed Internet access
  Homes passed(a)...........................................   7,560,600     5,550,800
  Cable modem customers.....................................     607,700       215,900
  Dial-up customers.........................................      37,100        36,500
  Total data customers......................................     644,800       252,400
  Penetration(c)............................................         8.5%          4.5%
INTERACTIVE TELEVISION (WINK)
  Homes passed(a)...........................................   3,419,900     3,271,400
  Interactive TV customers..................................     679,100       304,400
AVERAGE MONTHLY REVENUE PER BASIC CUSTOMER(b)(d)............  $    47.37    $    44.94
AVERAGE MONTHLY OPERATING CASH FLOW PER BASIC
  CUSTOMER(b)(e)............................................  $    21.53    $    20.24

-------------------------

(a) Homes passed are the number of living units, such as single residence homes, apartments and condominium units, passed by the cable television distribution network in a given cable system service area to which we offer the named service.

(b) Basic customers are customers who receive basic cable service. All of our customers, including those receiving digital or advanced services, receive basic cable service.

(c) Penetration represents customers as a percentage of homes passed.

(d) Average monthly revenue per basic customer represents revenues from all sources, divided by twelve, divided by the number of basic customers at the end of the period.

(e) Average monthly operating cash flow per basic customer represents operating cash flow (defined as revenues less the sum of operating, general and administrative expenses and corporate expense charges), divided by twelve, divided by the number of basic customers at the end of the period.

     DIGITAL TELEVISION. As part of our systems upgrade, we are installing headend equipment capable of delivering digitally encoded cable transmissions to a two-way digital-capable set-top terminal in the customer's home. This digital connection offers significant advantages. For example, we can compress the digital signal to allow the transmission of up to twelve digital channels in the bandwidth normally used by one analog channel. The increased channel capacity will allow us to increase both programming and service offerings, including offering video-on-demand to pay-per-view customers.

     We offer digital service to our customers in several different service combination packages. All digital packages include a digital set-top terminal, an interactive electronic programming guide, 45 channels of CD quality digital music, an expanded menu of pay-per-view channels and at least thirty additional digital channels. In markets where Wink-enhanced programming and video-on-demand are available, all of our digital customers also are able to receive these services. Certain digital packages also offer customers one or more premium channels of their choice with "multiplexes." Multiplexes give customers access to several different versions of the same premium channel which are varied as to time of broadcast (such as east and west coast time slots) or programming content theme (such as westerns or romance). Other digital packages bundle digital television with other advanced services, such as Internet access.

     As of December 31, 2001, we had approximately 2.1 million digital customers and our digital penetration was 20.2% of digital homes passed. We expect to increase our digital customers to approximately 2.7 million by December 31, 2002.

     CABLE MODEM-BASED HIGH-SPEED INTERNET ACCESS. We offer high-speed data and Internet access to our residential customers primarily via cable modems attached to personal computers, at speeds of up to approximately 50 times the speed of a conventional telephone modem. As of December 31, 2001 we had approximately 607,700 cable modem high-speed Internet customers. Primarily as a result of increased consumer demand, by December 31, 2002, we expect to increase the number of our cable modem high-speed Internet access customers to between approximately 1.2 million and 1.25 million.

     We offer high-speed Internet access services under the Charter Pipeline brand to our high-speed Internet access customers and in certain markets we offer high-speed Internet access in conjunction with a third-party provider. In October 2001, pursuant to an agreement between Charter Communications Holding Company and Microsoft Corporation, we introduced for our Charter Pipeline customers a custom start page that is co-branded with Microsoft's network of websites, known as MSN, with content modules that we provide, including, for example, movie trailers, previewing movies on pay-per-view and video-on-demand, and television listings. In the second quarter of 2002, we expect to introduce a custom browser that will be co-branded with the MSN browser and charter.com e-mail. Our recent acquisition of high-speed Internet access assets from

High Speed Access in February 2002, included a customer contact center, network operating center and provisioning software, all of which were being utilized to service our high-speed cable modem Internet access customers.

     On September 28, 2001, Excite@Home Corporation, the provider of high-speed Internet access service to approximately 145,000, or 25%, of our data customers, filed for protection under Chapter 11 of the U.S. Bankruptcy Code. By March 1, 2002, we successfully transitioned over all of our customers served by Excite@Home to our Charter Pipeline(TM) service. As of December 31, 2001, after giving effect to the Excite@Home transition and the High Speed Access acquisition, approximately 87.3% of our high-speed Internet access customers received our Charter Pipeline high-speed Internet access service and 13.7% received services provided in conjunction with a third-party service provider.

     TRADITIONAL DIAL-UP MODEM INTERNET ACCESS. Traditional dial-up Internet access is available upon customer request in a limited number of our markets where two-way cable modem Internet access is not yet available.

     TV-BASED INTERNET ACCESS. We expect to launch the digeo(TM) television-based Internet access service in St. Louis in the second half of 2002. This premium digeo(TM) product is designed to blend the power of the Internet with the convenience of the television. Through the use of an advanced digital set-top terminal companion, customers will be able to access Internet-based streaming media on the television, including both local and national news, sports and entertainment. The Internet domain name of customers using this service will be "Charter TV." The digeo(TM) product is a "portal," which is an Internet web site that serves as a user's initial point of entry to the World Wide Web. By offering selected content, services and links to other web sites, a portal guides and directs users through the World Wide Web. In addition, the portal generates revenues from advertising on its own web pages and by sharing revenues generated by linked or featured web sites.

     We plan to use digeo(TM) as our television-based portal for an initial six-year period. An affiliate of Mr. Allen and one of our subsidiaries each owns equity interests in digeo, inc. See "Certain Relationships and Related Transactions -- Business Relationships."

     Our WorldGate television-based Internet access service offers easy, low-cost Internet access to customers at connection speeds ranging up to 128 kilobits per second. This service, with its user-friendly interface, appeals to first-time Internet users and does not require the use of a personal computer, an existing or additional telephone line, or any additional equipment. The Internet domain name of the customers who use this service is "Charter.net." This allows customers to switch or expand to our other Internet services without a change of e-mail address. As of December 31, 2001, we had 557,100 homes passed and 9,000 TV-based Internet customers.

     VIDEO-ON-DEMAND. Roll-out of video-on-demand (VOD) service to digital customers began in some of our markets in 2000, with expanded distribution in 2001. With VOD service, customers can access hundreds of movies and other programming at any time, with digital picture quality. VOD allows full VCR functionality, including the ability to pause, rewind and fast-forward programs. Customers can also stop a program and resume watching it several hours later during the rental period. In addition, the VOD programming available in a particular market can be customized for market-based or customer preferences and local interest. For example, foreign language or other local programming could be offered in markets where such programming is likely to appeal to customers. Generally, customers pay for VOD (such as movies) on a per-selection basis. Some VOD programming is also available on a category basis (such as children's programming) for a single monthly fee in addition to single selection purchases.

     As of December 31, 2001, VOD was available to digital customers in systems passing approximately 2.0 million homes in ten markets with approximately 300 titles available to customers. In systems where VOD is available, it is included as a standard feature of our digital service

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packages. By December 31, 2002, we expect video-on-demand to be available in systems passing in excess of 4.0 million homes. In 2001, we relied on a single source-provider for the hardware, software, programming content, and operational support used for VOD. In 2002, we plan to add other sources for each of these products and services and will attempt to secure some or all of the programming content directly from programmers rather than through a third-party content consolidator.

     INTERACTIVE VIDEO PROGRAMMING. We provide interactive programming using technology developed by Wink Communications, Inc. The Wink technology embeds interactive features, such as additional information and statistics about a television program or the option to order an advertised product, into programming and advertisements. A customer with a Wink-enabled set-top terminal and a Wink-enabled cable provider sees an icon flash on the screen when additional Wink features are available to enhance a program or advertisement. By pressing the select button on a standard remote control, a viewer of a Wink-enhanced program is able to access additional information regarding such program, including, for example, information on prior episodes or the program's characters. A viewer watching an advertisement is able to access additional information regarding the advertised product and may also be able to utilize the two-way transmission features to order a product. We have bundled Wink's services with our traditional cable services in both our advanced analog and digital platforms. Wink's services are provided free of charge to the customer. A company controlled by Mr. Allen has a minority equity interest in Wink. See "Certain Relationships and Related Transactions -- Business Relationships."

     Various programming networks, including CNN, NBC, ESPN, HBO, Showtime, Lifetime, VH1, the Weather Channel and Nickelodeon, together currently produce over 2,400 hours of Wink-enhanced programming per week. Under certain revenue-sharing arrangements, we will modify our headend technology to allow Wink-enabled programming to be offered on our systems. We receive fees from Wink each time one of our customers uses Wink to request certain additional information or order advertised products. In 2001 our customers averaged approximately 381,000 clicks per week on Wink icons.

     In September 2001, Charter Communications, Inc. amended its agreement with digeo interactive, LLC, a subsidiary of digeo, inc., to provide that digeo would provide Charter Interactive Channels (commonly known as "i-channels") to certain of our customers receiving Wink services. In November 2001, we made this service available to our digital subscribers in Glendale, California, and by March 1, 2002, the i-channels were available to an aggregate of 550,000 digital subscribers. As of March 1, 2002, over 20% of the digital subscribers in these markets were active users of the i-channels, with a per-user average of 12.5 screen views per week. We plan to deploy this service aggressively in 2002 and intend to offer the service to over 1.0 million customers by December 31, 2002. Currently, those digital subscribers receiving i-channels receive the service at no additional charge.

     TELEPHONY/VOICE SERVICES. We are exploring technologies using Internet protocol telephony to transmit digital voice signals over our systems. We launched preliminary Internet protocol telephony trials in 2001 and 2002, and will continue with our market trials during 2002. Following these market trials, we will evaluate the business model for deployment of this service. Commencing in January 2002, we began offering traditional circuit switch-based telephony in the St. Louis area to approximately 16,000 customers acquired in the AT&T acquisition. We have marketed telephony services as a competitive access provider in Wisconsin through one of our subsidiaries and are currently exploring the expansion of our services as a competitive access provider in other states.

     OTHER NEW BUSINESS INITIATIVES. We are seeking to provide our customers in 2002 with advanced broadband media center terminals that include digital video recording capabilities (commonly referred to as "DVR") and operate in conjunction with certain existing digital set top terminals. Built-in DVR capability in the set-top terminal will enable customers to store video, audio

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and Internet content. In February 2002, we signed an agreement with Motorola,
Inc. to engineer, manufacture and market these media centers, and a stand-alone unit is also planned for development. digeo, inc. collaborated with us on the design for the advanced broadband media centers. An affiliate of Mr. Allen and one of our subsidiaries each owns an equity interest in digeo, inc. See "Certain Relationships and Related Transaction -- Business Relationships."

     We expect to offer high-definition television (HDTV) on a limited basis in five test markets by the end of the first half of 2002, and in at least two additional test markets by the third quarter of 2002. HDTV will provide our digital customers with video services at a higher resolution than standard television. We hope to expand our offering of HDTV to additional markets and to increase the number of channels for which we provide HDTV by December 31, 2002.

     In addition, in 2002 we are anticipating that we will be able to expand our offering of subscription video-on-demand (commonly known as "SVOD"), or VOD programming that is available on a category basis, for a single monthly fee, beyond children's programming to include premium programming. If we are successful in expanding this offering, our customers receiving SVOD would have access to the regular programming provided by many of our program providers and access to a certain number of movies carried by these providers.

     We are also exploring the deployment of wireless networking technology for our residential cable modem customers. This will initially be available to cable modem customers who will utilize the technology over multiple personal computers. The service is expected to eventually have a broader application by allowing shared use of other video-based data throughout the home.

     We evaluate the feasibility and profitability of our new business initiatives on an ongoing basis to understand the risks and benefits posed by investing in such new products and services and to gauge our interest and commitment level with respect to these new products. Because we launch new products and services in a limited number of targeted markets, we do not expect these initiatives to produce meaningful or material revenues or cash flows. Additionally, because it takes time for new products and services to gain acceptance and reach certain utilization levels, we cannot predict when, if ever, such initiatives would begin to produce such revenues or cash flow.

     PRIVATE BUSINESS NETWORKS. We established Charter Business Networks as a separate division to offer integrated network solutions for data, video, Internet and private voice communications to commercial and institutional customers in certain of our markets. These solutions include virtual local area and wide area networks with bandwidth and Internet access capacity based on customer needs, supported by remote monitoring.

     SALE OF LOCAL ADVERTISING. We receive revenue from the sale of local advertising on satellite-delivered networks such as MTV, CNN and ESPN. In any particular system, we generally insert local advertising on a minimum of twelve networks, and have covered up to 40 channels. Our system rebuild and additional digital services launches have increased the number of channels, and made it possible to insert local advertising. In addition, we receive revenue from certain programmers related to the launch of new cable television channels.

     HOME SHOPPING. In 2001, we received revenues from channels devoted exclusively to home shopping (such as HSN) and other channels that allow us to insert infomercials during off-peak hours.

PRICING FOR OUR PRODUCTS AND SERVICES

     Our revenues are derived principally from the monthly fees our customers pay for cable services. The prices we charge vary based on the market served and level of service selected and are usually adjusted on an annual basis. As of December 31, 2001, the average monthly fee was $13.22 for basic service and $23.84 for expanded basic service. A one-time installation fee, which may be waived in
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part during certain promotional periods, is charged to new customers. We believe our price practices are in accordance with Federal Communications Commission guidelines and are consistent with those prevailing in the industry generally. See "Regulation and Legislation."

     In accordance with the Federal Communications Commission's rules, the prices we charge for cable-related equipment, such as set-top terminals and remote control devices, and installation services are based on actual costs plus a permitted rate of return.

     Although our service offerings vary by market because of differences in the bandwidth capacity of the cable systems in each of our markets and competitive and regulatory factors, our services, when offered on a stand-alone basis, are typically offered at monthly price ranges as follows:

SERVICE                                                     PRICE RANGE
-------                                                   ---------------
Basic cable............................................   $ 9.88 - $17.00
Expanded basic cable...................................   $17.00 - $33.63
Premium channel........................................   $11.95 - $13.95
Pay-per-view (per movie or event)......................   $ 3.95 - $49.95
Digital cable video packages...........................   $45.95 - $85.95
High-speed Internet access by cable modem..............   $29.95 - $79.95
Video-on-demand (per selection)........................   $ 0.99 - $12.95

OUR NETWORK TECHNOLOGY

     As of December 31, 2001, our cable systems consisted of approximately 210,228 sheath miles, including approximately 43,046 sheath miles of fiber optic cable, passing approximately 11.5 million households and serving approximately 7 million customers. Fiber optic cable is a communication medium that uses glass fibers to transmit signals over long distances with minimum signal loss or distortion.

     The following table describes the current technological state of our systems as of December 31, 2001 and the anticipated progress of planned upgrades through 2003, based on the percentage of our customers who will have access to the bandwidths listed below and two-way capability:

                                          550 MEGAHERTZ
                            LESS THAN          TO                                          TWO-WAY
                          550 MEGAHERTZ   660 MEGAHERTZ   750 MEGAHERTZ   870 MEGAHERTZ   CAPABILITY
                          -------------   -------------   -------------   -------------   ----------
December 31, 2001.......      19.7%            9.6%           40.7%           30.0%          73.1%
December 31, 2002.......       9.3%            6.2%           40.8%           43.8%          86.1%
December 31, 2003.......       7.8%            4.9%           40.4%           46.9%          88.5%

     We have adopted the hybrid fiber coaxial cable (HFC) architecture as the standard for our ongoing systems upgrades. HFC architecture combines the use of fiber optic cable with coaxial cable. Fiber optic cable has excellent broadband frequency characteristics, noise immunity and physical durability and can carry hundreds of video, data and voice channels over extended distances. Coaxial cable is less expensive and requires a more extensive signal amplification in order to obtain the desired transmission levels for delivering channels. In most systems, we deliver our signals via fiber optic cable from the headend to a group of nodes, and use coaxial cable to deliver the signal from individual nodes to the homes passed served by that node. Our system design enables a maximum of 500 homes passed to be served by a single node. Currently, our average node serves approximately 380 homes passed. Our system design provides for six strands of fiber to each node, with two strands activated and four strands reserved for future services (sometimes referred to as "dark fiber"). We believe that this hybrid network design provides high capacity and superior signal quality, and will

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enable us to provide the newest forms of telecommunications services to our customers. It also provides reserve capacity for the addition of future services.

     The primary advantages of HFC architecture over traditional coaxial-only cable networks include:

     - increased bandwidth capacity, for more channels and other services;

     - dedicated bandwidth for two-way services, which avoids reverse signal interference problems that can otherwise occur with two-way communication capability;

     - improved picture quality and service reliability; and

     - operating efficiencies resulting from a reduced number of headends.

     In 2001, we established a fully operational national network operations center to monitor our networks and ensure maximum quality of service. Monitoring becomes increasingly important as we increase the number of customers utilizing two-way high-speed data service. In February 2002, we acquired a fully operational network operations center from High Speed Access Corp., which we will convert into a regional network operations center. By December 31, 2003, we expect to operate nine regional operations centers that will focus on local network operations. These regional operations centers will be either new facilities or conversions of existing facilities.

MANAGEMENT OF OUR SYSTEMS

     Our operating philosophy emphasizes decentralized management, with decisions being made as close to the customer as possible. In January 2002, we restructured from two to three operating divisions and consolidated from twelve to ten operating regions; the existing Eastern Division was subdivided into four operating regions; the Western Division was subdivided into three operating regions; and the Midwest Division was subdivided into three operating regions. Each of the three divisions is managed by a Senior Vice President, who is responsible for the overall supervision of the operating regions within the division. Each operating region is separately managed and supported by operational, marketing and engineering personnel at the regional and local system level.

     Our consolidation of certain functions at the regional level has resulted in numerous operating efficiencies and superior customer care. At the same time, our centralized financial management by our corporate office enables us to set financial and operating benchmarks and monitor system performance on an ongoing basis. Our corporate office also performs certain financial functions such as accounting, finance and acquisitions, payroll and benefit administration, internal audit, purchasing and programming contract administration on a centralized basis.

MARKETS

     We provide our cable and other services throughout 40 of the 48 continental United States, with approximately 80% of our customers located in 14 states. The following table shows our major

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strategic markets and the number of basic customers in each of these markets as of December 31, 2001:

                                                              NUMBER OF
MARKET                                                     BASIC CUSTOMERS
------                                                     ---------------
Los Angeles, California.................................        521,000
St. Louis, Missouri.....................................        512,000
Greenville/Spartanville, South Carolina.................        333,000
Madison, Wisconsin......................................        237,000
Atlanta, Georgia........................................        232,000
Charleston, West Virginia...............................        193,000
Fort Worth, Texas.......................................        190,000
Birmingham, Alabama.....................................        170,000
Worcester, Massachusetts................................        155,000
Reno, Nevada............................................        151,000
Hickory, North Carolina.................................        133,000
Kingsport, Tennessee....................................        129,000
Bay City, Michigan......................................        120,000
Fond du Lac, Wisconsin..................................        111,000
                                                              ---------
     Total..............................................      3,187,000
                                                              =========

SALES AND MARKETING

     We have a strong team responsible for overseeing the sales and the marketing strategies of our individual systems. We have a dedicated marketing manager in each of our significant systems, while smaller systems are handled regionally. We believe our success in marketing comes in large part from new and innovative ideas and from good interaction, quick information flow and sharing of best practices between our corporate office, which handles programs and administration, and our field offices, which implement the various programs. In addition, we constantly monitor the regulatory arena, customer perception, competition, pricing and product preferences to increase our responsiveness to our customers.

     Our long-term marketing objective is to increase our revenue growth per household. We hope that customers will come to view their cable connection as the best "pipeline" to the home for a multitude of services. To achieve this objective, we are pursuing the following strategies:

     - package product offerings to promote the sale of multiple advanced and premium services, provide an attractive price/value relationship to our customers, and enable greater opportunity for customer entertainment and information choices;

     - increase the number of residential consumers who subscribe to digital service, which enables them to receive a greater variety of television channels and interactive services;

     - increase the number of systems where our advanced products and services are available;

     - be a market leader in the introduction of new advanced products and services;

     - educate customers about the advantages offered by advanced products and services;

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     - target marketing opportunities based on geodemographic data and past purchasing behavior; and

     - employ Charter branding of products to promote customer awareness and loyalty, including retention of Dan Aykroyd as celebrity spokesperson.

     We invest significant amounts of time, effort and financial resources in marketing new and existing services. To increase customer penetration and increase the level of services used by our customers, we use coordinated marketing techniques, including door-to-door solicitation, media advertising, e-marketing, and proprietary locations. We have developed specialized programs to attract customers who have never subscribed for cable services and customers of competitive services. In 2001, we began to sell our services through consumer electronics retailers and other retailers that sell televisions or cable modems.

CUSTOMER CARE

     Maximizing customer satisfaction is a key element of our business strategy. In support of our commitment to customer satisfaction, we operate a 24-hour customer service hotline for nearly all of our systems and offer on-time installation and service guarantees.

     To better serve our customers, we are consolidating some of our local customer care functions at the regional level. As of December 31, 2001, the ten largest customer contact centers handled approximately 38% of our customers. In February 2002, through our acquisition of the high-speed Internet access assets of High Speed Access, we acquired an additional customer contact center dedicated to serving cable modem high-speed Internet access customers. By establishing regional customer contact centers, we are able to service our customers 24 hours a day, seven days a week, with highly trained personnel. These regional centers utilize state-of-the-art equipment that enhances all interactions with our customers and provides a high-performance employee environment. Our customer care specialists receive extensive training to develop customer contact skills and product knowledge that are critical to high rates of customer retention as well as to selling additional services and higher levels of service to our customers. We expect that our customer care functions will benefit from the additional technologies available as our national and regional network operations centers open in the related area. We utilize surveys, focus groups and other research tools as part of our efforts to determine and respond to customer needs.

     Consistent with our focus on customer satisfaction, we have implemented stringent customer care standards that we believe meet or exceed those established by the National Cable Television Association, the Washington, D.C.-based trade association for the cable industry.

PROGRAMMING

     GENERAL. We believe that offering a wide variety of conveniently scheduled programming is an important factor influencing a customer's decision to subscribe to and retain our cable services. We devote considerable resources to obtaining access to a wide range of programming that we believe will appeal to both existing and potential customers. We rely on extensive market research, customer demographics and local programming preferences to determine channel offerings in each of our markets. We obtain basic and premium programming from a number of suppliers, usually pursuant to a written contract. Our programming contracts generally continue for a fixed period of time, usually from three to ten years, and are subject to negotiated renewal. Some program suppliers offer financial support for the launch of a new channel and ongoing marketing support. We also try to negotiate volume discount pricing structures.

     COSTS. Programming tends to be made available to us for a flat fee per customer. However, some channels are available without cost to us. In connection with the launch of a new channel, we

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may receive a distribution fee to support the channel launch. For home shopping channels, we receive a percentage of the amount spent in home shopping purchases by our customers on channels we carry.

     Our cable programming costs have increased in recent years and are expected to continue to increase due to factors including:

     - additional programming being provided to customers as a result of system rebuilds that increase channel capacity;

     - increased cost to produce or purchase cable programming;

     - inflationary or negotiated annual increases; and

     - system acquisitions that increase the number of customers.

     In every year we have operated, our costs to acquire programming have exceeded customary inflationary and cost-of-living type increases. In particular, sports programming costs have increased significantly over the past several years. In addition, contracts to purchase sports programming sometimes contain built-in cost increases for programming added during the term of the contract.

     Under rate regulations of the Federal Communications Commission, cable operators may increase their rates to customers to cover increased costs for programming, subject to certain limitations. See "Regulation and Legislation."

FRANCHISES

     As of December 31, 2001, our systems operated pursuant to a total of approximately 4,570 franchises, permits and similar authorizations issued by local and state governmental authorities. Each franchise is awarded by a governmental authority and is usually not transferable unless the granting governmental authority consents. Most franchises are subject to termination proceedings in the event of a material breach. In addition, most franchises require us to pay the granting authority a franchise fee of up to 5.0% of gross revenues, which is the maximum amount that may be charged under the applicable federal law.

     Prior to the scheduled expiration of most franchises, we initiate renewal proceedings with the granting authorities. This process usually takes three years but can take a longer period of time. The Communications Act provides for an orderly franchise renewal process in which granting authorities may not unreasonably withhold renewals. If a renewal is withheld and the granting authority takes over operation of the affected cable system or awards the cable franchise to another party, the granting authority must pay the existing cable operator the "fair market value" of the physical system assets. However, there is no requirement that the granting authority take over the operation or award it to another party. The Communications Act also established comprehensive renewal procedures requiring that an incumbent franchisee's renewal application be evaluated on its own merit and not as part of a comparative process with competing applications. In connection with the franchise renewal process, many governmental authorities require the cable operator to make certain commitments, such as technological upgrades to the system. Although historically we have been able to renew our franchises without incurring significant costs, we cannot assure you that any particular franchise will be renewed or that it can be renewed on commercially favorable terms. Our failure to obtain renewals of our franchises, especially those in major metropolitan areas where we have the most customers, would have a material adverse effect on our business, results of operations and financial condition. Approximately 37% of our franchises covering approximately 37% of our basic cable customers expire within five years of December 31, 2001.

     Under the 1996 Telecom Act, state and local authorities are prohibited from limiting, restricting or conditioning the provision of telecommunications services. They may, however, impose "competi-

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

tively neutral" requirements and manage the public rights-of-way. Granting authorities may not require a cable operator to provide telecommunications services or facilities, other than institutional networks, as a condition of an initial franchise grant, a franchise renewal, or a franchise transfer. The 1996 Telecom Act also limits franchise fees to an operator's cable-related revenues and clarifies that they do not apply to revenues that a cable operator derives from providing new telecommunications services. In a March 2002 decision, the Federal Communications Commission tentatively held that a cable operator's provision of Internet access service should not subject the operator to additional franchising requirements nor should the revenue derived from such service be subject to local franchise fee assessments.

     We believe our relations with the franchising authorities under which our systems are operated are generally good. Substantially all of the material franchises relating to our systems which are eligible for renewal have been renewed or extended at or prior to their stated expiration dates.

COMPETITION

     We face competition in the areas of price, products and services, and service reliability. We compete with other providers of television signals and other sources of home entertainment. In addition, as we expand into additional services such as high-speed Internet access, interactive services and telephony, we face competition from other providers of each type of service. We operate in a very competitive business environment which can adversely affect our business and operations.

     Through business developments such as the merger of Tele-Communications, Inc. and AT&T and the merger of America Online, Inc. (AOL) and Time Warner Inc., customers have come to expect a variety of services from a single provider. While these mergers are not expected to have a direct or immediate impact on our business, they encourage providers of cable and telecommunications services to expand their service offerings. They also encourage consolidation in the cable industry, such as the proposed merger of AT&T Broadband with Comcast Corp., the largest and third largest cable providers in the country, as cable operators recognize the competitive benefits of a large customer base and expanded financial resources.

     Our key competitors include:

     DBS. Direct broadcast satellite, known as DBS, is a significant competitor to cable systems. The DBS industry has grown rapidly over the last several years, far exceeding the growth rate of the cable television industry, and now serves more than 17 million subscribers nationwide. DBS service allows the subscriber to receive video and high-speed Internet access services directly via satellite using a relatively small dish antenna. Moreover, video compression technology allows DBS providers to offer more than 100 digital channels, thereby surpassing the typical analog cable system.

     DBS companies historically were prohibited from retransmitting popular local broadcast programming. However, a change to the copyright laws in 1999 eliminated this legal impediment. As a result, DBS companies now may retransmit such programming, once they have secured retransmission consent from the popular broadcast stations they wish to carry, and they faced mandatory carriage obligations of less popular broadcast stations as of January 2002. In response to the legislation, DirecTV, Inc. and EchoStar Communications Corporation have begun carrying the major network stations in the nation's top television markets. DBS, however, is limited in the local programming it can provide because of the current capacity limitations of satellite technology, and the DBS companies currently offer local broadcast programming only in the larger U.S. markets. The DBS industry initiated a judicial challenge to the 2002 requirement mandating carriage of less popular broadcast stations. This lawsuit alleges that the requirement (similar to the one applicable to cable systems) is unconstitutional. The federal district court and circuit court both rejected the DBS

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

industry's constitutional challenge, but the industry is now seeking review by the U.S. Supreme Court.

     In October 2001, EchoStar and DirecTV, the two largest DBS providers in the country, announced EchoStar's planned merger with DirecTV, subject to, among other things, regulatory approval. If approved by regulators and consummated, the proposed merger would provide expanded transmission capacity for a single company serving more than 17 million customers. It is unclear what impact the consolidation of these two companies will have on the competition we face from the DBS industry. EchoStar and DirecTV have announced, however, that the merger would afford the surviving entity sufficient capacity to expand the carriage of local broadcast programming to every U.S. television market.

     DSL. The deployment of digital subscriber line technology, known as DSL, allows Internet access to subscribers at data transmission speeds greater than available over conventional telephone lines. DSL service therefore is competitive with high-speed Internet access over cable systems. Several telephone companies and other companies offer DSL service. There are bills now before Congress that would reduce regulation of Internet services offered by incumbent telephone companies, and the Federal Communications Commission recently initiated a rulemaking proceeding that could materially reduce existing regulation of DSL service, essentially freeing such service from traditional telecommunications regulation. The Federal Communications Commission's decisions and policies in this area are subject to change. We cannot predict the likelihood of success of the Internet access services offered by our competitors, or the impact on our business and operations of these competitive ventures.

     DSL and other forms of high-speed Internet access provide competition to our own provision of Internet access. For example, EchoStar and DirecTV have both begun the provision of high-speed Internet access to residential consumers. High-speed Internet access also facilitates the streaming of video into homes and businesses. As the quality and availability of video streaming over the Internet improve, video streaming may compete with the traditional delivery of video programming services over cable systems. It is possible that programming suppliers will consider bypassing cable operators and market their services directly to the consumer through video streaming over the Internet.

     BROADCAST TELEVISION. Cable television has long competed with broadcast television, which consists of television signals that the viewer is able to receive without charge using an "off-air" antenna. The extent of such competition is dependent upon the quality and quantity of broadcast signals available through "off-air" reception compared to the services provided by the local cable system. The recent licensing of digital spectrum by the Federal Communications Commission will provide incumbent television licenses with the ability to deliver high definition television pictures and multiple digital-quality program streams, as well as advanced digital services such as subscription video and data transmission.

     TRADITIONAL OVERBUILDS. Cable television systems are operated under non-exclusive franchises granted by local authorities. More than one cable system may legally be built in the same area. It is possible that a franchising authority might grant a second franchise to another cable operator and that such a franchise might contain terms and conditions more favorable than those afforded us. In addition, entities willing to establish an open video system, under which they offer unaffiliated programmers non-discriminatory access to a portion of the system's cable system, may be able to avoid local franchising requirements. Well-financed businesses from outside the cable industry, such as public utilities that already possess fiber optic and other transmission lines in the areas they serve, may over time become competitors. There are a number of cities that have constructed their own cable systems, in a manner similar to city-provided utility services. There also has been interest in traditional overbuilds by private companies. Constructing a competing cable system is a capital intensive process which involves a high degree of risk. We believe that in order to be successful, a

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

competitor's overbuild would need to be able to serve the homes and businesses in the overbuilt area on a more cost-effective basis than us. Any such overbuild operation would require either significant access to capital or access to facilities already in place that are capable of delivering cable television programming.

     As of December 31, 2001, we are aware of overbuild situations impacting approximately 3.5% of our total basic customers, and potential overbuild situations in areas servicing approximately 4.6% of our total basic customers, together representing a total of approximately 8.1% of our basic customers. Additional overbuild situations may occur in other systems. In response to such overbuilds, these systems have been designated priorities for the upgrade of cable plant and the launch of new and enhanced services. As of December 31, 2001, we have upgraded many of these systems to at least 750 megahertz two-way HFC architecture.

     TELEPHONE COMPANIES AND UTILITIES. The competitive environment has been significantly affected by technological developments and regulatory changes enacted under the 1996 Telecom Act, which was designed to enhance competition in the cable television and local telephone markets. Federal cross-ownership restrictions historically limited entry by local telephone companies into the cable business. The 1996 Telecom Act modified this cross-ownership restriction, making it possible for local exchange carriers, who have considerable resources, to provide a wide variety of video services competitive with services offered by cable systems.

     Several telephone companies have obtained or are seeking cable franchises from local governmental authorities and are constructing cable systems. Some local exchange carriers may choose to make broadband services available under the open video regulatory framework of the Federal Communications Commission or through wireless technology. In addition, local exchange carriers provide facilities for the transmission and distribution of voice and data services, including Internet services, in competition with our existing or potential interactive services ventures and businesses. We cannot predict the likelihood of success of the broadband services offered by our competitors or the impact on us of such competitive ventures. Although enthusiasm on the part of local exchange carriers appears to have waned in recent months, the entry of telephone companies as direct competitors in the video marketplace may become more widespread and could adversely affect the profitability and valuation of established cable systems.

     As we expand our offerings to include Internet access and other telecommunications services, we will be subject to competition from other telecommunications providers. The telecommunications industry is highly competitive and includes competitors with greater financial and personnel resources, who have brand name recognition and long-standing relationships with regulatory authorities and customers. Moreover, mergers, joint ventures and alliances among franchise, wireless or private cable operators, local exchange carriers and others may result in providers capable of offering cable television, Internet, and telecommunications services in direct competition with us.

     Additionally, we are subject to competition from utilities which possess fiber optic transmission lines capable of transmitting signals with minimal signal distortion.

     PRIVATE CABLE. Additional competition is posed by satellite master antenna television systems known as "SMATV systems" serving multiple dwelling units, referred to in the cable industry as "MDUs", such as condominiums, apartment complexes, and private residential communities. These private cable systems may enter into exclusive agreements with such MDUs, which may preclude operators of franchise systems from serving residents of such private complexes. Private cable systems can offer both improved reception of local television stations and many of the same satellite-delivered program services which are offered by cable systems. SMATV systems currently benefit from operating advantages not available to franchised cable systems, including fewer regulatory burdens and no requirement to service low density or economically depressed communities. Exemption from

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regulation may provide a competitive advantage to certain of our current and potential competitors. The Federal Communications Commission ruled in 1998 that private cable operators can lease video distribution capacity from local telephone companies and distribute cable programming services over public rights-of-way without obtaining a cable franchise. In 1999, both the Fifth and Seventh Circuit Courts of Appeals upheld this Federal Communications Commission policy.

     WIRELESS DISTRIBUTION. Cable television systems also compete with wireless program distribution services such as multi-channel multipoint distribution systems or "wireless cable," known as MMDS. MMDS uses low-power microwave frequencies to transmit television programming over-the-air to paying customers. Wireless distribution services generally provide many of the programming services provided by cable systems, and digital compression technology is likely to increase significantly the channel capacity of their systems. Both analog and digital MMDS services require unobstructed "line of sight" transmission paths.

PROPERTIES

     Our principal physical assets consist of a cable television distribution plant and equipment, including signal receiving, encoding and decoding devices, headend reception facilities, distribution systems and customer drop equipment for each of our cable television systems.

     Our cable television plant and related equipment are generally attached to utility poles under pole rental agreements with local public utilities and telephone companies, and in certain locations are buried in underground ducts or trenches. We own or lease real property for signal reception sites and own most of our service vehicles.

     Our subsidiaries generally own the real property and buildings for our regional data center, customer contact centers and our regional and divisional administrative offices. Our subsidiaries generally have leased space for business offices throughout our operating regions, although an increasing number of our systems are now purchasing property for system offices. Our headend and tower locations are located on owned or leased parcels of land, and we generally own the towers on which our equipment is located. Charter Communications Holding Company owns the real property and building for our principal executive offices.

     The physical components of our cable systems require maintenance and periodic upgrades to support the new services and products we introduce. We believe that our properties are in good operating condition and are suitable for our business operations.

EMPLOYEES

     Pursuant to a mutual services agreement between Charter Communications, Inc., Charter Investment, Inc. and Charter Communications Holding Company, Charter Communications Holding Company leases the necessary personnel and provides services to Charter Communications, Inc. to manage Charter Communications Holding Company and its subsidiaries, including us. The mutual services agreement provides that Charter Investment and Charter Communications Holding Company will provide services to Charter Communications, Inc. on a cost reimbursement basis. The corporate office includes employees of Charter Communications, Inc. and Charter Communications Holding Company, which total approximately 500 employees. The corporate office is responsible for coordinating and overseeing our operations, including certain critical functions, such as marketing and engineering, that are conducted by personnel at the regional and local system level. The corporate office also performs certain financial functions such as accounting, finance and acquisitions, payroll and benefit administration, internal audit, purchasing and programming contract administration on a centralized basis. See "Certain Relationships and Related Transactions -- Management and Consulting Arrangements."

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     As of December 31, 2001, we had approximately 17,200, full-time equivalent employees, approximately 300 of which were represented by collective bargaining agreements. We believe we have a good relationship with our employees and have never experienced a work stoppage.

LEGAL PROCEEDINGS

     We are involved from time to time in routine legal matters and other claims incidental to our business. We believe that the resolution of such matters, taking into account established reserves and insurance, will not have a material adverse impact on our consolidated financial position or results of operations.

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                           REGULATION AND LEGISLATION

     The following summary addresses the key regulatory developments and legislation affecting the cable industry.

     The operation of a cable system is extensively regulated by the Federal Communications Commission, some state governments and most local governments. The Federal Communications Commission has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of Federal Communications Commission licenses needed to operate certain transmission facilities used in connection with cable operations. The 1996 Telecom Act altered the regulatory structure governing the nation's communications providers. It removed barriers to competition in both the cable television market and the local telephone market. Among other things, it reduced the scope of cable rate regulation and encouraged additional competition in the video programming industry by allowing local telephone companies to provide video programming in their own telephone service areas.

     The 1996 Telecom Act required the Federal Communications Commission to undertake a host of implementing rulemakings. Moreover, Congress and the Federal Communications Commission have frequently revisited the subject of cable regulation. Future legislative and regulatory changes could adversely affect our operations.

CABLE RATE REGULATION

     The 1992 Cable Act imposed an extensive rate regulation regime on the cable television industry, which limited the ability of cable companies to increase subscriber fees. Under that regime, all cable systems were subjected to rate regulation, unless they faced "effective competition" in their local franchise area. Federal law defines "effective competition" on a community-specific basis as requiring satisfaction of certain conditions. These conditions are not typically satisfied in the current marketplace; hence, most cable systems potentially are subject to rate regulation. However, with the rapid growth of DBS, it is likely that additional cable systems will soon qualify for "effective competition" and thereby avoid further rate regulation.

     Although the Federal Communications Commission established the underlying regulatory scheme, local government units, commonly referred to as local franchising authorities, are primarily responsible for administering the regulation of the lowest level of cable service--the basic service tier, which typically contains local broadcast stations and public, educational, and government access channels. Before a local franchising authority begins basic service rate regulation, it must certify to the Federal Communications Commission that it will follow applicable federal rules. Many local franchising authorities have voluntarily declined to exercise their authority to regulate basic service rates. Local franchising authorities also have primary responsibility for regulating cable equipment rates. Under federal law, charges for various types of cable equipment must be unbundled from each other and from monthly charges for programming services.

     As of December 31, 2001, approximately 16.3% of our local franchising authorities were certified to regulate basic tier rates. Because the 1992 Cable Act permits communities to become certified and regulate rates at any time, it is possible that additional localities served by the systems may choose to certify and regulate basic rates in the future.

     For regulated cable systems, the basic service tier rate increases are governed by a complicated price cap scheme devised by the Federal Communications Commission that allows for the recovery of inflation and certain increased costs, as well as providing some incentive for system upgrades. Operators also have the opportunity to bypass this "benchmark" regulatory scheme in favor of traditional "cost-of-service" regulation in cases where the latter methodology appears favorable. Cost

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of service regulation is a traditional form of rate regulation, under which a utility is allowed to recover its costs of providing the regulated service, plus a reasonable profit.

     With regard to cable programming service tiers, which are the expanded basic programming packages that offer services other than basic programming and which typically contain satellite-delivered programming, the Federal Communications Commission historically administered rate regulation of these tiers. Under the 1996 Telecom Act, however, the Federal Communications Commission's authority to regulate cable programming service tier rates expired on March 31, 1999. The Federal Communications Commission still adjudicates cable programming service tier complaints filed prior to that date, but strictly limits its review, and possible refund orders, to the time period prior to March 31, 1999. As of December 31, 2001, we had cable programming service tier rate complaints relating to approximately 93 franchise areas pending at the Federal Communications Commission. We do not believe any adjudications regarding these complaints will have a material adverse effect on our business. The elimination of cable programming service tier regulation affords us substantially greater pricing flexibility.

     Premium cable services offered on a per-channel or per-program basis remain unregulated under both the 1992 Cable Act and the 1996 Telecom Act. However, federal law requires that the basic service tier be offered to all cable subscribers and limits the ability of operators to require purchase of any cable programming service tier if a customer seeks to purchase premium services offered on a per-channel or per-program basis, subject to a technology exception which expires in October 2002. The 1996 Telecom Act also relaxes existing "uniform rate" requirements by specifying that uniform rate requirements do not apply where the operator faces "effective competition," and by exempting bulk discounts to multiple dwelling units, although complaints about predatory pricing still may be made to the Federal Communications Commission.

CABLE ENTRY INTO TELECOMMUNICATIONS AND POLE ATTACHMENT RATES

     The 1996 Telecom Act creates a more favorable environment for us to provide telecommunications services beyond traditional video delivery. It provides that no state or local laws or regulations may prohibit or have the effect of prohibiting any entity from providing any interstate or intrastate telecommunications service. A cable operator is authorized under the 1996 Telecom Act to provide telecommunications services without obtaining a separate local franchise. States are authorized, however, to impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality, and consumer protection. State and local governments also retain their authority to manage the public rights-of-way and may require reasonable, competitively neutral compensation for management of the public rights-of-way when cable operators provide telecommunications service. The favorable pole attachment rates afforded cable operators under federal law can be gradually increased by utility companies owning the poles if the operator provides telecommunications service, as well as cable service, over its plant. The Federal Communications Commission clarified that a cable operator's favorable pole rates are not endangered by the provision of Internet access, and that approach ultimately was upheld by the United States Supreme Court.

     Cable entry into telecommunications will be affected by the rulings and regulations implementing the 1996 Telecom Act, including the rules governing interconnection. A cable operator offering telecommunications services generally needs efficient interconnection with other telephone companies to provide a viable service. A number of details designed to facilitate interconnection are subject to ongoing regulatory and judicial review, but the basic obligation of incumbent telephone companies to interconnect with competitors, such as cable companies offering telephone service, is well established. Even so, the economic viability of different interconnection arrangements can be greatly affected by regulatory changes. Consequently, we cannot predict whether reasonable interconnection terms will be available in any particular market we may choose to enter.

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INTERNET SERVICE

     Over the past several years, proposals have been advanced at the Federal Communications Commission and Congress that would require cable operators to provide non-discriminatory access to unaffiliated Internet service providers and online service providers. Several local franchising authorities actually adopted mandatory "open access" requirements, but various federal courts have rejected each of these actions, relying on different legal theories.

     In March 2002, the Federal Communications Commission ruled that cable modem service (that is, the provision of high speed internet access over cable system infrastructure) is an interstate information service, rather than a cable or telecommunications service. This classification should leave cable modem service exempt from the burdens associated with traditional cable and telecommunications regulation. Indeed, the Federal Communications Commission tentatively concluded that revenue earned from the provision of cable service is not subject to local cable franchise fee assessments. With regard to the open access question, the Federal Communications Commission specifically held that, regardless of classification, regulatory forbearance should now apply.

     The full consequences of classifying cable modem service as an interstate information service are not yet fully known. The Federal Communications Commission is already considering whether providers of cable modem service should contribute to the federal government's universal service fund. This contribution could more than offset the savings associated with excluding cable modem service from local franchise fee assessments. The Federal Communications Commission also initiated a rulemaking proceeding to determine whether its jurisdiction over information services still might warrant imposition of open access requirements in the future. Finally, the information services classification itself is likely to be subject to judicial review. If regulators ultimately were allowed to impose Internet access requirements on cable operators, it could burden the capacity of cable systems and complicate our own plans for providing Internet service.

TELEPHONE COMPANY ENTRY INTO CABLE TELEVISION

     The 1996 Telecom Act allows telephone companies to compete directly with cable operators by repealing the historic telephone company/cable cross-ownership ban. Local exchange carriers can now compete with cable operators both inside and outside their telephone service areas with certain regulatory safeguards. Because of their resources, local exchange carriers could be formidable competitors to traditional cable operators. Various local exchange carriers already are providing video programming services within their telephone service areas through a variety of distribution methods.

     Under the 1996 Telecom Act, local exchange carriers or any other cable competitor providing video programming to subscribers through broadband wire should be regulated as a traditional cable operator, subject to local franchising and federal regulatory requirements, unless the local exchange carrier or other cable competitor elects to deploy its broadband plant as an open video system. To qualify for favorable open video system status, the competitor must reserve two-thirds of the system's activated channels for unaffiliated entities. Even then, the Federal Communications Commission revised its open video system policy to leave franchising discretion to state and local authorities. It is unclear what effect this ruling will have on the entities pursuing open video system operation.

     Although local exchange carriers and cable operators can now expand their offerings across traditional service boundaries, the general prohibition remains on local exchange carrier buyouts of cable systems serving an overlapping territory. Cable operator buyouts of overlapping local exchange carrier systems, and joint ventures between cable operators and local exchange carriers in the same market, also are prohibited. The 1996 Telecom Act provides a few limited exceptions to this buyout prohibition, including a carefully circumscribed "rural exemption." The 1996 Telecom Act also

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provides the Federal Communications Commission with the limited authority to grant waivers of the buyout prohibition.

ELECTRIC UTILITY ENTRY INTO TELECOMMUNICATIONS/CABLE TELEVISION

     The 1996 Telecom Act provides that registered utility holding companies and subsidiaries may provide telecommunications services, including cable television, notwithstanding the Public Utility Holding Company Act. Electric utilities must establish separate subsidiaries, known as "exempt telecommunications companies" and must apply to the Federal Communications Commission for operating authority. Like telephone companies, electric utilities have substantial resources at their disposal, and could be formidable competitors to traditional cable systems. Several such utilities have been granted broad authority by the Federal Communications Commission to engage in activities which could include the provision of video programming.

ADDITIONAL OWNERSHIP RESTRICTIONS

     The 1996 Telecom Act eliminates statutory restrictions on broadcast/cable cross-ownership, including broadcast network/cable restrictions, but leaves in place existing Federal Communications Commission regulations prohibiting local cross-ownership between co-located television stations and cable systems. The District of Columbia Circuit Court of Appeals recently struck down this remaining cross-ownership prohibition, concluding that the Federal Communications Commission had failed to explain why its continuation was "necessary" in the public interest. In the same decision, the Court struck down another Federal Communications Commission regulation precluding any entity from operating broadcast television stations serving more than 35% of the nation. If these rulings withstand further administrative and judicial review, they may trigger additional consolidation among domestic media companies.

     Pursuant to the 1992 Cable Act, the Federal Communications Commission adopted rules precluding a cable system from devoting more than 40% of its activated channel capacity to the carriage of affiliated national video program services. Also pursuant to the 1992 Cable Act, the Federal Communications Commission adopted rules that preclude any cable operator from serving more than 30% of all U.S. domestic multichannel video subscribers, including cable and direct broadcast satellite subscribers. The D.C. Circuit Court of Appeals struck down these vertical and horizontal ownership limits as unconstitutional, concluding that the Federal Communications Commission had not adequately justified the specific rules (i.e., the 40% and 30% figures) adopted. As a result, an existing divestiture requirement on AT&T was suspended. The Federal Communications Commission is now considering replacement regulations. These ownership restrictions may be affected by the proposed merger of EchoStar and DirecTV and the proposed merger of AT&T Broadband and Comcast Cable. These recently announced transactions involve the nation's two largest DBS providers and the nation's largest and third largest cable operators. The proposed combinations might prompt additional consolidation in the cable industry and are likely to heighten regulatory concerns regarding industry consolidation. Although any resulting restrictions could be limited to the particular entities involved, it is also possible that the restrictions would apply to other cable operators, including us.

MUST CARRY/RETRANSMISSION CONSENT

     The 1992 Cable Act contains broadcast signal carriage requirements. Broadcast signal carriage is the transmission of broadcast television signals over a cable system to cable customers. These requirements, among other things, allow local commercial television broadcast stations to elect once every three years between "must carry" status or "retransmission consent" status. Less popular stations typically elect must carry, which is the broadcast signal carriage requirement that allows local commercial television broadcast stations to require a cable system to carry the station. More popular
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stations, such as those affiliated with a national network, typically elect retransmission consent which is the broadcast signal carriage requirement that allows local commercial television broadcast stations to negotiate for payments for granting permission to the cable operator to carry the stations. Must carry requests can dilute the appeal of a cable system's programming offerings because a cable system with limited channel capacity may be required to forego carriage of popular channels in favor of less popular broadcast stations electing must carry. Retransmission consent demands may require substantial payments or other concessions. Either option has a potentially adverse effect on our business. The burden associated with must carry may increase substantially if broadcasters proceed with planned conversion to digital transmission and the Federal Communications Commission determines that cable systems simultaneously must carry all analog and digital broadcasts in their entirety. This burden would reduce capacity available for more popular video programming and new Internet and telecommunication offerings. The Federal Communications Commission tentatively decided against imposition of dual digital and analog must carry in a January 2001 ruling. At the same time, however, it initiated further fact-gathering which ultimately could lead to a reconsideration of the tentative conclusion. The Federal Communications Commission is also considering whether it should maintain its initial ruling that, whenever a digital broadcast signal does become eligible for must carry, a cable operator's obligation is limited to carriage of the primary video signal. If the Commission reverses itself, and cable operators are required to carry ancillary digital feeds, the burden associated with digital must carry could be significantly increased.

ACCESS CHANNELS

     Local franchising authorities can include franchise provisions requiring cable operators to set aside certain channels for public, educational and governmental access programming. Federal law also requires cable systems to designate a portion of their channel capacity, up to 15% in some cases, for commercial leased access by unaffiliated third parties. The Federal Communications Commission has adopted rules regulating the terms, conditions and maximum rates a cable operator may charge for commercial leased access use. We believe that requests for commercial leased access carriages have been relatively limited. The Federal Communications Commission rejected a request that unaffiliated Internet service providers be found eligible for commercial leased access.

ACCESS TO PROGRAMMING

     To spur the development of independent cable programmers and competition to incumbent cable operators, the 1992 Cable Act imposed restrictions on the dealings between cable operators and cable programmers. Of special significance from a competitive business position, the 1992 Cable Act precludes video programmers affiliated with cable companies from favoring their cable operators over new competitors and requires such programmers to sell their satellite-delivered programming to other multichannel video distributors. This provision limits the ability of vertically integrated cable programmers to offer exclusive programming arrangements to cable companies. This prohibition is scheduled to expire in October 2002, unless the Federal Communications Commission determines in a pending proceeding that an extension is necessary to protect competition and diversity. There also has been interest expressed in further restricting the marketing practices of cable programmers, including subjecting programmers who are not affiliated with cable operators to all of the existing program access requirements, and subjecting terrestrially-delivered programming (especially regional sports networks) to the program access requirements. Terrestrially-delivered programming is programming delivered other than by satellite and is currently exempt from the ban on exclusivity. These changes should not have a dramatic impact on us, but would limit potential competitive advantages we now enjoy. DBS providers have no similar restrictions on exclusive programming contracts. Pursuant to the Satellite Home Viewer Improvement Act, the Federal Communications

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Commission has adopted regulations governing retransmission consent negotiations between broadcasters and all multichannel video programming distributors, including cable and DBS.

INSIDE WIRING; SUBSCRIBER ACCESS

     In an order issued in 1997, the Federal Communications Commission established rules that require an incumbent cable operator upon expiration of a multiple dwelling unit service contract to sell, abandon, or remove "home run" wiring that was installed by the cable operator in a multiple dwelling unit building. These inside wiring rules are expected to assist building owners in their attempts to replace existing cable operators with new programming providers who are willing to pay the building owner a higher fee, where such a fee is permissible. The Federal Communications Commission has also proposed terminating all exclusive multiple dwelling unit service agreements held by incumbent operators, but allowing such contracts when held by new entrants. In another proceeding, the Federal Communications Commission has preempted restrictions on the deployment of private antennae on property within the exclusive use of a condominium owner or tenant, such as balconies and patios. This Federal Communications Commission ruling may limit the extent to which we along with multiple dwelling unit owners may enforce certain aspects of multiple dwelling unit agreements which otherwise prohibit, for example, placement of digital broadcast satellite receiver antennae in multiple dwelling unit areas under the exclusive occupancy of a renter. These developments may make it even more difficult for us to provide service in multiple dwelling unit complexes.

OTHER REGULATIONS OF THE FEDERAL COMMUNICATIONS COMMISSION

     In addition to the Federal Communications Commission regulations noted above, there are other regulations of the Federal Communications Commission covering such areas as:

     - subscriber privacy,

     - programming practices, including, among other things,

        (1) blackouts of programming offered by a distant broadcast signal carried on a cable system which duplicates the programming for which a local broadcast station has secured exclusive distribution rights,

        (2) local sports blackouts,

        (3) indecent programming,

        (4) lottery programming,

        (5) political programming,

        (6) sponsorship identification,

        (7) children's programming advertisements, and

        (8) closed captioning,

     - registration of cable systems and facilities licensing,

     - maintenance of various records and public inspection files,

     - aeronautical frequency usage,

     - lockbox availability,

     - antenna structure notification,

     - tower marking and lighting,

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     - consumer protection and customer service standards,

     - technical standards,

     - equal employment opportunity,

     - consumer electronics equipment compatibility, and

     - emergency alert systems.

     The Federal Communications Commission ruled that cable customers must be allowed to purchase set-top terminals from third parties and established a multi-year phase-in during which security functions (which would remain in the operator's exclusive control) would be unbundled from basic converter functions, which could then be provided by third party vendors. The first phase implementation date was July 1, 2000.

ADDITIONAL REGULATORY POLICIES MAY BE ADDED IN THE FUTURE

     The Federal Communications Commission recently initiated an inquiry to determine whether the cable industry's future provision of interactive services should be subject to regulations ensuring equal access and competition among service vendors. The inquiry, which grew out of the Commission's review of the AOL-Time Warner merger, is in its earliest stages, but is yet another expression of regulatory concern regarding control over cable capacity.

COPYRIGHT

     Cable television systems are subject to federal copyright licensing covering carriage of television and radio broadcast signals. In exchange for filing certain reports and contributing a percentage of their revenues to a federal copyright royalty pool that varies depending on the size of the system, the number of distant broadcast television signals carried, and the location of the cable system, cable operators can obtain blanket permission to retransmit copyrighted material included in broadcast signals. The possible modification or elimination of this compulsory copyright license is the subject of continuing legislative review and could adversely affect our ability to obtain desired broadcast programming. We cannot predict the outcome of this legislative activity. Copyright clearances for nonbroadcast programming services are arranged through private negotiations.

     Cable operators distribute locally originated programming and advertising that use music controlled by the two principal major music performing rights organizations, the American Society of Composers, Authors and Publishers and Broadcast Music, Inc. The cable industry has had a long series of negotiations and adjudications with both organizations. Although we cannot predict the ultimate outcome of these industry proceedings or the amount of any license fees we may be required to pay for past and future use of association-controlled music, we do not believe such license fees will be significant to our business and operations.

STATE AND LOCAL REGULATION

     Cable systems generally are operated pursuant to nonexclusive franchises granted by a municipality or other state or local government entity in order to cross public rights-of-way. Federal law now prohibits local franchising authorities from granting exclusive franchises or from unreasonably refusing to award additional franchises. Cable franchises generally are granted for fixed terms and in many cases include monetary penalties for non-compliance and may be terminable if the franchisee fails to comply with material provisions.

     The specific terms and conditions of franchises vary materially between jurisdictions. Each franchise generally contains provisions governing cable operations, franchising fees, system construction and maintenance obligations, system channel capacity, design and technical performance,

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customer service standards, and indemnification protections. A number of states, including Connecticut, subject cable systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. Although local franchising authorities have considerable discretion in establishing franchise terms, there are certain federal limitations. For example, local franchising authorities cannot insist on franchise fees exceeding 5% of the system's gross cable-related revenues, cannot dictate the particular technology used by the system, and cannot specify video programming other than identifying broad categories of programming. Certain states are considering the imposition of new broadly applied telecommunications taxes.

     Federal law contains renewal procedures designed to protect incumbent franchisees against arbitrary denials of renewal. Even if a franchise is renewed, the local franchising authority may seek to impose new and more onerous requirements such as significant upgrades in facilities and service or increased franchise fees as a condition of renewal. Similarly, if a local franchising authority's consent is required for the purchase or sale of a cable system or franchise, such local franchising authority may attempt to impose more burdensome or onerous franchise requirements in connection with a request for consent. Historically, most franchises have been renewed for and consents granted to cable operators that have provided satisfactory services and have complied with the terms of their franchise.

     Under the 1996 Telecom Act, states and local franchising authorities are prohibited from limiting, restricting, or conditioning the provision of competitive telecommunications services, except for certain "competitively neutral" requirements and as necessary to manage the public rights-of-way. This law should facilitate entry into competitive telecommunications services, although certain jurisdictions still may attempt to impose rigorous entry requirements. In addition, local franchising authorities may not require a cable operator to provide any telecommunications service or facilities, other than institutional networks under certain circumstances, as a condition of an initial franchise grant, a franchise renewal, or a franchise transfer. The 1996 Telecom Act also provides that franchising fees are limited to an operator's cable-related revenues and do not apply to revenues that a cable operator derives from providing new telecommunications services. In a March 2002 decision, the Federal Communications Commission tentatively held that a cable operator's provision of Internet access service should not subject the operator to additional franchising requirements nor should the revenue derived from such service be subject to local franchise fee assessments.

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                                   MANAGEMENT

DIRECTORS

     Charter Holdings is a holding company with no operations. Charter Capital is a direct, wholly-owned finance subsidiary of Charter Holdings that exists solely for the purpose of serving as co-obligor of the January 2002, May 2001, January 2001, January 2000 and March 1999 public notes issued by Charter Holdings. Neither Charter Holdings nor Charter Capital has any employees. We and our direct and indirect subsidiaries are managed by Charter Communications, Inc. See "Certain Relationships and Related Transactions."

     Charter Holdings has two directors, Carl E. Vogel and William D. Savoy. The persons listed below are directors of Charter Communications, Inc., Charter Communications Holding Company, Charter Holdings or Charter Capital, as indicated. All of the directors of Charter Communications, Inc. are elected annually.

DIRECTORS                           POSITION(S)
---------                           -----------
Paul G. Allen.....................  Chairman of the Board of Directors of Charter
                                    Communications, Inc. and Director of Charter Communications
                                    Holding Company
Marc B. Nathanson.................  Director of Charter Communications, Inc.
Ronald L. Nelson..................  Director of Charter Communications, Inc.
Nancy B. Peretsman................  Director of Charter Communications, Inc.
John H. Tory......................  Director of Charter Communications, Inc.
William D. Savoy..................  Director of Charter Communications, Inc., Charter
                                    Communications Holding Company and Charter Holdings
Carl E. Vogel.....................  Director of Charter Communications, Inc., Charter
                                    Communications Holding Company, Charter Holdings and Charter
                                    Capital
Larry W. Wangberg.................  Director of Charter Communications, Inc.

     The following sets forth certain biographical information as of April 22, 2002 with respect to the directors listed above.

     PAUL G. ALLEN, 49, has been Chairman of the Board of Directors of Charter Communications, Inc. since July 1999, and Chairman of the board of directors of Charter Investment (a predecessor to, and currently an affiliate of, Charter Communications, Inc.) since December 1998. Mr. Allen, cofounder of Microsoft Corporation, has been a private investor for more than 15 years, with interests in over 50 technology, telecommunications, content and biotech companies. Mr. Allen's investments include Vulcan Inc., Clear Blue Sky Productions, the Portland Trail Blazers NBA and Seattle Seahawks NFL franchises, and investments in USA Networks, TechTV Inc., DreamWorks SKG, Wink Communications, and Oxygen Media. In addition, he is a director of USA Networks, TechTV Inc., Vulcan Programming Inc., Vulcan Ventures, Vulcan Inc. (f/k/a Vulcan Northwest), Vulcan Cable III and numerous privately held companies.

     MARC B. NATHANSON, 56, has been a director of Charter Communications, Inc. since January 2000. Mr. Nathanson is the chairman of Mapleton Investments LLC, an investment vehicle formed in 1999. He also founded and served as chairman and chief executive officer of Falcon Holding Group, Inc., a cable operator, and its predecessors, from 1975 until 1999. He served as chairman and chief executive officer of Enstar Communications Corporation, a cable operator, from 1988 until November 1999. Prior to 1975, Mr. Nathanson held executive positions with Teleprompter Corporation, Warner Cable and Cypress Communications Corporation. In 1995, he was appointed by the President of the United States to the Broadcasting Board of Governors, and since 1998 has served

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

as its chairman. Pursuant to a May 1999 letter agreement, Mr. Nathanson serves as Vice-Chairman and as a director of Charter Communications, Inc. See "Executive Compensation -- Employment and Consulting Arrangements."

     RONALD L. NELSON, 49, has been a director of Charter Communications, Inc. since November 1999. Mr. Nelson is a founding member of DreamWorks SKG, where he has served in executive management since 1994. Prior to that time, during his 15 years at Paramount Communications Inc., he served in a variety of operating and executive positions. He currently serves as a member of the board of directors of Advanced Tissue Sciences, Inc. and Centre Pacific, L.L.C., a registered investment advisor. Mr. Nelson has a B.S. degree from the University of California at Berkeley and an M.B.A. degree from the University of California at Los Angeles.

     NANCY B. PERETSMAN, 48, has been a director of Charter Communications, Inc. since November 1999. Ms. Peretsman has been a managing director and executive vice president of Allen & Company Incorporated, an investment bank unrelated to Paul G. Allen, since 1995. From 1983 to 1995, she was an investment banker at Salomon Brothers Inc., where she was a managing director since 1990. She is a director of Priceline.com Incorporated and several privately held companies. She has a B.A. degree from Princeton University and an M.P.P.M. degree from Yale University.

     WILLIAM D. SAVOY, 37, has been a director of Charter Communications, Inc. since July 1999 and a director of Charter Investment since December 1998. Since 1990, Mr. Savoy has been an officer and a director of many affiliates of Mr. Allen, including vice president and a director of Vulcan Ventures Incorporated, president of Vulcan Northwest, Inc., and president and a director of Vulcan Programming Inc. and Vulcan Cable III Mr. Savoy also serves on the advisory board of DreamWorks SKG and as a director of drugstore.com, InfoSpace, Inc., INVESTools, Inc., Peregrine Systems, Inc., RCN Corporation, USA Networks, Inc., TechTV Inc. and digeo, inc. Mr. Savoy holds a B.S. degree in computer science, accounting and finance from Atlantic Union College.

     JOHN H. TORY, 47, has been a director of Charter Communications, Inc. since December 2001. Mr. Tory is the President and Chief Executive Officer of Rogers Cable Inc., Canada's largest broadband cable operator, and has held that position since April 1999. From 1995 to 1999 Mr. Tory was President and Chief Executive Officer of Rogers Media Inc., a broadcasting and publishing company. Prior to joining Rogers, Mr. Tory was a managing partner and member of the executive committee at Tory Tory DesLauriers & Binnington, one of Canada's largest law firms. Mr. Tory serves on the board of a number of Canadian companies, including Rogers Cable Inc., Rogers Media Inc., Cara Operations Limited, Enbridge Consumers Gas and the Toronto Blue Jays Baseball Club. He also served for nine years as the Chairman of the Canadian Football League, including four years as League Commissioner. Mr. Tory was educated at University of Toronto Schools, Trinity College (University of Toronto) and Osgoode Hall Law School.

     CARL E. VOGEL, 44, has been a director, President and Chief Executive Officer of Charter Communications, Inc. since October 2001. Mr. Vogel has more than 20 years experience in telecommunications and the subscription television business. Prior to joining Charter, he was a senior vice president of Liberty Media Corp. from November 1999 until October 2001, and chief executive officer of Liberty Satellite and Technology from April 2000 until October 2001. Prior to joining Liberty, Mr. Vogel was an executive vice president and chief operating officer of field operations for AT&T Broadband and Internet Services with responsibility for managing operations of all of AT&T's cable broadband properties from June 1999 until November 1999. From June 1998 to June 1999, Mr. Vogel served as chief executive officer of Primestar Inc., a national provider of subscription television services, and from 1997 to 1998, he served as chief executive officer of Star Choice Communications. From 1994 through 1997, Mr. Vogel served as the President and Chief Operating Officer of EchoStar Communications. He began his career at Jones Intercable in 1983. Mr. Vogel serves as a director of OnCommand Corporation, the National Cable and Telecommunications

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

Association, CableLabs and digeo, inc., and sits on the executive committees of CableLabs and the National Cable and Telecommunications Association. Mr. Vogel holds a B.S. degree in finance and accounting from St. Norbert College. His employment agreement provides that he will serve on the Board of Directors of Charter Communications, Inc. See "Executive Compensation -- Employment and Consulting Arrangements."

     LARRY W. WANGBERG, 59, has been a director of Charter Communications, Inc. since January 2002. Mr. Wangberg has served as Chairman, Chief Executive Officer and a director of TechTV Inc., a cable television network, since 1997. He recently announced his intention to step down as the Chief Executive Officer of TechTV Inc., but will remain in his current position until a successor is named and afterwards will continue to serve as a director of TechTV Inc. Prior to joining TechTV Inc., Mr. Wangberg was chairman and Chief Executive Officer of StarSight Telecast Inc., an interactive navigation and program guide company which later merged with Gemstar International, from 1994 to 1997. Mr. Wangberg was chairman and Chief Executive Officer of Times Mirror Cable Television and senior vice president of its corporate parent, Times Mirror Co., from 1983 to 1994. He currently serves on the boards of TechTV Inc., Autodesk Inc., and ADC Telecommunications. Mr. Wangberg holds a bachelor's degree in mechanical engineering and a master's degree in industrial engineering, both from the University of Minnesota.

COMMITTEES OF THE BOARD OF CHARTER COMMUNICATIONS, INC.

     The Audit Committee oversees Charter Communications, Inc.'s internal accounting and auditing procedures, reviews audit and examination results and procedures with independent accountants, oversees reporting of financial information including review of quarterly and annual financial information prior to filing with the SEC, determines the objectivity and independence of the independent accountants and makes recommendations to the board of directors as to selection of independent accountants. Since December 18, 2001, the members of the Audit Committee are Ronald L. Nelson, Nancy B. Peretsman and John H. Tory. During 2000 and until Howard L. Wood's resignation from the Audit Committee in December 2001, the Audit Committee consisted of Ronald L. Nelson, Nancy B. Peretsman and Howard L. Wood. All three of the current members of the Audit Committee are "independent directors" as defined under Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The Audit Committee's functions are detailed in a written Audit Committee Charter adopted by the board of directors.

     The Compensation Committee was formed in February 2000 for the purpose of reviewing and approving compensation and benefits programs, and approving compensation for senior management of Charter Communications, Inc. and its affiliates and subsidiaries. Until Howard L. Wood's resignation from the board of directors of Charter Communications, Inc. in December 2001, the members of the Compensation Committee were Paul G. Allen, Marc B. Nathanson, William D. Savoy and Howard L. Wood. The Compensation Committee currently consists of Paul
G. Allen, Marc B. Nathanson and William D. Savoy.

     The Option Plan Committee was formed in June 2000 for the purpose of administering the 1999 Charter Communications Holding Company Option Plan. The Option Plan Committee was also appointed by the board of directors of Charter Communications, Inc. to administer the 2001 Stock Incentive Plan. The Option Plan Committee consists of directors Nancy B. Peretsman and Ronald L. Nelson. Until his resignation in September 2001, Jerald L. Kent served as the special committee for the 2001 Stock Incentive Plan to approve grants to eligible individuals below the Senior Vice President level.

     The Executive Committee may act in place of the full board of directors and exercise such powers of the full board as the board may delegate to such committee from time to time. During 2000 and part of 2001, the Executive Committee consisted of directors Paul G. Allen, Jerald L. Kent

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

and William D. Savoy. In October 2001, following Jerald L. Kent's resignation, Carl E. Vogel and Marc B. Nathanson were appointed to the Executive Committee.

DIRECTOR COMPENSATION

     Neither Mr. Kent nor Mr. Vogel, each of whom acted as President and Chief Executive Officer in 2001 and were the only directors that were also employees during 2001, received any additional compensation for serving as a director or attending any meeting of the board of directors during 2001. Each of Mr. Tory and Mr. Wangberg, neither of whom is an officer or employee of Charter Communications, Inc., was issued 40,000 fully vested options upon joining the board of directors in 2001. Also in 2001, directors Allen, Nathanson, Peretsman, Savoy, and Wood, none of whom were employees of Charter Communications, Inc., each received an annual grant of 10,000 vested options. All directors of Charter Communications, Inc. are entitled to reimbursement for costs incurred in connection with attendance at board and committee meetings and may receive additional compensation to be determined.

     Mr. Vogel is party to an employment agreement with Charter Communications, Inc. Mr. Kent, prior to his resignation as President, Chief Executive Officer and director in September 2001, was a party to an employment agreement with Charter Communications, Inc. Mr. Wood, who resigned as a director in December 2001, was a party to a consulting agreement with Charter Communications, Inc. that terminated on January 18, 2002 and Mr. Nathanson is a party to a letter agreement with Charter Communications, Inc. Mr. Vogel's agreement is summarized in "-- Employment and Consulting Arrangements."

     HOWARD L. WOOD CONSULTING AGREEMENT. Howard L. Wood was a member of the Charter Communications, Inc. board of directors until December 21, 2001, and also served as a consultant until January 18, 2002. Pursuant to Mr. Wood's consulting agreement, Mr. Wood was entitled to receive annual cash compensation at a rate of $60,000, health benefits, and use of an office and a full-time secretary. The cost of the office and secretary for the year ended December 31, 2001 was $46,666. The consulting agreement also provided that Charter Communications, Inc. will indemnify and hold harmless Mr. Wood to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by him of his duties. Mr. Wood is entitled to receive compensation under the consulting agreement through November 2002.

     MARC B. NATHANSON LETTER AGREEMENT. Effective as of May 25, 1999, Marc B. Nathanson entered into a letter agreement with Charter Communications, Inc. for a three-year term. Under this agreement, Mr. Nathanson serves as Vice-Chairman and as a director of Charter Communications, Inc. During the term of this agreement, Mr. Nathanson receives a benefit equal to approximately $200,000 per year, which Charter Communications, Inc. pays to a company controlled by Mr. Nathanson. In addition, Mr. Nathanson is entitled to the rights and benefits provided to other directors of Charter Communications, Inc. Charter Communications, Inc. will indemnify and hold harmless Mr. Nathanson to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by Mr. Nathanson of his duties.

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

EXECUTIVE OFFICERS

     The following persons are executive officers of Charter Communications, Inc. and other than Mr. Allen, Charter Communications Holding Company, Charter Holdings and Charter Capital:

EXECUTIVE OFFICERS              POSITION
------------------              --------
Paul G. Allen.................  Chairman of the Board
Carl E. Vogel.................  President and Chief Executive Officer
David C. Andersen.............  Senior Vice President -- Communications
David G. Barford..............  Executive Vice President and Chief Operating Officer
J. Christian Fenger...........  Senior Vice President of Operations -- Western Division
Eric A. Freesmeier............  Senior Vice President -- Administration
Thomas R. Jokerst.............  Senior Vice President -- Advanced Technology Development
Kent D. Kalkwarf..............  Executive Vice President and Chief Financial Officer
Ralph G. Kelly................  Senior Vice President -- Treasurer
Paul E. Martin................  Senior Vice President -- Corporate Controller and Principal
                                  Financial Officer for Partnership Matters
David L. McCall...............  Senior Vice President of Operations -- Eastern Division
Majid R. Mir..................  Senior Vice President -- Telephony and Advanced Services
John C. Pietri................  Senior Vice President -- Engineering
Michael E. Riddle.............  Senior Vice President and Chief Information Officer
Diane L. Schneiderjohn........  Senior Vice President -- Marketing and Programming
Steven A. Schumm..............  Executive Vice President, Assistant to the President
Curtis S. Shaw................  Senior Vice President, General Counsel and Secretary
William J. Shreffler..........  Senior Vice President of Operations -- Midwest Division
Stephen E. Silva..............  Executive Vice President -- Corporate Development and Chief
                                  Technology Officer

     Information regarding our executive officers who do not also act as directors as of April 22, 2002 is set forth below.

     DAVID C. ANDERSEN, 53, Senior Vice President -- Communications. Mr. Andersen was named to his current position in May 2000. Prior to this he was Vice President of Global Communications for CNBC, the worldwide cable and satellite business news network subsidiary of NBC, from September 1999 to April 2000. He worked for Cox Communications, Inc. from 1982 to 1999, establishing their communications department and advancing to Vice President of Public Affairs. He held various positions in communications with the General Motors Corporation from 1971 until 1982. Mr. Andersen is a past recipient of the cable industry's highest honor -- the Vanguard Award. He serves on the Board of KIDSNET, the educational non-profit clearinghouse of children's programming, and is a former chairman of the National Captioning Institute's Cable Advisory Board. Mr. Andersen holds a B.S. in Journalism from the University of Kansas.

     DAVID G. BARFORD, 43, Executive Vice President and Chief Operating Officer. Mr. Barford was promoted to his current position in July 2000, having previously served as Senior Vice President of Operations -- Western Division from June 1997 to July 2000. Prior to joining Charter Investment in 1995, Mr. Barford held various senior marketing and operating roles during nine years at Comcast

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

Cable Communications, Inc. He received a B.A. degree from California State University, Fullerton, and an M.B.A. degree from National University.

     J. CHRISTIAN FENGER, 47, Senior Vice President of Operations -- Western Division. Mr. Fenger was promoted to his current position in January 2002, having served as Vice President and Senior Vice President of Operations for our North Central Region since 1998. From 1992 until joining us in 1998, Mr. Fenger served as the Vice President of Operations for Marcus Cable, and, prior to that, as Regional Manager of Simmons Cable TV since 1986. Mr. Fenger received his bachelor's degree and his master's degree in communications management from Syracuse University's Newhouse School of Public Communications.

     ERIC A. FREESMEIER, 49, Senior Vice President -- Administration. From 1986 until joining Charter Investment in 1998, Mr. Freesmeier served in various executive management positions at Edison Brothers Stores, Inc. Earlier, he held management and executive positions at Montgomery Ward. Mr. Freesmeier holds bachelor's degrees from the University of Iowa and a master's degree from Northwestern University's Kellogg Graduate School of Management.

     THOMAS R. JOKERST, 52, Senior Vice President -- Advanced Technology Development. Mr. Jokerst joined Charter Investment in 1994. Previously he served as a vice president of Cable Television Laboratories and as a regional director of engineering for Continental Cablevision. Mr. Jokerst is a graduate of Ranken Technical Institute and of Southern Illinois University.

     KENT D. KALKWARF, 42, Executive Vice President and Chief Financial Officer. Mr. Kalkwarf was promoted to the position of Executive Vice President in July 2000, having previously served as Senior Vice President. Prior to joining Charter Investment in 1995, Mr. Kalkwarf was employed for 13 years by Arthur Andersen LLP, where he attained the position of senior tax manager. He has extensive experience in cable, real estate and international tax issues. Mr. Kalkwarf has a B.S. degree from Illinois Wesleyan University and is a certified public accountant.

     RALPH G. KELLY, 45, Senior Vice President -- Treasurer. Prior to joining Charter Investment in 1993, Mr. Kelly was controller and then treasurer of Cencom Cable Associates between 1984 and 1992. He left Charter Investment in 1994, to become chief financial officer of CableMaxx, Inc., and returned in 1996. Mr. Kelly received his bachelor's degree in accounting from the University of Missouri -- Columbia and his M.B.A. degree from Saint Louis University. Mr. Kelly is a certified public accountant.

     PAUL E. MARTIN, 41, Senior Vice President -- Corporate Controller and Principal Financial Officer for Partnership Matters. Prior to his promotion to his current position on April 22, 2002, Mr. Martin was Vice President and Corporate Controller from March 2000 through July 2001, when he became Principal Financial Officer for Partnership Matters. Prior to joining Charter in March 2000, Mr. Martin was Vice President and Controller for Operations and Logistics for Fort James Corporation, a manufacturer of paper products. From 1995 to February 1999, Mr. Martin was Chief Financial Officer of Rawlings Sporting Goods Company, Inc. Mr. Martin is a certified public accountant, having been with Arthur Andersen LLP for nine years. Mr. Martin received a B.S. degree in accounting from the University of Missouri -- St. Louis.

     DAVID L. MCCALL, 46, Senior Vice President -- Operations -- Eastern Division. Prior to joining Charter Investment in 1995, Mr. McCall was associated with Crown Cable and its predecessor company, Cencom Cable Associates, Inc., from 1983 to 1994. Mr. McCall is a member of the Southern Cable Association's Tower Club.

     MAJID R. MIR, 51, Senior Vice President -- Telephony and Advanced Services. Prior to joining Charter Communications, Inc. in April 2001, Mr. Mir worked with GENUITY Networks, Inc. as vice president, Metro Network Engineering in Irving, Texas from June 2000 to April 2001. Prior to that, Mr. Mir worked with GTE from 1979 to June 2000 in various capacities of increasing responsibility, most recently as assistant vice president of Core Network Engineering. Mr. Mir served as director, Business Development for GTE, from 1996 to 1997. Mr. Mir earned a bachelor's of science in systems science from the University of West Florida and holds a master's degree in business administration from the University of South Florida.

     JOHN C. PIETRI, 52, Senior Vice President -- Engineering. Prior to joining Charter Investment in 1998, Mr. Pietri was with Marcus Cable for nine years, most recently serving as senior vice president and chief technical officer. Earlier he was in operations with West Marc Communications and Minnesota Utility Contracting. Mr. Pietri attended the University of Wisconsin-Oshkosh.

     MICHAEL E. RIDDLE, 43, Senior Vice President and Chief Information Officer. Prior to joining Charter Communications, Inc. in December 1999, Mr. Riddle was director, applied technologies of Cox Communications for four years. Prior to that, he held technical and management positions during 17 years at Southwestern Bell and its subsidiaries. Mr. Riddle attended Fort Hays State University.

     WILLIAM J. SHREFFLER, 48, Senior Vice President of Operations -- Midwest Division. Mr. Shreffler was promoted to his current position in January 2002, having previously served as Vice President of Operations for the Michigan region. Prior to joining Charter Communications in 1999, Mr. Shreffler acted as a Managing Director of Cablevision. Between 1995 and 1999, he held various positions with Century Communications, most recently as its Group Vice President. From 1985 to 1995, Mr. Shreffler acted as the Regional Controller for American Cable Systems and, following the acquisition of American by Continental Cablevision, as its General Manager in its Chicago region. Mr. Shreffler holds degrees from Robert Morris College and Duquesne University and is obtaining a master's degree in business from Lewis University in Chicago.

     DIANE L. SCHNEIDERJOHN, 45, Senior Vice President -- Marketing and Programming. Ms. Schneiderjohn joined Charter Communications, Inc. in April 2002. Ms. Schneiderjohn has extensive experience in key senior marketing and programming roles in the subscription television business. Most recently, Ms. Schneiderjohn was the Managing Partner for Carlsen Resources' Global Media Division. From 1995-2000, Ms. Schneiderjohn was the Senior Vice President for Turner International Asia Pacific, establishing their marketing organization and advancing to oversee all aspects of distribution sales for Turner products and networks, including CNN. Prior to Turner International, Ms. Schneiderjohn spent nearly 12 years with Viacom's Cable Division, where she served in a variety of marketing positions including Corporate Vice President of Marketing, Programming and Sales. She has held positions on numerous boards and advisory committees, including the national board of Women in Cable and Telecommunications (WICT), the national board of the National Association of Minorities in Communications (NAMIC). Ms. Schneiderjohn holds a B.S. degree from the University of California, Berkeley.

     STEVEN A. SCHUMM, 49, Executive Vice President and Assistant to the President. Prior to joining Charter Investment in 1998, Mr. Schumm was managing partner of the St. Louis office of Ernst & Young LLP for 14 years. He had joined Ernst & Young in 1974. He served as one of 10 members of the firm's National Tax Committee. Mr. Schumm earned a B.S. degree from Saint Louis University. He is member of the board of directors of TVGateway, LLC.

     CURTIS S. SHAW, 53, Senior Vice President, General Counsel and Secretary. From 1988 until he joined Charter Investment in 1997, Mr. Shaw served as corporate counsel to NYNEX. Since 1973, Mr. Shaw has practiced as a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law. Mr. Shaw received a B.A. degree from Trinity College and a J.D. degree from Columbia University School of Law.

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

     STEPHEN E. SILVA, 42, Executive Vice President -- Corporate Development and Technology and Chief Technology Officer. Mr. Silva joined Charter Investment in 1995. Prior to his promotion to Executive Vice President and Chief Technology Officer in October 2001, he was Senior Vice President -- Corporate Development and Technology since September 1999. Mr. Silva previously served in various management positions at U.S. Computer Services, Inc., a billing service provider specializing in the cable industry. He is a member of the board of directors of Diva Systems Corporation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 2001, the Compensation Committee of Charter Communications, Inc. was comprised of Messrs. Paul G. Allen, William D. Savoy, and Marc B. Nathanson, and also included Howard L. Wood until his resignation from the board of directors in December 2001. Since February 2000, executive officer compensation matters, including option grants, have been delegated to the Compensation Committee. In 2001, Nancy B. Peretsman and Ronald L. Nelson served as the Option Plan Committee that administered the 1999 Charter Communications Option Plan and the Charter Communications, Inc. 2001 Stock Incentive Plan.

     With the exception of Mr. Allen (who serves as Chairman of the Board), during 2001 and through the date hereof, no other member of the Compensation Committee or the Option Plan Committee was an officer or employee of Charter Communications, Inc. or any of its subsidiaries. Mr. Wood served as a consultant to Charter Communications, Inc. in 2001, and prior to February 1999, served as an officer of Charter Investment and various subsidiaries. Transactions between Charter Communications, Inc. and certain members of the Compensation Committee are more fully described in "-- Director Compensation" and in "Certain Relationships and Related Transactions -- Other Relationships."

     With the exception of Mr. Allen, none of the executive officers of Charter Communications, Inc. or its subsidiaries serve on the compensation committee of any other company that has an executive officer currently serving on the board of directors, Compensation Committee or Option Plan Committee of Charter Communications, Inc. or any of its affiliates. With the exception of Mr. Allen, none of the executive officers of Charter Communications, Inc. or its subsidiaries served as a director of another entity, one of whose executive officers served on the Compensation Committee or Option Plan Committee of Charter Communications, Inc. or any of its affiliates. Mr. Allen is a director of DreamWorks SKG, which employs Mr. Nelson as an executive officer, and is the 100% owner and a director of Vulcan Inc. and certain of its affiliates, which employ Mr. Savoy as an executive officer. Mr. Allen also is a director of and indirectly owns 97.7% of TechTV, of which Mr. Wangberg is the chairman, the chief executive officer and a director. Mr. Wangberg has announced his intent to resign as the chief executive officer of TechTV.

EXECUTIVE COMPENSATION

     The following table sets forth information regarding the compensation paid for services rendered to executive officers of Charter Communications, Inc. for the fiscal years ended December 31, 1999, 2000 and 2001, including individuals who served as Chief Executive Officer during 2001 and each of the other four most highly compensated executive officers as of December 31, 2001. Prior to November 1999, such executive officers had received their compensation from Charter Investment. Commencing in November 1999, such officers received their compensation from Charter Communications, Inc. Pursuant to a mutual services agreement between Charter Communications, Inc., Charter Investment and Charter Communications Holding Company, each entity leases the personnel and provides services to each of the others, including the knowledge and expertise of their respective officers, that are reasonably requested to manage Charter Communications Holding Company,

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

Charter Holdings and the cable systems owned by their subsidiaries. See "Certain Relationships and Related Transactions -- Management and Consulting Agreements."

SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION                         LONG-TERM COMPENSATION AWARD
                                 ---------------------------------     -------------------------------------------------------
                                  YEAR                                 OTHER ANNUAL    RESTRICTED    SECURITIES    ALL OTHER
                                  ENDED                                COMPENSATION      STOCK       UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION      DEC. 31   SALARY($)   BONUS($)(1)        ($)(2)      AWARDS($)(3)   OPTIONS(#)      ($)(4)
---------------------------      -------   ---------   -----------     ------------   ------------   ----------   ------------
Carl E. Vogel(5)...............   2001       207,692      546,000(7)      17,463(12)    513,000      3,400,000        8,986(15)
  President and Chief Executive
  Officer
Steven A. Schumm...............   2001       435,000      402,000(8)(a)        --            --        165,000        5,250
  Executive Vice President        2000       410,000      444,000(8)(b)        --            --             --        2,040
                                  1999       400,000       60,000             --             --        782,681        1,920
David G. Barford...............   2001       330,769      495,875(9)(a)    79,739(13)   449,625      1,135,000        5,250
  Executive Vice President and    2000       255,000      250,500(9)(b)        --            --         40,000        5,250
  Chief Operating Officer         1999       235,000       80,000             --             --        200,000        7,000
Kent D. Kalkwarf...............   2001       330,769      495,875(10)(a)        --      449,625      1,160,000        5,250
  Executive Vice President and    2000       225,000      250,500(10)(b)        --           --         40,000        5,250
  Chief Financial Officer         1999       180,000       80,000             --             --        200,000        2,586
David L. McCall................   2001       300,000      413,150(11)(a)        --      366,450        300,000        5,250
  Senior Vice President of        2000       225,000      283,625(11)(b)        --           --         25,000        4,237
  Operations -- Eastern           1999       149,656      108,800             --             --        200,000          505
    Division
Jerald L. Kent(6)..............   2001     1,615,385      900,000         98,733(14)         --             --      506,915(16)
  Former President and Chief      2000     1,250,000    1,000,000        127,005(14)         --             --        5,250
  Executive Officer               1999     1,250,000      625,000         76,799(14)         --             --        4,000

-------------------------
 (1) Where indicated, includes grants of restricted stock during 2001 under the Charter Communications 2001 Stock Incentive Plan to officers specified below that were immediately vested as to twenty-five percent (25%) of the shares, with the remaining shares vesting in 36 equal monthly installments commencing approximately 15 months from the grant date. The value as of the grant date based on the closing market price of those shares that were vested immediately is included in the table for the employee's bonus amount for 2001. Also, where indicated, includes "stay" bonus in form of principal and interest forgiven under employee's promissory note, as more fully described in "-- Employment and Consulting Arrangements." Unless otherwise indicated, includes only bonus for services rendered in the applicable fiscal year.

 (2) Includes other non-cash compensation, unless the aggregate amount does not exceed the lesser of $50,000 or 10% of such officer's total annual salary and bonus shown in the table.

 (3) Includes grants of restricted stock during 2001 under the Charter Communications 2001 Stock Incentive Plan, as follows: (i) Carl E. Vogel, 50,000 shares as of October 8, 2001, (ii) David G. Barford, 50,000 shares as of September 28, 2001, (iii) Kent D. Kalkwarf, 50,000 shares as of September 28, 2001, (iv) David C. McCall, 35,000 shares as of September 28, 2001. The restricted shares were immediately vested as to twenty-five percent (25%) of the shares, with the remaining shares vesting in 36 equal monthly installments commencing approximately 15 months from the grant date. The value as of the date of grant based on the closing market price of those shares that were vested immediately is disclosed in the "Bonus" column of the table. The value as of the date of grant based on the closing market price of the unvested restricted shares is disclosed in the table. Pursuant to the terms of these employees' restricted stock agreement, each is entitled to any cash and/or stock dividends on the restricted shares. At December 31, 2001 based on a per share closing market price of $16.43 for Charter Communications, Inc. Class A common stock, the aggregate number (and value) for each of the officers holding outstanding restricted stock was: Mr. Vogel 37,500 ($616,125); Mr. Barford 37,500 ($616,125); Mr. Kalkwarf 37,500 ($616,125); and Mr.
         McCall: 26,250 shares ($431,288)

 (4) Unless otherwise noted, includes only matching contributions under Charter Communications, Inc.'s 401(k) plan.

 (5) Mr. Vogel became the Chief Executive Officer of Charter Communications, Inc. in October 2001.

 (6) As of September 28, 2001, Mr. Kent no longer served as President and Chief Executive Officer; his bonus for 2001 was provided for in the agreement regarding his termination. See "-- Employment and Consulting Arrangements" for additional information.

 (7) Includes: (i) $171,000, representing the value based on the closing market price on October 8, 2001, the original grant date, of 12,500 shares of Class A common stock, the vested portion of Mr. Vogel's restricted stock grant; (ii) a one-time signing bonus of $250,000; and
         (iii) $125,000 awarded as a bonus for services performed in 2001.

 (8)(a) Includes: (i) "stay" bonus of $342,000 representing the principal and interest forgiven under employee's promissory note; and (ii) $60,000 awarded as a bonus for services performed in 2001.

 (8)(b) Includes: (i) "stay" bonus of $321,000 representing the principal and interest forgiven under employee's promissory note; and (ii) $123,000 awarded as a bonus for services performed in 2000.

 (9)(a) Includes: (i) $149,875, representing the value based on the closing market price on September 28, 2001, the original grant date, of 12,500 shares of Class A common stock, the vested portion of Mr. Barford's restricted stock grant; (ii) "stay" bonus of $171,000 representing the principal and interest forgiven under employee's promissory note; and
        (iii) $175,000 awarded as a bonus for services performed in 2001.

 (9)(b) Includes: (i) "stay" bonus of $160,500 representing the principal and interest forgiven under employee's promissory note; and (ii) $90,000 awarded as a bonus for services performed in 2000.

(10)(a) Includes: (i) $149,875, representing the value based on the closing market price on September 28, 2001, the original grant date, of 12,500 shares of Class A common stock, the vested portion of Mr. Kalkwarf's restricted stock grant; (ii) "stay" bonus of $171,000 representing the principal and interest forgiven under employee's promissory note; and
        (iii) $175,000 awarded as a bonus for services performed in 2001.

(10)(b) Includes: (i) "stay" bonus of $160,500 representing the principal and interest forgiven under employee's promissory note; and (ii) $90,000 awarded as a bonus for services performed in 2000.

(11)(a) Includes: (i) $122,150, representing the value based on the closing market price on October 30, 2001, the original grant date, of 8,750 shares of Class A common stock, the vested portion of Mr. McCall's restricted stock grant; (ii) "stay" bonus of $171,000 representing the principal and interest forgiven under employee's promissory note; and
        (iii) $120,000 awarded as a bonus for services performed in 2001.

(11)(b) Includes: (i) "stay" bonus of $160,500 representing the principal and interest forgiven under employee's promissory note; and (ii) $123,125 awarded as a bonus for services performed in 2000.

(12)     Includes $17,463 attributed to personal use of corporate airplane.

(13)     Includes $79,739 for reimbursement for purchase of a car.

(14) For 2001, includes $98,733 attributed to personal use of corporate airplane. For 2000, includes $35,499 attributed to personal use of a corporate airplane and $85,214 as reimbursement for a car purchased in 2000. For 1999, includes $55,719 paid for club membership and dues and $20,351 attributed to personal use of corporate airplane.

(15) Includes: (i) $7,500 as reimbursement for legal expenses; and (ii) $1,486 paid by us for COBRA expenses.

(16) Includes: (i) $500,000 paid by Charter Communications, Inc. to charities designated by Mr. Kent, pursuant to Mr. Kent's agreement regarding termination; (ii) $5,250 contributed by Charter Communications under its 401(k) plan; and (iii) $1,665 paid by us for COBRA expenses following termination of employment. See "-- Employment and Consulting Arrangements" for additional information.

2001 AGGREGATED OPTION EXERCISES AND OPTION VALUE TABLE

     The following table sets forth, for the officers named in the Summary Compensation Table, information concerning options, including the number of securities for which options were held at December 31, 2001, the value of unexercised "in-the-money" options (i.e., the positive spread between the exercise price of outstanding options and the market value of Charter Communications, Inc. Class A common stock on December 31, 2001) and the value of unexercised options as of December 31, 2001:

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                        UNDERLYING OPTIONS AT        IN-THE-MONEY OPTIONS AT
                        SECURITIES                     DECEMBER 31, 2001(#)(1)       DECEMBER 31, 2001($)(2)
                       ACQUIRED ON       VALUE       ---------------------------   ---------------------------
NAME                   EXERCISE(#)    REALIZED($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   ------------   ------------   -----------   -------------   -----------   -------------
Carl E. Vogel........        --             --         850,000       2,550,000     $2,337,500     $7,012,500
Steven A. Schumm.....        --             --         456,563         491,118             --        621,600
David G. Barford.....        --             --         318,832       1,056,168        832,500      2,497,500
Kent D. Kalkwarf.....        --             --         318,832       1,081,168        832,500      2,497,500
David L. McCall......        --             --         125,832         399,168             --        666,000
Jerald L. Kent.......        --             --              --              --             --             --

-------------------------
(1) Options granted prior to 2001 and under the 1999 Charter Communications Option Plan, when vested, are exercisable for membership units of Charter Communications Holding Company, which are immediately exchanged on a one-for-one basis for shares of Charter Communications, Inc. Class A common stock. Options granted under the 2001 Stock Incentive Plan and after 2000 are exercisable for shares of Charter Communications, Inc. Class A common stock.

(2) Based on a per share market value of $16.43 for Charter Communications, Inc. Class A common stock.

2001 OPTION GRANTS

     The following table shows individual grants of options made to executive officers named in the Summary Compensation Table during 2001. All such grants were made under the 2001 Stock Incentive Plan and the exercise price was based upon the fair market value of the Class A common stock.

                                                                                   POTENTIAL REALIZABLE VALUE AT
                           NUMBER OF      % OF TOTAL                                  ASSUMED ANNUAL RATE OF
                          SECURITIES       OPTIONS                                   STOCK PRICE APPRECIATION
                          UNDERLYING      GRANTED TO                                    FOR OPTION TERM (2)
                        OPTIONS GRANTED   EMPLOYEES      EXERCISE     EXPIRATION   -----------------------------
NAME                        (#)(1)         IN 2001     PRICE($/SH)       DATE          5%(4)          10%($)
----                    ---------------   ----------   ------------   ----------   -------------   -------------
Carl E. Vogel.........    3,400,000(3)      11.57%        $13.68       10/07/11     $29,251,147     $74,128,149
Steven A. Schumm......       25,000(4)       0.09%         23.09        2/12/11         363,029         919,988
                            140,000(5)       0.48%         11.99        9/28/11       1,055,663       2,675,256
David G. Barford......      185,000(4)       0.63%         23.09        2/12/11       2,686,418       6,807,910
                            200,000(5)       0.68%         11.99        9/28/11       1,508,089       3,821,794
                            750,000(6)       2.55%         11.99        9/28/11       5,655,335      14,331,729
Kent D. Kalkwarf......      210,000(4)       0.71%         23.09        2/12/11       3,049,447       7,727,898
                            200,000(5)       0.68%         11.99        9/28/11       1,508,089       3,821,794
                            750,000(6)       2.55%         11.99        9/28/11       5,655,335      14,311,729
David L. McCall.......      150,000(4)       0.51%         23.09        2/12/11       2,178,177       5,519,927
                            150,000(5)       0.51%         11.99        9/28/11       1,131,067       2,866,346
Jerald L. Kent........             --          --             --             --              --              --

-------------------------
(1) Options are transferable under limited conditions, primarily to accommodate estate planning purposes.

(2) This column shows the hypothetical gains on the options granted based on assumed annual compound price appreciation of 5% and 10% over the full ten-year term of the options. The assumed rates of 5% and 10% appreciation are mandated by the SEC and do not represent our estimate or projection of future prices.

(3) These options vested as to 25% on date of grant of October 8, 2001, with the remainder vesting in 36 equal monthly installments commencing approximately 15 months from the grant date.

(4) These options vest annually in four equal installments commencing on the first anniversary following the grant date of February 12, 2001.

(5) These options vest annually in four equal installments commencing on the first anniversary following the grant date of September 28, 2001.

(6) These options vested as to 25% on date of grant of September 28, 2001, with the remainder vesting in 36 equal monthly installments commencing approximately 15 months from the grant date.

OPTION/STOCK INCENTIVE PLANS

     Stock options, restricted stock and other incentive compensation are granted pursuant to two plans -- the 1999 Charter Communications Option Plan and the 2001 Stock Incentive Plan. The 1999 Charter Communications Option Plan provided for the grant of options to purchase membership units in Charter Communications Holding Company to current and prospective employees and consultants of Charter Communications Holding Company and its affiliates and current and prospective non-employee directors of Charter Communications, Inc. Membership units received upon exercise of any options are immediately exchanged for shares of Charter Communications, Inc. Class A common stock on a one-for-one basis.

     The 2001 Stock Incentive Plan provides for the grant of non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and/or shares of restricted stock (not to exceed 3,000,000) as each term is defined in the 2001 Stock Incentive Plan. Employees, officers, consultants and directors of Charter Communications, Inc. and its subsidiaries and affiliates are eligible to receive grants under the 2001 Stock Incentive Plan. Generally, options expire 10 years from the grant date.

     Together, the plans allow for the issuance of up to an aggregate of 60,000,000 shares of Charter Communications, Inc. Class A common stock (or units exchangeable for Charter Communication, Inc. Class A common stock). Any shares covered by options that are terminated under the 1999 Charter Communications Option Plan will be transferred to the 2001 Stock Incentive Plan, and no new options will be granted under the 1999 Charter Communications Option Plan. At December 31, 2001, 524,939 shares had been issued under the plans, 165,750 shares are subject to vesting under restricted stock agreements. Of the remaining 59,640,811 shares covered by the plans, as of December 31, 2001, 46,557,571 were subject to outstanding options (21.5% of which are vested) and 12,917,490 remain eligible for future grant.

     The board of directors of Charter Communications, Inc. appointed Nancy B. Peretsman and Ronald L. Nelson as members of the Option Plan Committee to administer and authorize grants and awards under the 2001 Stock Incentive Plan to any eligible individuals. The Option Plan Committee will determine the terms of each stock option grant, restricted stock grant or other award at the time of grant, including the exercise price to be paid for the shares, the vesting schedule for each option, the price, if any, to be paid by the grantee for the restricted stock, the restrictions placed on the shares, and the time or times when the restrictions will lapse. The Option Plan Committee also has the power to accelerate the vesting of any grant or extend the term thereof.

     Upon a change of control, the Option Plan Committee can shorten the exercise period of any option, have the survivor or successor entity assume the options with appropriate adjustments, or cancel options and pay out in cash. If an optionee's or grantee's employment is terminated without "cause" or for "good reason" during the 12-month period following a "change in control" (as those terms are defined in the plans), unless otherwise provided in an agreement, with respect to such optionee's or grantee's awards under the plans, all outstanding options will become immediately and fully exercisable, all outstanding stock appreciation rights will become immediately and fully exercisable, the restrictions on the outstanding restricted stock will lapse, and all of the outstanding performance units will vest and the restrictions on all of the outstanding performance shares will lapse as if all performance objectives had been satisfied at the maximum level.

     Unless sooner terminated by the board of directors of Charter Communications, Inc., the 2001 Stock Incentive Plan will terminate on February 12, 2011, and no option or award can be granted thereafter.

EMPLOYMENT AGREEMENTS AND CONSULTING ARRANGEMENTS

     GENERAL. Messrs. Vogel, Barford, Kalkwarf, McCall and Silva each are employed by Charter Communications, Inc. under separate employment agreements that terminate on December 31, 2005. Below is a table listing the position, salary and bonus of each employee and the stock options and restricted stock shares received by each employee under his agreement:

                                                                   STOCK    RESTRICTED
                                                     ANNUAL       OPTIONS     SHARES
NAME                             POSITION          BASE SALARY   RECEIVED    RECEIVED         ANNUAL BONUS
----                             --------          -----------   ---------  ----------        ------------
Carl E. Vogel...........  President and Chief      $1,000,000    3,400,000    50,000     Up to $500,000
                          Executive Officer
David G. Barford........  Executive Vice           $  350,000    750,000      50,000     50% of base, according
                          President and Chief                                            to Executive Bonus
                          Operating Officer                                              Policy; Discretionary
                                                                                         Bonus
Kent D. Kalkwarf........  Executive Vice           $  350,000    750,000      50,000     50% of base, according
                          President and Chief                                            to Executive Bonus
                          Financial Officer                                              Policy; Discretionary
                                                                                         Bonus
David L. McCall.........  Senior Vice President    $  300,000    --           35,000     40% of base, according
                          of Operations-Eastern                                          to Executive Bonus
                          Division                                                       Policy; Discretionary
                                                                                         Bonus
Stephen E. Silva........  Executive Vice           $  300,000    --           36,000     50% of base, according
                          President -- Corporate                                         to Executive Bonus
                          Development and Chief                                          Policy; Discretionary
                          Technology Officer                                             Bonus

     The options and restricted shares generally vested 25% on the grant date, with the remainder to vest in 36 equal monthly installments beginning on or about the 15th month after the grant date. Generally, the agreements provide that if the employee is terminated without cause, then a specified portion of the remaining unvested options and restricted stock will vest immediately.

     All five agreements provide that the employee is entitled to participate in any disability insurance, pension or other benefit plan afforded to employees generally or to executives of Charter Communications, Inc. Mr. Vogel's agreement provides that he will be reimbursed by Charter Communications, Inc. for the cost of term life insurance in the amount of $5.0 million. The other four agreements provide that, to the extent Charter Communications, Inc. does not provide life insurance in an amount at least equal to the unpaid amount of the employee's base salary through the end of the term of his agreement, Charter Communications, Inc. will continue to pay his estate an amount equal to his base salary in installments through the end of the term. Each of the agreements contain non-solicitation and confidentiality provisions applicable to each employee. Each of Mr. Vogel, Mr. Barford, and Mr. Kalkwarf is entitled to the use of a car in accordance with his agreement. Mr. Vogel's agreement provides that he is entitled to the reimbursement of fees and dues for his membership in a country club of his choice. The base salary of any employee may be increased at the discretion of the board of directors of Charter Communications, Inc.

     Each agreement provides that, if it is terminated by Charter Communications, Inc. without cause or by the employee for good reason (including due to a change in control of Charter Communications, Inc.), Charter Communications, Inc. will pay to the applicable employee an amount equal to the aggregate base salary due to the employee for the remaining term and a full prorated bonus for the year in which the termination occurs. In addition, each agreement provides that Charter Communications, Inc. will indemnify and hold harmless each employee to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses in connection with or arising out of the performance by the applicable employee of his duties.

     Mr. Vogel's agreement provides for automatic one-year renewals and that Charter Communications, Inc. will cause him to be elected to the Charter Communications, Inc. board of directors without any additional compensation.

     JERALD L. KENT. Effective September 28, 2001, Jerald L. Kent resigned as President, Chief Executive Officer and director of Charter Communications, Inc. and all of its subsidiaries. Pursuant to the terms of Mr. Kent's separation agreement, Mr. Kent's employment agreement with Charter Communications, Inc. terminated effective September 28, 2001 and all of Mr. Kent's options covering shares of Class A common stock of Charter Communications, Inc. and Charter Communications Holding Company membership units were cancelled. Pursuant to the terms of the separation agreement, Mr. Kent was entitled to: receive his prorated base salary of $1.5 million through December 23, 2001; a $900,000 separation bonus; the right to direct charitable contributions by Charter Communications, Inc. of up to $500,000; retain ownership of the vehicle provided to Mr. Kent under his employment agreement; and, through December 23, 2001, the right to use the corporate plane. Mr. Kent agreed to provide consulting services to Charter Communications, Inc. through December 23, 2001. Mr. Kent's indemnification rights under the employment agreement described below are still in effect.

     Mr. Kent's employment agreement provided that during the initial term, Mr. Kent would receive an annual base salary of $1.25 million, or such higher rate as was from time to time be determined by Charter Communications, Inc.'s board of directors in its discretion, and an annual bonus up to $625,000, in an amount determined by the board based on an assessment of the performance of Mr. Kent as well as the achievement of certain financial targets. Charter Communications, Inc. also agreed to cause Mr. Kent to be elected to Charter Communications, Inc.'s board of directors without any additional compensation. Effective for 2001, Mr. Kent's base salary was increased to $1.5 million.

     Under the employment agreement, Mr. Kent was entitled to participate in any disability insurance, pension or other benefit plan afforded to employees generally or to executives of Charter Communications, Inc. Mr. Kent was entitled to be reimbursed by Charter Communications, Inc. for life insurance premiums of up to $30,000 per year and was granted personal use of the corporate airplane. Mr. Kent also was entitled to the use of a car valued at up to $100,000 and the fees and dues for his membership in a country club of his choice. In 2000, Mr. Kent did not avail himself of reimbursement for life insurance premiums or country club dues.

     The employment agreement further provided that Charter Communications, Inc. would indemnify and hold harmless Mr. Kent to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses in connection with or arising out of the performance by Mr. Kent of his duties.

     STAY BONUSES. Charter Investment issued 1999 "stay bonuses" and Charter Communications, Inc. issued 2000 and 2001 "stay bonuses" to executive officers in the form of three-year promissory notes. One-third of the original outstanding principal amount of each of these notes and interest is forgiven at the end of each of the first three anniversaries of the issue date, as long as the employee is still employed by the issuer of the bonus or any of its affiliates. Generally, the promissory notes bear interest at 7% per year. The following table provides certain information about such notes as of December 31, 2001 with respect to our current executive officers:

                                                                     OUTSTANDING
                                                                      PRINCIPAL
                                                                    BALANCE AS OF
INDIVIDUAL                                         ISSUE DATE     DECEMBER 31, 2001
----------                                        ------------    -----------------
David C. Andersen...............................    April 2000        $100,000
David G. Barford(1).............................  January 1999         150,000
J. Christian Fenger(1)..........................  January 1999          50,000
Eric A. Freesmeier(1)...........................  January 1999         150,000
Thomas R. Jokerst(1)............................  January 1999         150,000
Kent D. Kalkwarf(1).............................  January 1999         150,000
Ralph G. Kelly(1)...............................  January 1999         150,000
Paul E. Martin(1)...............................    March 2000          75,000
David L. McCall(1)..............................  January 1999         150,000
Majid R. Mir....................................    March 2001         240,000
John C. Pietri(1)...............................  January 1999          75,000
Michael Riddle..................................  October 1999          15,000
Diane L. Schneiderjohn..........................    April 2002          75,000
Steven A. Schumm(1).............................  January 1999         300,000
Curtis S. Shaw(1)...............................  January 1999         150,000
Stephen E. Silva(1).............................  January 1999         100,000

-------------------------

(1) As of February 22, 2002, the remaining principal and accrued interest on these notes was forgiven, so that these notes are no longer outstanding.

LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION MATTERS

     Charter Communications, Inc.'s restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for:

          (1) any breach of the director's duty of loyalty to the corporation and its shareholders;

          (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

          (3) unlawful payments of dividends or unlawful stock purchases or redemptions; or

          (4) any transaction from which the director derived an improper personal benefit.

     Charter Communications, Inc.'s bylaws provide that we will indemnify all persons whom we may indemnify pursuant thereto to the fullest extent permitted by law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Charter Communications, Inc. pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of Charter Communications, Inc.'s Class A common stock as of March 31, 2002:

     - each of our directors and the directors of Charter Communications, Inc.

     - the current chief executive officer and the executive officers of Charter Communications, Inc. named in the Summary Compensation Table;

     - all directors and executive officers of Charter Holdings and Charter Communications, Inc. as a group; and

     - each person known by us to own beneficially 5% or more of the outstanding Charter Communications, Inc. Class A common stock.

     With respect to the percentage of voting power set forth in the following table:

     - each holder of Charter Communications, Inc. Class A common stock is entitled to one vote per share; and

     - each holder of Charter Communications, Inc. Class B common stock is entitled to a number of votes based on the number of such holder's and his affiliates' shares of Class B common stock and membership units of Charter Communications Holding Company exchangeable for Class B common stock. For example, Mr. Allen is entitled to ten votes for each share of Class B common stock held by him or his affiliates and ten votes for each membership unit of Charter Communications Holding Company held by him or his affiliates.

                                                        UNVESTED
                                                       RESTRICTED      CLASS A        CLASS A
                                        NUMBER OF        CLASS A       SHARES         SHARES       CLASS A SHARES
                                      CLASS A SHARES     SHARES      RECEIVABLE    RECEIVABLE ON   RECEIVABLE ON    NUMBER OF
                                       (VOTING AND       (VOTING     ON EXERCISE    EXERCISE OF     EXERCISE OF      CLASS B
                                        INVESTMENT     POWER ONLY)    OF VESTED     CONVERTIBLE       EXCHANGE       SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER    POWER)(1)          (2)       OPTIONS(3)      SR. NOTES         RIGHTS         OWNED
------------------------------------  --------------   -----------   -----------   -------------   --------------   ---------
Paul G. Allen(7)..................      11,733,033                       10,000                              --      50,000
Charter Investment(8).............              --                           --                              --
Vulcan Cable III(9)...............              --                           --                              --
Carl E. Vogel.....................          12,500        37,500        850,000                              --
John H. Tory......................              --                       40,000                              --
Marc B. Nathanson(11).............       9,038,435                       50,000                              --
Ronald L. Nelson..................          37,500                       50,000                              --
Nancy B. Peretsman................          60,000                       50,000                              --
William D. Savoy..................              --                       50,000                              --
Larry W. Wangberg.................           3,000                       40,000                              --
Steven A. Schumm(12)..............           5,940                      528,037                              --
David G. Barford..................          15,000        37,500        385,083                              --
Kent D. Kalkwarf..................          24,500        37,500        391,333                              --
David L. McCall...................          15,950        26,250        182,083                              --
All current directors and executive
 officers as a group (23
 persons)(13).....................      21,071,633       165,750      3,843,035                              --      50,000
Jerald L. Kent(14)................          34,000                           --                              --
Massachusetts Financial Services
 Company(15)......................    23,434,034(16)                                 1,336,220
Janus Capital Corporation(17).....    28,001,995(16)
AT&T Corp.(18)....................                                                                   24,273,943


                                          CLASS B
                                      SHARES ISSUABLE                 % OF
                                      UPON EXCHANGE OR       % OF    VOTING
                                       CONVERSION OF        EQUITY   POWER
NAME AND ADDRESS OF BENEFICIAL OWNER      UNITS(4)          (4)(5)   (5)(6)
------------------------------------  ----------------      ------   ------
Paul G. Allen(7)..................      339,132,031(7)      55.37%   92.33%
Charter Investment(8).............      222,818,858(8)      43.06%       *
Vulcan Cable III(9)...............      116,313,173(9)(10)  28.31%       *
Carl E. Vogel.....................                              *        *
John H. Tory......................                              *        *
Marc B. Nathanson(11).............                           3.08%       *
Ronald L. Nelson..................                              *        *
Nancy B. Peretsman................                              *        *
William D. Savoy..................          972,960(10)         *        *
Larry W. Wangberg.................                              *        *
Steven A. Schumm(12)..............                              *        *
David G. Barford..................                *             *        *
Kent D. Kalkwarf..................                *             *        *
David L. McCall...................                *             *        *
All current directors and executive
 officers as a group (23
 persons)(13).....................      339,132,031         57.22%   92.59%
Jerald L. Kent(14)................                              *        *
Massachusetts Financial Services
 Company(15)......................                           7.95%       *
Janus Capital Corporation(17).....                           9.51%       *
AT&T Corp.(18)....................                           7.61%       *

---------------
  *  Less than 1%.

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

 (1) Includes shares for which the named person has:

     - sole voting and investment power; or

     - shared voting and investment power with a spouse.

    Does not include shares that may be acquired through exercise of options.

 (2) Includes unvested shares of restricted stock issued under the 2001 Stock Incentive Plan, as to which the applicable employee has sole voting power but not investment power.

 (3) Includes shares of Class A common stock issuable upon exercise of options vested on or before May 30, 2002 under the 1999 Charter Communications Option Plan and the 2001 Stock Incentive Plan.

 (4) Beneficial ownership is determined in accordance with Rule 13d-3. The beneficial owners of Charter Communications, Inc. Class B common stock, Charter Communications Holding Company membership units, CC VIII, LLC membership units and convertible senior notes of Charter Communications, Inc. are deemed to be beneficial owners of an equal number of shares of Charter Communications, Inc. Class A common stock because such holdings are either convertible into Class A shares (in the case of Class B shares and convertible senior notes) or exchangeable (directly or indirectly) for Class A shares (in the case of the membership units) on a one-for-one basis. Unless otherwise noted, the named holders have sole investment and voting power with respect to the shares listed as beneficially owned.

 (5) The calculation of this percentage assumes for each person that:

     - 294,536,963 shares of Class A common stock are currently issued and outstanding;

     - 50,000 shares of Class B common stock held by Mr. Allen have been converted into shares of Class A common stock;

     - the acquisition by such person of all shares of Class A common stock that such person or affiliates of such person has the right to acquire upon exchange of membership units in subsidiaries or conversion of Series A Convertible Redeemable Preferred Stock or 5.75% or 4.75% convertible senior notes;

     - the acquisition by such person of all shares that may be acquired upon exercise of options to purchase shares or exchangeable membership units that have vested or will vest by May 30, 2002; and

     - that none of the other listed persons or entities has received any shares of Class A common stock that are issuable to any of such persons pursuant to the exercise of options or otherwise.

    A person is deemed to have the right to acquire shares of Class A common stock with respect to options vested under the 1999 Charter Communications Option Plan. When vested, these options are exercisable for membership units of Charter Communications Holding Company, which are immediately exchanged on a one-for-one basis for shares of Charter Communications, Inc. Class A common stock. A person is also deemed to have the right to acquire shares of Class A common stock issuable upon the exercise of vested options under the 2001 Stock Incentive Plan.

 (6) The calculation of this percentage assumes that Mr. Allen's equity interests are retained in the form that maximizes voting power (i.e., the 50,000 shares of Class B common stock held by Mr. Allen have not been converted into shares of Class A common stock; that the membership units of Charter Communications Holding Company owned by each of Vulcan Cable III and Charter Investment have not been exchanged for shares of Class A common stock); and that

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

outstanding membership units of CC VIII, LLC owned by certain Bresnan sellers have not been exchanged for shares of Class A common stock.

 (7) The address of this person is: 505 Fifth Avenue South, Suite 900, Seattle, WA 98104. The total listed includes:

     - 222,818,858 membership units in Charter Communications Holding Company held by Charter Investment; and

     - 116,313,173 membership units in Charter Communications Holding Company held by Vulcan Cable III

 (8) Includes 222,818,858 membership units in Charter Communications Holding Company which are exchangeable for shares of Class B common stock on a one-for-one basis, which are convertible to shares of Class A common stock on a one-for-one basis. The address of this person is Charter Plaza, 12405 Powerscourt Drive, St. Louis, MO 63131.

 (9) Includes 116,313,173 membership units in Charter Communications Holding Company which are exchangeable for shares of Class B common stock on a one-for-one basis, which are convertible to shares of Class A common stock on a one-for-one basis. The address of this person is: 505 Fifth Avenue South, Suite 900, Seattle, WA 98104.

(10) Includes 972,960 shares issuable upon exchange of membership units that may be acquired by Mr. Savoy upon exercise of options from Vulcan Cable III that have vested or will vest by May 30, 2002.

(11) Consists of the following shares:

     - 4,023,336 shares for which he has sole investment and voting power;

     - 5,543,654 shares for which he has shared investment and voting power; and

     - 400,445 shares for which he has sole investment power and shared voting power.

(12) Includes 3,700 shares for which Mr. Schumm has shared investment and voting power.

(13) Does not include 19,750 shares of Class A common stock and options held by Paul E. Martin, who became an executive officer on April 22, 2002.

(14) As of September 28, 2001, Jerald L. Kent no longer served as President, Chief Executive Officer and Director.

(15) The address of this person is: 500 Boylston Street, Boston, MA 02116.

(16) Based on the shareholder's most recent Form 13F or 13G filing, as applicable, with the SEC as of March 31, 2002.

(17) The address of this person is: 100 Fillmore Street, Suite 300, Denver, CO 80206.

(18) Includes 24,273,943 preferred membership units in CC VIII held by subsidiaries of AT&T Corp. that were Bresnan sellers. The units are exchangeable by the Bresnan sellers at any time for shares of Class A common stock on a one-for-one basis. The address of this person is: 32 Avenue of the Americas, New York, New York 10013.

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

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following sets forth certain transactions in which we and our directors, executive officers and affiliates are involved. Unless otherwise disclosed, management believes that each of the transactions described below was on terms no less favorable to us than could have been obtained from independent third parties.

MANAGEMENT AND CONSULTING ARRANGEMENTS

     MANAGEMENT ARRANGEMENTS. Charter Communications, Inc. has entered into management arrangements with Charter Communications Holding Company and certain of its subsidiaries. Under these agreements, Charter Communications, Inc. provides management services for and operates the cable television systems owned or acquired by its subsidiaries. The management agreements covering the CC VI and CC VII companies limit management fees payable to Charter Communications, Inc. to 5% of gross revenues. Under the arrangement covering all of our other operating subsidiaries, there is no limit on the dollar amount or percentage of revenues payable as management fees. However, the total amount paid by Charter Communications Holding Company and all of its subsidiaries is limited to the amount necessary to reimburse Charter Communications, Inc. for all of its expenses, costs, losses, liabilities and damages paid or incurred by it in connection with the performance of its services under the various management agreements. The expenses subject to reimbursement include any fees Charter Communications, Inc. is obligated to pay under the mutual services agreement described below. Payment of management fees by Charter Communications, Inc.'s operating subsidiaries is subject to certain restrictions under the credit facilities of such subsidiaries. In the event any portion of the management fee due and payable is not paid, it is deferred by Charter Communications, Inc. and accrued as a liability of such subsidiaries.

     Any deferred amount of the management fee will bear interest at the rate of 10% per annum, compounded annually, from the date it was due and payable until the date it is paid.

     For the year ended December 31, 2001, Charter Communications, Inc. received a total of $6.2 million as management fees from Charter Communications Holding Company and its subsidiaries, exclusive of amounts being paid to Charter Investment pursuant to the mutual services agreement described below.

     MUTUAL SERVICES AGREEMENT. During 2001, pursuant to a mutual services agreement between Charter Communications, Inc., Charter Communications Holding Company and Charter Investment, Charter Communications Holding Company leased the necessary personnel and provided services on a cost-reimbursement basis to Charter Communications, Inc. to manage its subsidiaries. The mutual services agreement provides that each party shall provide rights and services to the other parties as may be reasonably requested for the management of the entities involved and their subsidiaries, including the cable systems owned by their subsidiaries. The officers and employees of each party are available to the other parties to provide these rights and services, and all expenses and costs incurred in providing these rights and services are paid by Charter Communications, Inc. Each of the parties will indemnify and hold harmless the other parties and their directors, officers and employees from and against any and all claims that may be made against any of them in connection with the mutual services agreement except due to its or their gross negligence or willful misconduct. The mutual services agreement expires on November 12, 2009, and may be terminated at any time by any party upon thirty days' written notice to the other. For the year ended December 31, 2001, Charter Communications, Inc. paid $50.7 million to Charter Investment for services rendered pursuant to the mutual services agreement. All such amounts are reimbursable to Charter Communications, Inc. pursuant to a management arrangement with its subsidiaries. See
"-- Management Arrangements."

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

     CONSULTING AGREEMENT. Charter Communications Holding Company is a party to a consulting agreement with Vulcan Inc. (f/k/a Vulcan Northwest) and Charter Investment. Pursuant to this consulting agreement, Vulcan Inc. provides and, through January 2001, Charter Investment provided, advisory, financial and other consulting services with respect to the acquisitions by Charter Communications Holding Company of the business, assets or stock of other companies. Such services include participation in the evaluation, negotiation and implementation of these acquisitions. The original agreement had an expiration date of December 31, 2000, but has and will continue to automatically renew for successive one-year terms unless otherwise terminated. The consulting agreement provides for a fee equal to 1% of the aggregate value of any acquisition by Charter Communications Holding Company or any of its affiliates, for which Vulcan provides services, as well as reimbursement of reasonable out-of-pocket expenses incurred and indemnification. For the year ended December 31, 2001, no fees were incurred with respect to these consulting services. Because Charter Investment personnel became employees of Charter Communications Holding Company effective January 1, 2001, Charter Investment no longer provides services pursuant to the terms of the agreement.

     PREVIOUS MANAGEMENT AGREEMENT WITH CHARTER INVESTMENT. Prior to November 12, 1999, Charter Investment provided management and consulting services to our operating subsidiaries for a fee equal to 3% of the gross revenues of the systems then owned, plus reimbursement of expenses. The balance of management fees payable under the previous management agreement was accrued with payment at the discretion of Charter Investment, with interest payable on unpaid amounts. For the year ended December 31, 2001, Charter Communications, Inc.'s subsidiaries did not pay any fees to Charter Investment to reduce management fees payable. As of December 31, 2001, total management fees payable to Charter Investment were $13.8 million, exclusive of any interest that may be charged.

ALLOCATION OF BUSINESS OPPORTUNITIES WITH MR. ALLEN

     As described under "Business Relationships" in this section, Mr. Allen and a number of his affiliates have interests in various entities that provide services or programming to our subsidiaries. Given the diverse nature of Mr. Allen's investment activities and interests, and to avoid the possibility of future disputes as to potential business, Charter Communications, Inc. and Charter Communications Holding Company, under the terms of their respective organizational documents, may not, and may not allow their subsidiaries to engage in any business transaction outside the cable transmission business, except for the digeo, inc. joint venture; the joint venture to develop a digital video recorder set-top terminal; the investment in High Speed Access Corp.; the investment in Cable Sports Southeast, LLC, a provider of regional sports programming; as an owner and operator of the business of Interactive Broadcaster Services Corporation (Chat TV); an investment in @Security Broadband Corp., a company developing broadband security applications; and incidental businesses engaged in as of the closing of Charter Communications, Inc.'s initial public offering in November 1999. This restriction will remain in effect until all of the shares of Charter Communications, Inc.'s high-vote Class B common stock have been converted into shares of Class A common stock due to Mr. Allen's equity ownership falling below specified thresholds.

     Should Charter Communications, Inc. or Charter Communications Holding Company or any of their subsidiaries wish to pursue, or allow their subsidiaries to pursue, a business transaction outside of this scope, it must first offer Mr. Allen the opportunity to pursue the particular business transaction. If he decides not to pursue the business transaction and consents to Charter Communications, Inc. or its subsidiaries engaging in the business transaction, they will be able to do so. In any such case, the restated certificate of incorporation of Charter Communications, Inc. and the amended and restated limited liability company agreement of Charter Communications Holding Company would be amended accordingly to modify the current restrictions on the ability of such entities to engage in any business other than the cable transmission business. The cable transmission business means the business of transmitting video, audio, including telephony, and data over cable television systems owned, operated or managed by Charter Communications, Inc., Charter Communications Holding Company or any of their subsidiaries from time to time.

     Under Delaware corporate law, each director of Charter Communications, Inc., including Mr. Allen, is generally required to present to Charter Communications, Inc., any opportunity he or she may have to acquire any cable transmission business or any company whose principal business is the ownership, operation or management of cable transmission businesses, so that we may determine whether we wish to pursue such opportunities. However, Mr. Allen and the other directors generally will not have an obligation to present other types of business opportunities to Charter Communications, Inc. and they may exploit such opportunities for their own account.

INTERCOMPANY LOANS

     From time to time, there are intercompany borrowings and repayments between or among Charter Communications, Inc. and its subsidiaries and between or among our subsidiaries. For amounts borrowed, our practice is for the borrowing party to pay interest to the lending party based on the borrower's cost of funds on its revolving credit facility, which is based on a spread over LIBOR. On occasion, indebtedness between companies has been forgiven in lieu of a contribution to capital. The average month-end outstanding principal balance of indebtedness from our subsidiaries to Charter Communications Holding Company, our parent company, during the year ended December 31, 2001 was $189.0 million. The total interest paid by our subsidiaries for parent company for indebtedness was $3.2 million for the year ended December 31, 2001, and accrued interest on such debt at December 31, 2001 was $500,000.

OTHER RELATIONSHIPS

     David L. McCall, Senior Vice President -- Operations -- Eastern Division, is a partner in a partnership that leases office space to us. The partnership received approximately $117,600 pursuant to such lease and related agreements for the year ended December 31, 2001. In addition, approximately $571,553 was paid to a construction company controlled by Mr. McCall's brother and $462,071 to a construction company controlled by Mr. McCall's son for the year ended December 31, 2001.

     Mr. Wood resigned as a director in December 2001. In 2001, the benefit to a company controlled by Mr. Wood that owned an airplane for the full annual cost of two individuals qualified to operate the plane, who were otherwise available to Charter Communications, Inc. in connection with its own flight operations was approximately $108,500 for annual compensation to the pilots. Charter Communications, Inc. is entitled to reimbursement for these amounts. In addition, Mr. Wood also used Charter Communications, Inc.'s airplane for occasional personal use in 2001, a benefit valued at $12,500 for the year ended December 31, 2001.

     Additionally, in 1999, one of Mr. Wood's daughters, who resigned as a Vice President of Charter Communications Holding Company in February 2002, received a bonus in the form of a three-year promissory note bearing interest at 7% per year. One-third of the original outstanding principal amount of the note and interest were forgiven as long as she remained employed by Charter Communications Holding Company at the end of each of the first three anniversaries of the issue date in February 1999. The amount of principal and interest forgiven on this note for the year ended December 31, 2001, was $85,500, and the outstanding balance on the note was forgiven effective as of February 22, 2002. Another daughter of Mr. Wood received approximately $70,210 from Charter Communications Holding Company during the year ended December 31, 2001 for event planning services performed by her company.

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

     Companies controlled by Mr. Nathanson, a director of Charter Communications, Inc., leased certain office space in Pasadena, California, and warehouse space in Riverside, California, to our subsidiaries. For the Pasadena office lease, which Charter Communications, Inc. terminated in April 2001 in exchange for a payment of $638,600, aggregate rent of $204,000 was paid from January 1, 2001 to April 2001. For the Riverside warehouse space, aggregate rent paid for the year ended December 31, 2001 was $182,989.

EMPLOYMENT AGREEMENTS AND CONSULTING ARRANGEMENTS

     Certain of our executive officers are party to employment agreements with Charter Communications, Inc. and other compensatory arrangements, including "stay" bonuses in the form of promissory notes, and certain directors are party to agreements with Charter Communications, Inc. regarding their service on the Board of Directors. These transactions are described in "Executive
Compensation -- Employment and Consulting Arrangements."

BUSINESS RELATIONSHIPS

     Mr. Allen or his affiliates own equity interests or warrants to purchase equity interests in various entities with which we do business or which provide us with services or programming. Among these entities are Wink Communications, Inc., TechTV Inc., USA Networks, Inc., Oxygen Media Corporation, digeo, inc., Microsoft Corporation and, prior to February 28, 2002, High Speed Access Corp. Mr. Allen owns 100% of the equity of Vulcan Ventures and Vulcan Inc. and is the president of Vulcan Ventures. Mr. Savoy is also a vice president and a director of Vulcan Ventures. The various cable, Internet and telephony companies in which Mr. Allen has invested may mutually benefit one another. The agreements governing our relationship with digeo, inc. are an example of a cooperative business relationship among his affiliated companies. We can give no assurance, nor should you expect, that any of these business relationships will be successful, that we will realize any benefits from these relationships or that we will enter into any business relationships in the future with Mr. Allen's affiliated companies.

     Mr. Allen and his affiliates have made, and in the future likely will make, numerous investments outside of us and our business. We cannot assure you that, in the event that we or any of our subsidiaries enter into transactions in the future with any affiliate of Mr. Allen, such transactions will be on terms as favorable to us as terms we might have obtained from an unrelated third party. Also, conflicts could arise with respect to the allocation of corporate opportunities between us and Mr. Allen and his affiliates. We have not instituted any formal plan or arrangement to address potential conflicts of interest.

     In February 2001, Charter Communications, Inc. entered into certain of the purchase agreements related to the AT&T transactions and in June 2001, it assigned its rights and obligations under these contracts to certain of our subsidiaries, which purchased the assets from AT&T. In August 2001, the systems acquired in the Cable USA transaction by Charter Communications, Inc. and Charter Communications Holding Company, were contributed through Charter Holdings to certain of our subsidiaries which now own and operate these systems.

     With respect to the following business relationships, unless otherwise noted where Charter Communications, Inc. and Charter Communications Holding Company are party to an agreement, we function as the operating entity under the contract receiving all revenue, making all payments and fulfilling the operational commitments under the contracts. In these cases references to "we", "us" or "our" relate to commitments made by our direct and indirect parent (and manager) that operate through us and our systems.

     VULCAN VENTURES. Vulcan Ventures Incorporated, an entity controlled by Mr. Allen, Charter Communications, Inc., Charter Investment and Charter Communications Holding Company are
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

parties to an agreement dated September 21, 1999 regarding the right of Vulcan Ventures to use up to eight of our digital cable channels in consideration of a capital contribution of $1.325 billion. Specifically, we will provide Vulcan Ventures with exclusive rights for carriage of up to eight digital cable television programming services or channels on each of the digital cable television systems with local and to the extent available, national control of the digital product owned, operated, controlled or managed by Charter Communications, Inc. or its subsidiaries now or in the future of 550 megahertz or more. If the system offers digital services but has less than 550 megahertz of capacity, then the programming services will be equitably reduced. Upon request of Vulcan Ventures, we will attempt to reach a comprehensive programming agreement pursuant to which we will pay the programmer, if possible, a fee per digital subscriber. If such fee arrangement is not achieved, then we and the programmer shall enter into a standard programming agreement. As of December 31, 2001, Vulcan Ventures did not use any of these channels.

     HIGH SPEED ACCESS. High Speed Access Corp. has been a provider of high-speed Internet access services over cable modems. During the period from 1997 to 2000, certain Charter Communications entities entered into Internet-access related service agreements, and both Vulcan Ventures, an entity controlled by Mr. Allen, Charter Communications Holding Company and one of our subsidiaries made equity investments in High Speed Access.

     On September 28, 2001, Charter Communications Holding Company and High Speed Access entered into an asset purchase agreement pursuant to which Charter Communications Holding Company agreed to purchase from High Speed Access the contracts and associated assets, and assume related liabilities, that serve our customers, including a customer contact center, network operations center and provisioning software. On December 20, 2001, Charter Communications Holding Company assigned certain of its rights under the asset purchase agreement and certain related agreements to our subsidiary, CC Systems, LLC. The transaction closed on February 28, 2002. At the closing, CC Systems wired funds in the amount of $77.5 million to High Speed Access and delivered 37,000 shares of High Speed Access's Series D convertible preferred stock and all of the warrants to buy High Speed Access common stock owned by Charter Communications Holding Company and High Speed Access purchased 38,000 shares of its Series D Preferred Stock from Vulcan Ventures for $8.0 million. To secure indemnity claims against High Speed Access under the asset purchase agreement, $2.0 million of the purchase price was held back. Additional purchase price adjustments may be made as provided in the asset purchase agreement. Charter Communications Holding Company obtained a fairness opinion from a qualified investment-banking firm regarding the valuation of the assets purchased by CC Systems pursuant to the asset purchase agreement. Concurrently with the closing of the transaction, High Speed Access purchased all of its common stock held by Vulcan Ventures, and certain of the agreements between Charter Communications Holding Company and High Speed Access Corp., including the programming content agreement, the services agreement, the systems access agreement, the 1998 network services agreement and the May 2000 network services agreement, each as described in more detail below, were terminated. As of December 31, 2000, the carrying value of our and Charter Communications Holdings Company's investment in High Speed Access was approximately $36.0 million and $2.2 million, respectively. As of December 31, 2001, the carrying value of the investment in High Speed Access was zero.

     On September 28, 2001, in connection with the asset purchase agreement with High Speed Access, Charter Communications Holding Company and High Speed Access entered into a license agreement that was effective on February 28, 2002, pursuant to which Charter Communications Holding Company granted High Speed Access the right to use certain intellectual property sold by High Speed Access to Charter Communications Holding Company pursuant to the asset purchase agreement described above. High Speed Access does not pay any fees under the agreement. The domestic portion of the license terminates on June 30, 2002, and the international portion of the license will expire on February 2, 2005. Concurrently with the license agreement, High Speed Access and Charter Communications, Inc. entered into a services agreement, pursuant to which Charter Communications, Inc. agreed to perform certain management services formerly performed by High Speed Access. This agreement terminated on February 28, 2002, upon the closing of the asset purchase agreement.

     In 2001, Charter Communications Holding Company was a party to a systems access and investment agreement with Vulcan Ventures and High Speed Access and a related network services agreement with High Speed Access. These agreements provided High Speed Access with exclusive access to at least 750,000 of our homes that had either an installed cable drop from our cable system or that were eligible for a cable drop by virtue of our cable system passing the home. The term of the network services agreement was, as to a particular cable system, five years from the date revenue billing commenced for that cable system. The programming content agreement provided each of Vulcan Ventures and High Speed Access with a license to use certain content and materials of the other on a non-exclusive, royalty-free basis. The revenues we earned from High Speed Access for the year ended December 31, 2001 were approximately $7.8 million.

     Additionally, Charter Communications Holding Company, as the assignee of Vulcan Ventures, held warrants that were amended and restated on May 12, 2000, giving Charter Communications Holding Company the right to purchase up to 12,000,000 shares of High Speed Access common stock at an exercise price of $3.23 per share. A portion of the warrants could be earned under the agreements described above, and the other portion related to warrants that could be earned under a network agreement entered into with High Speed Access on May 12, 2000, described below. Warrants earned under the agreements described above became vested at the time systems were committed by us and were based upon the number of homes passed. Warrants under these agreements could only be earned until July 31, 2003, and were earned at the rate of 1.55 shares of common stock for each home passed in excess of 750,000. Warrants earned under the agreements described above were exercisable until May 25, 2006. Such warrants were subject to forfeiture in certain circumstances, generally if we withdrew a committed system.

     On May 12, 2000, Charter Communications, Inc. entered into a second network services agreement with High Speed Access, which was assigned by Charter Communications, Inc. to Charter Communications Holding Company on August 1, 2000. Under the terms of the May 12, 2000 network services agreement, we agreed to commit a total of 5,000,000 homes passed, including all homes passed in systems previously committed by us, to High Speed Access (other than full turnkey systems), on or prior to May 12, 2003. With respect to each system launched or intended to be launched, we paid a per customer fee to High Speed Access according to agreed pricing terms. In addition, we compensated High Speed Access for services exceeding certain minimum thresholds. For the year ended December 31, 2001, we paid High Speed Access approximately $12.9 million under this agreement and the 1998 network services agreement.

     Warrants earned under the May 12, 2000 network services agreement vested at the time we authorized High Speed Access to proceed with respect to a system, and were based upon the number of homes passed in such system. With respect to the initial total 5,000,000 homes passed, the warrant provided that Charter Communications Holding Company would have the right to purchase 0.775 shares of common stock for every home passed. With respect to any additional homes passed in excess of 5,000,000, the warrant provided that Charter Communications Holding Company would have the right to purchase 1.55 shares of common stock for every home passed. Warrants earned under the agreement were exercisable until 7 1/2 years from the date they were earned, and generally were not subject to forfeiture. High Speed Access had agreed to increase the number of shares of common stock subject to the amended and restated warrant, upon Charter Communications Holding Company's request, if the number of warrants earned exceeded 11,500,000. High Speed Access also granted Charter Communications Holding Company certain registration rights with respect to shares of common stock held by Charter Communications Holding Company and its direct and indirect subsidiaries, including shares of common stock issuable upon exercise of the amended and restated warrant. The May 2000 network services agreement with High Speed Access had a term of five years starting in May 2000. Charter Communications Holding Company had the option to renew the agreement for additional successive five-year terms on similar terms. All of the warrants earned under the network services agreements described above were cancelled in connection with the closing of the asset purchase agreement on February 28, 2002.

     On December 5, 2000 pursuant to a preferred stock purchase agreement entered into as of October 19, 2000, one of our subsidiaries, Charter Communications Ventures, LLC, and Vulcan Ventures purchased 37,000 shares and 38,000 shares, respectively, of Series D convertible preferred stock of High Speed Access for $37.0 million and $38.0 million, respectively. The preferred stock had a liquidation preference of $1,000 per share plus declared but unpaid dividends and generally shared in dividends on High Speed Access common stock on an "as converted to common stock" basis. Each share of Series D preferred stock was convertible into that number of shares of common stock of High Speed Access calculated by dividing the liquidation preference by the conversion price per share, which was $5.01875, subject to adjustments for certain events. Each share of Series D preferred stock was therefore convertible into 199.25 shares of High Speed Access common stock, so long as no adjustments occurred and there were no declared but unpaid dividends. In connection with their acquisition of the Series D convertible preferred stock, Charter Communications Ventures and Vulcan Ventures were granted certain preemptive, first refusal, registration and significant board representation rights as part of the transaction. At the closing on February 28, 2002 of the asset acquisition from High Speed Access, CC Systems delivered to High Speed Access the 37,000 shares of Series D convertible preferred stock acquired by Charter Communications Ventures and High Speed Access purchased from Vulcan Ventures its Series D convertible preferred stock.

     Immediately prior to our acquisition from High Speed Access on February 28, 2001, Vulcan Ventures owned 20,222,139 shares of common stock and 38,000 shares of Series D convertible preferred stock of High Speed Access, Charter Communications Ventures owned 37,000 shares of Series D convertible preferred stock and Charter Communications Holding Company held warrants convertible into 2,650,659 shares of common stock. If all of the shares of preferred stock and warrants were converted into common stock, then Mr. Allen, through his affiliates, would have beneficially owned 48.5% of the common stock of High Speed Access as of January 23, 2002. Following the consummation of the transactions contemplated by the asset purchase agreement with High Speed Access and related agreements, neither Charter Communications Holding Company, we nor Vulcan Ventures beneficially owned any securities of, or were otherwise affiliated with, High Speed Access.

     WORLDGATE/TVGATEWAY. WorldGate Communications, Inc. is a provider of Internet access through cable systems. Charter Communications, Inc. has an affiliation agreement with WorldGate for an initial term which expires in November 2002. The agreement automatically renews for additional successive two-year periods upon expiration of the initial five-year term, unless terminated by either party for failure of the other party to perform any of its obligations or undertakings required under the agreement. We started offering WorldGate service in 1998. Pursuant to the agreement, Charter Communications, Inc. agreed to deploy the WorldGate Internet access service within a portion of our cable systems and to install the appropriate headend equipment in all of our major markets in those systems. Major markets for purposes of this agreement include those in which we have more than 25,000 customers. We incur the cost for the installation of headend equipment. In addition, to the extent we determine that it is economically practical, we have agreed to use our reasonable best efforts to deploy such service in all non-major markets that are technically capable of providing interactive pay-per-view service. When WorldGate has a telephone return path service

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available, we will, if economically practical, use all reasonable efforts to install the appropriate headend equipment and deploy the WorldGate service in our remaining markets. Telephone return path service is the usage of telephone lines to connect to the Internet to transmit data or receive data. We have also agreed to market the WorldGate service within our market areas. We pay a monthly subscriber access fee to WorldGate based on the number of subscribers to the WorldGate service. We have the discretion to determine what fees, if any, we will charge our subscribers for access to the WorldGate service. For the year ended December 31, 2001, we paid WorldGate approximately $1.729 million, consisting of $1.529 million for equipment purchases and $199,470 for subscriber access fees. We charged our subscribers approximately $342,000 for the year ended December 31, 2001.

     On July 25, 2000, Charter Communications Holding Company entered into a joint venture, named TVGateway, LLC, with WorldGate and several other cable operators to develop and deploy a server-based interactive program guide. Charter Communications Holding Company initially invested $850,000, providing it a 16.25% ownership interest in the joint venture and through subsequent investments of $1.0 million, $1.5 million and $1.5 million in December 2000, July 2001 and December 2001, respectively, increased its ownership interest to 17.63% as of December 31, 2001. For the first four years after the formation of TVGateway, Charter Communications Holding Company will earn additional ownership units, up to a maximum of 750,000 ownership units, as the interactive program guide is deployed to our customers. On August 15, 2000, in connection with the formation of the joint venture, Charter Communications Holding Company purchased 31,211 shares of common stock of WorldGate at $16.02 per share for a total purchase price of $500,000. As a result of this purchase, Charter Communications Holding Company received a $125,000 credit from WorldGate against future equipment purchases relating to the deployment of its service. Additionally, WorldGate granted Charter Communications Holding Company warrants to purchase up to 500,000 shares of WorldGate common stock for a period of seven years at a exercise price of $24.78 per share. For a period of three years from the date of closing, Charter Communications Holding Company will also be issued warrants to purchase common stock of WorldGate based on the number of two-way digital homes passed in the systems in which Charter Communications Holding Company has deployed WorldGate service. As of December 31, 2001, Charter Communications Holding Company had earned warrants to purchase 27,853 shares, but has not yet received documentation evidencing them. One of our subsidiaries holds additional warrants to purchase 263,353 shares of WorldGate common stock for $10.65 per share, which expire on June 30, 2002 and also owns 107,554 shares of WorldGate common stock for which it paid a total of $1.5 million. As of December 31, 2001 and 2000, the carrying value of our investment in WorldGate was approximately $80,000 and $300,000, respectively, and the carrying value of Charter Communications Holding Company's investment in WorldGate and TVGateway was approximately $103,000 and $29,000, respectively, and $2.6 million and $1.1 million, respectively.

     WINK. Wink Communications, Inc. offers an enhanced broadcasting system that adds interactivity and electronic commerce opportunities to traditional programming and advertising. Viewers can, among other things, find news, weather and sports information on-demand and order products through use of a remote control.

     Charter Communications Holding Company is party to a June 7, 2001 cable affiliation agreement for a three year term with Wink, which was amended in October 2001 and in March 2002. The agreement has three one-year renewal options at our discretion. Pursuant to the agreement, Wink granted Charter Communications Holding Company and its subsidiaries a non-exclusive license to use the Wink software to deliver the enhanced broadcasting services to our cable systems. Charter Communications Holding Company agreed to make commercially reasonable efforts to deploy the Wink services to three million subscribers for which it is eligible to receive a launch fee for transactions generated by our customers. Wink also agreed to issue Charter Communications Holding

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Company one million shares of Wink common stock subject to finalization of a grant agreement. As a result of this stock grant, Charter Communications Holdings Company will have an equity ownership in Wink that exceeds 5%. Under the amended agreement we agreed to pay a fee for the license grant and Wink agreed to purchase an advertising package during 2002 and 2003. At December 31, 2001, Vulcan Ventures had an approximate 2% equity interest in Wink.

     TECHTV. TechTV Inc. operates a cable television channel which broadcasts shows about technology. Pursuant to a carriage agreement terminating in 2008, TechTV has provided us with programming for broadcast via our cable television systems. Carriage fee amounts per subscriber are determined based on the percentage of subscribers in a particular system receiving the services. These fees will be waived for systems with higher penetration levels until December 31, 2003, and were waived for systems with lower penetration levels through April 30, 2001. In certain circumstances, we are entitled to a percentage of TechTV's net product revenues from infomercials and home shopping and attributed to our carriage of the service. Additionally, we receive incentive payments for channel launches through December 31, 2003. TechTV may not offer its services to any other cable operator which serves the same or fewer number of customers at a more favorable rate or on more favorable carriage terms. For the year ended December 31, 2001, we received $9.4 million from TechTV under the carriage agreement, which is included in other revenues in the accompanying consolidated statement of operations.

     On February 5, 1999, Vulcan Programming, which is 100% owned by Mr. Allen, acquired a one-third interest in TechTV. In January 2000, Vulcan Programming acquired an additional 64% in TechTV for $204.8 million. Mr. Savoy is the president and director of Vulcan Programming. As of December 31, 2001, Vulcan Programming's interest in TechTV was approximately 97.7%. The remaining approximate 2.3% of TechTV is owned by its management and employees. Mr. Wangberg is the chairman, chief executive officer and a director of TechTV. Although Mr. Wangberg has announced his intent to resign as the chief executive officer of TechTV when his successor is named, he will remain with TechTV as a director. In September 2000 Mr. Wangberg sold his approximately 2.63% equity interest in TechTV to Vulcan Programming and in April 2001 his remaining 1.37% interest was redeemed by TechTV. Mr. Allen is a director of TechTV and Mr. Savoy is a director of TechTV.

     USA NETWORKS/HOME SHOPPING NETWORK. USA Networks, Inc. operates the USA Network, The Sci-Fi Channel, Trio and World News International cable television networks. USA Networks also operates Home Shopping Network, which is a retail sales program available via cable television systems. Pursuant to an agreement terminating in 2005, Charter Communications Holding Company is a party to a non-exclusive affiliation agreement with USA Networks for the cablecast of USA Network programming. For the year ended December 31, 2001, we received approximately $12.1 million from USA Networks under the affiliation agreement and for commissions from USA Networks for home shopping sales generated by its customers and/or promotion of the Home Shopping Network, which is included in other revenues in the accompanying consolidated statement of operations. For the year ended December 31, 2001, we paid USA Networks approximately $39.3 million for cable television programming. Mr. Allen and Mr. Savoy are directors of USA Networks. As of December 31, 2001, Mr. Allen owned approximately 5% and Mr. Savoy owned less than 1% of the capital stock of USA Networks.

     OXYGEN MEDIA CORPORATION. Oxygen Media provides programming content aimed at the female audience for distribution over the Internet and cable television systems. Oxygen Media programming content is currently available to approximately 2 million Charter Communications customers. For the year ended December 31, 2001 we paid Oxygen approximately $2.7 million for programming content. In the first half of 2002, Charter Communications Holding Company expects to enter into an agreement with Oxygen Media setting forth the terms of our carriage of Oxygen Media programming

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content. Mr. Savoy, a director of Charter Communications, Inc., Charter
Communications Holding Company and Charter Holdings, serves on the board of directors of Oxygen Media. As of February 8, 2002, through Vulcan Programming, Mr. Allen owns an approximate 34.2% interest in Oxygen Media (51.2% assuming exercise of all warrants held by Vulcan Programming but no exercise of warrants or options by other holders).

     REPLAY TV JOINT VENTURE. Charter Communications Ventures was party to a joint venture with General Instrument Corporation (doing business as Broadband Communications Sector of Motorola, Inc.), Replay TV Inc. and Interval Research Corporation, an entity controlled by Mr. Allen, to develop and integrate digital video recording capabilities in advanced digital set-top boxes. The joint venture focused on creating a set-top based digital recording platform designed for storing video, audio and Internet content. Prior to the dissolution of the joint venture in 2001, Charter Communications Ventures received management fees of $1.3 million for the year ended December 31, 2001, which is included in other revenues in the accompanying consolidated statement of operations.

     ENSTAR LIMITED PARTNERSHIPS. In April 2002, Interlink Communications Partners, LLC, Rifkin Acquisition Partners, LLC and Charter Communications Entertainment I, LLC, each an indirect, wholly-owned subsidiary of Charter Holdings, purchased certain assets of Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/Growth Program Six-A, L.P., Enstar Cable of Macoupin County and Enstar IV/PBD Systems Venture, serving in the aggregate approximately 21,600 customers. Enstar Communications Corporation, a direct subsidiary of Charter Communications Holding Company, is the general partner of the Enstar limited partnerships. The cash sale price of approximately $48.3 million was the highest bid received by the Enstar limited partnerships following a broadly-based solicitation process. See "Certain Relationships and Related Transactions -- Business Relationships."

     Also, in April 2002, Charter Communications Entertainment I, LLC entered into an agreement to purchase all of Enstar Income Program II-1, L.P.'s Illinois cable television systems, serving in the aggregate approximately 6,400 customers, for a total purchase price of approximately $14.7 million. Closing of the sale is subject to purchase price adjustments, regulatory approvals, customary closing conditions and approval by the limited partners of Enstar Income Program II-1, L.P. We expect that this sale will be consummated in the third quarter of 2002, although no assurance is given regarding this matter.

     In addition, Enstar Cable Corporation, the manager of the Enstar limited partnerships through a management agreement, engages Charter Communications Holding Company to manage the Enstar limited partnerships. Pursuant to the management agreement, Charter Communications Holding Company provides management services to the Enstar limited partnerships in exchange for management fees. The Enstar limited partnerships also purchase basic and premium programming for their systems at cost from Charter Communications Holding Company. For the year ended December 31, 2001, the Enstar limited partnerships paid Charter Communications Holding Company $2.1 million for management services.

     With the exception of Mr. Allen, all of the executive officers of Charter Communications, Inc., Charter Communications Holding Company and Charter Holdings act as officers of Enstar Communications Corporation.

     PORTLAND TRAIL BLAZERS. On October 7, 1996, the former owner of our Falcon cable systems entered into a letter agreement and a cable television agreement with Trail Blazers Inc. for the cable broadcast in the metropolitan area surrounding Portland, Oregon of pre-season, regular season and playoff basketball games of the Portland Trail Blazers, a National Basketball Association basketball team. Mr. Allen is the 100% owner of the Portland Trail Blazers and Trail Blazers Inc. After the

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acquisition of the Falcon cable systems in November 1999, we continued to operate under the terms of these agreements until their termination on September 30, 2001. Under the letter agreement, Trail Blazers Inc. was paid a fixed fee for each subscriber in areas directly served by the Falcon cable systems. Under the cable television agreement, we shared subscription revenues with Trail Blazers Inc. We paid approximately $1.055 million for the year ended December 31, 2001 in connection with the cable broadcast of Portland Trail Blazers basketball games under the October 1996 cable television agreement.

     On July 1, 2001, Charter Communications Holding Company and Action Sports Cable Network, which is 100% owned by Mr. Allen, entered into a new carriage agreement for a five year term, which became effective on October 1, 2001 with the expiration of the previous agreement. Under the July 2001 carriage agreement, we pay Action Sports a fixed fee for each subscriber receiving the Action Sports programming, which covers sporting events in the Pacific Northwest, including the Portland Trail Blazers, the Seattle Seahawks, a National Football League football team, and the Portland Fire, a Women's National Basketball Association basketball team. For the year ended December 31, 2001, we had paid $382,550 under the July 2001 agreement.

     DIGEO, INC. Vulcan Ventures, an entity controlled by Mr. Allen, owns an approximate 67% interest in digeo, inc. We expect to launch digeo's television-based Internet access service in St. Louis in the second half of 2002. The digeo(TM) product is designed to blend the power of the Internet with the convenience of the television. Through the use of an advanced digital set-top terminal, customers will be able to access Internet-based streaming media on the television, including both local and national news, sports and entertainment. The Internet domain name of customers using this service will be "Charter TV." The digeo(TM) product is a "portal," which is an Internet web site that serves as a user's initial point of entry to the World Wide Web. By offering selected content, services and links to other web sites and a portal guide, it directs users through the World Wide Web. In addition, the portal generates revenues from advertising on its own web pages and by sharing revenues generated by linked or featured web sites. digeo, inc. has a license agreement with Microsoft for software used in the digeo set top companion. Fees under this license agreement are passed on to us through Charter Communications, Inc.'s agreement with digeo.

     On March 5, 2001, Charter Communications, Inc. finalized an exclusive carriage agreement with digeo interactive, LLC, which will function as its television-based Internet portal for an initial six-year period. In connection with the execution of the carriage agreement on March 5, 2001, our wholly-owned subsidiary, Charter Communications Ventures, LLC, received an equity interest in digeo, inc. funded by Vulcan Ventures Incorporated's contribution of approximately $21.2 million, which is subject to a priority return of capital to Vulcan up to the amount so funded. Vulcan also agreed to make, through January 24, 2004, certain additional contributions through DBroadband Holdings, LLC to acquire digeo, inc. equity in order to maintain Charter Venture's pro rata interest in digeo, inc. in the event of certain future digeo, inc. equity financings by the founders of digeo, inc. These additional equity interests will also be subject to a priority return of capital to Vulcan up to the amount so contributed. Pursuant to this obligation, on April 26, 2002 Vulcan Ventures contributed an additional $12.5 million to DBroadband Holdings, which was in turn used to purchase additional equity of digeo, inc. On September 27, 2001, Charter Communications, Inc. and digeo, inc. amended the March 2001 carriage agreement. Pursuant to the amendment, digeo interactive, a subsidiary of digeo, inc., will provide the content for enhanced Wink interactive television services, known as Charter Interactive Channels (known as "i-channels"), to Charter Communications, Inc. In order to provide the i-channels, digeo, inc. sublicensed certain Wink technologies to Charter Communications, Inc. Charter Communications, Inc. will share in the revenues generated by the i-channels. In November 2001, we made this service available to our digital subscribers in Glendale, California, and by March 1, 2002, the i-channels were available to an aggregate of 550,000 digital subscribers. As of March 1, 2002, over 20% of the digital subscribers in these markets were active users of the i-channels, with a per-user average of 12.5 screen views per week. We plan to deploy this service

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aggressively in 2002 and intend to offer the service to over 1.0 million customers by December 31, 2002. Currently, those digital subscribers receiving i-channels receive the service at no additional charge. For the year ended December 31, 2001, we did not receive any payments or shared revenues from digeo. For the year ended December 31, 2001, we recorded a $599,000 loss on our investment in digeo, inc.

     Messrs. Allen, Savoy and Vogel are directors of digeo, inc. Mr. Kent, our former director, served on the board of digeo, inc. Mr. Savoy serves on the compensation committee of digeo, inc. Each of Mr. Savoy and Mr. Vogel owns options to purchase 10,000 shares of digeo, inc. common stock.

     DRUGSTORE.COM. We are party to an advertising agreement with drugstore.com pursuant to which we will carry advertising of drugstore.com. Mr. Allen owns less than 5% of the outstanding equity of drugstore.com and Mr. Savoy acts as a director for drugstore.com.

     MICROSOFT CORPORATION/MSN. In September 2001, Charter Communications Holding Company entered into an agreement with Microsoft Corporation. Pursuant to the agreement with Microsoft, Charter Communications Holding Company introduced for our Charter Pipeline(TM) customers a custom start page that is co-branded with Microsoft's MSN network of websites, with content modules that we provide, including, for example, movie trailers previewing movies on pay-per-view and video-on-demand, as well as television listings. In the second quarter of 2002, we expect to introduce a custom browser that will be co-branded with the MSN browser, and charter.com e-mail. Under the agreement, Microsoft developed the website and will develop the browser. The agreement provides for the provision of an advertising package to Charter Communications Holding Company by Microsoft on the MSN network, the purchase of advertising time by Microsoft on our cable systems, and for certain payments from Microsoft to Charter Communications Holding Company related to the marketing of the product. Microsoft will receive payments from Charter Communications Holding Company for e-mail services hosted by Microsoft and development costs for the website and browser. The agreement also provides that Microsoft and Charter Communications Holding Company will share in the revenue generated from the co-branded site and portions of the browser. Mr. Allen owns approximately 2.1% of the outstanding equity of Microsoft.

     ADC TELECOMMUNICATIONS INC. We and Charter Communications Holding Company purchase certain equipment for use in our business from ADC Telecommunications, which provides broadband access and network equipment. Mr. Wangberg acts as a director for ADC Telecommunications.

     This section includes forward-looking statements regarding, among other things, our plans, strategies and prospects. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this section may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimate," and "potential," among others. Among these risks, uncertainties and assumptions are those specified in "-- Certain Trends and Uncertainties" and in the "Risk Factors" sections. We refer you to these sections, as well as to "Forward-Looking Statements."

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                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following description of the indebtedness is qualified in its entirety by reference to the relevant credit facilities, indentures and related documents governing the debt.

EXISTING CREDIT FACILITIES

     CHARTER OPERATING CREDIT FACILITIES. On March 18, 1999, Charter Operating entered into senior secured credit facilities, which were amended and restated on January 3, 2002. The following description reflects the amendment and restatement. Obligations under the Charter Operating credit facilities are guaranteed by Charter Operating's parent, Charter Holdings, and by Charter Operating's subsidiaries. The obligations under the Charter Operating credit facilities are secured by pledges by Charter Operating of intercompany obligations and the ownership interests of Charter Operating and its subsidiaries, but are not secured by the other assets of Charter Operating or its subsidiaries. The obligations under the Charter Operating credit facilities are also secured by pledges of intercompany obligations and the ownership interests of Charter Holdings in Charter Operating, but are not secured by the other assets of Charter Holdings.

     The Charter Operating credit facilities provide for borrowings of up to $5.2 billion consisting of:

     - two reducing revolving facilities, including an existing reducing revolving facility and an amended reducing revolving facility, in the aggregate amount of $1.34 billion;

     - two Term A loans, including an existing Term A loan and an amended Term A loan, in the aggregate amount of $1.11 billion; and

     - two Term B loans in the aggregate amount of $2.75 billion.

     The Charter Operating credit facilities provide for the amortization of the principal amount of the existing Term A loan facility and the reduction of the existing revolving facility beginning on June 30, 2002 with respect to the existing Term A loan and on March 31, 2004 with respect to the existing reducing revolving facility, with a final maturity date, in each case, of September 18, 2007. The amended Term A loan and the amended reducing revolving facility will begin to amortize and reduce, respectively, on September 30, 2005, with a final maturity of September 18, 2007. The amortization of the principal amount of the Term B loan facilities is substantially "back-ended," with more than 90% of the principal balance due in the year of maturity. The final maturity date of the initial $1.85 billion under the Term B loan is March 2008, and the final maturity date of the $900.0 million under the incremental Term B loan is September 18, 2008. At the option of the lenders, incremental credit facilities in the amount of $100.0 million may be available. Incremental facilities may not amortize more quickly than the reducing revolving facilities or the Term A loan facilities, and may not have a final maturity date earlier than six months after the maturity date of the initial Term B loan facility.

     The Charter Operating credit facilities also contain provisions requiring mandatory loan prepayments under some circumstances, such as when significant amounts of assets are sold and the proceeds are not promptly reinvested in assets useful in the business of Charter Operating. In the event that any existing Charter Holdings notes or other long term indebtedness of Charter Holdings, including the notes, remain outstanding on the date which is six months prior to the scheduled final maturity, the term loans under the Charter Operating credit facility will mature and the revolving credit facilities will terminate on such date.

     The Charter Operating credit facilities provide Charter Operating with two interest rate options, to which a margin is added: a base rate option, generally the "prime rate" of interest; and an interest

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rate option based on the interbank Eurodollar rate. Interest rate margins for the Charter Operating credit facilities depend upon performance measured by a leverage ratio, which is the ratio of indebtedness to annualized quarterly operating cash flow. This leverage ratio is based on the debt of Charter Operating and its subsidiaries. The interest rate margins for the Charter Operating credit facilities are as follows:

     - with respect to the revolving facilities and the Term A loans, the margin ranges from 1.5% to 2.25% for Eurodollar loans and from 0.50% to 1.25% for base rate loans; and

     - with respect to the Term B loan, the margin ranges from 2.50% to 2.75% for Eurodollar loans and from 1.50% to 1.75% for base rate loans.

     The Charter Operating credit facilities contain representations and warranties, affirmative and negative covenants, information requirements, events of default and financial covenants. The events of default include a cross-default provision that is triggered by the failure of Charter Operating, Charter Holdings or Charter Operating's subsidiaries to make payment on debt with an outstanding total principal amount exceeding $50.0 million, the acceleration of debt of this amount prior to its maturity or the failure to comply with specified covenants. The financial covenants, which are generally tested on a quarterly basis, measure performance against standards set for leverage, debt service coverage, and operating cash flow coverage of cash interest expense.

     The Charter Operating credit facilities also contain a change of control provision, making it an event of default, and permitting acceleration of the debt, in the event that either:

     - Mr. Allen, including his estate, heirs and related entities, fails to maintain, directly or indirectly, at least 51% voting interest in Charter Operating, or ceases to own of record or beneficially, directly or indirectly, at least 25% of the equity interests in Charter Operating;

     - a change of control or similar defined term occurs under the indentures governing the publicly held notes of Charter Holdings, including the notes or any other agreement governing debt of Charter Holdings or Charter Operating having an aggregate principal outstanding amount in excess of $50.0 million; or

     - Charter Operating ceases to be a wholly-owned subsidiary of Charter Holdings.

     The various negative covenants place limitations on the ability of Charter Holdings, Charter Operating and their subsidiaries to, among other things:

     - incur debt;

     - pay dividends or make other distributions;

     - grant liens;

     - make acquisitions;

     - make investments or sell assets; or

     - enter into transactions with affiliates.

     Distributions under the Charter Operating credit facilities to Charter Holdings to pay interest on the March 1999 Charter Holdings notes, the January 2000 Charter Holdings notes, the January 2001 Charter Holdings notes, the May 2001 Charter Holdings notes and the notes are generally permitted, provided Charter Operating's cash flow for the four complete quarters preceding the distribution exceeds 1.75 times its cash interest expense, including the amount of such distribution. In each case,

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such distributions to Charter Holdings are not permitted during the existence of a default under the Charter Operating credit facilities.

     As of December 31, 2001, outstanding borrowings under the Charter Operating credit facilities were approximately $4.1 billion, and unused availability was $855.0 million. After giving effect to the January 2002 amendment to the Charter Operating credit facilities, unused availability would have been $1.06 billion. As of December 31, 2001, after giving effect to the January 2002 amendment of the Charter Operating credit facilities and pro forma for the High Speed Access and the completed Enstar Limited Partnership transactions and the issuance and sale of the original notes and the application of the net proceeds therefrom, outstanding borrowings would have been $3.68 billion and unused availability would have been $1.48 billion.

     CC VII CREDIT FACILITIES. In connection with the acquisition of the Falcon entities (n/k/a CC VII), we amended and restated the CC VII credit agreement effective as of November 12, 1999 and further amended and restated the CC VII credit agreement on September 26, 2001. The obligations under the CC VII credit facilities are guaranteed by the direct parent of Falcon Cable Communications, Charter Communications VII, LLC, and by the subsidiaries of Falcon Cable Communications. The obligations under the CC VII credit facilities are secured by pledges of the ownership interests and intercompany obligations of Falcon Cable Communications and its subsidiaries, but are not secured by other assets of Falcon Cable Communications or its subsidiaries.

     The CC VII credit facilities currently permit maximum borrowings of $1.34 billion consisting of the following:

     - a reducing revolving facility of up to approximately $77.7 million;

     - a term loan B in the current principal amount of approximately $194.0 million;

     - a term loan C in the current principal amount of approximately $291.0 million;

     - a reducing restatement revolving facility of up to of $670.0 million; and

     - a reducing supplemental revolving facility of up to of $110.0 million.

     In addition to the above, the CC VII credit facilities provide for, at the option of the lenders, supplemental credit facilities for up to $486.4 million. These supplemental credit facilities are available, subject to the borrower's ability to obtain additional commitments from the lenders. The terms of such additional borrowings are subject to certain restrictions that may be no more materially restrictive than the provisions of the CC VII credit facilities and will be determined at the time of borrowing.

     The revolving facility and the supplemental revolving facility reduce quarterly beginning in 2001 and 2003, respectively, until each facility matures on December 29, 2006 and December 31, 2007, respectively. The term loan B and term loan C facilities amortize beginning in 1999 and mature on June 29, 2007 and December 31, 2007, respectively. The restatement revolving facilities amortize beginning in March 2005 and mature in June 2007.

     The CC VII credit facilities also contain provisions requiring mandatory loan prepayments under certain circumstances, such as when significant amounts of assets are sold and the proceeds are not promptly reinvested in assets useful in the business of Falcon Cable Communications.

     The CC VII credit facilities provide Falcon Cable Communications with two interest rate options, to which a margin is added: a base rate option, generally the "prime rate" of interest; and an interest rate option based on the interbank Eurodollar rate. Interest rates for these credit facilities, as well as a fee payable on unborrowed amounts available thereunder, depend upon performance

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measured by a "leverage ratio" which is the ratio of indebtedness to annualized quarterly operating cash flow. This leverage ratio is based on the debt of Falcon Cable Communications and its subsidiaries. The interest rate margins for the CC VII credit facilities are as follows:

     - with respect to the revolving loan facility, the margin ranges from 1.0% to 2.0% for Eurodollar loans and from 0.0% to 1.0% for base rate loans;

     - with respect to Term Loan B, the margin ranges from 1.75% to 2.25% for Eurodollar loans and from 0.75% to 1.25% for base rate loans;

     - with respect to Term Loan C, the margin ranges from 2.25% to 2.5% for Eurodollar loans and from 1.25% to 1.5% for base rate loans; and

     - with respect to the restatement revolving facility and the supplemental facility, the margin ranges from 2.0% to 2.25% for Eurodollar loans and from 1% to 1.25% for base rate loans.

     The CC VII credit facilities contain representations and warranties, affirmative and negative covenants, information requirements, events of default and financial covenants. The events of default for the CC VII credit facilities include a cross-default provision that is triggered by, among other things, the failure to make payment relating to specified outstanding debt of Falcon Cable Communications, its direct and indirect parent companies, CC VII Holdings, LLC and Charter Communications VII, or specified subsidiary guarantors in a total amount of principal and accrued interest exceeding $10.0 million, the acceleration of debt of this amount prior to its maturity or the failure to comply with specified covenants. The financial covenants, which are generally tested on a quarterly basis, measure performance against standards set for leverage, debt service coverage, and operating cash flow coverage of cash interest expense.

     The CC VII credit facilities also contain a change of control provision, making it an event of default, and permitting acceleration of the debt, in the event that either:

     - Mr. Allen, including his estate, heirs and related entities, fails to maintain, directly or indirectly, at least 51% voting interest in Falcon Cable Communications, or ceases to own of record or beneficially, directly or indirectly, at least 25% of the equity interests in Falcon Communications Company;

     - a change of control or similar defined term shall occur in any agreement governing debt of Charter Communications VII.

     The various negative covenants place limitations on the ability of Falcon Cable Communications and its subsidiaries to, among other things:

     - incur debt;

     - pay dividends or make other distributions;

     - grant liens;

     - make acquisitions;

     - make investments or sell assets; or

     - enter into transactions with affiliates.

     Distributions under the CC VII credit facilities to Charter Holdings to pay interest on the March 1999, the January 2000, the January 2001 and the May 2001 Charter Holdings notes and the notes are generally permitted, provided Falcon Cable Communications' cash flow for the most recent

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fiscal quarter preceding the distribution exceeds 1.75 times its cash interest expense, including the amount of such distribution. Distributions to Charter Holdings are also permitted if Falcon Cable Communications meets specified financial ratios. In each case, such distributions to Charter Holdings are not permitted during the existence of a default under the CC VII credit facilities.

     As of December 31, 2001, outstanding borrowings under the CC VII credit facilities were approximately $582.0 million, and unused availability was approximately $760.7 million. As of December 31, 2001, pro forma for the High Speed Access and the completed Enstar Limited Partnership transactions and the issuance and sale of the original notes and the application of the net proceeds therefrom, outstanding borrowings would have been $485.0 million and unused availability would have been $857.7 million.

     CC VI OPERATING CREDIT FACILITIES. In connection with the acquisition of the Fanch entities on November 12, 1999, CC VI Operating Company, LLC, the parent company of the CC VI Operating cable systems, entered into senior secured credit facilities. The obligations under the CC VI Operating credit facilities are guaranteed by CC VI Operating's parent, CC VI Holdings, LLC, and by the subsidiaries of CC VI Operating. The obligations under the CC VI Operating credit facilities are secured by pledges of the ownership interests and intercompany obligations of CC VI Operating and its subsidiaries, but are not secured by other assets of CC VI Operating or its subsidiaries.

     The CC VI Operating credit facilities currently permit maximum borrowings of $1.2 billion, consisting of:

     - a reducing revolving facility of up to approximately $350.0 million;

     - a term loan A in the principal amount of approximately $450.0 million;
       and

     - a term loan B in the principal amount of approximately $400.0 million.

     The revolving facility begins reducing in 2004 and will reduce every quarter thereafter until its maturity in May 2008. The term loan A and term loan B facilities amortize beginning in 2003 and mature in May 2008 and November 2008, respectively.

     In addition to the foregoing, the CC VI Operating credit facilities provide for supplemental credit facilities in the maximum amount of $300.0 million. These supplemental credit facilities may be in the form of an additional term loan or an aggregate increase in the amount of the term loan A or the revolving facility. These supplemental credit facilities are available, subject to the borrower's ability to obtain additional commitments from lenders. The amortization of the additional term loans under the supplemental credit facilities prior to May 2009 is limited to 1% per annum of the aggregate principal amount of such additional term loans.

     The CC VI Operating credit facilities also contain provisions requiring mandatory loan prepayments under specific circumstances, including when significant amounts of assets are sold and the proceeds are not promptly reinvested in assets useful in the business of CC VI Operating.

     The CC VI Operating credit facilities provide CC VI Operating with the following two interest rate options, to which a margin is added: a base rate option, generally the prime rate of interest; and an interest rate option rate based on the interbank Eurodollar rate. Interest rates for the CC VI Operating credit facilities, as well as a fee payable on unborrowed amounts available thereunder, depend upon performance measured by a leverage ratio, which is the ratio of indebtedness to

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annualized quarterly operating cash flow. This leverage ratio is based on the debt of CC VI Operating and its subsidiaries. The interest rate margins for the CC VI Operating credit facilities are as follows:

     - with respect to the revolving loan facility and term loan A, the margin ranges from 1.0% to 2.25% for Eurodollar loans and from 0.0% to 1.25% for base rate loans; and

     - with respect to term loan B, the margin ranges from 2.50% to 3.00% for Eurodollar loans and from 1.50% to 2.00% for base rate loans.

     The CC VI Operating credit facilities contain representations and warranties, affirmative and negative covenants, information requirements, events of default and financial covenants. The events of default for the CC VI Operating credit facilities include a cross-default provision that is triggered by the failure to make payment on debt of CC VI Operating, CC VI Holdings and the subsidiaries of CC VI Operating in a total amount of $25.0 million, the acceleration of debt of this amount prior to its maturity or the failure to comply with specified covenants. The financial covenants, which are generally tested on a quarterly basis, measure performance against standards set for leverage, debt service coverage, and operating cash flow coverage of cash interest expense.

     The CC VI Operating credit facilities also contain a change of control provision, making it an event of default, and permitting acceleration of the debt, in the event of any of the following:

     - Mr. Allen, including his estate, heirs and related entities, fails to maintain, directly or indirectly, at least 51% voting interest in CC VI Operating, or ceases to own of record or beneficially, directly or indirectly, at least 25% of the equity interests in CC VI Operating;

     - CC VI Operating is no longer a direct or indirect subsidiary of Charter Communications Holding Company; or

     - A change of control occurs under specified indebtedness of CC VI Holdings, CC VI Operating or CC VI Operating's subsidiaries.

     Various negative covenants place limitations on the ability of CC VI Operating and its subsidiaries to, among other things:

     - incur debt;

     - pay dividends or make other distributions;

     - grant liens;

     - make acquisitions;

     - make investments or sell assets; or

     - enter into transactions with affiliates.

     Distributions under the CC VI Operating credit facilities to pay interest on the notes, and the March 1999, January 2000, January 2001 and May 2001 Charter Holdings notes are generally permitted, provided CC VI Operating's cash flow for the four complete quarters preceding the distribution exceeds 1.75 times its cash interest expense, including the amount of such distribution. Distributions to Charter Holdings will also be permitted if CC VI Operating meets specified financial ratios. In each case, such distributions to Charter Holdings are not permitted during the existence of a default under the CC VI Operating credit facilities.

     As of December 31, 2001, outstanding borrowings under the CC VI Operating credit facilities were approximately $901.0 million, and unused availability was $299.0 million. As of December 31,

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2001, pro forma for the High Speed Access and the completed Enstar Limited
Partnership transactions and the issuance and sale of the original notes and the application of the net proceeds therefrom, outstanding borrowings would have been $825.0 million and unused availability would have been $375.0 million.

     CC VIII (BRESNAN) CREDIT FACILITIES. In connection with the CC VIII (Bresnan) acquisition on February 14, 2000, our subsidiary, CC VIII Operating, LLC (formerly Bresnan Telecommunications Company, LLC) amended and restated its previous senior secured credit facilities. We amended and restated these facilities again on January 2, 2001 in connection with the Bresnan/Avalon combination and on January 3, 2002. The following description reflects the amendment and restatement.

     The obligations under the CC VIII Operating credit facilities are guaranteed by the parent company of CC VIII Operating, CC VIII Holdings, LLC (formerly Bresnan Communications Group LLC), and by the subsidiaries of CC VIII Operating. The obligations under the CC VIII Operating credit facilities are secured by pledges of the ownership interests and intercompany obligations of CC VIII Operating and its subsidiaries, but are not secured by other assets of CC VIII Operating or its subsidiaries. The CC VIII Operating credit facilities are also secured by a pledge of CC VIII Holdings' equity interest in CC VIII Operating and intercompany obligations with respect to CC VIII Operating.

     The CC VIII Operating credit facilities provide for borrowings of up to $1.55 billion, consisting of:

     - two reducing revolving facilities, one existing and one amended, of up to an aggregate of $550.0 million;

     - two Term A term loan facilities in the aggregate amount of $500.0 million; and

     - a Term B term loan facility in the amount of $500.0 million.

     The CC VIII Operating credit facilities provide for the amortization of the principal amount of the Term A loan facilities and the quarterly reduction of the existing revolving loan facility beginning March 31, 2002, with a final maturity date of June 30, 2007. The amended reducing revolving facility begins reducing in September 2005, with a final maturity date of June 30, 2007. The amortization of the Term B loan facilities is substantially "back-ended," with more than 90% of the principal balance due on the final maturity date of February 2, 2008. The CC VIII Operating credit facilities also provide for an incremental facility of up to a total $300.0 million, which are conditioned upon receipt of additional commitments from lenders. If the incremental facilities become available, they may not amortize more quickly than the reducing revolving loan facility or the Term A loan facilities, and may not have a final maturity date earlier than six calendar months after the maturity date of the Term B loan facilities.

     The CC VIII Operating credit facilities provide the following two interest rate options, to which a margin is added: a base rate, generally the "prime rate" of interest; and an interest rate option based on the interbank Eurodollar rate. Interest rate margins for the CC VIII Operating credit facilities depend upon performance measured by a leverage ratio, which is the ratio of total debt to annualized quarterly operating cash flow. The leverage ratio is based on the debt of CC VIII Operating and its subsidiaries. The interest rate margins for the CC VIII Operating credit facilities are as follows:

     - with respect to the Term A loan facilities, the margin ranges from 0.75% to 2.25% for Eurodollar loans and from 0.0% to 1.25% for base rate loans;

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     - with respect to the revolving loan facilities, the margin ranges from
       1.5% to 2.25% for Eurodollar loans and from 0.5% to 1.25% for base rate loans; and

     - with respect to the Term B loan facility, the margin ranges from 2.5% to 2.75% for Eurodollar loans and from 1.5% to 1.75% for base rate loans.

     The CC VIII Operating credit facilities contain various representations and warranties, affirmative and negative covenants, information requirements, events of default and financial covenants. The events of default for the CC VIII Operating credit facilities include a cross-default provision that is triggered by, among other things, the failure to make payment on the debt of CC VIII Operating, its subsidiaries and CC VIII Holdings in a total amount in excess of $25.0 million, the acceleration of debt of this amount prior to its maturity or failure to comply with specified covenants. The financial covenants, which are generally tested on a quarterly basis, measure performance against standards set for leverage, debt service coverage, and operating cash flow coverage of cash interest expense.

     Certain negative covenants place limitations on the ability of CC VIII Operating and its restricted subsidiaries to, among other things:

     - incur debt;

     - pay dividends or make other distributions;

     - grant liens;

     - make acquisitions;

     - make investments or sell assets; or

     - enter into transactions with affiliates.

     The CC VIII Operating credit facilities contain a change in control provision making it an event of default permitting acceleration of the debt in the event of any of the following:

     - Mr. Allen, including his estate, heirs and related entities, fails to maintain, directly or indirectly, at least 51% voting interest in CC VIII Operating, or ceases to own of record or beneficially, directly or indirectly, at least 25% of the equity interests of CC VIII Operating;

     - a change of control or similar defined term shall occur in any agreement governing debt of CC VIII Holdings or CC VIII Operating, and such debt is at least in the amount of $25.0 million;

     - Charter Communications Holding Company shall cease to own, directly or indirectly, at least 51% of the equity interests in CC VIII Operating; or

     - CC VIII Operating shall cease to be a direct wholly owned subsidiary of CC VIII Holdings.

     Distributions under the CC VIII Operating credit facilities to Charter Holdings to pay interest on the notes and the March 1999, January 2000, January 2001 and May 2001 Charter Holdings notes are generally permitted, provided the borrower's consolidated cash flow for the four complete quarters preceding the distribution exceeds 1.75 times its cash interest expense, including the amount of such distribution. Other distributions to Charter Holdings are also conditioned on the borrower meeting specified financial ratios. In each case, such distributions to Charter Holdings are not permitted during the existence of a default under the CC VIII Operating credit facilities. Distributions to Charter Holdings to pay interest on the notes and the March 1999, January 2000, January 2001 and

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May 2001 Charter Holdings notes are also subject to the restricted payment provisions contained in the indenture for the 11.875% notes of CC V Holdings, LLC, the parent of CC VIII Operating.

     As of December 31, 2001, outstanding borrowings under the CC VIII Operating credit facilities were approximately $1.1 billion and, unused availability was $368.0 million. After giving effect to the January 2002 amendment to the CC VIII Operating credit facilities, unused availability would have been $468.0 million. As of December 31, 2001, after giving effect to the January 2002 amendment of the CC VIII Operating credit facilities and pro forma for the High Speed Access and the completed Enstar Limited Partnership transactions and the issuance and sale of the original notes and the application of the net proceeds therefrom, outstanding borrowings would have been $975.0 million and unused availability would have been $575.0 million.

EXISTING PUBLIC DEBT

     MARCH 1999 CHARTER HOLDINGS NOTES. The March 1999 Charter Holdings notes were issued under three separate indentures, each dated as of March 17, 1999, among Charter Holdings and Charter Capital, as the issuers, and BNY Midwest Trust Company, as trustee. Charter Holdings and Charter Capital exchanged these notes for new March 1999 Charter Holdings notes with substantially similar terms, except that the new March 1999 Charter Holdings notes are registered under the Securities Act of 1933 and, therefore, do not bear legends restricting their transfer.

     The March 1999 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. The March 1999 8.250% Charter Holdings notes mature on April 1, 2007, and as of December 31, 2001, there was $600.0 million in total principal amount outstanding. The March 1999 8.625% Charter Holdings notes mature on April 1, 2009 and as of December 31, 2001, there was $1.5 billion in total principal amount outstanding. The March 1999 9.920% Charter Holdings notes mature on April 1, 2011, with an aggregate principal amount at maturity of $1.475 billion. As of December 31, 2001, the total accreted value was $1.2 billion. Cash interest on the March 1999 9.920% Charter Holdings notes will not accrue prior to April 1, 2004.

     The March 1999 Charter Holdings notes are senior debts of Charter Holdings and Charter Capital. They rank equally with the current and future unsecured and unsubordinated debt of Charter Holdings, including the January 2000, January 2001 and May 2001 Charter Holdings notes.

     Charter Holdings and Charter Capital will not have the right to redeem the March 1999 8.250% Charter Holdings notes prior to their maturity date on April 1, 2007. Before April 1, 2002, Charter Holdings and Charter Capital may redeem up to 35% of each of the March 1999 8.625% Charter Holdings notes and the March 1999 9.920% Charter Holdings notes, in each case, at a premium with the proceeds of certain offerings of equity securities. In addition, on or after April 1, 2004, Charter Holdings and Charter Capital may redeem some or all of the March 1999 8.625% Charter Holdings notes and the March 1999 9.920% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of March 1999 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after April 1, 2007.

     In the event of a specified change of control event, Charter Holdings and Charter Capital must offer to repurchase any then outstanding March 1999 Charter Holdings notes at 101% of their principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

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

     The indentures governing the March 1999 Charter Holdings notes contain certain covenants that restrict the ability of Charter Holdings and Charter Capital and their restricted subsidiaries to:

     - incur additional debt;

     - pay dividends on stock or repurchase stock;

     - grant liens;

     - make investments;

     - sell all or substantially all of our assets or merge with or into other companies;

     - sell assets;

     - in the case of restricted subsidiaries, create or permit to exist dividend or payment restrictions with respect to us; and

     - engage in certain transactions with affiliates.

     JANUARY 2000 CHARTER HOLDINGS NOTES. The January 2000 Charter Holdings notes were issued under three separate indentures, each dated as of January 12, 2000, among Charter Holdings and Charter Capital, as the issuers, and BNY Midwest Trust Company, as trustee. In June 2000, Charter Holdings and Charter Capital exchanged these notes for new January 2000 Charter Holdings notes, with substantially similar terms, except that the new January 2000 Charter Holdings notes are registered under the Securities Act of 1933 and, therefore, do not bear legends restricting their transfer.

     The January 2000 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. The January 2000 10.00% Charter Holdings notes mature on April 1, 2009, and as of December 31, 2001, there was $675.0 million in total principal amount of these notes outstanding. The January 2000 10.25% Charter Holdings notes mature on January 15, 2010 and as of December 31, 2001, there was $325.0 million in total principal amount of these notes outstanding. The January 2000 11.75% Charter Holdings notes mature on January 15, 2010, with an aggregate principal amount at maturity of $532.0 million. As of December 31, 2001, the total accreted value of these notes was approximately $376.1 million. Cash interest on the January 2000 11.75% Charter Holdings notes will not accrue prior to January 15, 2005.

     The January 2000 Charter Holdings notes are senior debts of Charter Holdings and Charter Capital. They rank equally with the current and future unsecured and unsubordinated debt of Charter Holdings, including the March 1999, January 2001, and May 2001 Charter Holdings notes.

     Charter Holdings and Charter Capital will not have the right to redeem the January 2000 10.00% Charter Holdings notes prior to their maturity date on April 1, 2009. Before January 15, 2003, Charter Holdings and Charter Capital may redeem up to 35% of the January 2000 10.25% Charter Holdings notes and the January 2000 11.75% Charter Holdings notes, in each case, at a premium with the proceeds of certain offerings of equity securities. In addition, on or after January 15, 2005, Charter Holdings and Charter Capital may redeem some or all of the January 2000 10.25% Charter Holdings notes and the January 2000 11.75% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of the January 2000 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after January 15, 2008.

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     In the event of a specified change of control event, Charter Holdings and
Charter Capital must offer to repurchase any then outstanding January 2000 Charter Holdings notes at 101% of their aggregate principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

     The indentures governing the January 2000 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999 Charter Holdings notes.

     JANUARY 2001 CHARTER HOLDINGS NOTES. The January 2001 Charter Holdings notes were issued under three separate indentures, each dated as of January 10, 2001, each among Charter Holdings and Charter Capital, as the issuers, and BNY Midwest Trust Company, as trustee. In March 2001, Charter Holdings and Charter Capital exchanged these notes for new January 2001 Charter Holdings notes, with substantially similar terms, except that the new January 2001 Charter Holdings notes are registered under the Securities Act of 1933 and, therefore, do not bear legends restricting their transfer, registration rights or provisions for special interest.

     The January 2001 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. The January 2001 10.750% Charter Holdings notes mature on October 1, 2009, and as of December 31, 2001, there was $900.0 million in total principal amount of these notes outstanding. The January 2001 11.125% Charter Holdings notes mature on January 15, 2011 and as of December 31, 2001, there was $500.0 million in total principal amount outstanding. The January 2001 13.500% Charter Holdings notes mature on January 15, 2011 with an aggregate principal amount at maturity of $675.0 million. As of December 31, 2001, the total accreted value of these 13.500% notes was approximately $398.3 million. Cash interest on the January 2001 13.500% Charter Holdings notes will not accrue prior to January 15, 2006.

     The January 2001 Charter Holdings notes are senior debts of Charter Holdings and Charter Capital. They rank equally with the current and future unsecured and unsubordinated debt of Charter Holdings, including the March 1999, January 2000 and May 2001 Charter Holdings notes.

     Charter Holdings and Charter Capital will not have the right to redeem the January 2001 10.750% Charter Holdings notes prior to their maturity date on October 1, 2009. Before January 15, 2004, Charter Holdings and Charter Capital may redeem up to 35% of the January 2001 11.125% Charter Holdings notes and the January 2001 13.500% Charter Holdings notes, in each case at a premium, with the proceeds of certain offerings of equity securities. In addition, on or after January 15, 2006, Charter Holdings and Charter Capital may redeem some or all of the January 2001 11.125% Charter Holdings notes and the January 2001 13.500% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of the January 2001 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after January 15, 2009.

     In the event of a specified change of control event, Charter Holdings and Charter Capital must offer to repurchase any then outstanding January 2001 Charter Holdings notes at 101% of their aggregate principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

     The indentures governing the January 2001 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999 and January 2000 Charter Holdings notes.

     MAY 2001 CHARTER HOLDINGS NOTES. The May 2001 Charter Holdings notes were issued under three separate indentures, each among Charter Holdings and Charter Capital, as the issuers, and BNY Midwest Trust Company, as trustee. In September 2001, Charter Holdings and Charter Capital exchanged substantially all of these notes for new May 2001 Charter Holdings notes, with

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substantially similar terms, except that the new May 2001 Charter Holdings notes are registered under the Securities Act of 1933 and, therefore, do not bear legends restricting their transfer.

     The May 2001 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. The May 2001 9.625% Charter Holdings notes mature on November 15, 2009, and as of December 31, 2001, there was $350.0 million in total principal amount outstanding. The eight-year senior notes have terms substantially identical to those of the May 2001 9.625% Charter Holdings notes and, after the issuance of the new notes, these notes will trade as a single class with the May 2001 9.625% Charter Holdings notes that were exchanged for registered May 2001 9.625% Charter Holdings notes. The May 2001 10.000% Charter Holdings notes mature on May 15, 2011 and as of December 31, 2001, there was $575.0 million in total principal amount outstanding. The ten-year senior notes have terms substantially identical to those of the May 2001 10.000% Charter Holdings notes and, after the issuance of the new notes, these notes will trade as a single class with the May 2001 10.000% Charter Holdings notes that were exchanged for registered May 2001 10.000% Charter Holdings notes. The May 2001 11.750% Charter Holdings notes mature on May 15, 2011, with an aggregate principal amount at maturity of $1.0 billion. As of December 31, 2001, the total accreted value of the 11.750% notes was approximately $618.1 million. Cash interest on the May 2001 11.750% Charter Holdings notes will not accrue prior to May 15, 2006.

     The May 2001 Charter Holdings notes are senior debts of Charter Holdings and Charter Capital. They rank equally with the current and future unsecured and unsubordinated debt of Charter Holdings, including the March 1999, January 2000 and January 2001 Charter Holdings notes.

     Charter Holdings and Charter Capital will not have the right to redeem the May 2001 9.625% Charter Holdings notes prior to their maturity date on November 15, 2009. Before May 15, 2004, Charter Holdings and Charter Capital may redeem up to 35% of the May 2001 10.000% Charter Holdings notes and the May 2001 11.750% Charter Holdings notes, in each case, at a premium with proceeds of certain offerings of equity securities. In addition, on or after May 15, 2006, Charter Holdings and Charter Capital may redeem some or all of the May 2001 10.000% Charter Holdings notes and the May 2001 11.750% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of the May 2001 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after May 15, 2009.

     In the event of a specified change of control event, Charter Holdings and Charter Capital must offer to repurchase any then outstanding May 2001 Charter Holdings notes at 101% of their aggregate principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

     The indentures governing the May 2001 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999, January 2000 and January 2001 Charter Holdings notes.

     RENAISSANCE NOTES. The 10% senior discount notes due 2008 were issued by Renaissance Media (Louisiana) LLC, Renaissance Media (Tennessee) LLC and Renaissance Media Holdings Capital Corporation, with Renaissance Media Group LLC as guarantor and the United States Trust Company of New York as trustee. Renaissance Media Group LLC, which is the direct or indirect parent company of these issuers, is now a subsidiary of Charter Operating. The Renaissance 10% notes and the Renaissance guarantee are unsecured, unsubordinated debt of the issuers and the guarantor, respectively. In October 1998, the issuers of the Renaissance notes exchanged $163.2 million of the original issued and outstanding Renaissance notes for an equivalent value of new Renaissance notes. The form and terms of the new Renaissance notes are the same in all material

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respects as the form and terms of the original Renaissance notes except that the issuance of the new Renaissance notes was registered under the Securities Act of 1933.

     There will not be any payment of interest in respect of the Renaissance notes prior to October 15, 2003. Interest on the Renaissance notes shall be paid semi-annually in cash at a rate of 10% per annum beginning on October 15, 2003. The Renaissance notes are redeemable at the option of the issuers thereof, in whole or in part, at any time on or after April 15, 2003, initially at 105% of their principal amount at maturity, plus accrued interest, declining to 100% of the principal amount at maturity, plus accrued interest, on or after April 15, 2006. In addition, at any time prior to April 15, 2001, the issuers of the Renaissance notes may redeem up to 35% of the original total principal amount at maturity of the Renaissance notes with the proceeds of one or more sales of equity interests at 110% of their accreted value on the redemption date, provided that after any such redemption at least $106.0 million total principal amount at maturity of Renaissance notes remains outstanding.

     Our acquisition of Renaissance triggered change of control provisions of the Renaissance notes that required us to offer to purchase the Renaissance notes at a purchase price equal to 101% of their accreted value on the date of the purchase, plus accrued interest, if any. In May 1999, we made an offer to repurchase the Renaissance notes, and holders of Renaissance notes representing 30% of the total principal amount outstanding at maturity tendered their Renaissance notes for repurchase.

     The indentures governing the Renaissance 10% notes contain certain covenants that restrict the ability of the issuers of the Renaissance notes and their restricted subsidiaries to:

     - incur additional debt;

     - grant liens;

     - engage in sale-leaseback transactions;

     - pay dividends or make other distributions in respect of their equity interests;

     - redeem capital stock;

     - make investments or certain other restricted payments;

     - sell assets;

     - issue or sell capital stock of restricted subsidiaries;

     - enter into transactions with shareholders or affiliates; and

     - effect a consolidation or merger.

     The Renaissance notes contain events of default that include a cross-default provision triggered by the failure of Renaissance Media Group LLC or any of its specified subsidiaries to make payment on debt at maturity with a total principal amount of $10.0 million or more or the acceleration of debt of this amount prior to maturity.

     As of December 31, 2001, there was outstanding $114.4 million total principal amount at maturity of Renaissance notes, with an accreted value of $103.6 million.

     CC V HOLDINGS NOTES. On December 10, 1998, CC V Holdings, LLC, formerly known as Avalon Cable LLC, and CC V Holdings Finance, Inc. (formerly Avalon Cable Holdings Finance, Inc.) jointly issued $196.0 million total principal amount at maturity of 11.875% senior discount notes due 2008. On July 22, 1999, the issuers exchanged $196.0 million of the original issued and

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

outstanding CC V Holdings notes for an equivalent amount of new CC V Holdings notes. The form and terms of the new CC V Holdings notes are substantially identical to the original CC V Holdings notes except that they are registered under the Securities Act of 1933 and, therefore, are not subject to the same transfer restrictions.

     There will be no current payments of cash interest on the CC V Holdings notes before December 1, 2003. The CC V Holdings notes accrete in value at a rate of 11.875% per annum, compounded semi-annually, to an aggregate principal amount of $196.0 million on December 1, 2003. After December 1, 2003, cash interest on the CC V Holdings notes:

     - will accrue at the rate of 11.875% per year on the principal amount at maturity; and

     - will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 2004.

     On December 1, 2003, the issuers of the CC V Holdings notes will be required to redeem an amount equal to $369.79 per $1,000 in principal amount at maturity of each CC V Holdings note, on a pro rata basis, at a redemption price of 100% of the principal amount then outstanding at maturity of the CC V Holdings notes so redeemed.

     On or after December 1, 2003, the issuers of the CC V Holdings notes may redeem the CC V Holdings notes, in whole or in part, at a specified premium. The optional redemption price declines to 100% of the principal amount of the CC V Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemptions on or after December 1, 2006. Before December 1, 2001, the issuers may redeem up to 35% of the total principal amount at maturity of the CC V Holdings notes with the proceeds of one or more equity offerings and/or equity investments.

     In the event of specified change of control events, holders of the CC V Holdings notes have the right to sell their CC V Holdings notes to the issuers of the CC V Holdings notes at 101% of:

     - the accreted value of the CC V Holdings notes in the case of repurchases of CC V Holdings notes prior to December 1, 2003; or

     - the total principal amount of the CC V Holdings notes in the case of repurchases of CC V Holdings notes on or after December 1, 2003, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

     Our acquisition of CC V Holdings triggered this right. On December 3, 1999, we commenced a change of control repurchase offer with respect to the CC V Holdings notes. In January 2000, we completed change of control offers in which we repurchased $16.3 million aggregate principal amount of the 11.875% notes at a purchase price of 101% of accreted value as of January 28, 2000. The aggregate repurchase price of $10.5 million was funded with proceeds of the sale of the January 2000 Charter Holdings notes.

     Among other restrictions, the indenture governing the CC V Holdings notes limits the ability of the issuers and their specified subsidiaries to:

     - incur additional debt;

     - pay dividends or make other specified restricted payments;

     - grant liens;

     - enter into transactions with affiliates;

     - make certain investments;

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

     - sell assets or subsidiary stock;

     - engage in sale-leaseback transactions;

     - create or permit to exist restrictions dividends or other payments from restricted subsidiaries;

     - redeem equity interests;

     - merge, consolidate or sell all or substantially all of their combined assets; and

     - with respect to restricted subsidiaries, issue capital stock.

     The CC V Holdings notes contain events of default that include a cross-default provision triggered by the failure of CC V Operating, CC V Holdings Finance, Inc. or any specified subsidiary to make payment on debt with a total principal amount of $5.0 million or more or the acceleration of debt of this amount prior to maturity.

     As of December 31, 2001, the total principal amount at maturity of the outstanding CC V Holdings notes was $179.8 million, with an accreted value of $146.3 million.

     CHARTER COMMUNICATIONS, INC. OCTOBER 2000 CONVERTIBLE SENIOR NOTES. The Charter Communications, Inc. October 2000 convertible senior notes were issued under an indenture dated October 30, 2000 between Charter Communications, Inc., as the issuer, and BNY Midwest Trust Company, as trustee. Charter Holdings is not an obligor or guarantor with respect to the convertible senior notes.

     The Charter Communications, Inc. October 2000 convertible senior notes are general unsecured obligations of Charter Communications, Inc. The Charter Communications, Inc. October 2000 convertible senior notes mature on October 15, 2005. As of December 31, 2001, there are $750.0 million total principal amount of these notes outstanding.

     The Charter Communication, Inc. October 2000 convertible senior notes are senior debts of Charter Communications, Inc. and rank equally with any of Charter Communications, Inc.'s future unsecured and unsubordinated debt including the Charter Communications, Inc. May 2001 convertible senior notes, but are structurally subordinated to all existing and future indebtedness and other liabilities of Charter Communications, Inc.'s subsidiaries.

     Charter Communications, Inc. has the right to redeem the Charter Communications, Inc. October 2000 convertible senior notes on or after October 15, 2003 at specified redemption prices plus accrued and unpaid interest to the redemption date. The Charter Communications, Inc. October 2000 convertible senior notes are convertible at the option of the holder into shares of Charter Communications, Inc.'s Class A common stock at a conversion rate of 46.3822 shares of Class A common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $21.56 per share. The conversion rate is subject to adjustment in certain events. The Charter Communications, Inc. October 2000 convertible senior notes are convertible at any time before the close of business on October 15, 2005, unless Charter Communications, Inc. has previously redeemed or repurchased the notes. Holders of the October 2000 convertible senior notes called for redemption or submitted for repurchase are entitled to convert the notes up to and including, but not after, the business day prior to the date fixed for redemption or repurchase, as the case may be.

     In the event of a specified change of control event, Charter
Communications, Inc. must offer to repurchase any then-outstanding Charter Communications, Inc. October 2000 convertible senior notes at 100% of their principal amount plus accrued interest to the repurchase date.

     CHARTER COMMUNICATIONS, INC. MAY 2001 CONVERTIBLE SENIOR NOTES. The Charter Communications, Inc. 4.75% May 2001 convertible senior notes were issued under an indenture dated May 30,

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

2001 between Charter Communications, Inc., as the issuer, and BNY Midwest Trust Company, as trustee. Charter Holdings is not an obligor or guarantor with respect to the May 2001 convertible senior notes.

     The Charter Communications, Inc. May 2001 convertible senior notes are general unsecured obligations of Charter Communications, Inc. The Charter Communications, Inc. May 2001 convertible senior notes mature on June 1, 2006. As of December 31, 2001, there are $632.5 million total principal amount of these notes outstanding.

     The Charter Communication, Inc. May 2001 convertible senior notes are senior debts of Charter Communications, Inc. and rank equally with any of Charter Communications, Inc.'s future unsecured and unsubordinated debt, including the Charter Communications, Inc. October 2000 convertible senior notes, but are structurally subordinated to all existing and future indebtedness and other liabilities of Charter Communications, Inc.'s subsidiaries.

     Charter Communications, Inc. has the right to redeem the Charter Communications, Inc. May 2001 convertible senior notes on or after June 4, 2004 at specified redemption prices plus accrued and unpaid interest to the redemption date. The Charter Communications, Inc. May 2001 convertible senior notes are convertible at the option of the holder into shares of Charter Communications, Inc. Class A common stock at a conversion rate of 38.0952 shares of Class A common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $26.25 per share. The conversion rate is subject to adjustment in certain events. The Charter Communications, Inc. May 2001 convertible senior notes are convertible at any time before the close of business on June 1, 2006, unless Charter Communications, Inc. has previously redeemed or repurchased the notes. Holders of the May 2001 convertible senior notes called for redemption or submitted for repurchase are entitled to convert the notes up to and including, but not after, the business day prior to the date fixed for redemption or repurchase, as the case may be.

     In the event of a specified change of control event, Charter
Communications, Inc. must offer to repurchase any then-outstanding Charter Communications, Inc. May 2001 convertible senior notes at 100% of their principal amount plus accrued interest to the repurchase date.

INTERCOMPANY LOANS

     For a description of certain intercompany loans made by Charter Communications, Inc., Charter Communications Holding Company and Charter Holdings to certain of their subsidiaries, see "Certain Relationships and Related Transactions -- Intercompany Loans."

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

                              DESCRIPTION OF NOTES

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the term "Charter Holdings" refers only to Charter Communications Holdings, LLC and the term "issuers" means Charter Holdings and Charter Communications Holdings Capital Corporation.

     The original notes were and the new notes will be issued under three separate indentures (the "indentures"), among the issuers and BNY Midwest Trust Company, as trustee. The original senior notes were and new senior notes will be issued pursuant to supplemental indentures under separate indentures, dated May 15, 2001, among the issuers and the trustee, under which the issuers have previously issued in May 2001, $350.0 million and $575.0 million principal amount, respectively, of 9.625% senior notes due 2009 and 10.000% senior notes due 2011. The eight-year senior notes and the ten-year senior notes have terms substantially identical to the respective May 2001 senior notes. The original senior discount notes were and the new senior discount notes will be issued under an indenture dated January 14, 2002 among the issuers and the trustee.

     Although for convenience, the eight-year senior notes, the ten-year senior notes and the senior discount notes are referred to as the "new notes," the eight-year senior notes, the ten-year senior notes and the senior discount notes will be issued each as a separate series and will not together have any class voting or other rights. Additionally, the eight-year senior notes and the ten-year senior notes will be issued under the same indenture as the May 2001 eight-year senior notes and the May 2001 ten-year senior notes, respectively, and will be treated as a single class for all purposes, including class voting, with the May 2001 eight-year senior notes and the May 2001 ten-year senior notes, respectively. The terms of the new notes include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939.

     The form and terms of the new notes are the same in all material respects as to the form and terms of the original notes, except that the new notes will have been registered under the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer. The original notes have not been registered under the Securities Act of 1933 and are subject to certain transfer restrictions.

     The following description is a summary of the material provisions of the indentures. It does not restate the indentures in their entirety. We urge you to read the indentures because they, and not this description, define your rights as holders of the new notes. Copies of the indentures are available as set forth under "-- Additional Information."

BRIEF DESCRIPTION OF THE NOTES

     The notes are:

     - general unsecured obligations of the issuers;

     - effectively subordinated in right of payment to all existing and future secured Indebtedness of the issuers to the extent of the value of the assets securing such Indebtedness;

     - structurally subordinated in the right of payment to all liabilities (including trade payables) of Charter Holdings' Subsidiaries (other than Charter Communications Holdings Capital Corporation);

     - equal in right of payment to all existing and future unsubordinated, unsecured Indebtedness of the issuers (including the May 2001 senior notes), including the March 1999, January 2000, January 2001 and May 2001 Charter Holdings notes; and

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

     - senior in right of payment to any future subordinated Indebtedness of the issuers.

     As of December 31, 2001, pro forma for the 2001 and 2002 acquisitions, the issuance and sale of the original notes and the application of the net proceeds therefrom to repay a portion of the amounts then outstanding under the revolving credit facilities of our subsidiaries, equity contributions from Charter Communications Holding Company from the May 2001 issuance and sale by Charter Communications, Inc. of convertible senior notes and Class A common stock and the issuance and sale of the May 2001 Charter Holdings notes, the outstanding Indebtedness of Charter Holdings and its Subsidiaries would have totaled approximately $15.1 billion, $6.2 billion of which would have been Indebtedness of our Subsidiaries and structurally senior to the new notes. Since December 31, 2001, our subsidiaries have incurred substantial additional indebtedness under their revolving credit facilities, all of which will be structurally senior to the new notes.

     The new notes will rank equally with the senior notes and senior discount notes of the issuers that were issued in March 1999, January 2000, January 2001 and May 2001.

     As of the Issue Date, all the Subsidiaries of Charter Holdings will be "Restricted Subsidiaries." However, under the circumstances described below under "-- Certain Covenants -- Investments," Charter Holdings will be permitted to designate certain of its Subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will generally not be subject to the restrictive covenants in the Indentures.

PRINCIPAL, MATURITY AND INTEREST OF NOTES

     EIGHT-YEAR SENIOR NOTES. The eight-year senior notes will be issued in denominations of $1,000 and integral multiples of $1,000. The eight-year senior notes will mature on November 15, 2009.

     Interest on the new eight-year senior notes will accrue at the rate of 9.625% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2002. The issuers will make each interest payment to the holders of record of the eight-year senior notes on the immediately preceding May 1 and November 1.

     Interest on the new eight-year senior notes will accrue from May 15, 2002 (the date interest was most recently paid on the original eight-year senior notes) or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The May 2001 eight-year senior notes were issued in an aggregate principal amount of $350.0 million. The eight-year senior notes issued under the supplemental indenture will be initially issued in an aggregate principal amount of $350.0 million. The May 2001 eight-year senior notes and the eight-year senior notes issued under the supplemental indenture will be treated as a single class for all purposes under the indenture for the eight-year senior notes. Subject to the limitations set forth under "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," Charter Holdings may issue additional eight-year senior notes under the indenture for the eight-year senior notes from time to time. The May 2001 eight-year senior notes, the eight-year senior notes issued under the supplemental indenture and any additional eight-year senior notes subsequently issued under the indenture for the eight-year senior notes would be treated as a single class for all purposes under such indenture. For purposes of this description, references to the eight-year senior notes include the May 2001 eight-year senior notes, the eight-year senior notes issued under the supplemental indenture and any additional eight-year senior notes subsequently issued under the indenture for the eight-year senior notes.

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

     TEN-YEAR SENIOR NOTES. The ten-year senior notes will be issued in denominations of $1,000 and integral multiples of $1,000. The ten-year senior notes will mature on May 15, 2011.

     Interest on the new ten-year senior notes will accrue at the rate of 10.000% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2002. The issuers will make each interest payment to the holders of record of the ten-year senior notes on the immediately preceding May 1 and November 1.

     Interest on the new ten-year senior notes will accrue from May 15, 2002 (the date interest was most recently paid on the original ten-year senior notes) or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The May 2001 ten-year senior notes were issued in an aggregate principal amount of $575.0 million. The ten-year senior notes issued under the supplemental indenture will be initially issued in an aggregate principal amount of $300.0 million. The May 2001 ten-year senior notes and the ten-year senior notes issued under the supplemental indenture will be treated as a single class for all purposes under the indenture for the ten-year senior notes. Subject to the limitations set forth under "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," Charter Holdings may issue additional ten-year senior notes under the indenture for the ten-year senior notes from time to time. The May 2001 ten-year senior notes, the ten-year senior notes issued under the supplemental indenture and any additional ten-year senior notes subsequently issued under the indenture for the ten-year senior notes would be treated as a single class for all purposes under such indenture. For purposes of this description, references to the ten-year senior notes include the May 2001 ten-year senior notes, the ten-year senior notes issued under the supplemental indenture and any additional ten-year senior notes subsequently issued under the indenture for the ten-year senior notes.

     SENIOR DISCOUNT NOTES. The issue price of each senior discount note will be $554.93 per $1,000 principal amount at maturity, generating aggregate gross proceeds of $249,718,500 and representing a yield to maturity of 12.125% (calculated on a semi-annual bond equivalent basis) calculated from January 14, 2002. The issuers will issue senior discount notes in denominations of $1,000 principal amount at maturity and integral multiples of $1,000 principal amount at maturity. The senior discount notes will mature on January 15, 2012.

     Cash interest on the senior discount notes will not accrue prior to January 15, 2007. Thereafter, cash interest on the senior discount notes will accrue at a rate of 12.125% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2007. The issuers will make each interest payment to the holders of record of the senior discount notes on the immediately preceding January 1 and July 1. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The senior discount notes will accrete at a rate of 12.125% per year to an aggregate amount of $450.0 million as of January 15, 2007. The senior discount notes will be limited in aggregate principal amount at maturity to $450.0 million.

     For United States federal income tax purposes, holders of the senior discount notes will be required to include amounts in gross income in advance of the receipt of the cash payments to which the income is attributable. See "Material United States Federal Income Tax Considerations."

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

OPTIONAL REDEMPTION

     EIGHT-YEAR SENIOR NOTES. The eight-year senior notes will not be redeemable at the issuers' option prior to maturity.

     TEN-YEAR SENIOR NOTES. At any time prior to May 15, 2004, the issuers may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the ten-year senior notes on a pro rata basis (or nearly as pro rata as practicable) at a redemption price of 110.000% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings, provided that

          (1) at least 65% of the aggregate principal amount of ten-year senior notes remains outstanding immediately after the occurrence of such redemption (excluding ten-year senior notes held by Charter Holdings and its Subsidiaries), and

          (2) the redemption must occur within 60 days of the date of the closing of such Equity Offering.

     Except pursuant to the preceding paragraph, the ten-year senior notes will not be redeemable at the issuers' option prior to May 15, 2006.

     On or after May 15, 2006, the issuers may redeem all or a part of the ten-year senior notes upon not less than 30 nor more than 60 days notice at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2006........................................................   105.000%
2007........................................................   103.333%
2008........................................................   101.667%
2009 and thereafter.........................................   100.000%

     SENIOR DISCOUNT NOTES. At any time prior to January 15, 2005, the issuers may, on any one or more occasions, redeem up to 35% of the aggregate principal amount at maturity of the senior discount notes on a pro rata basis (or nearly as pro rata as practicable) at a redemption price of 112.125% of the Accreted Value thereof, with the net cash proceeds of one or more Equity Offerings, provided that

          (1) at least 65% of the aggregate principal amount at maturity of senior discount notes remains outstanding immediately after the occurrence of such redemption (excluding senior discount notes held by Charter Holdings and its Subsidiaries), and

          (2) the redemption must occur within 60 days of the date of the closing of such Equity Offering.

     Except pursuant to the preceding paragraph, the senior discount notes will not be redeemable at the issuers' option prior to January 15, 2007.

     On or after January 15, 2007 the issuers may redeem all or a part of the senior discount notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount at maturity) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below.

YEAR                                                          PERCENTAGE
----                                                          ----------
2007........................................................   106.063%
2008........................................................   104.042%
2009........................................................   102.021%
2010 and thereafter.........................................   100.000%

REPURCHASE AT THE OPTION OF HOLDERS

     CHANGE OF CONTROL. If a Change of Control occurs, each holder of new notes will have the right to require the issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's new notes pursuant to a "Change of Control Offer." In the Change of Control Offer, the issuers will offer a "Change of Control Payment" in cash equal to:

          (x) with respect to the eight-year senior notes and the ten-year senior notes, 101% of the aggregate principal amount thereof repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase; and

          (y) with respect to the senior discount notes, 101% of the Accreted Value plus, for any Change of Control Offer occurring after the Full Accretion Date, accrued and unpaid interest, if any, to the date of purchase.

     Within ten days following any Change of Control, the issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on a certain date (the "Change of Control Payment Date") specified in such notice, pursuant to the procedures required by the indentures and described in such notice. The issuers will comply with the requirements of Rule 14e-1 under the Exchange Act (or any successor rules) and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

     On the Change of Control Payment Date, the issuers will, to the extent lawful:

          (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

          (3) deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions thereof being purchased by the issuers.

     The paying agent will promptly pay to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount or principal amount at maturity, as applicable, to any unpurchased portion of the notes surrendered, if any, provided that each such new note will be in a principal amount or principal amount at maturity, as applicable, of $1,000 or an integral multiple thereof.

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

     The provisions described above that require the issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indentures are applicable. Except as described above with respect to a Change of Control, the indentures will not contain provisions that permit the holders of the notes to require that the issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     The issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indentures applicable to a Change of Control Offer made by the issuers and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Charter Holdings and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the issuers to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Charter Holdings and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole, to another Person or group may be uncertain.

     ASSET SALES. Charter Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) Charter Holdings or a Restricted Subsidiary of Charter Holdings receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

          (2) such fair market value is determined by Charter Holdings' board of directors and evidenced by a resolution of such board of directors set forth in an officers' certificate delivered to the trustee; and

          (3) at least 75% of the consideration therefor received by Charter Holdings or such Restricted Subsidiary is in the form of cash, Cash Equivalents or readily marketable securities.

     For purposes of this provision, each of the following shall be deemed to be cash:

             (a) any liabilities (as shown on Charter Holdings' or such Restricted Subsidiary's most recent balance sheet) of Charter Holdings or any Restricted Subsidiary of Charter Holdings (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Charter Holdings or such Restricted Subsidiary from further liability;

             (b) any securities, notes or other obligations received by Charter Holdings or any such Restricted Subsidiary from such transferee that are converted by Charter Holdings or such Restricted Subsidiary into cash, Cash Equivalents or readily marketable securities within 60 days after receipt thereof (to the extent of the cash, Cash Equivalents or readily marketable securities received in that conversion); and

             (c) Productive Assets.

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

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Charter Holdings or a Restricted Subsidiary of Charter Holdings may apply such Net Proceeds at its option:

          (1) to repay debt under the Credit Facilities or any other Indebtedness of the Restricted Subsidiaries of Charter Holdings (other than Indebtedness represented by a guarantee of a Restricted Subsidiary of Charter Holdings); or

          (2) to invest in Productive Assets, provided that any Net Proceeds which Charter Holdings or a Restricted Subsidiary of Charter Holdings has committed to invest in Productive Assets within 365 days of the applicable Asset Sale may be invested in Productive Assets within two years of such Asset Sale.

     The amount of any Net Proceeds received by Charter Holdings or a Restricted Subsidiary of Charter Holdings from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $25 million, the issuers will make an offer (the "Asset Sale Offer") to all holders of notes and all holders of other Indebtedness that is of equal priority with the notes containing provisions requiring offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other Indebtedness of equal priority that may be purchased out of the Excess Proceeds (which amount includes the entire amount of the Net Proceeds). The offer price in any Asset Sale Offer will be payable in cash and equal to:

          (1) with respect to the eight-year senior notes and the ten-year senior notes, 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase; and

          (2) with respect to the senior discount notes, 100% of the Accreted Value thereof plus, after the Full Accretion Date, accrued and unpaid interest, if any, to the date of purchase.

     If any Excess Proceeds remain after consummation of an Asset Sale Offer, Charter Holdings or a Restricted Subsidiary of Charter Holdings may use such Excess Proceeds for any purpose not otherwise prohibited by the indentures. If the aggregate principal amount of notes and such other Indebtedness of equal priority tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes and such other Indebtedness of equal priority to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

          (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

     No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder

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thereof upon cancellation of the original note. notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on, or the Accreted Value ceases to increase on, as the case may be, notes or portions of them called for redemption.

CERTAIN COVENANTS

     Set forth in this section are summaries of certain covenants contained in the indentures.

     During any period of time that (a) any of the eight-year senior notes, ten-year senior notes or the senior discount notes have Investment Grade Ratings from both Rating Agencies and (b) no Default or Event of Default has occurred and is continuing under the applicable indenture, Charter Holdings and its Restricted Subsidiaries will not be subject to the provisions of the indentures described under:

     - "-- Repurchase at the Option of Holders -- Asset Sales,"

     - "-- Restricted Payments,"

     - "-- Investments,"

     - "-- Incurrence of Indebtedness and Issuance of Preferred Stock,"

     - "-- Dividend and Other Payment Restrictions Affecting Subsidiaries,"

     - "-- clause (D) of the first paragraph of "-- Merger, Consolidation and Sale of Assets,"

     - "-- Transactions with Affiliates" and

     - "-- Sale and Leaseback Transactions."

     If Charter Holdings and its Restricted Subsidiaries are not subject to these covenants for any period of time as a result of the previous sentence and, subsequently, one, or both, of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the applicable notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then Charter Holdings and its Restricted Subsidiaries will thereafter again be subject to these covenants. The ability of Charter Holdings and its Restricted Subsidiaries to make Restricted Payments after the time of such withdrawal, downgrade, Default or Event of Default will be calculated as if the covenant governing Restricted Payments had been in effect during the entire period of time from the Issue Date.

     RESTRICTED PAYMENTS. Charter Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of Charter Holdings' or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Charter Holdings or any of its Restricted Subsidiaries) or to the direct or indirect holders of Charter Holdings' or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable (x) solely in Equity Interests (other than Disqualified Stock) of Charter Holdings or (y), in the case of Charter Holdings and its Restricted Subsidiaries, to Charter Holdings or a Restricted Subsidiary of Charter Holdings);

          (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Charter Holdings or any of its Restricted Subsidiaries) any Equity Interests of Charter Holdings or any direct or indirect parent

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     of Charter Holdings or any Restricted Subsidiary of Charter Holdings (other than, in the case of Charter Holdings and its Restricted Subsidiaries, any such Equity Interests owned by Charter Holdings or any Restricted
     Subsidiary of Charter Holdings); or

          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the notes, except a payment of interest or principal at the Stated Maturity thereof

(all such payments and other actions set forth in clauses (1) through (3) above are collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (2) Charter Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Charter Holdings and each of its Restricted Subsidiaries after March 17, 1999 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7) and (8) of the next succeeding paragraph), shall not exceed, at the date of determination, the sum of:

             (a) an amount equal to 100% of the Consolidated EBITDA of Charter Holdings since March 17, 1999 to the end of Charter Holdings' most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.2 times the Consolidated Interest Expense of Charter Holdings since March 17, 1999 to the end of Charter Holdings' most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, plus

             (b) an amount equal to 100% of Capital Stock Sale Proceeds less any such Capital Stock Sale Proceeds used in connection with (i) an Investment made pursuant to clause (5) of the definition of "Permitted Investments" or (ii) the incurrence of Indebtedness pursuant to clause
        (10) of the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," plus

             (c) $100 million.

     So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indentures;

          (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Charter Holdings in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Subsidiary of Charter Holdings) of Equity Interests of Charter Holdings (other than Disqualified Stock), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

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          (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Charter Holdings or any of its Restricted Subsidiaries with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          (4) regardless of whether a Default then exists, the payment of any dividend or distribution to the extent necessary to permit direct or indirect beneficial owners of shares of Capital Stock of Charter Holdings to pay federal, state or local income tax liabilities that would arise solely from income of Charter Holdings or any of its Restricted Subsidiaries, as the case may be, for the relevant taxable period and attributable to them solely as a result of Charter Holdings (and any intermediate entity through which the holder owns such shares) or any of its Restricted Subsidiaries being a limited liability company, partnership or similar entity for federal income tax purposes;

          (5) regardless of whether a Default then exists, the payment of any dividend by a Restricted Subsidiary of Charter Holdings to the holders of its common Equity Interests on a pro rata basis;

          (6) the payment of any dividend on the Helicon Preferred Stock or the redemption, repurchase, retirement or other acquisition of the Helicon Preferred Stock in an amount not in excess of its aggregate liquidation value;

          (7) the repurchase, redemption or other acquisition or retirement for value, or the payment of any dividend or distribution to the extent necessary to permit the repurchase, redemption or other acquisition or retirement for value, of any Equity Interests of Charter Holdings or a Parent held by any member of Charter Holdings' or such Parent's management pursuant to any management equity subscription agreement or membership or stock option agreement in effect as of the Issue Date, provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10 million in any fiscal year of Charter Holdings; and

          (8) payment of fees in connection with any acquisition, merger or similar transaction in an amount that does not exceed an amount equal to 1.25% of the transaction value of such acquisition, merger or similar transaction.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Charter Holdings or any of its Restricted Subsidiaries pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the board of directors of Charter Holdings whose resolution with respect thereto shall be delivered to the trustee. Such board of directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $100 million.

     Not later than the date of making any Restricted Payment, Charter Holdings shall deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indentures.

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     INVESTMENTS.  Charter Holdings will not, and will not permit any of its
Restricted Subsidiaries to, directly or indirectly:

          (1) make any Restricted Investment; or

          (2) allow any Restricted Subsidiary of Charter Holdings to become an Unrestricted Subsidiary,

unless, in each case:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) Charter Holdings would, at the time of, and after giving effect to, such Restricted Investment or such designation of a Restricted Subsidiary as an Unrestricted Subsidiary, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

     An Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary if such redesignation would not cause a Default.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     (A) Charter Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt) and Charter Holdings will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock unless the Leverage Ratio would have been not greater than 8.75 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of the most recently ended fiscal quarter.

     So long as no Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1) the incurrence by Charter Holdings and its Restricted Subsidiaries of Indebtedness under the Credit Facilities, provided that the aggregate principal amount of all Indebtedness of Charter Holdings and its Restricted Subsidiaries outstanding under all Credit Facilities, after giving effect to such incurrence, does not exceed an amount equal to $3.5 billion less the aggregate amount of all Net Proceeds of Asset Sales applied by Charter Holdings or any of its Subsidiaries in the case of an Asset Sale since March 17, 1999 to repay Indebtedness under a Credit Facility pursuant to the covenant described above under the caption "--Repurchase at the Option of Holders -- Asset Sales";

          (2) the incurrence by Charter Holdings and its Restricted Subsidiaries of Existing Indebtedness (other than the Credit Facilities);

          (3) the incurrence on the Issue Date by Charter Holdings and its Restricted Subsidiaries of Indebtedness represented by the notes;

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          (4) the incurrence by Charter Holdings or any of its Restricted
     Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration) of Productive Assets of Charter Holdings Company or any of its Restricted Subsidiaries, in an aggregate principal amount not to exceed $75 million at any time outstanding;

          (5) the incurrence by Charter Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, in whole or in part, Indebtedness (other than intercompany Indebtedness) that was permitted by the indentures to be incurred under the first paragraph of this covenant or clauses (2) or (3) of this paragraph;

          (6) the incurrence by Charter Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Charter Holdings and any of its Wholly Owned Restricted Subsidiaries, provided that:

             (a) if Charter Holdings is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes; and

             (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Charter Holdings or a Wholly Owned Restricted Subsidiary thereof and
        (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Charter Holdings or a Wholly Owned Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Charter Holdings or any of its Restricted Subsidiaries that was not permitted by this clause (6);

          (7) the incurrence by Charter Holdings or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indentures to be outstanding;

          (8) the guarantee by Charter Holdings of Indebtedness of a Restricted Subsidiary of Charter Holdings that was permitted to be incurred by another provision of this covenant;

          (9) the incurrence by Charter Holdings or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding not to exceed $300 million;

          (10) the incurrence by Charter Holdings or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding not to exceed 200% of the net cash proceeds received by Charter Holdings from the sale of its Equity Interests (other than Disqualified Stock) after March 17, 1999 to the extent such net cash proceeds have not been applied to make Restricted Payments or to effect other transactions pursuant to the covenant described above under the subheading "-- Restricted Payments" or to make Permitted Investments pursuant to clause (5) of the definition thereof; and

          (11) the accretion or amortization of original issue discount and the write up of Indebtedness in accordance with purchase accounting.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness (a) meets the criteria

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of more than one of the categories of Permitted Debt described in clauses (1)
through (11) above or (b) is entitled to be incurred pursuant to the first paragraph of this covenant, Charter Holdings will be permitted to classify and from time to time to reclassify such item of Indebtedness in any manner that complies with this covenant. For avoidance of doubt, Indebtedness incurred pursuant to a single agreement, instrument, program, facility or line of credit may be classified as Indebtedness arising in part under one of the clauses listed above, and in part under any one or more of the clauses listed above, to the extent that such Indebtedness satisfies the criteria for such clauses.

     (B) Notwithstanding the foregoing, in no event shall any Restricted Subsidiary of Charter Holdings consummate a Subordinated Debt Financing or a Preferred Stock Financing. A "Subordinated Debt Financing" or a "Preferred Stock Financing," as the case may be, with respect to any Restricted Subsidiary of Charter Holdings shall mean a public offering or private placement (whether pursuant to Rule 144A under the Securities Act of 1933 or otherwise) of Subordinated Notes or Preferred Stock (whether or not such Preferred Stock constitutes Disqualified Stock), as the case may be, of such Restricted Subsidiary to one or more purchasers (other than to one or more Affiliates of Charter Holdings). "Subordinated Notes" with respect to any Restricted Subsidiary of Charter Holdings shall mean Indebtedness of such Restricted Subsidiary that is contractually subordinated in right of payment to any other Indebtedness of such Restricted Subsidiary (including, without limitation, Indebtedness under the Credit Facilities). The foregoing limitation shall not apply to:

          (i) any Indebtedness or Preferred Stock of any Person existing at the time such Person is merged with or into or became a Subsidiary of Charter Holdings, provided that such Indebtedness or Preferred Stock was not incurred or issued in connection with, or in contemplation of, such Person merging with or into, or becoming a Subsidiary of, Charter Holdings, and

          (ii) any Indebtedness or Preferred Stock of a Restricted Subsidiary issued in connection with, and as part of the consideration for, an acquisition, whether by stock purchase, asset sale, merger or otherwise, in each case involving such Restricted Subsidiary, which Indebtedness or Preferred Stock is issued to the seller or sellers of such stock or assets, provided that such Restricted Subsidiary is not obligated to register such Indebtedness or Preferred Stock under the Securities Act of 1933 or obligated to provide information pursuant to Rule 144A under the Securities Act of 1933.

     LIENS. Charter Holdings will not, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

     DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. Charter Holdings will not, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of Charter Holdings to:

          (1) pay dividends or make any other distributions on its Capital Stock to Charter Holdings or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Charter Holdings or any of its Restricted Subsidiaries;

          (2) make loans or advances to Charter Holdings or any of its Restricted Subsidiaries; or

          (3) transfer any of its properties or assets to Charter Holdings or any of its Restricted Subsidiaries.

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     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) Existing Indebtedness as in effect on the Issue Date (including, without limitation, the Credit Facilities) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the Issue Date;

          (2) the indentures and the notes;

          (3) applicable law;

          (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Charter Holdings or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indentures to be incurred;

          (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

          (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

          (7) any agreement for the sale or other disposition of a Restricted Subsidiary of Charter Holdings that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

          (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "-- Liens" that limit the right of Charter Holdings or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

          (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

          (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (12) restrictions contained in the terms of Indebtedness permitted to be incurred under the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock", provided that such restrictions are no more restrictive than the terms contained in the Credit Facilities as in effect on the Issue Date; and

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          (13) restrictions that are not materially more restrictive than customary provisions in comparable financings and the management of Charter Holdings determines that such restrictions will not materially impair Charter Holdings' ability to make payments as required under the notes.

     MERGER, CONSOLIDATION, OR SALE OF ASSETS. Neither of the issuers may, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not such issuer is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

          (A) either:

             (i) such issuer is the surviving corporation; or

             (ii) the Person formed by or surviving any such consolidation or merger (if other than such issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia, provided that if the Person formed by or surviving any such consolidation or merger with either issuer is a limited liability company or a Person other than a corporation, a corporate co-issuer shall also be an obligor with respect to the notes;

          (B) the Person formed by or surviving any such consolidation or merger (if other than Charter Holdings) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Charter Holdings under the notes and the indentures pursuant to agreements reasonably satisfactory to the trustee;

          (C) immediately after such transaction no Default or Event of Default exists; and

          (D) Charter Holdings or the Person formed by or surviving any such consolidation or merger (if other than Charter Holdings) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either:

             (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" or

             (ii) have a Leverage Ratio immediately after giving effect to such consolidation or merger no greater than the Leverage Ratio immediately prior to such consolidation or merger.

     In addition, Charter Holdings may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation, or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Charter Holdings and any of its Wholly Owned Subsidiaries.

     TRANSACTIONS WITH AFFILIATES. Charter Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any

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transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1) such Affiliate Transaction is on terms that are no less favorable to Charter Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Charter Holdings or such Restricted Subsidiary with an unrelated Person; and

          (2) Charter Holdings delivers to the trustee:

             (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15 million, a resolution of the board of directors of Charter Holdings set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of the board of directors; and

             (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) any existing employment agreement entered into by Charter Holdings or any of its Subsidiaries and any employment agreement entered into by Charter Holdings or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Charter Holdings or such Restricted Subsidiary;

          (2) transactions between or among Charter Holdings and/or its Restricted Subsidiaries;

          (3) payment of reasonable directors fees to Persons who are not otherwise Affiliates of Charter Holdings, and customary indemnification and insurance arrangements in favor of directors, regardless of affiliation with Charter Holdings or any of its Restricted Subsidiaries;

          (4) payment of management fees pursuant to management agreements either (A) existing on the Issue Date or (B) entered into after the Issue Date, to the extent that such management agreements provide for percentage fees no higher than the percentage fees existing under the management agreements existing on the Issue Date;

          (5) Restricted Payments that are permitted by the provisions of the covenant described above under the caption "-- Restricted Payments" and Restricted Investments that are permitted by the provisions of the covenant described above under the caption "-- Investments"; and

          (6) Permitted Investments.

     SALE AND LEASEBACK TRANSACTIONS. Charter Holdings will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction, provided that Charter Holdings may enter into a sale and leaseback transaction if:

          (1) Charter Holdings could have

             (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Leverage Ratio test in the first paragraph of the covenant described above under the caption "-- Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and

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             (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens"; and

          (2) the transfer of assets in that sale and leaseback transaction is permitted by, and Charter Holdings applies the proceeds of such transaction in compliance with, the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales."

     The foregoing restrictions do not apply to a sale and leaseback transaction if the lease is for a period, including renewal rights, of not in excess of three years.

     LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS. Charter Holdings will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of Charter Holdings, except in respect of the Credit Facilities (the "Guaranteed Indebtedness") unless

          (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee (a "Subsidiary Guarantee") of the payment of the notes by such Restricted Subsidiary, and

          (2) until one year after all the notes have been paid in full in cash, such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Charter Holdings or any other Restricted Subsidiary of Charter Holdings as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee, provided that this paragraph shall not be applicable to any Guarantee or any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

     If the Guaranteed Indebtedness is subordinated to the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

     PAYMENTS FOR CONSENT. Charter Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indentures or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     REPORTS. Whether or not required by the Securities and Exchange Commission, so long as any notes are outstanding, Charter Holdings will furnish to the holders of notes, within the time periods specified in the Securities and Exchange Commission's rules and regulations:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if Charter Holdings were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and, with respect to the annual information only, a report on the annual financial statements by Charter Holdings' independent public accountants; and

          (2) all current reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if Charter Holdings were required to file such reports.

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

     If Charter Holdings has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Charter Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Charter Holdings.

     In addition, whether or not required by the Securities and Exchange Commission, Charter Holdings will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Securities and Exchange Commission for public availability within the time periods specified in the Securities and Exchange Commission's rules and regulations, unless the Securities and Exchange Commission will not accept such a filing, and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default with respect to the notes of each series:

          (1) default for 30 days in the payment when due of interest on the notes;

          (2) default in payment when due of the principal of or premium, if any, on the notes;

          (3) failure by Charter Holdings or any of its Restricted Subsidiaries to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control" or "-- Certain
     Covenants -- Merger, Consolidation, or Sale of Assets";

          (4) failure by Charter Holdings or any of its Restricted Subsidiaries for 30 days after written notice thereof has been given to Charter Holdings by the trustee or to Charter Holdings and the trustee by holders of at least 25% of the aggregate principal amount of the notes outstanding to comply with any of their other covenants or agreements in the indentures;

          (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Charter Holdings or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Charter Holdings or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

             (a) is caused by a failure to pay at final stated maturity the principal amount on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

             (b) results in the acceleration of such Indebtedness prior to its express maturity,

     and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more;

          (6) failure by Charter Holdings or any of its Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $100 million (net of applicable insurance which has not been denied in writing by the insurer) which judgments are not paid, discharged or stayed for a period of 60 days; and

          (7) Charter Holdings or any of its Significant Subsidiaries pursuant to or within the meaning of bankruptcy law:

             (a) commences a voluntary case,

             (b) consents to the entry of an order for relief against it in an involuntary case,

             (c) consents to the appointment of a custodian of it or for all or substantially all of its property, or

             (d) makes a general assignment for the benefit of its creditors; or

          (8) a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

             (a) is for relief against Charter Holdings or any of its Significant Subsidiaries in an involuntary case;

             (b) appoints a custodian of Charter Holdings or any of its Significant Subsidiaries or for all or substantially all of the property of Charter Holdings or any of its Significant Subsidiaries; or

             (c) orders the liquidation of Charter Holdings or any of its Significant Subsidiaries;

     and the order or decree remains unstayed and in effect for 60 consecutive days.

     In the case of an Event of Default described in the foregoing clauses (7) and (8) with respect to Charter Holdings, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes of each series may declare their respective notes to be due and payable immediately.

     Holders of notes of each series may not enforce the indentures or the notes except as provided in the indentures. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes of each series may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the notes of each series then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indentures except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

     Charter Holdings will be required to deliver to the trustee annually a statement regarding compliance with the indentures. Upon becoming aware of any Default or Event of Default, Charter Holdings will be required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, MEMBERS AND
STOCKHOLDERS

     No director, officer, employee, incorporator, member or stockholder of Charter Holdings, as such, shall have any liability for any obligations of Charter Holdings under the notes or the indentures, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release will be part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Charter Holdings may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

          (1) the rights of holders of outstanding notes to receive payments in respect of the Accreted Value or principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

          (2) Charter Holdings' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the trustee, and Charter Holdings' obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the indentures.

     In addition, Charter Holdings may, at its option and at any time, elect to have the obligations of Charter Holdings released with respect to certain covenants that are described in the indentures ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) Charter Holdings must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Charter Holdings must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2) in the case of Legal Defeasance, Charter Holdings shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that

             (a) Charter Holdings has received from, or there has been published by, the Internal Revenue Service a ruling or

             (b) since the Issue Date, there has been a change in the applicable federal income tax law,

     in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

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

          (3) in the case of Covenant Defeasance, Charter Holdings shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default shall have occurred and be continuing either:

             (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or

             (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indentures) to which Charter Holdings or any of its Restricted Subsidiaries is a party or by which Charter Holdings or any of its Restricted Subsidiaries is bound;

          (6) Charter Holdings must have delivered to the trustee an opinion of counsel to the effect that after the 91st day, assuming no intervening bankruptcy, that no holder is an insider of Charter Holdings following the deposit and that such deposit would not be deemed by a court of competent jurisdiction a transfer for the benefit of either issuer in its capacity as such, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (7) Charter Holdings must deliver to the trustee an officers' certificate stating that the deposit was not made by Charter Holdings with the intent of preferring the holders of notes over the other creditors of Charter Holdings with the intent of defeating, hindering, delaying or defrauding creditors of Charter Holdings or others; and

          (8) Charter Holdings must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

     Notwithstanding the foregoing, the opinion of counsel required by clause
(2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation

          (a) have become due and payable or

          (b) will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the issuers.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided below, the indentures or the notes of each series may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount, in the case of the eight-year senior notes and the ten-year Senior notes, and aggregate principal amount at maturity, in the case of the senior discount notes, of the then outstanding notes of each series. This includes consents obtained in connection with a purchase of notes, a tender offer for notes or an exchange offer for notes. Any existing Default or compliance with any provision of the indentures or the notes may be waived with the consent of the holders of a majority in aggregate principal amount, in the case of the eight-year senior notes and the ten-year senior notes, and aggregate principal amount at maturity, in the case of the senior discount notes, of the then outstanding notes of each series. This includes consents obtained in connection with a purchase of notes, a tender offer for notes or an exchange offer for notes. Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

          (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any note or alter the payment provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

          (3) reduce the rate of or extend the time for payment of interest on any note;

          (4) waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (5) make any note payable in money other than that stated in the notes;

          (6) make any change in the provisions of the indentures relating to waivers of past Defaults or the rights of holders of notes to receive payments of Accreted Value or principal of, or premium, if any, or interest on the notes;

          (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders");

          (8) make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any holder of notes, the issuers and the trustee may amend or supplement the indentures or the notes:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated notes in addition to or in place of certificated notes;

          (3) to provide for the assumption of either issuer's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of such issuer's assets;

          (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indentures of any such holder; or

          (5) to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the indentures under the Trust Indenture Act or otherwise as necessary to comply with applicable law.

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

GOVERNING LAW

     The indentures and the notes will be governed by the laws of the State of New York.

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of Charter Holdings, the indentures limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indentures provide that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the indentures and the registration rights agreements without charge by writing to Charter Communications Holdings, LLC, Charter Plaza 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Corporate Secretary.

BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth below, notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

     The notes initially will be issued in the form of global securities filed in book-entry form. The notes will be deposited upon issuance with the trustee, as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, the DTC, and the DTC or its nominee will initially be the sole registered holder of the notes for all purposes under the indentures. Unless it is exchanged in whole or in part for debt securities in definitive form as described below, a global security may not be transferred. However, transfers of the whole security between the DTC and its nominee or their respective successors are permitted.

     Upon the issuance of a global security, the DTC or its nominee will credit on its internal system the principal amount at maturity of the individual beneficial interest represented by the global security acquired by the persons in sale of the original notes. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the DTC or persons that hold interests through participants. Ownership of beneficial interests will be shown on, and the transfer of such ownership will be effected only through, records maintained by the DTC or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants. The laws of some jurisdictions require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security. Principal and interest payments on global securities registered in the name of the DTC's nominee will be made in immediate available funds to the DTC's nominee as the registered owner of the global securities. The issuers and the trustee will treat the DTC's nominee as the owner of the global securities for all other purposes as well. Accordingly, the issuers, the trustee, any paying agent and the initial purchasers will have no direct responsibility or liability for any aspect of the records relating to payments made on account of beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to these beneficial interests. It is the DTC's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of the DTC, the issuers, the trustee or the initial purchasers.

     So long as the DTC or its nominee is the registered owner or holder of the global security, the DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for the purposes of:

          (1) receiving payment on the notes;

          (2) receiving notices; and

          (3) for all other purposes under the indentures and the notes.

     Beneficial interests in the notes will be evidenced only by, and transfers of the notes will be effected only through, records maintained by the DTC and its participants.

     Except as described above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of the global security for any purposes under the indentures. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the DTC. And, if that person is not a participant, the person must rely on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indentures. Under existing industry practices, if the issuers request any action of holders or an owner of a beneficial interest in a global security desires to take any action under the indentures, the DTC would authorize the participants holding the relevant beneficial interest to take that action. The participants then would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

     The DTC has advised the issuers that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security are credited. Further, the DTC will take action only as to the portion of the aggregate principal amount at maturity of the notes as to which the participant or participants has or have given the direction.

     The DTC has provided the following information to us. The DTC is a:

          (1) limited-purpose trust company organized under the New York Banking Law;

          (2) a banking organization within the meaning of the New York Banking Law;

          (3) a member of the United States Federal Reserve System;

          (4) a clearing corporation within the meaning of the New York Uniform Commercial Code; and

          (5) a clearing agency registered under the provisions of Section 17A of the Securities Exchange Act.

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

     DTC has further advised us that:

          (1) DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates;

          (2) direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations;

          (3) DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.;

          (4) access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

          (5) the rules applicable to DTC and its direct and indirect participants are on file with the SEC.

     Although the DTC has agreed to the procedures described above in order to facilitate transfers of interests in global securities among participants of the DTC, it is under no obligation to perform these procedures, and the procedures may be discontinued at any time. None of the issuers, the trustee, any agent of the issuers or the initial purchasers will have any responsibility for the performance by the DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, payments made on account of, or beneficial ownership interests in, global notes.

     According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. We have provided the foregoing descriptions of the operations and procedures of DTC solely as a matter of convenience. DTC's operations and procedures are solely within DTC's control and are subject to change by DTC from time to time. Neither we, the initial purchasers nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

     Notes represented by a global security are exchangeable for certificated notes only if:

          (1) the DTC notifies the issuers that it is unwilling or unable to continue as depository or if the DTC ceases to be a registered clearing agency, and a successor depository is not appointed by the issuers within 90 days;

          (2) the issuers determine not to require all of the notes to be represented by a global security and notifies the trustee of its decision; or

          (3) an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default relating to the notes represented by the global security has occurred and is continuing.

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

     Any global security that is exchangeable for certificated notes in accordance with the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in the names as the DTC or its nominee may direct. However, a global security is only exchangeable for a global security of like denomination to be registered in the name of the DTC or its nominee. If a global security becomes exchangeable for certificated notes:

          (1) certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples of $1,000;

          (2) payment of principal, premium, if any, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at the office or agency of the issuers maintained for these purposes; and

          (3) no service charge will be made for any issuance of the certificated notes, although the issuers may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection with the issuance.

CERTAIN DEFINITIONS

     This section sets forth certain defined terms used in the Indentures. Reference is made to the Indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "ACCRETED VALUE" is defined to mean, for any specified date, the amount calculated pursuant to (1), (2), (3) or (4) for each $1,000 of principal amount at maturity of the senior discount notes:

          (1) if the specified date occurs on one or more of the following dates (each a "Semi-Annual Accrual Date") the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

SEMI-ANNUAL                                    ACCRETED
ACCRUAL DATE                                     VALUE
------------                                   ---------
Issue Date...................................  $  554.93
July 15, 2002................................     588.76
January 15, 2003.............................     624.46
July 15, 2003................................     662.31
January 15, 2004.............................     702.47
July 15, 2004................................     745.05
January 15, 2005.............................     790.22
July 15, 2005................................     838.13
January 15, 2006.............................     888.94
July 15, 2006................................     942.84
January 15, 2007.............................  $1,000.00

          (2) if the specified date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of

           (a) $554.93 and

           (b) an amount equal to the product of

                (x) the Accreted Value for the first Semi-Annual Accrual Date less $554.93 multiplied by

                (y) a fraction, the numerator of which is the number of days from the Issue Date to the specified date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

          (3) if the specified date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of

           (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such specified date and

           (b) an amount equal to the product of

                (x) the Accreted Value for the immediately following Semi-Annual
                    Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by

                (y) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the specified date, using a 360-day year of twelve 30-day months, and the denominator of which is 180, or;

          (4) if the specified date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

     "ACQUIRED DEBT" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

     "ASSET ACQUISITION" means

          (1) an Investment by Charter Holdings or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of Charter Holdings or any of its Restricted Subsidiaries or shall be merged with or into Charter Holdings or any of its Restricted Subsidiaries, or

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          (2) the acquisition by Charter Holdings or any of its Restricted
     Subsidiaries of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "ASSET SALE" means:

          (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices, provided that the sale, conveyance or other disposition of all or substantially all of the assets of Charter Holdings and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the Indentures described above under the caption
     "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain
     Covenants -- Merger, Consolidation, or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2) the issuance of Equity Interests by any of Charter Holdings' Restricted Subsidiaries or the sale of Equity Interests in any of Charter Holdings' Restricted Subsidiaries.

     Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

          (1) any single transaction or series of related transactions that:

           (a) involves assets having a fair market value of less than $100 million; or

           (b) results in net proceeds to Charter Holdings and its Restricted Subsidiaries of less than $100 million;

          (2) a transfer of assets between or among Charter Holdings and its Restricted Subsidiaries;

          (3) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary of Charter Holdings to Charter Holdings or to another Wholly Owned Restricted Subsidiary of Charter Holdings;

          (4) a Restricted Payment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments" and a Restricted Investment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Investments"; and

          (5) the incurrence of Permitted Liens and the disposition of assets related to such Permitted Liens by the secured party pursuant to a foreclosure.

     "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessee, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as such term is used in Section 13(d)(3) of the Exchange Act) such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

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     "CABLE RELATED BUSINESS" means the business of owning cable television systems and businesses ancillary, complementary and related thereto.

     "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "CAPITAL STOCK" means:

          (1) in the case of a corporation, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4) any other interest (other than any debt obligation) or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "CAPITAL STOCK SALE PROCEEDS" means the aggregate net cash proceeds (including the fair market value of the non-cash proceeds, as determined by an independent appraisal firm) received by Charter Holdings since March 17, 1999

          (x) as a contribution to the common equity capital or from the issue or sale of Equity Interests of Charter Holdings (other than Disqualified Stock) or

          (y) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Charter Holdings that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Charter Holdings).

     "CASH EQUIVALENTS" means:

          (1) United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

          (3) certificates of deposit and Eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having combined capital and surplus in excess of $500 million and a Thompson Bank Watch Rating at the time of acquisition of "B" or better;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper having a rating of at least "P-1" from Moody's or at least "A-1" from S&P and in each case maturing within twelve months after the date of acquisition;

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          (6) corporate debt obligations maturing within twelve months after the date of acquisition thereof, rated at the time of acquisition at least
     "Aaa" or "P-1" by Moody's or "AAA" or "A-1" by S&P;

          (7) auction-rate preferred stocks of any corporation maturing not later than 45 days after the date of acquisition thereof, rated at the time of acquisition at least "Aaa" by Moody's or "AAA" by S&P;

          (8) securities issued by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, maturing not later than six months after the date of acquisition thereof, rated at the time of acquisition at least "A" by Moody's or S&P; and

          (9) money market or mutual funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through
     (8) of this definition.

     "CHANGE OF CONTROL" means the occurrence of any of the following:

          (1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Charter Holdings and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than Paul G. Allen or a Related Party;

          (2) the adoption of a plan relating to the liquidation or dissolution of Charter Holdings or a Parent;

          (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) other than Paul G. Allen and Related Parties becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of Charter Holdings or a Parent, measured by voting power rather than the number of shares, unless Paul G. Allen or a Related Party Beneficially Owns, directly or indirectly, a greater percentage of Voting Stock of Charter Holdings or such Parent, as the case may be, measured by voting power rather than the number of shares, than such person;

          (4) after the Issue Date, the first day on which a majority of the members of the board of directors of Charter Holdings or a Parent are not Continuing Directors; or

          (5) Charter Holdings or a Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Charter Holdings or a Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Charter Holdings or such Parent is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Charter Holdings or such Parent outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance.

     "CONSOLIDATED EBITDA" means with respect to any Person, for any period, the net income of such Person and its Restricted Subsidiaries for such period plus, to the extent such amount was deducted in calculating such net income:

          (1) Consolidated Interest Expense;

          (2) income taxes;

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          (3) depreciation expense;

          (4) amortization expense;

          (5) all other non-cash items, extraordinary items, nonrecurring and unusual items and the cumulative effects of changes in accounting principles reducing such net income, less all non-cash items, extraordinary items, nonrecurring and unusual items and cumulative effects of changes in accounting principles increasing such net income, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in conformity with GAAP;

          (6) amounts actually paid during such period pursuant to a deferred compensation plan; and

          (7) for purposes of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" only, Management Fees;

     provided that Consolidated EBITDA shall not include:

             (x) the net income (or net loss) of any Person that is not a Restricted Subsidiary ("Other Person"), except

                (i) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Restricted Subsidiaries by such Other Person during such period and

                (ii) with respect to net losses, to the extent of the amount of investments made by such Person or any Restricted Subsidiary of such Person in such Other Person during such period;

             (y) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (3) of the covenant described under the caption "-- Certain Covenants -- Restricted Payments" (and in such case, except to the extent includable pursuant to clause (x) above) the net income (or net loss) of any Other Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with such Person or any Restricted Subsidiaries or all or substantially all of the property and assets of such Other Person are acquired by such Person or any of its Restricted Subsidiaries; and

             (z) the net income of any Restricted Subsidiary of Charter Holdings to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of such Restricted Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (other than any agreement or instrument evidencing Indebtedness or Preferred Stock (i) outstanding on the Issue Date, or
        (ii) incurred or issued thereafter in compliance with the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock", provided that (a) the terms of any such agreement or instrument restricting the declaration and payment of dividends or similar distributions apply only in the event of a default with respect to a financial covenant or a covenant relating to payment (beyond any applicable period of grace) contained in such agreement or instrument, (b) such terms are determined by such Person to be customary in comparable financings and (c) such restrictions are determined by Charter Holdings not to materially affect the issuers' ability to make principal or interest payments on the notes when due).

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     "CONSOLIDATED INDEBTEDNESS" means, with respect to any Person as of any date of determination, the sum, without duplication, of:

          (1) the total amount of outstanding Indebtedness of such Person and its Restricted Subsidiaries, plus

          (2) the total amount of Indebtedness of any other Person, that has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus

          (3) the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

     "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, without duplication, the sum of:

          (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations); and

          (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

          (3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon);

excluding, however, any amount of such interest of any Restricted Subsidiary of the referent Person if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof), in each case, on a consolidated basis and in accordance with GAAP.

     "CONTINUING DIRECTORS" means, as of any date of determination, any member of the board of directors of Charter Holdings or a Parent who:

          (1) was a member of such board of directors on the Issue Date; or

          (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election or whose election or appointment was previously so approved.

     "CREDIT FACILITIES" means, with respect to Charter Holdings and/or its Restricted Subsidiaries, one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

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     "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "DISPOSITION" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the surviving Person) or the sale, assignment, or transfer, lease conveyance or other disposition of all or substantially all of such Person's assets or Capital Stock.

     "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Charter Holdings to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Charter Holdings may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "EQUITY OFFERING" means any private or underwritten public offering of Qualified Capital Stock of Charter Holdings or a Parent of which the gross proceeds (x) to Charter Holdings or (y) received by Charter Holdings as a capital contribution from such Parent, as the case may be, are at least $25 million.

     "EXISTING INDEBTEDNESS" means Indebtedness of Charter Holdings and its Restricted Subsidiaries in existence on the Issue Date, until such amounts are repaid.

     "FULL ACCRETION DATE" means January 15, 2007, the first date on which the Accreted Value of the senior discount notes has accreted to an amount equal to the principal amount at maturity of the senior discount notes.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

     "GUARANTEE" or "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness, measured as the lesser of the aggregate outstanding amount of the Indebtedness so guaranteed and the face amount of the guarantee.

     "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under:

          (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

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          (2) interest rate option agreements, foreign currency exchange agreements, foreign currency swap agreements; and

          (3) other agreements or arrangements designed to protect such Person against fluctuations in interest and currency exchange rates.

     "HELICON PREFERRED STOCK" means the preferred limited liability company interest of Charter-Helicon LLC with an aggregate liquidation value of $25 million outstanding on the Issue Date.

     "INDEBTEDNESS" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (1) in respect of borrowed money;

          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3) in respect of banker's acceptances;

          (4) representing Capital Lease Obligations;

          (5) in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

          (6) representing the notional amount of any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

     The amount of any Indebtedness outstanding as of any date shall be:

          (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

          (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "INVESTMENT GRADE RATING" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

     "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business) and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "ISSUE DATE" means, with respect to the eight-year senior notes and the ten-year senior notes, May 15, 2001 and, with respect to the senior discount notes, January 14, 2002.

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     "LEVERAGE RATIO" means, as of any date, the ratio of:

          (1) the Consolidated Indebtedness of Charter Holdings on such date to

          (2) the aggregate amount of Consolidated EBITDA for Charter Holdings for the most recently ended fiscal quarter for which internal financial statements are available multiplied by four (the "Reference Period").

     In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" shall be calculated on a pro forma basis after giving effect to

          (1) the issuance of the notes;

          (2) the incurrence of the Indebtedness or the issuance of the Disqualified Stock or other Preferred Stock of a Restricted Subsidiary (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence or issuance (and the application of the proceeds therefrom) or repayment of other Indebtedness or Disqualified Stock or other Preferred Stock of a Restricted Subsidiary, other than the incurrence or repayment of Indebtedness for ordinary working capital purposes, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period; and

          (3) any Dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any person that becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for or issuing Indebtedness, Disqualified Stock or Preferred Stock) made on or subsequent to the first day of the Reference Period and on or prior to the date of determination, as if such Disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness, Disqualified Stock or Preferred Stock and also including any Consolidated EBITDA associated with such Asset Acquisition, including any cost savings adjustments in compliance with Regulation S-X promulgated by the Securities and Exchange Commission) had occurred on the first day of the Reference Period.

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "MANAGEMENT FEES" means the fees payable to Charter Communications, Inc. pursuant to the management agreements between Charter Communications, Inc. and Charter Communications Operating, LLC and between Charter Communications, Inc. and Restricted Subsidiaries of Charter Holdings and pursuant to the limited liability company agreements of certain Restricted Subsidiaries, as such management or limited liability company agreements exist on the Issue Date (or if later, on the date any new Restricted Subsidiary is acquired or created), including any amendment or replacement thereof, provided that any such amendment or replacement is not more disadvantageous to the holders of the notes in any material respect from such management or limited liability company agreements existing on the Issue Date.

     "MOODY'S" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

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     "NET PROCEEDS" means the aggregate cash proceeds received by Charter
Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof or taxes paid or payable as a result thereof (including amounts distributable in respect of owners', partners' or members' tax liabilities resulting from such sale), in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness.

     "NON-RECOURSE DEBT" means Indebtedness:

          (1) as to which neither Charter Holdings nor any of its Restricted Subsidiaries

             (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

             (b) is directly or indirectly liable as a guarantor or otherwise;
        or

             (c) constitutes the lender;

          (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Charter Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of Charter Holdings or any of its Restricted Subsidiaries.

     "PARENT" means Charter Communications, Inc. and/or Charter Communications Holding Company, LLC, as applicable, and any successor Person or any Person succeeding to the direct or indirect ownership of Charter Holdings.

     "PERMITTED INVESTMENTS" means:

          (1) any Investment by Charter Holdings in a Restricted Subsidiary of Charter Holdings or any Investment by a Restricted Subsidiary of Charter Holdings in Charter Holdings;

          (2) any Investment in Cash Equivalents;

          (3) any Investment by Charter Holdings or any Restricted Subsidiary of Charter Holdings in a Person, if as a result of such Investment:

             (a) such Person becomes a Restricted Subsidiary of Charter Holdings; or

             (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Charter Holdings or a Restricted Subsidiary of Charter Holdings;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales";

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          (5) any Investment made out of the net cash proceeds of the issue and sale since March 17, 1999 (other than to a Subsidiary of Charter Holdings) of Equity Interests (other than Disqualified Stock) of Charter Holdings to the extent that

             (a) such net cash proceeds have not been applied to make a Restricted Payment or to effect other transactions pursuant to the covenant described above under the caption "-- Certain
        Covenants -- Restricted Payments," or

             (b) such net cash proceeds have not been used to incur Indebtedness pursuant to clause (10) of the covenant described above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock";

          (6) Investments in Productive Assets having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments in Productive Assets made by Charter Holdings and its Restricted Subsidiaries pursuant to this clause (6) since March 17, 1999, not to exceed $150 million, provided that either Charter Holdings or any of its Restricted Subsidiaries, after giving effect to such Investments, will own at least 20% of the Voting Stock of any Person in which any such Investment is made;

          (7) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments in any Person made by Charter Holdings and its Restricted Subsidiaries pursuant to this clause (7) since March 17, 1999, not to exceed $50 million; and

          (8) Investments in customers and suppliers in the ordinary course of business which either

             (a) generate accounts receivable, or

             (b) are accepted in settlement of bona fide disputes.

     "PERMITTED LIENS" means:

          (1) Liens on the assets of Charter Holdings securing Indebtedness and other Obligations under clause (1) of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock";

          (2) Liens in favor of Charter Holdings;

          (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Charter Holdings, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Charter Holdings;

          (4) Liens on property existing at the time of acquisition thereof by Charter Holdings, provided that such Liens were in existence prior to the contemplation of such acquisition;

          (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6) purchase money mortgages or other purchase money liens (including without limitation any Capitalized Lease Obligations) incurred by Charter Holdings upon any fixed or capital assets acquired after the Issue Date or purchase money mortgages (including without limitation

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     Capitalized Lease Obligations) on any such assets, whether or not assumed, existing at the time of acquisition of such assets, whether or not assumed, so long as

             (a) such mortgage or lien does not extend to or cover any of the assets of Charter Holdings, except the asset so developed, constructed, or acquired, and directly related assets such as enhancements and modifications thereto, substitutions, replacements, proceeds (including insurance proceeds), products, rents and profits thereof, and

             (b) such mortgage or lien secures the obligation to pay the purchase price of such asset, interest thereon and other charges, costs and expenses (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration) and is incurred in connection therewith (or the obligation under such Capitalized Lease Obligation) only;

          (7) Liens existing on the Issue Date (other than in connection with the Credit Facilities);

          (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (9) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (10) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (11) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligation, bankers' acceptance, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

          (12) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of Charter Holdings or any of its Restricted Subsidiaries;

          (13) Liens of franchisors or other regulatory bodies arising in the ordinary course of business;

          (14) Liens arising from filing Uniform Commercial Code financing statements regarding leases or other Uniform Commercial Code financing statements for precautionary purposes relating to arrangements not constituting Indebtedness;

          (15) Liens arising from the rendering of a final judgment or order against Charter Holdings or any of its Restricted Subsidiaries that does not give rise to an Event of Default;

          (16) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

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          (17) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations and forward contracts, options, future contracts, future options or similar agreements or arrangements designed solely to protect Charter Holdings or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

          (18) Liens consisting of any interest or title of licensor in the property subject to a license;

          (19) Liens on the Capital Stock of Unrestricted Subsidiaries;

          (20) Liens arising from sales or other transfers of accounts receivable which are past due or otherwise doubtful of collection in the ordinary course of business;

          (21) Liens incurred in the ordinary course of business of Charter Holdings, with respect to obligations which in the aggregate do not exceed $50 million at any one time outstanding;

          (22) Liens in favor of the trustee arising under the provisions in the Indentures under the subheading "-- Compensation and Indemnity"; and

          (23) Liens in favor of the trustee for its benefit and the benefit of holders of the notes, as their respective interests appear.

     "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of Charter Holdings or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of Charter Holdings or any of its Restricted Subsidiaries (other than intercompany Indebtedness), provided that unless permitted otherwise by the Indentures, no Indebtedness of Charter Holdings or any of its Restricted Subsidiaries may be issued in exchange for, nor may the net proceeds of Indebtedness be used to extend, refinance, renew, replace, defease or refund, Indebtedness of Charter Holdings or any of its Restricted Subsidiaries, provided further that:

          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable) plus accrued interest and premium, if any, on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

          (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred either by Charter Holdings or by any of its Restricted Subsidiaries who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

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

     "PERSON" means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

     "PREFERRED STOCK," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which by its terms is preferred in right of payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "PRODUCTIVE ASSETS" means assets (including assets of a referent Person owned directly or indirectly through ownership of Capital Stock) of a kind used or useful in the Cable Related Business.

     "QUALIFIED CAPITAL STOCK" means any Capital Stock that is not Disqualified Stock.

     "RATING AGENCIES" means Moody's and S&P.

     "RELATED PARTY" means: (1) the spouse or an immediate family member, estate or heir of Paul G. Allen; or (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of Paul G. Allen and/or such other Persons referred to in the immediately preceding clause (1).

     "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

     "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Service, a division of the McGraw-Hill Companies, Inc. or any successor to the rating agency business thereof.

     "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary of Charter Holdings which is a "Significant Subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act of 1933.

     "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness on the Issue Date, or, if none, the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "SUBSIDIARY" means, with respect to any Person:

          (1) any corporation, association or other business entity of which at least 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and, in the case of any such entity of which 50% of the total voting power of shares of Capital Stock is so owned or controlled by such Person or one or more of the other Subsidiaries of such Person, such Person and its Subsidiaries also have the right to control the management of such entity pursuant to contract or otherwise; and

          (2) any partnership

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

             (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or

             (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "UNRESTRICTED SUBSIDIARY" means any Subsidiary of Charter Holdings that is designated by the board of directors of Charter Holdings as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such
Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with Charter Holdings or any Restricted Subsidiary of Charter Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Charter Holdings or any Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Charter Holdings unless such terms constitute Investments permitted by the covenant described above under the caption
     "-- Certain Covenants -- Investments";

          (3) is a Person with respect to which neither Charter Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation;

             (a) to subscribe for additional Equity Interests or

             (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Charter Holdings or any of its Restricted Subsidiaries; and

          (5) has at least one director on its board of directors that is not a director or executive officer of Charter Holdings or any of its Restricted Subsidiaries or has at least one executive officer that is not a director or executive officer of Charter Holdings or any of its Restricted Subsidiaries.

     Any designation of a Subsidiary of Charter Holdings as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution of Charter Holdings giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Investments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indentures and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Charter Holdings as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption
"-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," Charter Holdings shall be in default of such covenant. The board of directors of Charter Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Charter Holdings of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

          (1) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock,"

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

     calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

          (2) no Default or Event of Default would be in existence following such designation.

     "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying

             (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

             (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Indebtedness.

     "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

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            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following is a general discussion of the material United States federal income and estate tax consequences of the purchase, ownership and disposition of the notes by an investor who acquires notes pursuant to this exchange offer.

     As used herein, a "U.S. Holder" is a beneficial owner of a note who is for United States federal income tax purposes

          (i) an individual who is a citizen or resident of the United States,

          (ii) a corporation created in or organized under the laws of the United States or any state or political subdivision thereof,

          (iii) an estate the income of which is subject to United States federal income taxation regardless of its source,

          (iv) a trust if

             (A) the administration of the trust is subject to the primary supervision of a United States court and one or more United States persons have the authority to control all substantial decisions of the trust, or

             (B) the trust was in existence on August 20, 1996, was treated as a United States person under the Internal Revenue Code of 1986, as amended (the "Code"), in effect immediately prior to such date and has made a valid election to be treated as a United States person under the Code.

     As used herein, a "Non-U.S. Holder" is a beneficial owner of a note that is for United States federal income tax purposes, either a nonresident alien or a corporation, estate or trust that is not a U.S. Holder.

     If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of the notes that is a partnership and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of the purchase, ownership, and disposition of the notes.

     This summary assumes that investors hold their notes as "capital assets" under the Code, and does not discuss special situations, such as those of broker-dealers, tax-exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, partnerships or other passthrough entities, insurance companies, certain former citizens or former long term residents of the United States, or persons holding notes as part of a hedging or conversion transaction, a straddle, a constructive sale or synthetic securities transactions or that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. Furthermore, the discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

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

     PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, OR SUBSEQUENT REVISIONS THEREOF.

EXCHANGE OFFER

     Pursuant to the exchange offer, holders are entitled to exchange the original notes for new notes that will be substantially identical in all material respects to the original notes, except that the new notes will be registered with the Securities and Exchange Commission and therefore will not be subject to transfer restrictions. The exchange pursuant to the exchange offer as described above will not result in a taxable exchange to the issuers or any holder of a note. Accordingly,

          (1) no gain or loss will be realized by a holder of an original note upon receipt of a new note,

          (2) the holding period of new notes will include the holding period of the original notes exchanged therefor, and

          (3) the adjusted tax basis of new notes will be the same as the adjusted tax basis of the original notes exchanged therefor at the time of the exchange.

UNITED STATES FEDERAL INCOME TAXATION OF U.S. HOLDERS

     PAYMENTS OF INTEREST ON THE SENIOR NOTES. Interest on the eight-year senior notes and ten-year senior notes will be taxable to a U.S. Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the U.S. Holder's regular method of accounting for tax purposes.

     ORIGINAL ISSUE DISCOUNT ON THE SENIOR DISCOUNT NOTES. The senior discount notes were issued with original issue discount because their issue price was substantially less than their stated principal amount at maturity. Each U.S. Holder is required to include in income in each year, in advance of receipt of the corresponding cash payments on such senior discount notes, original issue discount income as described below.

     The amount of original issue discount with respect to a senior discount note is equal to the excess of its "stated redemption price at maturity" over its "issue price." The issue price is the price at which a substantial amount of the senior discount notes were initially sold to the public for money (excluding any sales to a bond house, broker or similar person or organization acting in the capacity of an underwriter, placement agent or wholesaler). The stated redemption price at maturity of a senior discount note is the total of all payments to be made on the senior discount note, including stated interest payments.

     A U.S. Holder of a senior discount note is required to include in gross income for United States federal income tax purposes an amount equal to the sum of the "daily portions," determined on a constant yield basis, of the original issue discount for all days during the taxable year on which the holder holds the senior discount note, less the daily portion of acquisition premium, if any (see "United States Federal Income Taxation of U.S. Holders -- Amortizable Bond Premium; Acquisition Premium"). The "daily portion" is determined by allocating to each day during the taxable year in which the holder holds the senior discount notes a pro rata portion of the original issue discount attributable to the "accrual period" in which such day is included. Accrual periods with respect to a senior discount note may vary in length over the term of the senior discount note provided that no

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accrual period is longer than one year and each scheduled payment of interest or principal occurs on either the first or final day of an accrual period. The amount of original issue discount attributable to each accrual period is equal to the product of:

          (1) the "adjusted issue price" at the beginning of such accrual period and

          (2) the "yield to maturity" of the instrument stated in a manner appropriately taking into account the length of the accrual period.

     The "yield to maturity" is the discount rate that, when used in computing the present value of all payments to be made under the senior discount notes, produces an amount equal to the issue price of the senior discount notes. The "adjusted issue price" of a senior discount note at the beginning of an accrual period is generally defined as the issue price plus the aggregate amount of original issue discount that accrued in all prior accrual periods, less any cash payments made on the senior discount note on or before the first day of the accrual period. Accordingly, a U.S. Holder of a senior discount note is required to include original issue discount in gross income for United States federal tax purposes in advance of the receipt of cash attributable to such income. The amount of original issue discount allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length. The amount of original issue discount allocable to the final accrual period at maturity of a senior discount note is the difference between the amount payable at the maturity of the senior discount note and the senior discount note's adjusted issue price as of the beginning of the final accrual period.

     Payments on the senior discount notes (including principal and stated interest payments) are not separately included in a U.S. Holder's income, but rather are treated first as payments of accrued original issue discount to the extent of such accrued original issue discount and the excess as payments of principal, which reduce the U.S. Holder's adjusted tax basis in such senior discount notes.

     EFFECT OF OPTIONAL REDEMPTION ON ORIGINAL ISSUE DISCOUNT. In the event of a Change of Control, the issuers will be required to offer to redeem all of the notes, at redemption prices specified elsewhere herein. In the event that we receive net proceeds from one or more Equity Offerings, the issuers may, at our option, use all or a portion of such net proceeds to redeem in the aggregate up to 35% of the aggregate principal amount at maturity of the ten-year senior notes and up to 35% of the aggregate principal amount at maturity of the senior discount notes at redemption prices specified elsewhere herein, provided that at least 65% of the aggregate principal amount at maturity of the ten-year senior notes and the senior discount notes, respectively, remains outstanding after each such redemption. Computation of the yield and maturity of the notes is not affected by such redemption rights and obligations if, based on all the facts and circumstances as of the date of issuance, the stated payment schedule of the notes (that does not reflect the Change of Control event or Equity Offering event) is significantly more likely than not to occur. We have determined that, based on all of the facts and circumstances as of the date of issuance, it is significantly more likely than not that the notes will be paid according to their stated schedule.

     We may redeem the ten-year senior notes and the senior discount notes, in whole or in part, at any time on or after May 15, 2006 and January 15, 2007, respectively, at redemption prices specified elsewhere herein plus accrued and unpaid stated interest, if any. The Treasury Regulations contain rules for determining the "maturity date" and the stated redemption price at maturity of an instrument that may be redeemed prior to its stated maturity date at the option of the issuer. Under such Treasury Regulations, solely for the purposes of the accrual of original issue discount, it is assumed that an issuer will exercise any option to redeem a debt instrument only if such exercise would lower the yield to maturity of the debt instrument. Because the exercise of such options would

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

not lower the yield to maturity of the notes, we believe that we will not be presumed under these rules to redeem the notes prior to their stated maturity.

     U.S. Holders may wish to consult their own tax advisors regarding the treatment of such contingencies.

     APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS. The senior discount notes constitute "applicable high yield discount obligations" ("AHYDOs") because they have a yield to maturity that is at least five percentage points above 5.39 percent, the applicable federal rate at the time of the issuance, and were issued with "significant original issue discount" for United States federal income tax purposes. A senior discount note is treated as having significant original issue discount because the aggregate amount that will be includable in gross income with respect to such senior discount note for periods before the close of any accrual period ending after January 15, 2007 exceeds the sum of (i) the aggregate amount of interest to be paid in cash under the senior discount note before the close of such accrual period and (ii) the product of the initial issue price of such senior discount note and its yield to maturity.

     Because the senior discount notes constitute AHYDOs, to the extent that the senior discount notes are allocable to beneficial owners of Charter Holdings that are C corporations, such as Charter Communications, Inc.,

          (1) the "disqualified portion" of the original issue discount that accrues on the senior discount notes may be treated as a dividend from such C corporation (but only to the extent that a distribution from such beneficial owner would otherwise be treated as a dividend) generally eligible for the dividends received deduction in the case of corporate U.S. Holders,

          (2) the beneficial owners of Charter Holdings that are C corporations, such as Charter Communications, Inc., are not entitled to deduct their distributive share of the disqualified portion of original issue discount, and

          (3) the beneficial owners of Charter Holdings that are C corporations, such as Charter Communications, Inc., are allowed to deduct the remainder of their distributive share of original issue discount only when Charter Holdings pays amounts attributable to such original issue discount in cash.

     The disqualified portion of original issue discount is equal to the lesser of the amount of original issue discount or the portion of the "total return" with respect to the senior discount notes in excess of 11.39 percent. The total return is the excess of all payments to be made with respect to a senior discount note over its issue price.

     SALE, REDEMPTION, RETIREMENT OR OTHER TAXABLE DISPOSITION OF THE
NOTES. Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, the holder will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash and the fair market value of other property received in exchange therefor and (ii) the holder's adjusted tax basis in such note. Amounts attributable to accrued but unpaid interest on the senior notes will be treated as ordinary interest income. A holder's adjusted tax basis in a note is equal to the purchase price paid by such holder for the note increased by the amount of any market discount and, in the case of a senior discount note, by any original issue discount previously included in income by such holder with respect to such note and decreased by the amount of any amortizable bond premium applied to reduce interest on the notes and, in the case of a senior discount note, by any payments received thereon.

     Except as discussed below with respect to market discount, gain or loss realized on the sale, exchange, retirement or other taxable disposition of a note will be capital gain or loss and will be long-term capital gain or loss if, at the time of sale, exchange, retirement, or other taxable disposition, the note has been held for more than 12 months. The maximum rate of tax on long-term capital gains with respect to notes held by an individual is 20%. The deductibility of capital losses is subject to certain limitations.

     MARKET DISCOUNT.  A U.S. Holder received a "market discount" if he/she

          (1) purchased a senior note for an amount below the issue price, or

          (2) purchased a senior discount note for an amount below the adjusted issue price on the date of purchase (as determined in accordance with the original issue discount rules above).

     Under the market discount rules, a U.S. Holder is required to treat any partial principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the accrued market discount that has not previously been included in income. In addition, the U.S. Holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such notes.

     Any market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue such discount on a constant interest rate method. A U.S. Holder may elect to include market discount in income currently as it accrues, on either a ratable or constant interest rate method. If this election is made, the holder's basis in the note will be increased to reflect the amount of income recognized and the rules described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

     AMORTIZABLE BOND PREMIUM; ACQUISITION PREMIUM.  A U.S. Holder that

          (1) purchased a senior note for an amount in excess of the amount payable on maturity, or

          (2) purchased a senior discount note for an amount in excess of the stated redemption price at maturity is considered to have purchased such note with "amortizable bond premium."

     A U.S. Holder generally may elect to amortize such premium over the remaining term of the note on a constant yield method as applied with respect to each accrual period of the note, and allocated ratably to each day within an accrual period in a manner substantially similar to the method of calculating daily portions of original issue discount, as described above. However, because the notes may optionally be redeemed for an amount that is in excess of their principal amount, special rules apply that could result in a deferral of the amortization of bond premium until later in the term of the note. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income, including original issue discount income, from the note. Bond premium on a note held by a U.S. Holder that does not make an election to amortize will decrease the gain or increase the loss otherwise recognized upon disposition of the note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

     A U.S. Holder that purchased a senior discount note for an amount that is greater than the adjusted issue price of the senior discount note on the date of purchase, as determined in accordance with the original issue discount rules, above, but less than or equal to the sum of all amounts payable on the senior discount note after the purchase date (the "remaining redemption amount") is considered to have purchased such senior discount note at an "acquisition premium." A holder of a senior discount note that is purchased at an acquisition premium may reduce the amount of the original issue discount otherwise includable in income with respect to the senior discount note by the "acquisition premium fraction." The acquisition premium fraction is that fraction the numerator of which is the excess of the holder's adjusted tax basis in the senior discount note immediately after its acquisition over the adjusted issue price of the senior discount note and the denominator of which is the excess of the remaining redemption amount over the adjusted issue price of the senior discount note. Alternatively, a holder of a senior discount note that is purchased at an acquisition premium may elect to compute the original issue discount accrual on the senior discount note by treating the purchase as a purchase of the senior discount note at original issuance, treating the purchase price as the issue price, and applying the original issue discount rules thereto using a constant yield method.

     INFORMATION REPORTING AND BACKUP WITHHOLDING. Backup withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest on a note, and to the proceeds of the sale or redemption of the note. We or our paying agent, as the case may be, are required to withhold from any payment that is subject to backup withholding tax if a U.S. Holder fails to furnish his taxpayer identification number, certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable backup withholding rules. Pursuant to recent tax legislation the rate of backup withholding tax was reduced to 30 percent on January 1, 2002 and will be reduced to 29 percent on January 1, 2004 and 28 percent on January 1, 2006. Unless extended by new legislation, however, the reduction in the rate of backup withholding tax will expire and the 31% backup withholding tax rate will be reinstated beginning January 1, 2011. Certain U.S. Holders, including all corporations, are not subject to backup withholding and information reporting.

UNITED STATES FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

     PAYMENT OF INTEREST. This discussion assumes, based upon the description of the DTC's book-entry procedures discussed in the section entitled "Description of Notes -- Book-Entry, Delivery and Form" that upon issuance and throughout the term, all the notes will be in registered form within the meaning of the Code and applicable Treasury Regulations. The payment to a Non-U.S. Holder of interest on the note, including the amount of any payment that is attributable to original issue discount that accrued while such Non-U.S. Holder held the senior discount notes, is not subject to United States federal withholding tax pursuant to the "portfolio interest exception," provided that
(i) the Non-U.S. Holder (A) does not actually or constructively own 10% or more of our capital or profits interest and (B) is neither a controlled foreign corporation that is related to us within the meaning of the Code, nor a bank that received the notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and (ii) either (A) the beneficial owner of the notes certifies to us or our paying agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address on Internal Revenue Service Form W-8BEN (or a suitable substitute form) or (B) a securities clearing organization, bank or other financial institution that holds the notes on behalf of such Non-U.S. Holder in the ordinary course of its trade or business (a "financial institution") certifies under penalties of perjury that such a Form W-8BEN (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

     If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exception described above, payments of interest, including the amount of any payment that is attributable to original issue discount that accrued while such Non-U.S. Holder held the senior discount notes, made to such Non-U.S. Holder will be subject to a 30% withholding tax, unless the beneficial owner of the note provides us or our paying agent, as the case may be, with a properly executed

(i) Form W-8BEN (or a suitable substitute form) claiming an exemption from or reduction in the rate of withholding pursuant to a tax treaty or (ii) Form W-8ECI (or a suitable substitute form) providing a United States identification number and stating that interest paid on the note is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

     If a Non-U.S. Holder of a note is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of such trade or business and, where an income tax treaty applies, attributable to an United States permanent establishment, such Non-U.S. Holder, will be subject to United States federal income tax on such interest, including original issue discount. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for that taxable year, subject to adjustment, unless it qualifies for a lower rate under an applicable income tax treaty.

     SALE, REDEMPTION, RETIREMENT OR OTHER TAXABLE DISPOSITION OF THE NOTES. A Non-U.S. Holder generally will not be subject to United States federal income tax on gain realized on a sale, exchange, redemption, retirement or other taxable disposition of a note unless (i) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, and, where an income tax treaty applies, attributable to a United States permanent establishment or (ii) in the case of a Non-U.S. Holder who is an individual, such holder is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

     If a Non-U.S. Holder of a note is engaged in the conduct of a trade or business in the United States, gain on the disposition of the note that is effectively connected with the conduct of such trade or business and, where an income tax treaty applies, is attributable to a United States permanent establishment, will be taxed on a net basis at applicable graduated individual or corporate rates. Effectively connected gain of a foreign corporation may, under certain circumstances, be subject as well to a branch profits tax at a rate of 30 percent or a lower applicable income tax treaty rate.

     FEDERAL ESTATE TAX. Notes held by an individual Non-U.S. Holder will not be included in such holder's gross estate for United States federal estate tax purposes if (a) the interest on the notes qualifies for the "portfolio interest exemption" from United States federal income tax under the rules described above, or (b) they are excluded under an applicable treaty. The United States federal estate tax generally has been repealed for decedents dying in 2010. Unless extended by new legislation, however, the repeal expires and the United States federal estate tax is reinstated beginning January 1, 2011.

     INFORMATION REPORTING AND BACKUP WITHHOLDING. We must report annually to the Internal Revenue Service and to each Non-U.S. Holder on Form 1042-S the amount of interest paid on a note, regardless of whether withholding was required, and any tax withheld with respect to the interest. Under the provisions of an income tax treaty and other applicable agreements, copies of these information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides.

     Certain Non-U.S. Holders may, under applicable rules, be presumed to be U.S. persons. Unless such persons certify their non-United States status and furnish the payor necessary identifying information, interest paid to such holders of notes generally will be subject to backup withholding. Pursuant to recent tax legislation the rate of backup withholding tax was reduced to 30 percent on January 1, 2002 and will be reduced to 29 percent on January 1, 2004 and 28 percent on January 1, 2006. Unless extended by new legislation, however, the reduction in the rate of backup withholding tax will expire and the 31% backup withholding tax rate will be reinstated beginning January 1, 2011.

     The payment of proceeds from the disposition of a note effected by or through a United States office of a broker is also subject to both backup withholding and information reporting unless a Non-

U.S. Holder provides the payor with such Non-U.S. Holder's name and address and either certifies non-United States status or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of a note by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person 50 percent or more of whose gross income is from a United States trade or business for a specified three-year period, or a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more United States persons that, in the aggregate, hold more than 50 percent of the income or capital interest in the partnership, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met, or the exemption is otherwise established.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the Non-U.S. Holder's United States federal income tax liability provided that the required information is furnished to the Internal Revenue Service.

     INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE NEW NOTES, INCLUDING THE APPLICATION TO THEIR PARTICULAR SITUATIONS OF THE UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS DISCUSSED IN THIS MEMORANDUM AND THE APPLICATION OF STATE, LOCAL, FOREIGN, OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     A broker-dealer that is the holder of original notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities, other than original notes acquired directly from us or any of our affiliates may exchange such original notes for new notes pursuant to the exchange offer. This is true so long as each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making or other trading activities acknowledges that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after consummation of the exchange offer or such time as any broker-dealer no longer owns any registrable securities, we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. All dealers effecting transactions in the new notes will be required to deliver a prospectus.

     We will not receive any proceeds from any sale of new notes by broker-dealers or any other holder of new notes. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

     For a period of 180 days after consummation of the exchange offer or until such time as any broker-dealer no longer owns any registrable securities, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer and to our performance of, or compliance with, the registration rights agreements (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

     The legality of the notes offered in this prospectus and other matters will be passed upon for us by Irell & Manella LLP, Los Angeles, California.

                                    EXPERTS

     The consolidated financial statements of Charter Communications Holdings, LLC and subsidiaries, included in this prospectus and the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports. In the report for Charter Communications Holdings, LLC and subsidiaries related to the financial statements for the year ended December 31, 1999, that firm states that with respect to certain subsidiaries its opinion is based on the reports of other independent public accountants, namely Ernst & Young LLP. The financial statements referred to above have been included herein in reliance upon the authority of those firms as experts in accounting and auditing.

     The combined financial statements of Charter Communications VI Operating Company LLC not separately presented in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the combined financial statements of CC VII-Falcon Systems at December 31, 1999, and for the period from November 13, 1999 (commencement date) to December 31, 1999, not separately presented herein, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-2
Report of Independent Auditors..............................  F-3
Report of Independent Auditors..............................  F-4
Consolidated Balance Sheets as of December 31, 2001 and
  2000......................................................  F-5
Consolidated Statements of Operations for the Years Ended
  December 31, 2001, 2000 and 1999..........................  F-6
Consolidated Statements of Changes in Member's Equity for
  the Years Ended December 31, 2001, 2000 and 1999..........  F-7
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2001, 2000 and 1999..........................  F-8
Notes to Consolidated Financial Statements..................  F-9

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO CHARTER COMMUNICATIONS HOLDINGS, LLC:

     We have audited the accompanying consolidated balance sheets of Charter Communications Holdings, LLC and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in member's equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Charter Communications VI Operating Company, LLC and subsidiaries, and CC VII Holdings, LLC -- Falcon Systems, for the periods from the dates of acquisition through December 31, 1999, which statements on a combined basis reflect total revenues of 6 percent, of the related consolidated totals of the Company. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for those entities, is based solely on the reports of the other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Charter Communications Holdings, LLC and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

/S/ ARTHUR ANDERSEN LLP

St. Louis, Missouri
January 29, 2002

                         REPORT OF INDEPENDENT AUDITORS

CHARTER COMMUNICATIONS VI
  OPERATING COMPANY, LLC

     We have audited the consolidated statements of operations, member's equity and cash flows of Charter Communications VI Operating Company, LLC and subsidiaries for the period from inception (November 9, 1999) to December 31, 1999 (not presented separately herein). These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Charter Communications VI Operating Company, LLC and subsidiaries for the period from November 9, 1999 to December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          /S/ ERNST & YOUNG LLP

Denver, Colorado
February 11, 2000

                         REPORT OF INDEPENDENT AUDITORS

SOLE MEMBER
  CC VII HOLDINGS, LLC

     We have audited the combined statements of operations and parent's investment and cash flows of the CC VII Holdings, LLC -- Falcon Systems for the period from November 13, 1999 (commencement date) to December 31, 1999 (not presented separately herein). These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined results of operations and cash flows of the CC VII Holdings, LLC -- Falcon Systems for the period from November 13, 1999 (commencement date) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /S/ ERNST & YOUNG LLP

Los Angeles, California
March 2, 2000

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 2001           2000
                                                              -----------    -----------
                                                                (DOLLARS IN THOUSANDS)
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $     1,674    $   130,619
  Accounts receivable, net of allowance for doubtful
     accounts of $32,866 and $12,421, respectively..........      273,564        217,605
  Receivables from related party............................       16,964         13,044
  Prepaid expenses and other current assets.................       67,255         72,252
                                                              -----------    -----------
     Total current assets...................................      359,457        433,520
                                                              -----------    -----------
INVESTMENT IN CABLE PROPERTIES:
  Property, plant and equipment, net........................    6,956,777      5,230,483
  Franchises, net...........................................   17,138,774     17,068,702
                                                              -----------    -----------
     Total investment in cable properties, net..............   24,095,551     22,299,185
                                                              -----------    -----------
Other Assets................................................      267,919        249,472
                                                              -----------    -----------
     Total assets...........................................  $24,722,927    $22,982,177
                                                              ===========    ===========
                            LIABILITIES AND MEMBER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................  $ 1,271,886    $ 1,358,479
  Payables to related party.................................      189,000             --
                                                              -----------    -----------
     Total current liabilities..............................    1,460,886      1,358,479
                                                              -----------    -----------
Long-Term Debt..............................................   14,960,373     12,310,455
                                                              -----------    -----------
Deferred Management Fees -- Related Party...................       13,751         13,751
                                                              -----------    -----------
Other Long-Term Liabilities.................................      328,204        275,103
                                                              -----------    -----------
Minority Interest...........................................      676,028        640,526
                                                              -----------    -----------
MEMBER'S EQUITY:
  Member's equity...........................................    7,323,119      8,384,161
  Accumulated other comprehensive loss......................      (39,434)          (298)
                                                              -----------    -----------
     Total member's equity..................................    7,283,685      8,383,863
                                                              -----------    -----------
     Total liabilities and member's equity..................  $24,722,927    $22,982,177
                                                              ===========    ===========

The accompanying notes are an integral part of these consolidated financial statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------
                                                      2001            2000           1999
                                                  ------------    ------------    -----------
                                                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
REVENUES........................................  $ 3,953,132     $ 3,249,222     $1,428,090
                                                  -----------     -----------     ----------
OPERATING EXPENSES:
  Operating, general and administrative.........    2,110,043       1,650,918        737,957
  Depreciation and amortization.................    3,010,068       2,462,544        745,315
  Option compensation expense...................      (51,839)         40,978         79,979
  Corporate expenses............................       56,930          55,243         51,428
  Special charges...............................       17,629              --             --
                                                  -----------     -----------     ----------
                                                    5,142,831       4,209,683      1,614,679
                                                  -----------     -----------     ----------
     Loss from operations.......................   (1,189,699)       (960,461)      (186,589)
OTHER INCOME (EXPENSE):
  Interest expense..............................   (1,260,396)     (1,065,236)      (471,871)
  Interest income...............................        8,766           6,679         18,821
  Loss on equity investments....................      (48,957)        (10,963)            --
  Other, net....................................      (90,661)         (6,540)          (245)
                                                  -----------     -----------     ----------
                                                   (1,391,248)     (1,076,060)      (453,295)
                                                  -----------     -----------     ----------
     Loss before income tax expense, minority
       interest expense and extraordinary
       item.....................................   (2,580,947)     (2,036,521)      (639,884)
INCOME TAX EXPENSE..............................           --              --         (1,030)
                                                  -----------     -----------     ----------
  Loss before minority interest expense and
     extraordinary item.........................   (2,580,947)     (2,036,521)      (640,914)
MINORITY INTEREST EXPENSE.......................      (12,828)        (11,038)            --
                                                  -----------     -----------     ----------
  Loss before extraordinary item................   (2,593,775)     (2,047,559)      (640,914)
  EXTRAORDINARY ITEM -- Loss on debt
     extinguishment.............................           --              --         (7,794)
                                                  -----------     -----------     ----------
  Net loss......................................  $(2,593,775)    $(2,047,559)    $ (648,708)
                                                  ===========     ===========     ==========

The accompanying notes are an integral part of these consolidated financial statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER'S EQUITY

                                                                                    TOTAL
                                             MEMBER'S      ACCUMULATED OTHER      MEMBER'S
                                              EQUITY       COMPREHENSIVE LOSS      EQUITY
                                            -----------    ------------------    -----------
                                                         (DOLLARS IN THOUSANDS)
BALANCE, December 31, 1998................  $ 2,147,379         $     --         $ 2,147,379
  Capital contribution....................    6,477,363               --           6,477,363
  Distributions to Charter Investment and
     Charter..............................      (10,276)              --             (10,276)
  Option compensation expense.............       79,979               --              79,979
  Net loss................................     (648,708)              --            (648,708)
  Unrealized gain on marketable securities
     available for sale...................           --            2,216               2,216
                                            -----------         --------         -----------
BALANCE, December 31, 1999................    8,045,737            2,216           8,047,953
  Capital contributions...................    2,371,595               --           2,371,595
  Distributions to parent company.........      (26,590)              --             (26,590)
  Option compensation expense.............       40,978               --              40,978
  Net loss................................   (2,047,559)              --          (2,047,559)
  Unrealized loss on marketable securities
     available for sale...................           --           (2,514)             (2,514)
                                            -----------         --------         -----------
BALANCE, December 31, 2000................    8,384,161             (298)          8,383,863
  Capital contributions...................    1,681,434               --           1,681,434
  Distributions to parent company.........      (96,862)              --             (96,862)
  Changes in fair value of interest rate
     agreements...........................           --          (38,478)            (38,478)
  Option compensation expense.............      (51,839)              --             (51,839)
  Net loss................................   (2,593,775)              --          (2,593,775)
  Unrealized loss on marketable securities
     available for sale...................           --             (658)               (658)
                                            -----------         --------         -----------
BALANCE, December 31, 2001................  $ 7,323,119         $(39,434)        $ 7,283,685
                                            ===========         ========         ===========

The accompanying notes are an integral part of these consolidated financial statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------
                                                                 2001           2000           1999
                                                              -----------    -----------    -----------
                                                                       (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(2,593,775)   $(2,047,559)   $  (648,708)
  Adjustments to reconcile net loss to net cash flows from
    operating activities:
    Minority interest expense...............................       12,828         11,038             --
    Depreciation and amortization...........................    3,010,068      2,462,544        745,315
    Option compensation expense.............................      (51,839)        40,978         79,979
    Noncash interest expense................................      290,232        180,685         98,920
    Loss on equity investments..............................       48,957         10,963             --
    Loss on early extinguishment of debt....................           --             --          7,794
  Changes in operating assets and liabilities, net of
    effects from acquisitions and dispositions:
    Accounts receivable.....................................      (50,923)      (138,391)       (32,366)
    Prepaid expenses and other assets.......................      (44,561)       (44,515)        14,256
    Accounts payable and accrued expenses...................      (53,787)       695,188        175,280
    Receivables from and payables to related party,
      including deferred management fees....................      (39,673)       (49,232)        21,183
  Other operating activities................................        9,488          4,587         (1,245)
                                                              -----------    -----------    -----------
      Net cash flows from operating activities..............      537,015      1,126,286        460,408
                                                              -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................   (2,909,109)    (2,783,440)      (741,508)
  Payments for acquisitions, net of cash acquired...........   (1,710,106)      (101,210)    (3,560,241)
  Loan to Marcus Cable Holdings.............................           --             --     (1,680,142)
  Purchases of investments..................................       (9,898)       (47,573)            --
  Other investing activities................................      (14,671)        24,268        (22,198)
                                                              -----------    -----------    -----------
  Net cash flows from investing activities..................   (4,643,784)    (2,907,955)    (6,004,089)
                                                              -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt..............................    6,675,032      6,715,303      9,261,546
  Repayments of long-term debt..............................   (4,290,157)    (4,499,793)    (5,694,375)
  Borrowings from (repayments to) related party.............      189,000     (1,079,163)     1,079,163
  Payments for debt issuance costs..........................      (78,323)       (62,848)      (113,481)
  Capital contributions.....................................    1,579,134        751,095      1,144,290
  Distributions.............................................      (96,862)       (26,590)       (10,276)
  Other financing activities................................           --            188        (18,663)
                                                              -----------    -----------    -----------
  Net cash flows from financing activities..................    3,977,824      1,798,192      5,648,204
                                                              -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     (128,945)        16,523        104,523
CASH AND CASH EQUIVALENTS, beginning of year................      130,619        114,096          9,573
                                                              -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, end of year......................  $     1,674    $   130,619    $   114,096
                                                              ===========    ===========    ===========
CASH PAID FOR INTEREST......................................  $   945,840    $   775,647    $   314,606
                                                              ===========    ===========    ===========
NONCASH TRANSACTIONS:
  Issuance of preferred equity in a subsidiary as payment
    for acquisition.........................................  $        --    $   629,488    $        --
  Exchange of assets for acquisition........................       25,089             --             --
  Transfer of equity interests to the Company...............      102,300      1,620,500      5,333,073

The accompanying notes are an integral part of these consolidated financial statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED)

1.  ORGANIZATION AND BASIS OF PRESENTATION

     As of December 31, 2001, Charter Communications Holdings, LLC (Charter Holdings or the Company), a Delaware limited liability company, owns and operates cable systems through its operating subsidiaries and is the fourth largest operator of cable systems in the United States. Through its broadband network of coaxial and fiber optic cable, the Company provides video, data, interactive and private business network services to approximately seven million (unaudited) customers in 40 states. All of the Company's systems offer traditional analog cable television. The Company is steadily increasing the availability of digital television, along with an array of advanced products and services such as high-speed Internet access (data services), interactive video programming and video-on-demand, in an increasing number of systems. In 2002, the Company expects to offer several new advanced products and services, including a set-top terminal companion that enables digital video recorder capability, home networking and internet-access over the television; wireless home networking; and an enhanced customized internet portal, with a customized browser and charter.com e-mail. In 2002, the Company began offering telephony on a limited basis through its broadband network using switch technology and will continue trials of voice-over Internet protocol telephony. The introduction and roll-out of new products and services represents an important step toward the realization of the Company's Wired World(TM) vision, where cable's ability to transmit interactive video, data and voice at high-speeds enables it to serve as the primary platform for the delivery of new services to the home and workplace.

     Charter Holdings, a subsidiary of Charter Communications Holding Company, LLC (Charter Holdco), which is a subsidiary of Charter Communications, Inc. (Charter), is a holding company whose principal assets are equity interests in cable operating subsidiaries. In November 1999, Charter completed an initial public offering of the sale of 195.5 million shares of Class A common stock. Proceeds from the offering were used by Charter to purchase membership units in Charter Holdco, which used the funds received from Charter for the acquisition of additional cable systems.

     Charter Holdings was formed in February 1999 as a wholly owned subsidiary of Charter Investment, Inc. (Charter Investment). Charter Investment, through its wholly owned subsidiary, Charter Communications Properties Holdings LLC
(CCPH), commenced operations with the acquisition of a cable system on September 30, 1995.

     Effective December 23, 1998, through a series of transactions, Mr. Allen acquired approximately 94% of Charter Investment for an aggregate purchase price of $2.2 billion, excluding $2.0 billion in debt assumed (the Paul Allen Transaction). In conjunction with the Paul Allen Transaction, Charter Investment acquired, for fair value from unrelated third parties, all of the interests it did not already own in CharterComm Holdings, LLC (CharterComm Holdings) and CCA Group (comprised of CCA Holdings Corp., CCT Holdings Corp. and Charter Communications Long Beach, Inc.), all cable operating companies, for $2.0 billion, excluding $1.8 billion in debt assumed. Charter Investment previously managed and owned minority interests in these companies. These acquisitions were accounted for using the purchase method of accounting and accordingly, results of operations of CharterComm Holdings and CCA Group are included in the consolidated financial statements from the date of acquisition. In February 1999, Charter Investment transferred all of its cable operating subsidiaries to a wholly owned subsidiary of Charter Holdings. This transfer was accounted for as a reorganization of entities under common control similar to a pooling of interests.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

     As a result of the change in ownership of CCPH, CharterComm Holdings and CCA Group, Charter Holdings applied push-down accounting in the preparation of its consolidated financial statements. Accordingly, on December 23, 1998, Charter Holdings increased its member's equity by $2.2 billion to reflect the amounts paid by Mr. Allen and Charter Investment. The purchase price was allocated to assets acquired and liabilities assumed based on their relative fair values, including amounts assigned to franchises of $3.6 billion.

     On April 23, 1998, Mr. Allen and a company controlled by Mr. Allen, (collectively, the Mr. Allen Companies) purchased substantially all of the outstanding partnership interests in Marcus Cable Company, L.L.C. (Marcus Cable) for $1.4 billion, excluding $1.8 billion in assumed liabilities. The owner of the remaining partnership interest retained voting control of Marcus Cable. In February 1999, Marcus Cable Holdings, LLC (Marcus Holdings) was formed, and Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings on March 15, 1999. On March 31, 1999, Mr. Allen purchased the remaining partnership interests in Marcus Cable, including voting control. On April 7, 1999, Marcus Holdings was merged into Charter Holdings and Marcus Cable was transferred to Charter Holdings. For financial reporting purposes, the merger was accounted for as an acquisition of Marcus Cable effective March 31, 1999, the date Mr. Allen obtained voting control of Marcus Cable. Accordingly, the results of operations of Marcus Cable have been included in the consolidated financial statements from April 1, 1999. The assets and liabilities of Marcus Cable have been recorded in the consolidated financial statements using historical carrying values reflected in the accounts of the Mr. Allen Companies. Total member's equity of Charter Holdings increased by $1.3 billion as a result of the Marcus Cable acquisition. Previously, on April 23, 1998, the Mr. Allen Companies recorded the assets acquired and liabilities assumed of Marcus Cable based on their relative fair values.

     On January 1, 2000, Charter Holdco and Charter Holdings effected a number of transactions in which cable systems acquired by Charter Holdco in November 1999 were contributed to Charter Holdings (the Transferred Systems). As a result of these transactions, Charter Holdings became the indirect parent of the CC VI Holdings, LLC, CC VII Holdings, LLC and CC V Holdings LLC cable systems. Effective January 1, 2000, the Company accounted for the contribution of the Transferred Systems to Charter Holdings as a reorganization of entities under common control in a manner similar to a pooling of interests. The accounts of the Transferred Systems are included in these consolidated financial statements from the date the Transferred Systems were acquired by Charter Holdco, November 1999.

     Pursuant to a membership interests purchase agreement, as amended, Vulcan Cable III Inc. (Vulcan), a company controlled by Mr. Allen, contributed $500 million in cash in August 1999 to Charter Holdco, contributed an additional $180.7 million in certain equity interests acquired in connection with Charter Holdings' acquisition of Rifkin Acquisition Partners, L.L.L.P. and InterLink Communications Partners, LLLP (collectively, Rifkin) in September 1999, and contributed $644.3 million in cash in September 1999 to Charter Holdco. All funds and equity interests were contributed by Charter Holdco to Charter Holdings to finance certain acquisitions. In addition, certain Rifkin sellers received $133.3 million of the purchase price in the form of preferred equity in Charter Holdco.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION AND PRESENTATION

     The consolidated financial statements of the Company include the accounts of Charter Holdings and all of its wholly owned, majority owned or controlled subsidiaries. All significant intercompany accounts and transactions among consolidated entities have been eliminated.

     Certain amounts in the prior years' consolidated financial statements have been reclassified to conform with the 2001 presentation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United Sates requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. These investments are carried at cost which approximates market value.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost, including all direct and certain indirect costs associated with the construction of cable transmission and distribution facilities and the cost of new customer installations. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to operating expense as incurred, while equipment replacement and betterments are capitalized.

     Depreciation is recorded using the straight-line method over management's estimate of the useful lives of the related assets as follows:

Cable distribution systems..................................  3-15 years
Buildings and leasehold improvements........................  5-15 years
Vehicles and equipment......................................   3-5 years

FRANCHISES

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized using the straight-line method over a period of 15 years. Franchise rights acquired through the purchase of cable systems represent management's estimate of fair value and are generally amortized using the straight-line method over a period of 15 years. The period of 15 years was management's best estimate of the useful lives of the franchises and assumed that substantially all of those franchises that expired during the period would be renewed but not indefinitely. Because substantially all of the Company's franchise rights have been acquired in the past several years (see Note 3), the Company did not have sufficient experience with the local franchise authorities to conclude that renewals of franchises could be accomplished indefinitely. In addition, because the technological state of the Company's cable systems, with many systems with less than 550 megahertz bandwidths, could have

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES resulted in demands from local franchise authorities to upgrade those systems sooner than previously planned, there was a risk that the franchises would not be renewed.

     The Company believes that facts and circumstances have changed to enable it to conclude that substantially all of its franchises will be renewed indefinitely, with some portion of the franchises continuing to be amortized. The Company has sufficiently upgraded the technological state of its cable systems and now has sufficient experience with the local franchise authorities where it acquired franchises to conclude substantially all franchises will be renewed indefinitely. Any revisions to the estimated useful lives of franchises will be reflected in the 2002 financial statements (see Note 18 regarding the adoption of SFAS No. 142).

     Accumulated amortization related to franchises was $3.2 billion and $1.9 billion, as of December 31, 2001 and 2000, respectively. Amortization expense related to franchises for the years ended December 31, 2001, 2000 and 1999, was $1.3 billion, $1.2 billion and $520.0 million, respectively.

OTHER ASSETS

     Other assets primarily include deferred financing costs and investments in equity securities. Costs related to borrowings are deferred and amortized to interest expense using the effective interest method over the terms of the related borrowings. As of December 31, 2001 and 2000, other assets include $205.0 million and $158.8 million of deferred financing costs, net of accumulated amortization of $62.0 million and $35.2 million, respectively.

     Investments in equity securities are accounted for at cost, under the equity method of accounting or in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Charter recognizes losses for any decline in value considered to be other than temporary. Certain marketable equity securities are classified as available-for-sale and reported at market value with unrealized gains and losses recorded as accumulated other comprehensive income or loss. Comprehensive loss for the years ended December 31, 2001, 2000 and 1999, was $2.6 billion, $2.1 billion and $646.5 million, respectively.

     The following summarizes investment information as of and for the year ended December 31, 2001:

                                                               LOSS FOR THE YEAR
                                          CARRYING VALUE AT          ENDED
                                            DECEMBER 31,         DECEMBER 31,
                                          -----------------   -------------------
                                           2001      2000       2001       2000
                                          -------   -------   --------   --------
Equity investments, under the cost
  method................................  $31,659   $ 5,041   $ (5,703)  $ (4,690)
Equity investments, under the equity
  method................................    9,575    36,005    (41,107)    (6,989)
Marketable securities, at market
  value.................................    2,020        --     (2,147)       716
                                          -------   -------   --------   --------
                                          $43,254   $41,046   $(48,957)  $(10,963)
                                          =======   =======   ========   ========

VALUATION OF LONG-LIVED ASSETS

     The Company periodically evaluates the recoverability of long-lived assets, including property, plant and equipment and franchises for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If a review indicates that the

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES carrying value of such asset is not recoverable based on projected undiscounted net cash flows related to the asset over its remaining life, a loss is recognized for the difference between the fair value of the asset and its carrying value.

OTHER LONG-TERM LIABILITIES

     The Company receives upfront payments from certain programmers related to the launch of new cable television channels. Revenue is recognized to the extent of the fair value of the advertising services provided to promote the new channels. Such revenue is classified as advertising revenue and totaled $99.7 million and $51.5 million for the years ended December 31, 2001 and 2000, respectively, and was insignificant during 1999. The remaining portion is deferred and amortized as an offset to programming expense over the respective terms of the program agreements, which range from one to 20 years. For the years ended December 31, 2001, 2000 and 1999, the Company amortized and recorded as a reduction of programming costs $10.3 million, $6.9 million and $3.4 million, respectively. As of December 31, 2001 and 2000, the unamortized portion of the deferred payments totaled $95.9 million and $104.2 million, respectively, and is included in other long-term liabilities in the accompanying consolidated balance sheets.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Company uses interest rate risk management derivative instruments, such as interest rate swap agreements, interest rate cap agreements and interest rate collar agreements (collectively referred to herein as interest rate agreements) as required under the terms of the credit facilities of the Company's subsidiaries. The Company's policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, the Company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate cap agreements are used to lock in a maximum interest rate should variable rates rise, but enable the Company to otherwise pay lower market rates. Interest rate collar agreements are used to limit exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates. The Company does not hold or issue any derivative financial instruments for trading purposes.

REVENUE RECOGNITION

     Revenues from analog, digital and cable modem services are recognized when the related services are provided. Advertising sales are recognized in the period that the advertisements are broadcast.

     Local governmental authorities impose franchise fees on the Company ranging up to a federally mandated maximum of 5.0% of gross revenues. Such fees are collected on a monthly basis from the Company's customers and are periodically remitted to local franchise authorities. Franchise fees collected and paid are reported as revenues and expenses.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, as permitted by SFAS No. 123, "Accounting for Stock-Based Compensation." Compensation expense for stock options is measured as the excess, if any, of the quoted market price

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the common stock. Compensation expense for restricted stock awards is recorded over the vesting period with an increase to additional paid-in capital based on the quoted market price of the Company's common stock at the date of the grant.

INCOME TAXES

     Certain indirect subsidiaries of the Company are corporations and file separate federal and state income tax returns. Results of operations from these subsidiaries are not material to the consolidated results of operations of the Company. Income tax expense for the year ended December 31, 1999 represents taxes assessed by certain state jurisdictions. Deferred income tax assets and liabilities are not material.

MINORITY INTEREST

     Minority interest represents preferred membership units issued by a subsidiary in connection with the acquisition of a company by Charter Holdco. The preferred membership units accrete at a rate of 2% per year and are exchangeable on a one-for-one basis for shares of Charter Class A common stock. The accretion on the preferred membership units is recorded as minority interest expense in the accompanying consolidated statements of operations.

SEGMENTS

     SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," established standards for reporting information about operating segments in annual financial statements and in interim financial reports issued to shareholders. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment. Because the Company provides a variety of broadband services over the same means of delivery, management has determined the Company has one reportable segment, broadband services.

3.  ACQUISITIONS

     During 2001, the Company acquired cable systems for an aggregate purchase price of $1.71 billion, net of cash acquired, and a cable system valued at $25.1 million. Also during 2001, Charter Holdco acquired cable systems for a purchase price of $44.6 million in cash, and 505,664 shares of Charter Series A Convertible Redeemable Preferred Stock valued at $50.6 million and additional shares of Series A Convertible Redeemable Preferred Stock valued at $5.1 million to be issued to certain sellers subject to certain holdback provisions of the acquisition agreement. Immediately after the acquisition, Charter Holdco contributed all of its equity interest in the acquisition to the Company. The purchase prices were allocated to assets and liabilities assumed based on relative fair values including amounts assigned to franchises of $1.4 billion.

     During 2000, the Company acquired cable systems for an aggregate purchase price of $101.2 million, net of cash acquired. Also during 2000, Charter Holdco acquired cable systems for an aggregate purchase price of $1.1 billion, net of cash acquired, excluding debt assumed of $963.3 million. In connection with the acquisitions, Charter issued shares of Class A common stock valued at approximately $178.0 million, and Charter Holdco and an indirect subsidiary of Charter

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

Holdings issued equity interests totaling $384.6 million and $629.5 million, respectively. Immediately after the acquisitions, Charter Holdco contributed all of its equity interests in these acquisitions to Charter Holdings. The purchase prices were allocated to assets and liabilities assumed based on relative fair values, including amounts assigned to franchises of $3.0 billion.

     During 1999, the Company acquired cable systems in eight separate transactions for an aggregate purchase price of $3.6 billion, net of cash acquired, excluding debt assumed of $354.0 million. In connection with the Rifkin acquisition, Charter Holdco issued equity interests totaling $133.3 million to certain sellers. In addition, Vulcan purchased $180.7 million of equity interests in Rifkin. Vulcan and Charter Holdco contributed interests in Rifkin to Charter Holdings, increasing equity by $314.0 million. The purchase prices were allocated to assets acquired and liabilities assumed based on their relative fair values, including amounts assigned to franchises of $3.9 billion.

     During 1999, Charter Holdco acquired the cable systems of Fanch, Falcon and Avalon and on January 1, 2000, Charter Holdco transferred its equity interests in these cable systems to Charter Holdings (see Note 1), increasing member's equity by $4.6 billion. Charter Holdco acquired these cable systems for an aggregate purchase price of $4.0 billion, net of cash acquired, excluding debt assumed of $2.2 billion and equity issued by Charter Holdco of $550.0 million. Charter Holdco allocates the purchase price to assets acquired and liabilities assumed based on their relative fair values, including amounts assigned to franchises of $5.8 billion.

     The above transactions were accounted for using the purchase method of accounting, and, accordingly, the results of operations of the acquired assets have been included in the consolidated financial statements from their respective dates of acquisition. The purchase prices were allocated to assets and liabilities assumed based on relative fair values. The allocation of the purchase prices for the 2001 acquisitions is based, in part, on preliminary information, which is subject to adjustment upon obtaining complete valuation information. Management believes that finalization of the allocation of the purchase prices will not have material impact on the consolidated results of operations or financial position of the Company.

     The summarized operating results of the Company which follow are presented on a pro forma basis as if the following had occurred on January 1, 2000: all significant acquisitions and dispositions completed during 2001 and 2000, the issuance of Charter Holdings senior and senior discount notes in January 2001 and 2000, the drawdown of Charter Holdings' 2000 senior bridge loan facility, the issuance of Charter Holdings senior and senior discount notes in May 2001, the issuance by Charter of convertible senior notes in October and November 2000 and subsequent contribution of proceeds to the Company, and the issuance of and sale by Charter of convertible senior notes and common stock in May 2001 and subsequent contribution of proceeds to the Company. Adjustments have been made to give effect to amortization of franchises, interest expense, minority interest expense, and certain other adjustments.

                                                 YEAR ENDED DECEMBER 31,
                                                -------------------------
                                                   2001          2000
                                                -----------   -----------
                                                       (UNAUDITED)
Revenues......................................  $ 4,114,767   $ 3,609,521
Loss from operations..........................   (1,216,362)   (1,045,375)
Net loss......................................   (2,659,500)   (2,300,411)

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

     The unaudited pro forma financial information has been presented for comparative purposes and does not purport to be indicative of the consolidated results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

     On August 29, 2001, certain of the Company's subsidiaries entered into an agreement to purchase substantially all of the assets of certain Enstar partnerships for which Charter is the manager for a purchase price of approximately $63.0 million in cash.

     On September 28, 2001, Charter Holdco and High-Speed Access Corp. (HSA) entered into an asset purchase agreement pursuant to which Charter Holdco agreed to purchase from HSA the contracts and associated assets, and assume related liabilities, that served certain of the Company's high-speed data customers for $77.5 million in cash. The transaction is expected to close in February 2002. The rights under this agreement were subsequently assigned to a subsidiary of the Company.

4.  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Activity in the allowance for doubtful accounts is summarized as follows for the years presented:

                                                      YEAR ENDED DECEMBER 31,
                                                   ------------------------------
                                                     2001       2000       1999
                                                   --------   --------   --------
Balance, beginning of year.......................  $ 12,421   $ 11,471   $  1,728
Acquisitions of cable systems....................     1,053        780      5,860
Charged to expense...............................    94,720     46,151     20,872
Uncollected balances written off, net of
  recoveries.....................................   (75,328)   (45,981)   (16,989)
                                                   --------   --------   --------
Balance, end of year.............................  $ 32,866   $ 12,421   $ 11,471
                                                   ========   ========   ========

5.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following as of December 31, 2001 and 2000:

                                                  2001           2000
                                               -----------    -----------
Cable distribution systems...................  $ 7,832,428    $ 5,618,889
Land, buildings and leasehold improvements...      446,468        282,960
Vehicles and equipment.......................      646,125        385,199
                                               -----------    -----------
                                                 8,925,021      6,287,048
Less: accumulated depreciation...............   (1,968,244)    (1,056,565)
                                               -----------    -----------
                                               $ 6,956,777    $ 5,230,483
                                               ===========    ===========

     For the years ended December 31, 2001, 2000 and 1999, depreciation expense was $1.7 billion, $1.2 billion, and $225.0 million, respectively.

     During the years ended December 31, 2001 and 2000, the Company reduced the estimated useful lives of certain depreciable assets expected to be abandoned as a result of its rebuild and upgrade of cable distribution systems. As a result, an additional $540.9 million and $508.5 million of depreciation expense was recorded during the years ended December 31, 2001 and 2000, respectively. The Company periodically evaluates the estimated useful lives used to depreciate its assets and the

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES estimated amount of assets that will be abandoned or have minimal use in the future. While the Company believes its estimates of useful lives are reasonable, significant differences in actual experience or significant changes in assumptions may affect future depreciation expense.

6.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following as of December 31, 2001 and 2000:

                                                    2001          2000
                                                 ----------    ----------
Accounts payable...............................  $  286,800    $  365,007
Capital expenditures...........................     177,971       281,142
Accrued interest...............................     233,174       208,850
Programming costs..............................     133,748       120,035
Accrued general and administrative.............      97,672        75,315
Franchise fees.................................      61,902        53,494
Other accrued expenses.........................     280,619       254,636
                                                 ----------    ----------
                                                 $1,271,886    $1,358,479
                                                 ==========    ==========

7.  LONG-TERM DEBT

     Long-term debt consists of the following as of December 31, 2001 and 2000:

                                                          2001           2000
                                                       -----------    -----------
Long-Term Debt Charter Holdings:
  March 1999
  8.250% senior notes due 2007.......................  $   600,000    $   600,000
  8.625% senior notes due 2009.......................    1,500,000      1,500,000
  9.920% senior discount notes due 2011..............    1,475,000      1,475,000
  January 2000
  10.000% senior notes due 2009......................      675,000        675,000
  10.250% senior notes due 2010......................      325,000        325,000
  11.750% senior discount notes due 2010.............      532,000        532,000
  January 2001
  10.750% senior notes due 2009......................      900,000             --
  11.125% senior notes due 2011......................      500,000             --
  13.500% senior discount notes due 2011.............      675,000             --

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                                                          2001           2000
                                                       -----------    -----------
  May 2001
  9.625% senior notes due 2009.......................      350,000             --
  10.000% senior notes due 2011......................      575,000             --
  11.750% senior discount notes due 2011.............    1,018,000             --
  Senior bridge loan facility........................           --        272,500
Renaissance:
  10.00% senior discount notes due 2008..............      114,413        114,413
CC V Holdings:
  11.875% senior discount notes due 2008.............      179,750        179,750
Other long-term debt.................................        1,313          1,971
Credit Facilities Charter Operating..................    4,145,000      4,432,000
CC Michigan, LLC and CC New England, LLC (Avalon)....           --        213,000
CC VI................................................      901,000        895,000
CC VII...............................................      582,000      1,050,000
CC VIII..............................................    1,082,000        712,000
                                                       -----------    -----------
                                                        16,130,476     12,977,634
Unamortized discount.................................   (1,170,103)      (667,179)
                                                       -----------    -----------
                                                       $14,960,373    $12,310,455
                                                       ===========    ===========

     In March 1999, the Company extinguished substantially all existing long-term debt, excluding borrowings of the Company under its credit agreements, and refinanced substantially all existing credit agreements at various subsidiaries with a new credit agreement entered into by Charter Communications Operating, LLC (Charter Operating) (the Charter Operating Credit Facilities). The excess of the amount paid over the carrying value, net of deferred financing costs, of the Company's long-term debt of $7.8 million was recorded as an extraordinary item-loss on debt extinguishment in the accompanying consolidated statement of operations.

     March 1999 Charter Holdings Notes. In March 1999, Charter Holdings and Charter Communications Holdings Capital Corporation ("Charter Capital") (collectively, the "Issuers") issued $3.6 billion principal amount of senior notes. The March 1999 Charter Holdings notes consisted of $600.0 million in aggregate principal amount of 8.250% senior notes due 2007, $1.5 billion in aggregate principal amount of 8.625% senior notes due 2009, and $1.475 billion in aggregate principal amount at maturity of 9.920% senior discount notes due 2011. The net proceeds of approximately $2.9 billion, combined with the borrowings under the Company's credit facilities, were used to consummate tender offers for publicly held debt of several of the Company's subsidiaries, as described below, to refinance borrowings under the Company's previous credit facilities, for working capital purposes and to finance acquisitions.

     The 8.250% senior notes are not redeemable prior to maturity. Interest is payable semiannually in arrears on April 1 and October 1, beginning October 1, 1999, until maturity.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

     The 8.625% senior notes are redeemable at the option of the Issuers at amounts decreasing from 104.313% to 100% of par value plus accrued and unpaid interest beginning on April 1, 2004, to the date of redemption. At any time prior to April 1, 2002, the Issuers may redeem up to 35% of the aggregate principal amount of the 8.625% senior notes at a redemption price of 108.625% of the principal amount under certain conditions. Interest is payable semiannually in arrears on April 1 and October 1, beginning October 1, 1999, until maturity.

     The 9.920% senior discount notes are redeemable at the option of the Issuers at amounts decreasing from 104.960% to 100% of accreted value beginning April 1, 2004. At any time prior to April 1, 2002, the Issuers may redeem up to 35% of the aggregate principal amount of the 9.920% senior discount notes at a redemption price of 109.920% of the accreted value under certain conditions. Thereafter, cash interest is payable semiannually in arrears on April 1 and October 1 beginning October 1, 2004, until maturity.

     As of December 31, 2001 and 2000, $2.1 billion of the May 1999 Charter Holdings 8.250% notes and 8.625% senior notes were outstanding, and the accreted value of the 9.920% senior discount notes was approximately $1.2 billion and $1.1 billion, respectively.

     January 2000 Charter Holdings Notes. In January 2000, Charter Holdings and Charter Capital issued $1.5 billion principal amount of senior notes. The January 2000 Charter Holdings notes consisted of $675.0 million in aggregate principal amount of 10.000% senior notes due 2009, $325.0 million in aggregate principal amount of 10.250% senior notes due 2010, and $532.0 million in aggregate principal amount at maturity of 11.750% senior discount notes due 2010. The net proceeds of approximately $1.25 billion were used to consummate change of control offers for certain of the Falcon, Avalon and Bresnan notes and debentures.

     The 10.000% senior notes are not redeemable prior to maturity. Interest is payable semiannually on April 1 and October 1, beginning April 1, 2000 until maturity.

     The 10.250% senior notes are redeemable at the option of the Issuers at amounts decreasing from 105.125% to 100% of par value plus accrued and unpaid interest, beginning on January 15, 2005, to the date of redemption. At any time prior to January 15, 2003, the Issuers may redeem up to 35% of the aggregate principal amount of the 10.250% senior notes at a redemption price of 110.25% of the principal amount under certain conditions. Interest is payable semiannually in arrears on January 15 and July 15, beginning on July 15, 2000, until maturity.

     The 11.750% senior discount notes are redeemable at the option of the Issuers at amounts decreasing from 105.875% to 100% of accreted value beginning January 15, 2005. At any time prior to January 15, 2003, the Issuers may redeem up to 35% of the aggregate principal amount of the 11.750% senior notes at a redemption price of 111.750% of the accreted value under certain conditions. Interest is payable semiannually in arrears on January 15 and July 15, beginning on July 15, 2005, until maturity. The discount on the 11.750% senior discount notes is being accreted using the effective interest method.

     As of December 31, 2001 and 2000, $1.0 billion of the January 2000 Charter Holdings 10.000% and 10.250% senior notes were outstanding, and the accreted value of the 11.750% senior discount notes was approximately $376.1 million and $335.5 million, respectively.

     January 2001 Charter Holdings Notes. In January 2001, Charter Holdings and Charter Capital issued $2.1 billion in aggregate principal amount of senior notes. The January 2001 Charter Holdings notes consisted of $900.0 million in aggregate principal amount of 10.750% senior notes due 2009,

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

$500.0 million in aggregate principal amount of 11.125% senior notes due 2011 and $675.0 million in aggregate principal amount at maturity of 13.500% senior discount notes due 2011. The net proceeds of approximately $1.72 billion were used to repay all remaining amounts then outstanding under the Charter Holdings 2000 senior bridge loan facility and the CC VI revolving credit facility and a portion of the amounts then outstanding under the Charter Operating and CC VII revolving credit facilities and for general corporate purposes.

     The 10.750% senior notes are not redeemable prior to maturity. Interest is payable semiannually in arrears on April 1 and October 1, beginning October 1, 2001, until maturity.

     The 11.125% senior notes are redeemable at the option of the Issuers at amounts decreasing from 105.563% to 100% of par value plus accrued and unpaid interest beginning on January 15, 2006, to the date of redemption. At any time prior to January 15, 2004, the Issuers may redeem up to 35% of the aggregate principal amount of the 11.125% senior notes at a redemption price of 111.125% of the principal amount under certain conditions. Interest is payable semiannually in arrears on January 15 and July 15, beginning July 15, 2001, until maturity.

     The 13.500% senior discount notes are redeemable at the option of the Issuers at amounts decreasing from 106.750% to 100% of accreted value beginning January 15, 2006. At any time prior to January 15, 2004, the Issuers may redeem up to 35% of the aggregate principal amount of the 13.500% senior discount notes at a redemption price of 113.500% of the accreted value under certain conditions. Thereafter, cash interest is payable semiannually in arrears on January 15 and July 15 beginning July 15, 2006, until maturity. The discount on the 13.500% senior discount notes is being accreted using the effective interest method.

     As of December 31, 2001, $1.4 billion of the January 2001 Charter Holdings 10.750% and 11.125% senior notes were outstanding, and the accreted value of the 13.500% senior discount notes was approximately $398.3 million.

     May 2001 Charter Holdings Notes. In May 2001, Charter Holdings and Charter Capital issued $1.94 billion in aggregate principal amount of senior notes. The May 2001 Charter Holdings notes consisted of $350.0 million in aggregate principal amount of 9.625% senior notes due 2009, $575.0 million in aggregate principal amount of 10.000% senior notes due 2011 and $1.0 billion in aggregate principal amount at maturity of 11.750% senior discount notes due 2011. The net proceeds of approximately $1.47 billion were used to pay a portion of the purchase price of the AT&T transactions, repay all amounts outstanding under the Charter Operating and CC VII revolving credit facilities and for general corporate purposes, including capital expenditures.

     The 9.625% senior notes are not redeemable prior to maturity. Interest is payable semiannually in arrears on May 15 and November 15, beginning November 15, 2001, until maturity.

     The 10.000% senior notes are redeemable at the option of the Issuers at amounts decreasing from 105.000% to 100% of par value plus accrued and unpaid interest beginning on May 15, 2006, to the date of redemption. At any time prior to May 15, 2004, the Company may redeem up to 35% of the aggregate principal amount of the 10.000% senior notes at a redemption price of 110.000% of the principal amount under certain conditions. Interest is payable semiannually in arrears on May 15 and November 15, beginning November 15, 2001, until maturity.

     The 11.750% senior discount notes are redeemable at the option of the Issuers at amounts decreasing from 105.875% to 100% of accreted value beginning January 15, 2006. At any time prior to May 15, 2004, the Issuers may redeem up to 35% of the aggregate principal amount of the

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

11.750% senior discount notes at a redemption price of 111.750% of the accreted value under certain conditions. Thereafter, cash interest is payable semiannually in arrears on May 15 and November 15 beginning November 15, 2006, until maturity. The discount on the 11.750% senior discount notes is being accreted using the effective interest method.

     As of December 31, 2001, $925.0 million of the May 2001 Charter Holdings 9.625% and 10.000% senior notes were outstanding, and the accreted value of the 11.750% senior discount notes was approximately $618.1 million.

     Charter Holdings 2000 Senior Bridge Loan Facility. On August 4, 2000, Charter Holdings and Charter Capital entered into a senior bridge loan agreement providing for senior increasing rate bridge loans in an aggregate principal amount of up to $1.0 billion.

     On August 14, 2000, Charter Holdings borrowed $1.0 billion under the senior bridge loan facility and used substantially all of the proceeds to repay a portion of the amounts outstanding under the Charter Operating and the CC VII revolving credit facilities. The bridge loan initially bore interest at an annual rate of 10.21%. For amounts not repaid by November 14, 2000, the interest rate increased by 1.25% at such date.

     The net proceeds, totaling $727.5 million, from the sales in October and November 2000 of convertible senior notes were used to repay $727.5 million of the amount outstanding under the Charter Holdings 2000 senior bridge loan facility. The remaining balance of $272.5 million on the senior bridge loan facility was repaid with the proceeds from the sale of the Charter Holdings January 2001 notes.

     Renaissance Notes. In connection with the acquisition of Renaissance in April 1999, the Company assumed $163.2 million principal amount at maturity of 10.000% senior discount notes due 2008. The Renaissance notes do not require the payment of interest until April 15, 2003. From and after April 15, 2003, the Renaissance notes bear interest, payable semi-annually in cash, on April 15 and October 15, commencing on October 15, 2003. The Renaissance notes are due on April 15, 2008.

     In May 1999, $48.8 million aggregate face amount of the Renaissance notes was repurchased at 101% of the accreted value plus accrued and unpaid interest. As of December 31, 2001 and 2000, $114.4 million of the Renaissance notes were outstanding, and the accreted value was approximately $103.6 million and $94.6 million, respectively.

     CC V Holdings Notes. Charter Holdco acquired CC V Holdings in November 1999 and assumed CC V Holdings' outstanding 11.875% senior discount notes due 2008 with an accreted value of $123.3 million and $150.0 million in principal amount of 9.375% senior subordinated notes due 2008. After December 1, 2003, cash interest on the CC V Holdings 11.875% notes will be payable semi-annually on June 1 and December 1 of each year, commencing June 1, 2004.

     In January 2000, through change of control offers and purchases in the open market, the Company repurchased all of the $150.0 million aggregate principal amount of the CC V Holdings 9.375% notes. The aggregate repurchase price was $153.7 million and was funded with the proceeds from sale of the January 2000 Charter Holdings notes.

     Contemporaneously, the Company completed change of control offers in which it repurchased $16.3 million aggregate principal amount at maturity of the 11.875% notes at a purchase price of 101% of accreted value as of January 28, 2000, for $10.5 million. As of December 31, 2001,

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

CC V Holdings 11.875% notes with an aggregate principal amount of $179.8 million at maturity remained outstanding with an accreted value of $146.3 million.

     Charter Operating Credit Facilities. The Charter Operating credit facilities were amended and restated on January 3, 2002 and provide for four term facilities: two Term A facilities with an aggregate principal amount of $1.11 billion that matures in September 2007, each with different amortization schedules, one beginning in June 2002 and one beginning in September 2005; and two Term B facilities with an aggregate principal amount of $2.75 billion, of which $1.85 billion matures in March 2008 and $900 million matures in September 2008. The Charter Operating credit facilities also provide for two revolving credit facilities, in an aggregate amount of $1.34 billion, which will reduce annually beginning in March 2004 and September 2005, with a maturity date in September 2007. At the option of the lenders, supplemental credit facilities in the amount of $100.0 million may be available. Amounts under the Charter Operating credit facilities bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin of up to 2.75% for Eurodollar loans (6.50% to 7.69% as of December 31, 2001) and 1.75% for base rate loans. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of the revolving credit facilities.

     As of December 31, 2001, outstanding borrowings were approximately $4.1 billion and the unused availability was $855.0 million. After giving effect to the amendment to the Charter Operating credit facilities on January 3, 2002, unused availability would have been $1.06 billion as of December 31, 2001. In January 2002, the Company repaid $465.0 million under the Charter Operating revolving credit facilities with proceeds from the issuance of the January 2002 Charter Holdings notes.

     CC V Holdings Credit Facilities. In December 2000, two of the Company's subsidiaries, CC VIII, LLC and CC V Holdings, LLC (formerly known as Avalon), were consolidated into CC V Holdings (the "CC V Holdings Combination"). Upon completion of the CC V Holdings Combination in January 2001, all amounts outstanding under the Avalon credit facilities were repaid and the Avalon credit facilities were terminated. The CC VIII credit facilities were amended and restated to, among other things, increase borrowing availability by $550.0 million to $1.45 billion.

     CC VI Operating Credit Facilities. The CC VI Operating credit facilities provide for two term facilities, one with a principal amount of $450.0 million that matures May 2008 (Term A), and the other with a principal amount of $400.0 million that matures November 2008 (Term B). The CC VI Operating credit facilities also provide for a $350.0 million reducing revolving credit facility with a maturity date in May 2008. At the option of the lenders, supplemental credit facilities in the amount of $300.0 million may be available until December 31, 2004. Amounts under the CC VI Operating credit facilities bear interest at the base rate or the Eurodollar rate, as defined, plus a margin of up to 3.0% for Eurodollar loans (6.34% to 7.93% as of December 31, 2001) and 2.0% for base rate loans. A quarterly commitment fee of between 0.250% and 0.375% per annum is payable on the unborrowed balance of the Term A facility and the revolving facility. The Company used $850.0 million of the credit facilities to fund a portion of the Fanch purchase price.

     As of December 31, 2001, outstanding borrowings were $901.0 million and unused availability was $299.0 million. In January 2002, the Company repaid $76.0 million under the CC VI Operating revolving credit facilities with proceeds from the issuance of the January 2002 Charter Holdings notes.

     CC VII Credit Facilities. The previous Falcon credit facilities were amended in connection with the Falcon acquisition and again in September 2001. The CC VII credit facilities provide for two

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES term facilities, one with a principal amount of $194.0 million that matures June 2007 (Term B), and the other with the principal amount of $291.0 million that matures December 2007 (Term C). The CC VII credit facilities also provide for a reducing revolving facility of up to approximately $77.7 million (maturing in December 2006), a reducing supplemental facility of up to $110.0 million (maturing in December 2007) and a second reducing revolving facility of up to $670.0 million (maturing in June 2007). At the option of the lenders, supplemental credit facilities in the amount of up to $486.4 million may also be available. Amounts under the CC VII credit facilities bear interest at the base rate or the Eurodollar rate, as defined, plus a margin of up to 2.5% for Eurodollar loans (5.50% to 7.08% as of December 31, 2001) and up to 1.5% for base rate loans. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of the revolving facilities.

     As of December 31, 2001, outstanding borrowings were $582.0 million and unused availability was $760.7 million. In January 2002, the Company repaid $97.0 million under the CC VII revolving credit facilities with proceeds from the issuance of the January 2002 Charter Holdings notes.

     CC VIII Credit Facilities. Upon the completion of the CC V Holdings Combination in January 2001, the CC VIII credit facilities were amended and restated to, among other things, increase borrowing availability by $555.0 million to $1.45 billion. The credit facilities were further amended and restated on January 3, 2002 and provide for borrowings of up to $1.55 billion. The CC VIII credit facilities provide for three term facilities, two Term A facilities with an aggregate principal amount of $500.0 million that mature in June 2007, and a Term B facility with a principal amount of $500.0 million that matures in February 2008. The CC VIII credit facilities also provide for two reducing revolving credit facilities, in the aggregate amount of $550.0 million, which will reduce quarterly beginning in March 2002 and September 2005, respectively, with maturity dates in June 2007. At the option of the lenders, supplemental facilities in the amount of $300.0 million may be available. Amounts under the CC VIII credit facilities bear interest at the base rate or the Eurodollar rate, as defined, plus a margin of up to 2.75% for Eurodollar loans (6.09% to 7.84% as of December 31, 2001) and up to 1.75% for base rate loans. A quarterly commitment fee of between 0.250% and 0.375% is payable on the unborrowed balance of the revolving credit facilities.

     As of December 31, 2001, outstanding borrowings were $1.1 billion, and unused availability was $368.0 million. After giving effect to the amendment to the CC VIII credit facilities on January 3, 2002, unused availability would have been $468.0 million as of December 31, 2001. In January 2002, the Company repaid $107.0 million under the CC VIII revolving credit facilities with proceeds from the issuance of the January 2002 Charter Holdings notes.

     The indentures governing the debt agreements require issuers of the debt and/or its subsidiaries to comply with various financial and other covenants, including the maintenance of certain operating and financial ratios. These debt instruments also contain substantial limitations on, or prohibitions of, distributions, additional indebtedness, liens, asset sales and certain other items. As a result of limitations and prohibitions of distributions, substantially all of the net assets of the consolidated subsidiaries are restricted for distribution to the Company, Charter and Charter Holdco.

     In the event of a default under the Company's subsidiaries' credit facilities or public notes, the subsidiaries' creditors could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable. In such event, the subsidiaries' credit facilities and indentures will not permit the subsidiaries to distribute funds to Charter Holdco or the Company to pay interest or principal on the public notes. If the amounts outstanding under such credit facilities or

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES public notes are accelerated, all of the subsidiaries' debt and liabilities would be payable from the subsidiaries' assets, prior to any distribution of the subsidiaries' assets to pay the interest and principal amounts on the public notes and the Company might not be able to repay or make any payments on its public notes. Additionally, such a default would cause a cross-default in the indentures governing the Charter Holdings notes and the convertible senior notes and would trigger the cross-default provision of the Charter Operating Credit Agreement. Any default under any of the subsidiaries' credit facilities or public notes might adversely affect the holders of the Company's public notes and the Company's growth, financial condition and results of operations.

     Based upon outstanding indebtedness as of December 31, 2001, giving effect to the refinancing of certain of the Company's credit facilities on January 3, 2002, the amortization of term loans, scheduled reductions in available borrowings of the revolving credit facilities, and the maturity dates for all senior and subordinated notes and debentures, aggregate future principal payments on the total borrowings under all debt agreements as of December 31, 2001, are as follows:

YEAR                                                   AMOUNT
----                                                 -----------
2002...............................................  $        --
2003...............................................      236,704
2004...............................................      192,551
2005...............................................      430,307
2006...............................................      717,832
Thereafter.........................................   14,553,082
                                                     -----------
                                                     $16,130,476
                                                     ===========

8.  CAPITAL TRANSACTIONS

     5.75% Charter Convertible Notes. In October and November 2000, Charter issued 5.75% convertible senior notes with an aggregate principal amount at maturity of $750.0 million (the "5.75% Charter Convertible Notes"). Charter used the net proceeds from the sale of these notes to purchase from Charter Holdco a mirror convertible senior note with terms substantially similar to the terms of the convertible senior notes issued by Charter. Charter Holdco used the net proceeds of approximately $727.5 million from the sale of the mirror note to purchase common equity in the Company, which in turn used the capital contribution to repay certain amounts outstanding under the Charter Holdings 2000 senior bridge loan facility.

     4.75% Charter Convertible Notes. In May 2001, Charter issued 4.75% convertible senior notes with an aggregate principal amount at maturity of $632.5 million (the "4.75% Charter Convertible Notes"). Charter used the net proceeds from the sale of these notes to purchase from Charter Holdco, a mirror convertible senior note with terms substantially similar to the terms of the convertible senior notes issued by Charter. Charter Holdco used the net proceeds of approximately $608.7 million from the sale of the mirror convertible note to purchase common equity in the Company, which in turn used the net proceeds to repay certain amounts outstanding under the revolving portions of the credit facilities of the Company's subsidiaries and for general corporate purposes, including capital expenditures.

     Also, in May 2001, Charter sold shares of its Class A common stock for total proceeds of approximately $1.21 billion. Charter used the net proceeds from the sale to purchase additional

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES membership units in Charter Holdco which used approximately $700.0 million of such proceeds to purchase common equity in the Company, which in turn used the net proceeds for general corporate purposes, including capital expenditures.

9.  ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     Effective January 1, 2001, the Company adopted SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." Interest rate agreements are recorded in the consolidated balance sheet at December 31, 2001 as either an asset or liability measured at fair value. In connection with the adoption of SFAS No. 133, the Company recorded a loss of $23.9 million for the cumulative effect of change in accounting principle as other expense. The effect of adoption was to increase other expense resulting in increased net loss of $23.9 million for the year ended December 31, 2001.

     The Company has certain interest rate derivative instruments that have been designated as cash flow hedging instruments. Such instruments are those which effectively convert variable interest payments on debt instruments into fixed payments. For qualifying hedges, SFAS No. 133 allows derivative gains and losses to offset related results on hedged items in the consolidated statement of operations. The Company has formally documented, designated and assessed the effectiveness of transactions that receive hedge accounting. For the year ended December 31, 2001, other expense includes $2.5 million of losses, which represent cash flow hedge ineffectiveness on interest rate hedge agreements arising from differences between the critical terms of the agreements and the related hedged obligations. Changes in the fair value of interest rate agreements designated as hedging instruments of the variability of cash flows associated with floating-rate debt obligations are reported in accumulated other comprehensive loss. At December 31, 2001, included in accumulated other comprehensive loss was a loss of $38.5 million related to derivative instruments designated as cash flow hedges. The amounts are subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest on the floating-rate debt obligations affects earnings (losses).

     Certain interest rate derivative instruments are not designated as hedges as they do not meet the effectiveness criteria specified by SFAS No. 133. However, management believes such instruments are closely correlated with the respective debt, thus managing associated risk. Interest rate derivative instruments not designated as hedges are marked to fair value with the impact recorded as other income or expense. For the year ended December 31, 2001, the Company recorded other expense of $48.8 million for interest rate derivative instruments not designated as hedges.

     As of December 31, 2001 and 2000, the Company had outstanding $3.3 billion and $1.9 billion, $0 and $15.0 million, and $520.0 million and $520.0 million, respectively, in notional amounts of interest rate swaps, caps and collars, respectively. The notional amounts of interest rate instruments do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to credit loss. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company has estimated the fair value of its financial instruments as of December 31, 2001 and 2000 using available market information or other appropriate valuation methodologies. Considerable judgment, however, is required in interpreting market data to develop the estimates of

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES fair value. Accordingly, the estimates presented in the accompanying consolidated financial statements are not necessarily indicative of the amounts the Company would realize in a current market exchange.

     The carrying amounts of cash, receivables, payables and other current assets and liabilities approximate fair value because of the short maturity of those instruments. The Company is exposed to market price risk volatility with respect to investments in publicly traded and privately held entities.

     The fair value of interest rate agreements represents the estimated amount the Company would receive or pay upon termination of the agreements. Management believes that the sellers of the interest rate agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate agreements are with certain of the participating banks under the Company's credit facilities, thereby reducing the exposure to credit loss. The Company has policies regarding the financial stability and credit standing of major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the Company's consolidated financial position or results of operations.

     The Company's credit facilities bear interest at current market rates and, thus, their carrying value approximates fair value at December 31, 2001 and 2000. The Company is exposed to interest rate volatility with respect to these variable-rate instruments.

     The estimated fair value of the Company's notes and interest rate agreements at December 31, 2001 and 2000 are based on quoted market prices or a discounted cash flow analysis using the Company's incremental borrowing rate for similar types of borrowing arrangements and dealer quotations.

     A summary of the carrying value and fair value of the Company's debt and related interest rate agreements at December 31, 2001 and 2000 is as follows:

                                         2001                        2000
                               ------------------------    ------------------------
                                CARRYING        FAIR        CARRYING        FAIR
                                 VALUE         VALUE         VALUE         VALUE
                               ----------    ----------    ----------    ----------
Debt
Charter Holdings debt........  $7,999,203    $7,963,888    $4,780,212    $4,425,631
Credit facilities............   6,710,000     6,710,000     7,302,000     7,302,000
Other........................     251,170       237,051       228,243       194,729
Interest Rate Agreements
  Swaps......................      79,925        79,925        (1,306)        5,236
Collars......................      33,699        33,699            --        10,807

     The weighted average interest pay rate for the Company's interest rate swap agreements was 7.22% and 7.61% at December 31, 2001 and 2000, respectively. The Company's interest rate collar agreements are structured so that if LIBOR falls below 5.3%, the Company pays 6.7%. If the LIBOR rate is between 5.3% and 8.0%, the Company pays LIBOR. The LIBOR rate is capped at 8.0% if LIBOR is between 8.0% and 9.9%. If the LIBOR rate rises above 9.9%, the cap is removed.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

11.  REVENUES

     Revenues consist of the following for the years presented:

                                           YEAR ENDED DECEMBER 31,
                                    --------------------------------------
                                       2001          2000          1999
                                    ----------    ----------    ----------
Analog video......................  $2,787,632    $2,504,528    $1,155,279
Digital video.....................     307,240        89,288         7,664
Cable modem.......................     154,402        54,714         9,996
Advertising sales.................     312,554       234,560        71,997
Other.............................     391,304       366,132       183,154
                                    ----------    ----------    ----------
                                    $3,953,132    $3,249,222    $1,428,090
                                    ==========    ==========    ==========

12.  OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES

     Operating, general and administrative expenses consist of the following for the years presented:

                                            YEAR ENDED DECEMBER 31,
                                      ------------------------------------
                                         2001          2000         1999
                                      ----------    ----------    --------
General, administrative and
  service...........................  $  861,722    $  719,197    $342,933
Analog video programming............     902,837       736,042     327,830
Digital video.......................     111,167        36,173       3,451
Cable modem.........................      99,956        39,218       9,016
Advertising sales...................      64,026        56,499      19,019
Marketing...........................      70,335        63,789      35,708
                                      ----------    ----------    --------
                                      $2,110,043    $1,650,918    $737,957
                                      ==========    ==========    ========

13.  OPTION PLANS

     Stock options, restricted stock and other incentive compensation are granted pursuant to two plans -- the 1999 Option Plan of Charter Holdco (the "1999 Plan") and the 2001 Stock Incentive Plan of Charter (the "2001 Plan"). The 1999 Plan provided for the grant of options to purchase membership units in Charter Holdco to current and prospective employees and consultants of Charter Holdco and its affiliates and current and prospective non-employee directors of Charter. Membership units received upon exercise of any options are immediately exchanged for shares of Class A common stock of Charter on a one-for-one basis. Options granted generally vest over five years from the grant date, commencing 15 months after the date of grant. Options not exercised accumulate and are exercisable, in whole or in part, in any subsequent period, but not later than ten years from the date of grant. Membership units received upon exercise of the options are automatically exchanged into Class A common stock of Charter on a one-for-one basis.

     The 2001 Plan provides for the grant of non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and/or shares of restricted stock (not to exceed 3,000,000) of Charter, as each term is defined in the

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

2001 Plan. Employees, officers, consultants and directors of the Company and its subsidiaries and affiliates are eligible to receive grants under the 2001 Plan. Options granted generally vest over four years from the grant date, with 25% vesting on each anniversary date following the grant date until options are fully vested. Generally, options expire 10 years from the grant date.

     Together, the plans allow for the issuance of up to an aggregate of 60,000,000 shares of Charter Class A common stock (or units convertible into Charter Class A common stock). In 2001, any shares covered by options that terminated under the 1999 Plan were transferred to the 2001 Plan, and no new options were granted under the 1999 Plan. During September and October 2001, in connection with new employment agreements and related option agreements entered into by the Company, certain executives of the Company were awarded an aggregate of 256,000 shares of Charter restricted Class A common stock, of which 26,250 shares were subsequently cancelled. The shares vested 25% upon grant, with the remaining shares vesting monthly over a three-year period beginning after the first anniversary of the date of grant. As of December 31, 2001, deferred compensation remaining to be recognized in future periods totaled $2.2 million.

     In September 2001, when the Company's former President and Chief Executive Officer terminated his employment, he forfeited an option to purchase approximately seven million Charter Holdco membership units, of which approximately 4.8 million had vested. Accordingly, the Company recorded a reversal of previously recorded compensation expense of $66.6 million.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

     A summary of the activity for the stock options, excluding granted shares of Charter restricted Class A common stock, for the years ended December 31, 2001, 2000 and 1999, is as follows (amounts not in thousands):

                                  2001                      2000                     1999
                         -----------------------   ----------------------   ----------------------
                                        WEIGHTED                 WEIGHTED                 WEIGHTED
                                        AVERAGE                  AVERAGE                  AVERAGE
                                        EXERCISE                 EXERCISE                 EXERCISE
                            SHARES       PRICE       SHARES       PRICE       SHARES       PRICE
                         ------------   --------   -----------   --------   -----------   --------
Options outstanding,
  beginning of
  period...............    28,482,357    $19.24     20,757,608    $19.79      7,044,127    $20.00
Granted:
  Pre IPO grants.......            --        --             --        --      9,584,681     20.04
  Post IPO grants......    29,395,457     16.01     10,247,200     18.06      4,741,400     19.00
Exercised..............      (278,675)    19.23        (16,514)    20.00             --        --
Cancelled..............   (11,041,568)    19.59     (2,505,937)    18.98       (612,600)    19.95
                         ------------    ------    -----------    ------    -----------    ------
Options outstanding,
  end of period........    46,557,571    $17.10     28,482,357    $19.24     20,757,608    $19.79
                         ============    ======    ===========    ======    ===========    ======
Weighted average
  remaining contractual
  life.................     8.9 years                8.6 years                9.2 years
                         ============              ===========              ===========
Options exercisable,
  end of period........     9,386,429    $18.55      7,026,346    $19.98      2,091,032    $19.90
                         ============    ======    ===========    ======    ===========    ======
Weighted average fair
  value of options
  granted..............  $       6.20              $     12.34              $     12.59
                         ============              ===========              ===========

     The following table summarizes information about stock options outstanding and exercisable as of December 31, 2001:

                             OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                    -------------------------------------   -------------------------------------
                                   WEIGHTED-                               WEIGHTED-
                                    AVERAGE     WEIGHTED-                   AVERAGE     WEIGHTED-
                                   REMAINING     AVERAGE                   REMAINING     AVERAGE
RANGE OF EXERCISE     NUMBER      CONTRACTUAL   EXERCISE      NUMBER      CONTRACTUAL   EXERCISE
     PRICES         OUTSTANDING      LIFE         PRICE     EXERCISABLE      LIFE         PRICE
-----------------   -----------   -----------   ---------   -----------   -----------   ---------
$11.99 - $13.96     18,285,375    9.77 years     $12.49      1,225,000    9.80 years     $13.16
$14.31 - $20.73     20,925,816    7.95 years     $19.19      8,111,429    7.56 years     $19.33
$21.20 - $23.09     7,346,380     9.15 years     $22.76         50,000    9.12 years     $23.09

     The Company uses the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," to account for the option plans. Option compensation expense of $41.0 million and $80.0 million for the years ended December 31, 2000 and 1999, respectively, was recorded in the consolidated statements of operations since the exercise prices of certain options were

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES less than the estimated fair values of the underlying membership interests on the date of grant. Option compensation income of $51.8 million for the year ended December 31, 2001 was recorded in the consolidated statements of operations primarily due to the reversal of expense previously recorded in connection with approximately seven million options forfeited by the Company's former President and Chief Executive Officer as part of his September 2001 separation agreement. This was partially offset by expense recorded because exercise prices on certain options were less than the estimated fair values of the Company's stock at the time of grant. Estimated fair values were determined by the Company using the valuation inherent in the Paul Allen Transaction and valuations of public companies in the cable television industry adjusted for factors specific to the Company. Compensation expense is being recorded over the vesting period of each grant that varies from four to five years. As of December 31, 2001, deferred compensation remaining to be recognized in future periods totaled $8.0 million. No stock option compensation expense was recorded for the options granted after November 8, 1999, since the exercise price was equal to the estimated fair value of the underlying membership interests or shares of Class A common stock on the date of grant. Since the membership units are exchangeable into Class A common stock of Charter on a one-for-one basis, the estimated fair value was equal to the quoted market values of Class A common stock.

     SFAS No. 123 requires pro forma disclosure of the impact on earnings as if the compensation expense for these plans had been determined using the fair value method. The Company's net loss as reported and the pro forma net loss that would have been reported using the fair value method under SFAS 123 for the years presented:

                                            YEAR ENDED DECEMBER 31,
                                     -------------------------------------
                                        2001          2000         1999
                                     -----------   -----------   ---------
Net loss:
  As reported......................  $(2,593,775)  $(2,047,559)  $(648,708)
  Pro forma........................   (2,694,574)   (2,224,239)   (673,042)

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used for grants during the years ended December 31, 2001, 2000 and 1999, respectively: risk-free interest rates of 5.0%, 6.5%, and 5.5%; expected volatility of 55.7%, 46.9% and 43.8%; and expected lives of 10 years. The valuations assume no dividends are paid.

     On July 25, 2001, Charter issued options to purchase 186,385 shares of Charter Class A common stock to a consultant in consideration of services to be rendered in the future, pursuant to an equity compensation plan not approved by shareholders. The options are exercisable immediately, at an exercise price of $20.46 per share and if not exercised prior to the tenth anniversary of the grant date, will expire. The Company accounts for options granted to consultants in accordance with the provisions of SFAS No. 123 and recorded option compensation expense of $2.6 million. The fair value of the options, $13.95 per option, was estimated on the date of grant using the Black-Scholes option-pricing model and the following assumptions: risk-free interest rate of 5.7%; expected volatility of 49.8%; and an expected life of 10 years. The valuation assumed no dividends are paid.

14.  SPECIAL CHARGES

     During the year ended December 31, 2001, the Company recorded $17.6 million in special charges which represent costs associated with the transition of approximately 145,000

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

(unaudited) data customers from the Excite@Home Internet service to the Charter Pipeline Internet service, as well as certain employee severance costs.

     On September 28, 2001, Excite@Home Corporation filed for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company undertook a transition plan to convert all of its customers from the Excite@Home Internet service to its own Charter Pipeline Internet service, successfully transitioning over 90% of its customers served by Excite@Home by December 31, 2001. The remaining customers were converted by March 1, 2002. The Company incurred $14.3 million in operational expenses in connection with the transition, including a one-time contract payment of $1.0 million to Excite@Home for the provision of services through February 2002 to the 10% of customers that would not be transitioned by December 31, 2001.

     In December 2001, the Company implemented a restructuring plan to reduce its workforce in certain markets and reorganize its operating divisions from two to three and operating regions from twelve to ten. The restructuring plan was completed during the first quarter of 2002, resulting in the termination of approximately 360 employees and severance costs of $3.3 million.

15.  RELATED PARTY TRANSACTIONS

     The following sets forth certain transactions in which the Company and its directors, executive officers and affiliates are involved. Unless otherwise disclosed, management believes that each of the transactions described below was on terms no less favorable to the Company than could have been obtained from independent third parties.

MANAGEMENT AND CONSULTING ARRANGEMENTS

MANAGEMENT ARRANGEMENTS

     Charter has entered into management arrangements with Charter Holdco and certain of its subsidiaries. Under these agreements, Charter provides management services for and operates the cable television systems owned or acquired by its subsidiaries. The management agreements covering the CC VI and CC VII companies limit management fees payable to Charter to 5% of gross revenues. Under the arrangement covering all of Charter's other operating subsidiaries, there is no limit on the dollar amount or percentage of revenues payable as management fees. However, the total amount paid by Charter Holdco and all of its subsidiaries is limited to the amount necessary to reimburse Charter for all of its expenses, costs, losses, liabilities and damages paid or incurred by it in connection with the performance of its services under the various management agreements. The expenses subject to reimbursement include any fees Charter is obligated to pay under the mutual services agreement described below. Payment of management fees by Charter's operating subsidiaries is subject to certain restrictions under the credit facilities of such subsidiaries. In the event any portion of the management fee due and payable is not paid, it is deferred by Charter and accrued as a liability of such subsidiaries. Any deferred amount of the management fee will bear interest at the rate of 10% per annum, compounded annually, from the date it was due and payable until the date it is paid.

     For the years ended December 31, 2001, 2000 and 1999, Charter received a total of $6.2 million, $5.0 million and $0.8 million, respectively, as management fees from Charter Holdco and its subsidiaries, exclusive of amounts being paid to Charter Holdco and Charter Investment pursuant to the mutual services agreement described below. The accounts and balances related to these fees eliminate in consolidation.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

MUTUAL SERVICES AGREEMENT

     During 2001, pursuant to a mutual services agreement between Charter, Charter Holdco and Charter Investment, Charter Holdco leased the necessary personnel and provided services on a cost-reimbursement basis to Charter to manage its subsidiaries. The mutual services agreement provides that each party shall provide rights and services to the other parties as may be reasonably requested for the management of the entities involved and their subsidiaries, including the cable systems owned by their subsidiaries. The officers and employees of each party are available to the other parties to provide these rights and services, and all expenses and costs incurred in providing these rights and services are paid by Charter. Each of the parties will indemnify and hold harmless the other parties and their directors, officers and employees from and against any and all claims that may be made against any of them in connection with the mutual services agreement except due to its or their gross negligence or willful misconduct. The mutual services agreement expires on November 12, 2009, and may be terminated at any time by any party upon thirty days' written notice to the other. For the years ended December 31, 2001, 2000 and 1999, Charter paid $50.7 million, $50.3 million and $50.7 million, respectively, to Charter Investment for services rendered pursuant to the mutual services agreement. All such amounts are reimbursable to Charter pursuant to a management arrangement with subsidiaries. The accounts and balances related to these services eliminate in consolidation.

CONSULTING AGREEMENT

     Charter Holdco is a party to a consulting agreement with Vulcan Inc. (f/k/a Vulcan Northwest) and Charter Investment. Pursuant to this consulting agreement, Vulcan Inc. provides and, through January 2001, Charter Investment provided, advisory, financial and other consulting services with respect to the acquisitions by Charter Holdco of the business, assets or stock of other companies. Such services include participation in the evaluation, negotiation and implementation of these acquisitions. The original agreement had an expiration date of December 31, 2000, but has and will continue to automatically renew for successive one-year terms unless otherwise terminated. The consulting agreement provides for a fee equal to 1% of the aggregate value of any acquisition by Charter Holdco or any of its affiliates, for which Vulcan provides services, as well as reimbursement of reasonable out-of-pocket expenses incurred and indemnification. For the years ended December 31, 2001, 2000 and 1999, no fees were incurred with respect to these consulting services. Because Charter Investment personnel became employees of Charter Holdco effective January 1, 2001, Charter Investment no longer provides services pursuant to the terms of the agreement.

PREVIOUS MANAGEMENT AGREEMENT WITH CHARTER INVESTMENT

     Prior to November 12, 1999, Charter Investment provided management and consulting services to Charter's operating subsidiaries for a fee equal to 3% of the gross revenues of the systems then owned, plus reimbursement of expenses. The balance of management fees payable under the previous management agreement was accrued with payment at the discretion of Charter Investment, with interest payable on unpaid amounts. For the year ended December 31, 2001, the Company's subsidiaries did not pay any fees to Charter Investment to reduce management fees payable. As of December 31, 2001 and 2000, total management fees payable to Charter Investment were $13.8 million and $13.8 million, respectively, exclusive of any interest that may be charged.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

PAYABLES TO RELATED PARTY

     During 2001, certain of the Company's subsidiaries entered into agreements to borrow an aggregate of $189.0 million from Charter Holdco. The borrowings bear interest at rates available to the subsidiaries (ranging from 3.48% to 5.39%) and are renewable quarterly. Proceeds from the borrowings are used for general corporate purposes. As of December 31, 2001, outstanding borrowings totaled $189.0 million.

ALLOCATION OF BUSINESS OPPORTUNITIES WITH MR. ALLEN

     Mr. Allen and a number of his affiliates have interests in various entities that provide services or programming to the Company's subsidiaries. Given the diverse nature of Mr. Allen's investment activities and interests, and to avoid the possibility of future disputes as to potential business, Charter and Charter Holdco, under the terms of their respective organizational documents, may not, and may not allow their subsidiaries to, engage in any business transaction outside the cable transmission business except for the digeo, inc. joint venture; the joint venture to develop a digital video recorder set-top terminal; the investment in HSA; the investment in Cable Sports Southeast, LLC, a provider of regional sports programming; as an owner and operator of the business of Interactive Broadcaster Services Corporation (Chat TV); an investment in @Security Broadband Corp., a company developing broadband security applications; and incidental businesses engaged in as of the closing of Charter's initial public offering in November 1999. This restriction will remain in effect until all of the shares of Charter's high-vote Class B common stock have been converted into shares of Class A common stock due to Mr. Allen's equity ownership falling below specified thresholds.

     Should Charter or Charter Holdco or any of their subsidiaries wish to pursue, or allow their subsidiaries to pursue, a business transaction outside of this scope, it must first offer Mr. Allen the opportunity to pursue the particular business transaction. If he decides not to pursue the business transaction and consents to Charter or its subsidiaries engaging in the business transaction, they will be able to do so. In any such case, the restated certificate of incorporation of Charter and the amended and restated limited liability company agreement of Charter Holdco would be amended accordingly to modify the current restrictions on the ability of such entities to engage in any business other than the cable transmission business. The cable transmission business means the business of transmitting video, audio, including telephony, and data over cable television systems owned, operated or managed by Charter, Charter Holdco or any of their subsidiaries from time to time.

     Under Delaware corporate law, each director of Charter, including Mr. Allen, is generally required to present to Charter, any opportunity he or she may have to acquire any cable transmission business or any company whose principal business is the ownership, operation or management of cable transmission businesses, so that Charter may determine whether it wishes to pursue such opportunities. However, Mr. Allen and the other directors generally will not have an obligation to present other types of business opportunities to Charter and they may exploit such opportunities for their own account.

OTHER RELATIONSHIPS

     David L. McCall, Senior Vice President -- Operations -- Eastern Division, is a partner in a partnership that leases office space to the Company. The partnership received approximately $0.1 million, $0.1 million and $0.2 million pursuant to such lease and related agreements for the years ended December 31, 2001, 2000 and 1999. In addition, approximately $0.6 million, $0.5 million

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES and $0.6 million was paid to a construction company controlled by Mr. McCall's brother and $0.5 million, $0.3 million and $0 to a construction company controlled by Mr. McCall's son for the years ended December 31, 2001, 2000 and 1999, respectively.

     Mr. Wood resigned as a director of Charter in December 2001. A company controlled by Mr. Wood that owned an airplane reimbursed Charter for the full annual cost of two individuals qualified to operate the plane, who were otherwise available to Charter in connection with its own flight operations. For each of the years ended December 31, 2001, 2000 and 1999, Mr. Wood's affiliate owed Charter $0.1 million for annual compensation to the pilots. Charter is entitled to reimbursement for these amounts. In addition, Mr. Wood also used Charter 's airplane for occasional personal use in 2001, the value of which was insignificant.

     Additionally in 1999, one of Mr. Wood's daughters, who resigned as a Vice President of Charter Holdco in February 2002, received a bonus in the form of a three-year promissory note bearing interest at 7% per year. One-third of the original outstanding principal amount of the note and interest were forgiven as long as she remained employed by Charter Holdco at the end of each of the first three anniversaries of the issue date in February 1999. The amount of principal and interest forgiven on this note for the years ended December 31, 2001 and 2000 was $0.1 million, and the outstanding balance on the note was forgiven effective as of February 22, 2002. Another daughter of Mr. Wood received approximately $0.1 million during the year ended December 31, 2001 from Charter Holdco for event planning services performed by her company.

     Companies controlled by Mr. Nathanson, a director of Charter, leased certain office space in Pasadena, California, and warehouse space in Riverside, California, to Charter's subsidiaries. For the Pasadena office lease, which the Company's subsidiaries terminated in April 2001 in exchange for a payment of $0.6 million, aggregate rent of $0.2 million was paid for the period from January 1, 2001 to April 2001 and $0.4 million was paid during the year ended December 31, 2000. For the Riverside warehouse space, aggregate rent paid for each of the years ended December 31, 2001 and 2000 was $0.2 million.

BUSINESS RELATIONSHIPS

     Mr. Allen or his affiliates own equity interests or warrants to purchase equity interests in various entities with which the Company does business or which provides it with services or programming. Among these entities are Wink Communications, Inc. (Wink), TechTV Inc. (TechTV), USA Networks, Inc. (USA Networks), Oxygen Media Corporation (Oxygen Media), digeo, inc., Microsoft Corporation and HSA. Mr. Allen owns 100% of the equity of Vulcan Ventures Incorporated (Vulcan Ventures) and Vulcan Inc. and is the president of Vulcan Ventures. Mr. Savoy is also a vice president and a director of Vulcan Ventures. The various cable, Internet and telephony companies in which Mr. Allen has invested may mutually benefit one another. The agreements governing the Company's relationship with digeo, inc. are an example of a cooperative business relationship among his affiliated companies. The Company can give no assurance, nor should you expect, that any of these business relationships will be successful, that the Company will realize any benefits from these relationships or that the Company will enter into any business relationships in the future with Mr. Allen's affiliated companies.

     Mr. Allen and his affiliates have made, and in the future likely will make, numerous investments outside of Charter and its business. The Company cannot assure that, in the event that Charter or any of its subsidiaries enter into transactions in the future with any affiliate of Mr. Allen, such

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             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

transactions will be on terms as favorable to the Company as terms it might have obtained from an unrelated third party. Also, conflicts could arise with respect to the allocation of corporate opportunities between the Company and Mr. Allen and his affiliates. The Company has not instituted any formal plan or arrangement to address potential conflicts of interest.

     With respect to the following business relationships, unless otherwise noted where Charter and Charter Holdco are party to an agreement, the Company functions as the operating entity under the contract receiving all revenue, making all payments and fulfilling the operational commitments under the contracts. In these cases references to "the Company" relate to commitments made by the Company's direct and indirect parent (and manager) that operate through the Company and its systems.

VULCAN VENTURES

     Vulcan Ventures, Charter, Charter Investment and Charter Holdco are parties to an agreement dated September 21, 1999 regarding the right of Vulcan Ventures to use up to eight of the Company's digital cable channels in consideration of a capital contribution of $1.325 billion that was received during 1999. Specifically, the Company will provide Vulcan Ventures with exclusive rights for carriage of up to eight digital cable television programming services or channels on each of the digital cable television systems with local, and to the extent available, national control of the digital product owned, operated, controlled or managed by Charter or Charter Holdco now or in the future of 550 megahertz or more. If the system offers digital services but has less than 550 megahertz of capacity, then the programming services will be equitably reduced. Upon request of Vulcan Ventures, the Company will attempt to reach a comprehensive programming agreement pursuant to which it will pay the programmer, if possible, a fee per digital subscriber. If such fee arrangement is not achieved, then the Company and the programmer shall enter into a standard programming agreement. As of December 31, 2001, Vulcan Ventures did not use any channels.

HIGH-SPEED ACCESS

     HSA has been a provider of high-speed Internet access services over cable modems. During the period from 1997 to 2000, certain Charter Communications entities entered into Internet-access related service agreements, and both Vulcan Ventures and certain of Charter's subsidiaries made equity investments in HSA.

     On September 28, 2001, Charter Holdco and HSA entered into an asset purchase agreement pursuant to which Charter Holdco agreed to purchase from HSA the contracts and associated assets, and assume related liabilities, that serve the Company's customers, including a customer contact center, network operations center and provisioning software. On December 20, 2001, Charter Holdco assigned certain of its rights under the asset purchase agreement and certain related agreements to its subsidiary, CC Systems, LLC. The transaction closed in the first quarter of 2002. At the closing, CC Systems wired funds in the amount of $77.5 million to HSA and delivered 37,000 shares of HSA's Series D convertible preferred stock and all of the warrants to buy HSA common stock owned by Charter Holdco and HSA purchased 38,000 shares of its Series D convertible preferred stock from Vulcan Ventures for $8.0 million. Charter Holdco obtained a fairness opinion from a qualified investment-banking firm regarding the valuation of the assets purchased by CC Systems pursuant to the asset purchase agreement. Concurrent with the transaction closing, HSA purchased all of the stock held by Vulcan Ventures, and certain of the agreements between Holdco and HSA, including the programming content agreement, the services agreement, the systems access agreement, the 1998

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             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

network services agreement and the May 2000 network services agreement, each as described in more detail below, were terminated. As of December 31, 2001 and 2000, the carrying value of Charter Holdco and the Company's investment in HSA, including warrants and preferred stock, was zero and $38.2 million, respectively.

     On September 28, 2001, in connection with the asset purchase agreement with HSA, Charter Holdco and HSA entered into a license agreement pursuant to which Charter Holdco granted HSA the right to use certain intellectual property to be sold by HSA to Charter Holdco. HSA does not pay any fees under the agreement. The domestic portion of the license terminates on June 30, 2002, and the international portion of the license will expire on February 2, 2005. Concurrently with the license agreement, HSA and Charter entered into a services agreement, pursuant to which Charter agreed to perform certain management services formerly performed by HSA. This agreement terminated at closing.

     In 2001, Charter Holdco was a party to a systems access and investment agreement with Vulcan Ventures and HSA and a related network services agreement with HSA. These agreements provided HSA with exclusive access to at least 750,000 of the Company's homes that had either an installed cable drop from the Company's cable system or that were eligible for a cable drop by virtue of the Company's cable system passing the home. The term of the network services agreement was, as to a particular cable system, five years from the date revenue billing commenced for that cable system. The programming content agreement provided each of Vulcan Ventures and HSA with a license to use certain content and materials of the other on a non-exclusive, royalty-free basis. The revenues the Company earned from HSA for the years ended December 31, 2001, 2000 and 1999 were approximately $7.8 million, $1.6 million and $0.2 million, respectively.

     Additionally, Charter Holdco, as the assignee of Vulcan Ventures, held warrants that were amended and restated on May 12, 2000, giving Charter Holdco the right to purchase up to 12,000,000 shares of HSA common stock at an exercise price of $3.23 per share. A portion of the warrants could be earned under the agreements described above, and the other portion related to warrants that could be earned under a network agreement entered into with HSA on May 12, 2000, described below. Warrants earned under the agreements described above became vested at the time systems were committed by the Company and were based upon the number of homes passed. Warrants under these agreements could only be earned until July 31, 2003, and were earned at the rate of 1.55 shares of common stock for each home passed in excess of 750,000. Warrants earned under the agreements described above were exercisable until May 25, 2006. Such warrants were subject to forfeiture in certain circumstances, generally if the Company withdrew a committed system.

     On May 12, 2000, Charter entered into a second network services agreement with HSA, which was assigned by Charter to Charter Holdco on August 1, 2000. Under the terms of the May 12, 2000 network services agreement, the Company agreed to commit a total of 5,000,000 homes passed, including all homes passed in systems previously committed by the Company, to HSA (other than full turnkey systems), on or prior to May 12, 2003. With respect to each system launched or intended to be launched, the Company paid a per customer fee to HSA according to agreed pricing terms. In addition, the Company will also compensate HSA for services that exceed certain minimum thresholds. For the years ended December 31, 2001, 2000 and 1999, the Company paid HSA approximately $12.9 million, $5.3 million and $1.1 million, respectively, under this agreement and the 1998 network services agreement.

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             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Warrants earned under the May 12, 2000 network services agreement vested at the time the Company authorized HSA to proceed with respect to a system, and were based upon the number of homes passed in such system. With respect to the initial total 5,000,000 homes passed, the warrant provided that Charter Holdco would have the right to purchase 0.775 shares of common stock for every home passed. With respect to any additional homes passed in excess of 5,000,000, the warrant provided that Charter Holdco would have the right to purchase 1.55 shares of common stock for every home passed. Warrants earned under the agreement were exercisable until seven and a half years from the date they were earned, and generally were not subject to forfeiture. HSA had agreed to increase the number of shares of common stock subject to the amended and restated warrant, upon Charter Holdco's request, if the number of warrants earned exceeded 11,500,000. The May 2000 network services agreement with HSA had a term of five years starting in May 2000. All of the warrants earned under the network services agreements described above, were cancelled in connection with the closing of the asset purchase agreement.

     On December 5, 2000, pursuant to a preferred stock purchase agreement entered into as of October 19, 2000, one of the Company's subsidiaries, Charter Communications Ventures, LLC, and Vulcan Ventures purchased 37,000 shares and 38,000 shares, respectively, of Series D convertible preferred stock of HSA for $37.0 million and $38.0 million, respectively. In connection with their acquisition of the Series D convertible preferred stock, Charter Communications Ventures and Vulcan Ventures were granted certain preemptive, first refusal, registration and significant board representation rights as part of the transaction. At the closing of the asset acquisition from HSA, CC Systems delivered to HSA the 37,000 shares of Series D convertible preferred stock acquired by Charter Communications Ventures and HSA purchased from Vulcan Ventures its Series D convertible preferred stock.

     Immediately prior to the acquisition from HSA, Vulcan Ventures owned 20,222,139 shares of common stock and 38,000 shares of Series D convertible preferred stock of HSA, Charter Communications Ventures owned 37,000 shares of Series D convertible preferred stock and Charter Holdco held warrants convertible into 2,650,659 shares of common stock. If all shares of preferred stock and warrants owned by affiliates of Mr. Allen were converted into common stock, then Mr. Allen, through such affiliates, would have beneficially own 48.5% of the common stock of HSA as of January 23, 2002. All equity interests in HSA held by Charter Communications Ventures, Vulcan Ventures and Charter Holdco were cancelled, pursuant to the closing of the asset purchase agreement.

WORLDGATE/TV GATEWAY

     WorldGate Communications, Inc. (WorldGate) is a provider of Internet access through cable systems. Charter has an affiliation agreement with WorldGate for an initial term which expires in November 2002. The agreement automatically renews for additional successive two-year periods upon expiration of the initial five-year term, unless terminated by either party for failure of the other party to perform any of its obligations or undertakings required under the agreement. The Company started offering WorldGate service in 1998. Pursuant to the agreement, the Company agreed to deploy the WorldGate Internet access service within a portion of its cable systems and to install the appropriate headend equipment in all of its major markets in those systems. Major markets for purposes of this agreement include those in which the Company has more than 25,000 customers. The Company incurs the cost for the installation of headend equipment. In addition, to the extent the Company determines that it is economically practical, it has agreed to use its reasonable best efforts to deploy

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             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

such service in all non-major markets that are technically capable of providing interactive pay-per-view service. When WorldGate has a telephone return path service available, the Company will, if economically practical, use all reasonable efforts to install the appropriate headend equipment and deploy the WorldGate service in its remaining markets. The Company has also agreed to market the WorldGate service within its market areas. The Company pays a monthly subscriber access fee to WorldGate based on the number of subscribers to the WorldGate service. The Company has the discretion to determine what fees, if any, it will charge its subscribers for access to the WorldGate service. For the year ended December 31, 2001, the Company paid WorldGate approximately $1.7 million, consisting of $1.5 million for equipment purchases and $0.2 million for subscriber access fees. The Company charged its subscribers approximately $0.3 million for Internet access for the year ended December 31, 2001. For the year ended December 31, 2000, the Company paid WorldGate approximately $5.1 million, consisting of $5.0 million for equipment purchases and $0.1 million for subscriber access fees. The Company charged its subscribers approximately $0.4 million for Internet access for the year ended December 31, 2000. For the year ended December 31, 1999, the Company paid WorldGate approximately $0.8 million, primarily pertaining to the purchase of equipment. The Company charged its subscribers approximately $0.3 million for the year ended December 31, 1999.

     On July 25, 2000, Charter Holdco entered into a joint venture, named TVGateway, LLC, with WorldGate and several other cable operators to develop and deploy a server-based interactive program guide. Charter Holdco initially invested $850,000, providing it a 16.25% ownership interest in the joint venture and through subsequent investments of $1.0 million and $3.0 million in 2000 and 2001, respectively, increased its ownership interest to 17.63% as of December 31, 2001. For the first four years after the formation of TVGateway, Charter Holdco will earn additional ownership units, up to a maximum of 750,000 ownership units, as the interactive program guide is deployed to the Company's customers. In August 2000, Charter Holdco purchased 31,211 shares of common stock of WorldGate at $16.02 per share for a total purchase price of $500,000. As a result of this purchase, Charter Holdco received a $125,000 credit from WorldGate against future equipment purchases relating to the deployment of its service. Additionally, WorldGate granted Charter Holdco warrants to purchase up to 500,000 shares of WorldGate common stock for a period of seven years at a exercise price of $24.78. For a period of three years from the date of closing, Charter Holdco will also be issued warrants to purchase common stock of WorldGate based on the number of two-way digital homes passed in the systems in which Charter Holdco has deployed WorldGate service. As of December 31, 2001, Charter Holdco had earned 27,853 warrants, but has not yet received documentation evidencing them. Charter holds additional warrants to purchase 263,353 shares of WorldGate common stock for $10.65 per share, which expire on June 30, 2002. Charter also owns 107,554 shares of WorldGate common stock for which it paid a total of $1.5 million. As of December 31, 2001 and 2000, the carrying value of the Company's investment in WorldGate was approximately $80,000 and $300,000, respectively, and the carrying value of Charter Holdco's investment in WorldGate and TVGateway was approximately $103,000 and $29,000, respectively, and $2.6 million and $1.1 million, respectively.

WINK

     Wink offers an enhanced broadcasting system that adds interactivity and electronic commerce opportunities to traditional programming and advertising. Viewers can, among other things, find news, weather and sports information on-demand and order products through use of a remote control.

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             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Charter Holdco is party to a June 7, 2001 cable affiliation agreement for a three year term with Wink, which was amended in October 2001 and in March 2002. The agreement has three one-year renewal options at the Charter Holdco's discretion. Pursuant to the agreement, Wink granted Charter Holdco and its subsidiaries a non-exclusive license to use the Wink software to deliver the enhanced broadcasting services to their cable systems. Charter Holdco agreed to make commercially reasonable efforts to deploy the Wink services to three million subscribers for which it is eligible to receive a launch fee for transactions generated by the Company's customers. Wink also agreed to issue Charter Holdco one million shares of Wink common stock subject to finalization of a grant agreement. As a result of this stock grant, Charter Holdco will have an equity ownership in Wink that exceeds 5%. Under the amended agreement, Charter Holdco agreed to pay a fee for the license grant and Wink agreed to purchase an advertising package during 2002 and 2003. At December 31, 2001, Vulcan Ventures had an approximate 2% equity interest in Wink.

TECHTV

     TechTV operates a cable television channel which broadcasts shows about technology and the Internet. Pursuant to a carriage agreement terminating in 2008, TechTV has provided the Company with programming for broadcast via its cable television systems. Carriage fee amounts per subscriber are determined based on the percentage of subscribers in a particular system receiving the services. These fees will be waived for systems with higher penetration levels until December 31, 2003, and were waived for systems with lower penetration levels through April 30, 2001. In certain circumstances, the Company is entitled to a percentage of TechTV's net product revenues from infomercials and home shopping and attributed to their carriage of the service. Additionally, the Company receives incentive payments for channel launches through December 31, 2003. TechTV may not offer its services to any other cable operator which serves the same or fewer number of customers at a more favorable rate or on more favorable carriage terms. For the year ended December 31, 2001, the Company received $9.4 million from TechTV under the carriage agreement which are included in other revenues in the accompanying consolidated statements of operations.

     On February 5, 1999, Vulcan Programming, which is 100% owned by Mr. Allen, acquired a one-third interest in TechTV. In January 2000, Vulcan Programming acquired an additional 64% in TechTV for $204.8 million. Mr. Savoy is the president and a director of Vulcan Programming. As of December 31, 2001, Vulcan Programming's interest in TechTV was approximately 97.7%. The remaining approximate 2.3% of TechTV is owned by its management and employees. Mr. Wangberg, one of Charter's directors, is the chairman, chief executive officer and a director of TechTV. Although Mr. Wangberg has announced his intent to resign as the chief executive officer of TechTV when his successor is named, he will remain with TechTV as a director. In September 2000 Mr. Wangberg sold his approximately 2.63% equity interest in TechTV to Vulcan Programming and in April 2001 his remaining 1.37% interest was redeemed by TechTV. Mr. Allen is a director of TechTV and Mr. Savoy is a director and Vice President of TechTV.

USA NETWORKS/HOME SHOPPING NETWORK

     USA Networks operates the USA Network, The Sci-Fi Channel, Trio and World News International cable television networks. USA Networks also operates Home Shopping Network, which is a retail sales program available via cable television systems. Pursuant to an agreement terminating in 2005, Charter Holdco is a party to a non-exclusive affiliation agreement with USA Networks for the cablecast of USA Network programming. For the years ended December 31, 2001,

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             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2000 and 1999, the Company received approximately $12.1 million, $26.5 million and $1.8 million, respectively, from USA Networks under the affiliation agreement and for commissions from USA Networks for home shopping sales generated by its customers and/or promotion of the Home Shopping Network which are included in other revenues in the accompanying consolidated statements of operations. For the years ended December 31, 2001, 2000 and 1999, the Company paid USA Networks approximately $39.3 million, $25.0 million and $16.7 million, respectively, for cable television programming. Mr. Allen and Mr. Savoy are directors of USA Networks. As of December 31, 2001, Mr. Allen owned approximately 5% and Mr. Savoy owned less than 1% of the common stock of USA Networks.

OXYGEN MEDIA CORPORATION

     Oxygen Media provides programming content aimed at the female audience for distribution over the Internet and cable television systems. Oxygen Media programming content is currently available to approximately 2 million of the Company's customers. For the year ended December 31, 2001, the Company paid Oxygen Media approximately $2.7 million for programming content. Mr. Savoy, a director of the Company, Charter Holdco and Charter, serves on the board of directors of Oxygen Media. As of February 8, 2002, through Vulcan Programming, Mr. Allen owns an approximate 34.2% interest in Oxygen Media (51.2% assuming exercise of all warrants held by Vulcan Programming but no exercise of warrants or options by other holders).

REPLAY TV JOINT VENTURE

     Charter Communications Ventures was party to a joint venture with General Instrument Corporation (doing business as Broadband Communications Sector of Motorola, Inc.), Replay TV Inc. and Interval Research Corporation, an entity controlled by Mr. Allen, to develop and integrate digital video recording capabilities in advanced digital set-top boxes. The joint venture focused on creating a set-top based digital recording platform designed for storing video, audio and Internet content. Prior to the dissolution of the joint venture in 2001, Charter Communications Ventures received management fees of $1.3 million for the year ended December 31, 2001 which are included in other revenues in the accompanying consolidated statements of operations.

PURCHASE OF CERTAIN ENSTAR LIMITED PARTNERSHIP SYSTEMS

     On August 29, 2001, Interlink Communications Partners, LLC, Rifkin Acquisition Partners, LLC and Charter Communications Entertainment I, LLC, each an indirect, wholly-owned subsidiary of the Company, entered into an agreement to purchase substantially all of the assets of Enstar Income Program II-2, L.P., Enstar Income Program II-1, L.P., Enstar Income Program IV-3, L.P., Enstar Income/Growth Program Six-A, L.P. and Enstar Cable of Macoupin County and certain assets of Enstar IV/PBD Systems Venture. Enstar Communications Corporation, a direct subsidiary of Charter Holdco, is the general partner of the Enstar limited partnerships. The cash sale price of approximately $63.0 million, subject to certain closing adjustments, was the highest bid received by the Enstar limited partnerships following a broadly-based solicitation process. The Company expects that the transaction will close in the first half of 2002.

     In addition, Enstar Cable Corporation, the manager of the Enstar limited partnerships through a management agreement, engaged Charter Holdco to manage the Enstar limited partnerships. Pursuant to the management agreement, Charter Holdco provides management services to the Enstar limited partnerships in exchange for management fees. The Enstar limited partnerships also purchase

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             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

basic and premium programming for their systems at cost from Charter Holdco. For the year ended December 31, 2001, the Enstar limited partnerships paid Charter Holdco $2.1 million for management services.

     With the exception of Mr. Allen, all of the executive officers of the Company, Charter Holdco and Charter act as officers of Enstar Communications Corporation.

PORTLAND TRAIL BLAZERS

     On October 7, 1996, the former owner of the Company's Falcon cable systems entered into a letter agreement and a cable television agreement with Trail Blazers Inc. for the cable broadcast in the metropolitan area surrounding Portland, Oregon of pre-season, regular season and playoff basketball games of the Portland Trail Blazers, a National Basketball Association team. Mr. Allen is the 100% owner of the Portland Trail Blazers and Trail Blazers Inc. After the acquisition of the Falcon cable systems in November 1999, the Company continued to operate under the terms of these agreements until their termination on September 30, 2001. Under the letter agreement, Trail Blazers Inc. was paid a fixed fee for each subscriber in areas directly served by the Falcon cable systems. Under the cable television agreement, the Company shared subscription revenues with Trail Blazers Inc. The Company paid approximately $1.1 million for each of the two years ended December 31, 2001 and 2000 and $0.2 million for the year ended December 31, 1999 in connection with the cable broadcast of Portland Trail Blazers basketball games under the October 1996 cable television agreement.

     On July 1, 2001, Charter Holdco and Action Sports Cable Network, which is 100% owned by Mr. Allen, entered into a new carriage agreement for a five year term, which became effective on October 1, 2001 with the expiration of the previous agreement. Under the July 2001 carriage agreement, the Company pays Action Sports a fixed fee for each subscriber receiving the Action Sports programming, which covers sporting events in the Pacific Northwest, including the Portland Trail Blazers, the Seattle Seahawks, a National Football League team, and the Portland Fire, a Women's National Basketball Association team. For the year ended December 31, 2001, the Company had paid $0.4 million under the July 2001 agreement.

DIGEO, INC.

     Vulcan Ventures, an entity controlled by Mr. Allen, owns an approximate 67% interest in digeo, inc (digeo). digeo provides a television-based Internet access service that combines Internet access with the convenience of the television. The digeo product is a "portal," which is an Internet web site that serves as a user's initial point of entry to the World Wide Web. The portal generates revenues from advertising on its own web pages and by sharing revenues generated by linked or featured web sites. Digeo, inc. has a license agreement with Microsoft for software used in the digeo set top companion. Fees under this license agreement are passed on to the Company through Charter's agreement with digeo.

     On March 5, 2001, Charter finalized an exclusive carriage agreement with digeo interactive, LLC, which will function as its television-based Internet portal for an initial six-year period. In connection with the execution of the carriage agreement on March 5, 2001, the Company's wholly owned subsidiary, Charter Communications Ventures, LLC, received an equity interest in digeo funded by Vulcan Ventures Incorporated's contribution of approximately $21.2 million, which is subject to a priority return of capital to Vulcan up to the amount so funded. Vulcan also agreed to

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             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

make, through January 24, 2004, certain additional contributions through DBroadband Holdings, LLC to acquire digeo equity in order to maintain Charter Venture's pro rata interest in digeo in the event of certain future digeo equity financings by the founders of digeo. These additional equity interests will also be subject to a priority return of capital to Vulcan up to the amount so contributed. On September 27, 2001, Charter and digeo amended the March 2001 carriage agreement. Pursuant to the amendment, digeo will provide the content for enhanced Wink interactive television services to the Company (the "digeo(TM) Basic Service"). In order to provide the digeo Basic Services, digeo sublicensed certain Wink technologies to Charter. The Company will share in the revenues generated by the digeo Basic Services. For the year ended December 31, 2001, no amounts were received by the Company for its portion of shared revenues. For the year ended December 31, 2001, the Company recorded a $599,000 loss on its investment in digeo, inc.

     Messrs. Allen, Savoy and Vogel are directors of digeo. Mr. Kent, the Company's former director, served on the board of digeo. Mr. Savoy serves on the compensation committee of digeo. Each of Mr. Savoy and Mr. Vogel owns 10,000 options to purchase shares of digeo common stock.

DRUGSTORE.COM

     Charter Media is party to an advertising agreement with drugstore.com pursuant to which it will carry advertising of drugstore.com beginning in 2002. Mr. Allen owns less than 5% of the outstanding equity of drugstore.com and Mr. Savoy acts as a director for drugstore.com.

ADC TELECOMMUNICATIONS INC.

     During the year ended December 31, 2001, the Company and Charter Holdco purchased approximately $3.0 million in equipment from ADC Telecommunications, which provides broadband access and network equipment. Mr. Wangberg acts as a director for ADC Telecommunications.

16.  COMMITMENTS AND CONTINGENCIES

LEASES

     The Company leases certain facilities and equipment under noncancellable operating leases. Leases and rental costs charged to expense for the years ended December 31, 2001, 2000 and 1999, were $22.7 million, $14.2 million and $11.2 million, respectively. As of December 31, 2001, future minimum lease payments are as follows:

YEAR                                                     AMOUNT
----                                                     -------
2002...................................................  $17,130
2003...................................................   12,687
2004...................................................    9,549
2005...................................................    7,918
2006...................................................    6,574
Thereafter.............................................   18,712

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the years ended December 31, 2001, 2000 and 1999, was $33.3 million, $31.6 million and $14.3 million, respectively.

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             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

LITIGATION

     The Company is party to lawsuits and claims that arose in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, and taking into account recorded liabilities, the outcome of these lawsuits and claims will not have a material adverse effect on the Company's consolidated financial position or results of operations.

REGULATION IN THE CABLE INDUSTRY

     The operation of a cable system is extensively regulated by the Federal Communications Commission (FCC), some state governments and most local governments. The FCC has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities used in connection with cable operations. The 1996 Telecom Act altered the regulatory structure governing the nation's communications providers. It removed barriers to competition in both the cable television market and the local telephone market. Among other things, it reduced the scope of cable rate regulation and encouraged additional competition in the video programming industry by allowing local telephone companies to provide video programming in their own telephone service areas.

     The 1996 Telecom Act required the FCC to undertake a host of implementing rulemakings. Moreover, Congress and the FCC have frequently revisited the subject of cable regulation. Future legislative and regulatory changes could adversely affect the Company's operations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. During 2001 and 2000, the amounts refunded by the Company have been insignificant. The Company may be required to refund additional amounts in the future.

17.  EMPLOYEE BENEFIT PLAN

     The Company's employees may participate in the Charter Communications, Inc. 401(k) Plan. Employees that qualify for participation can contribute up to 15% of their salary, on a pre-tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company matches 50% of the first 5% of participant contributions. The Company made contributions to the 401(k) plan totaling $7.8 million, $6.1 million and $2.9 million for the years ended December 31, 2001, 2000 and 1999, respectively.

18.  NEW ACCOUNTING STANDARDS

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations", No. 142, "Goodwill and Other Intangible Assets" and No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and was adopted by the company on July 1, 2001. Adoption of SFAS No. 141 did not have a significant impact on the consolidated financial statements of the Company.

     Under SFAS No. 142, goodwill and other indefinite lived intangible assets are no longer subject to amortization over their useful lives, rather, they are subject to at least annual assessments for impairment. Also, under SFAS Nos. 141 and 142, an intangible asset should be recognized if the

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES benefit of the intangible asset is obtained through contractual or other legal rights or if the intangible asset can be sold, transferred, licensed, rented or exchanged. Such intangibles will be amortized over their useful lives. The Company believes that substantially all franchises will qualify for indefinite life treatment under the new standard. While the analysis, including the impairment testing of franchises required under the new standard, is not complete, the Company expects to stop amortizing franchise intangible assets that meet the indefinite life treatment beginning January 1, 2002. The Company will test these assets for impairment at least annually. Other than during any periods in which the Company may record a charge for impairment, the Company expects that the adoption of SFAS No. 142 will result in a reduced loss as a result of reduced amortization expense. If the new standard had been in effect for 2001, amortization expense would have been reduced by approximately $1.2 billion to $1.3 billion.

     Under SFAS No. 143, the fair value of a liability for an asset retirement obligation is required to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 will be implemented by the Company on January 1, 2002. Adoption of SFAS No. 143 will not have a material impact on the consolidated financial statements of the Company.

     In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale and resolves implementation issues related to SFAS No. 121. SFAS No. 144 will be implemented by the Company on January 1, 2002. Adoption of SFAS No. 144 will not have a material impact on the consolidated financial statements of the Company.

19.  PARENT COMPANY ONLY FINANCIAL STATEMENTS

     As the result of limitations on and prohibitions of distributions, substantially all of the net assets of the consolidated subsidiaries are restricted for distribution to the Company. The following condensed parent-only financial statements of the Company account for the investment in its subsidiaries under the equity method of accounting. The financial statements should be read in conjunction with the consolidated financial statements of the Company and notes thereto.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

           CHARTER COMMUNICATIONS HOLDINGS, LLC (PARENT COMPANY ONLY)

                            CONDENSED BALANCE SHEETS

                                                              DECEMBER 31,
                                                       --------------------------
                                                          2001           2000
                                                       -----------    -----------
                                                         (DOLLARS IN THOUSANDS)
ASSETS
Cash and cash equivalents............................  $     1,674    $     8,462
Receivables from related party.......................      176,552             --
Investment in subsidiaries...........................   15,095,061     13,170,266
Other assets.........................................      154,197        121,176
                                                       -----------    -----------
                                                       $15,427,484    $13,299,904
                                                       ===========    ===========
LIABILITIES AND MEMBER'S EQUITY
Current liabilities..................................  $   143,318    $    96,041
Payables to related party............................        1,278         39,789
Long-term debt.......................................    7,999,203      4,780,211
Member's equity......................................    7,283,685      8,383,863
                                                       -----------    -----------
     Total liabilities and member's equity...........  $15,427,484    $13,299,904
                                                       ===========    ===========

           CHARTER COMMUNICATIONS HOLDINGS, LLC (PARENT COMPANY ONLY)

                       CONDENSED STATEMENTS OF OPERATIONS

                                                   YEAR ENDED DECEMBER 31,
                                           ---------------------------------------
                                              2001           2000          1999
                                           -----------    -----------    ---------
                                                   (DOLLARS IN THOUSANDS)
Interest expense.........................  $  (724,076)   $  (424,601)   $(221,925)
Interest income..........................        7,105          4,938       11,833
Equity in losses of subsidiaries.........   (1,876,804)    (1,627,896)    (438,616)
                                           -----------    -----------    ---------
Net loss.................................  $(2,593,775)   $(2,047,559)   $(648,708)
                                           ===========    ===========    =========

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

           CHARTER COMMUNICATIONS HOLDINGS, LLC (PARENT COMPANY ONLY)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                          YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------
                                                    2001           2000           1999
                                                 -----------    -----------    -----------
                                                          (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.....................................  $(2,593,775)   $(2,047,559)   $  (648,708)
  Noncash interest expense.....................      259,396        153,274         78,473
  Equity in losses of subsidiaries.............    1,876,804      1,627,896        438,616
  Changes in operating assets and
     liabilities...............................        2,900         76,333         48,825
                                                 -----------    -----------    -----------
     Net cash flows from operating
       activities..............................     (454,675)      (190,056)       (82,794)
                                                 -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in subsidiaries...................   (4,266,612)    (2,048,323)    (1,730,466)
  Loans to subsidiaries........................   (1,648,992)            --     (1,680,142)
  Repayments on loans to subsidiaries..........    1,548,439             --       (663,259)
  Distributions................................           --             --         96,748
                                                 -----------    -----------    -----------
     Net cash flows from investing
       activities..............................   (4,367,165)    (2,048,323)    (3,977,119)
                                                 -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from debt offering..............    3,250,032             --      2,999,385
  Payments for debt issuance costs.............      (67,331)       (60,228)       (74,000)
  Borrowings of long-term debt.................           --      2,300,303             --
  Repayments of long-term debt.................     (272,500)      (727,500)            --
  Capital contributions........................    1,579,135        751,095      1,144,290
  Distributions from subsidiaries..............      422,578             --             --
  Distributions................................      (96,862)       (26,591)            --
                                                 -----------    -----------    -----------
     Net cash flows from financing
       activities..............................    4,815,052      2,237,079      4,069,675
                                                 -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS..................................       (6,788)        (1,300)         9,762
CASH AND CASH EQUIVALENTS, beginning of year...        8,462          9,762             --
                                                 -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, end of year.........  $     1,674    $     8,462    $     9,762
                                                 ===========    ===========    ===========

20.  SUBSEQUENT EVENTS

     In January 2002, Charter Holdings and Charter Capital issued senior notes with an aggregate principal amount at maturity of $1.1 billion. The January 2002 Charter Holdings notes are comprised of $350.0 million 9.625% senior notes due 2009, $300.0 million 10.000% senior notes due 2011, and $450.0 principal amount at maturity of 12.125% senior discount notes due 2012. The net proceeds of approximately $872.8 million, were used to repay a portion of the amounts outstanding under the revolving credit facilities of the Company's subsidiaries.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 $1,100,000,000

                               OFFER TO EXCHANGE

                         9.625% SENIOR NOTES DUE 2009,
                       10.000% SENIOR NOTES DUE 2011, AND
                    12.125% SENIOR DISCOUNT NOTES DUE 2012,

                          FOR ANY AND ALL OUTSTANDING
                         9.625% SENIOR NOTES DUE 2009,
                       10.000% SENIOR NOTES DUE 2011, AND
                    12.125% SENIOR DISCOUNT NOTES DUE 2012,

                                RESPECTIVELY, OF

                             CHARTER COMMUNICATIONS

                                 HOLDINGS, LLC

                                      AND

                             CHARTER COMMUNICATIONS

                          HOLDINGS CAPITAL CORPORATION

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO ISSUE ONLY THE NEW NOTES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION UNDER THE LIMITED LIABILITY COMPANY AGREEMENT OF CHARTER
HOLDINGS

     The limited liability company agreement of Charter Holdings provides that the members, the manager, the directors, their affiliates or any person who at any time serves or has served as a director, officer, employee or other agent of any member or any such affiliate, and who, in such capacity, engages or has engaged in activities on behalf of Charter Holdings, shall be indemnified and held harmless by Charter Holdings to the fullest extent permitted by law from and against any losses, damages, expenses, including attorneys' fees, judgments and amounts paid in settlement actually and reasonably incurred by or in connection with any claim, action, suit or proceeding arising out of or incidental to such indemnifiable person's acts or omissions on behalf of Charter Holdings. Notwithstanding the foregoing, no indemnification is available under the limited liability company agreement in respect of any such claim adjudged to be primarily the result of bad faith, willful misconduct or fraud of an indemnifiable person. Payment of these indemnification obligations shall be made from the assets of Charter Holdings and the members shall not be personally liable to an indemnifiable person for payment of indemnification.

INDEMNIFICATION UNDER THE DELAWARE LIMITED LIABILITY COMPANY ACT

     Section 18-108 of the Delaware Limited Liability Company Act authorizes a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

INDEMNIFICATION UNDER THE BY-LAWS OF CHARTER CAPITAL

     The by-laws of Charter Capital provide that Charter Capital, to the broadest and maximum extent permitted by applicable law, will indemnify each person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Charter Capital, or is or was serving at the request of Charter Capital as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. To the extent that a director, officer, employee or agent of Charter Capital has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding paragraph, or in defense of any claim, issue or matter, such person will be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person. Expenses, including attorneys' fees, incurred by a director or officer in defending any civil or criminal action, suit or proceeding may be paid by Charter Capital in advance of the final disposition of such action, suit or proceeding, as authorized by the board of directors of Charter Capital, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer was not entitled to be indemnified by Charter Capital as authorized in the by-laws of Charter Capital. The indemnification and advancement of expenses provided by, or granted pursuant to, the by-laws of Charter Capital will not be deemed exclusive and are declared expressly to be non-exclusive of any other rights to which those seeking indemnification or advancements of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding an office, and, unless otherwise provided when authorized or ratified, will continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

INDEMNIFICATION UNDER THE DELAWARE GENERAL CORPORATION LAW

     Section 145 of the Delaware General Corporation Law, authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director

     (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,

     (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     (iii) for unlawful payments of dividends or unlawful stock purchases or redemptions, or

     (iv) for any transaction from which the director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

ITEM 21.  EXHIBITS AND FINANCIAL SCHEDULES.

EXHIBITS

     Exhibits are listed by numbers corresponding to the Exhibit Table of Item 601 in Regulation S-K.

EXHIBIT                           DESCRIPTION
-------                           -----------
 1.1      Purchase Agreement relating to 9,625% Senior Notes due 2009,
          10.000% Senior Notes due 2011 and 12.125% Senior Discount
          Notes due 2012, dated January 8, 2002 (Incorporated by
          reference to Exhibit 10.1 to the report on Form 8-K of
          Charter Communications, Inc. filed on January 15, 2002 (File
          No. 000-27927)).
 2.1      Merger Agreement, dated March 31, 1999, by and between
          Charter Communications Holdings, LLC and Marcus Cable
          Holdings, LLC (Incorporated by reference to Exhibit 2.1 to
          Amendment No. 2 to the registration statement on Form S-4 of
          Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on June
          22, 1999 (File No. 333-77499)).
 2.2(a)   Asset and Stock Purchase Agreement, dated April 20, 1999,
          between InterMedia Partners of West Tennessee, L.P. and
          Charter Communications, LLC (Incorporated by reference to
          Exhibit 2.6(a) to Amendment No. 2 to the registration
          statement on Form S-4 of Charter Communications Holdings,
          LLC and Charter Communications Holdings Capital Corporation
          filed on June 22, 1999 (File No. 333-77499)).
 2.2(b)   Stock Purchase Agreement, dated April 20, 1999, between TCID
          1P-V, Inc. and Charter Communications, LLC (Incorporated by
          reference to Exhibit 2.6(b) to Amendment No. 2 to the
          registration statement on Form S-4 of Charter Communications
          Holdings, LLC and Charter Communications Holdings Capital
          Corporation filed on June 22, 1999 (File No. 333-77499)).
 2.2(c)   RMG Purchase Agreement, dated as of April 20, 1999, between
          Robin Media Group, Inc., InterMedia Partners of West
          Tennessee, L.P. and Charter RMG, LLC (Incorporated by
          reference to Exhibit 2.6(c) to Amendment No. 2 to the
          registration statement on Form S-4 of Charter Communications
          Holdings, LLC and Charter Communications Holdings Capital
          Corporation filed on June 22, 1999 (File No. 333-77499)).
 2.2(d)   Asset Exchange Agreement, dated April 20, 1999, among
          InterMedia Partners Southeast, Charter Communications, LLC,
          Charter Communications Properties, LLC, and Marcus Cable
          Associates, L.L.C. (Incorporated by reference to Exhibit
          2.6(d) to Amendment No. 2 to the registration statement on
          Form S-4 of Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on June
          22, 1999 (File No. 333-77499)).
 2.2(e)   Amendment to Asset Exchange Agreement, made as of October 1,
          1999, by and among InterMedia Partners Southeast and Charter
          Communications, LLC, Charter Communications Properties, LLC
          and Marcus Cable Associates, L.L.C. (Incorporated by
          reference to Exhibit 2.6(f) to Amendment No. 3 to the
          registration statement on Form S-1 of Charter
          Communications, Inc. filed on October 18, 1999 (File No.
          333-83887)).
 2.2(f)   Asset Exchange Agreement, dated April 20, 1999, among
          InterMedia Partners, a California Limited Partnership,
          Brenmor Cable Partners, L.P. and Robin Media Group, Inc.
          (Incorporated by reference to Exhibit 2.6(e) to Amendment
          No. 2 to the registration statement on Form S-4 of Charter
          Communications Holdings, LLC and Charter Communications
          Holdings Capital Corporation filed on June 22, 1999 (File
          No. 333-77499)).

EXHIBIT                           DESCRIPTION
-------                           -----------
 2.2(g)   Common Agreement, dated April 20, 1999, between InterMedia
          Partners, InterMedia Partners Southeast, InterMedia Partners
          of West Tennessee, L.P., InterMedia Capital Partners IV,
          L.P., InterMedia Partners IV, L.P., Brenmor Cable Partners,
          L.P., TCID IP-V, Inc., Charter Communications, LLC, Charter
          Communications Properties, LLC, Marcus Cable Associates,
          L.L.C. and Charter RMG, LLC (Incorporated by reference to
          Exhibit 2.6(f) to Amendment No. 3 to the registration
          statement on Form S-4 of Charter Communications Holdings,
          LLC and Charter Communications Holdings Capital Corporation
          filed on July 2, 1999 (File No. 333-77499)). (Portions of
          this exhibit have been omitted pursuant to a request for
          confidential treatment.)
 2.3(a)   Purchase and Sale Agreement, dated as of April 26, 1999, by and among InterLink Communications Partners, LLLP, the
          sellers listed therein and Charter Communications, Inc. (now called Charter Investment, Inc.) (Incorporated by reference to Exhibit 2.7(a) to Amendment No. 2 to the registration
          statement on Form S-4 of Charter Communications Holdings,
          LLC and Charter Communications Holdings Capital Corporation
          filed on June 22, 1999 (File No. 333-77499)).
 2.3(b)   Purchase and Sale Agreement, dated as of April 26, 1999, by and among Rifkin Acquisition Partners, L.L.L.P., the sellers listed therein and Charter Communications, Inc. (now called
          Charter Investment, Inc.) (Incorporated by reference to
          Exhibit 2.7(b) to Amendment No. 4 to the registration
          statement on Form S-4 of Charter Communications Holdings,
          LLC and Charter Communications Holdings Capital Corporation
          filed on July 22, 1999 (File No. 333-77499)).
 2.3(c)   RAP Indemnity Agreement, dated April 26, 1999, by and among the sellers listed therein and Charter Communications, Inc.
          (now called Charter Investment, Inc.) (Incorporated by
          reference to Exhibit 2.7(c) to Amendment No. 4 to the
          registration statement on Form S-4 of Charter Communications
          Holdings, LLC and Charter Communications Holdings Capital
          Corporation filed on July 22, 1999 (File No. 333-77499)).
 2.3(d)   Assignment of Purchase Agreement with InterLink
          Communications Partners, LLLP, dated as of June 30, 1999, by and between Charter Communications, Inc. (now called Charter
          Investment, Inc.) and Charter Communications Operating, LLC
          (Incorporated by reference to Exhibit 2.7(d) to Amendment
          No. 4 to the registration statement on Form S-4 of Charter
          Communications Holdings, LLC and Charter Communications
          Holdings Capital Corporation filed on July 22, 1999 (File
          No. 333-77499)).
 2.3(e)   Assignment of Purchase Agreement with Rifkin Acquisition
          Partners L.L.L.P., dated as of June 30, 1999, by and between
          Charter Communications, Inc. (now called Charter Investment,
          Inc.) and Charter Communications Operating, LLC
          (Incorporated by reference to Exhibit 2.7(e) to Amendment
          No. 4 to the registration statement on Form S-4 of Charter
          Communications Holdings, LLC and Charter Communications
          Holdings Capital Corporation filed on July 22, 1999 (File
          No. 333-77499)).
 2.3(f)   Assignment of RAP Indemnity Agreement, dated as of June 30,
          1999, by and between Charter Communications, Inc. (now
          called Charter Investment, Inc.) and Charter Communications
          Operating, LLC (Incorporated by reference to Exhibit 2.7(f)
          to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on July
          22, 1999 (File No. 333-77499)).

EXHIBIT                           DESCRIPTION
-------                           -----------
 2.3(g)   Amendment to the Purchase Agreement with InterLink
          Communications Partners, LLLP, dated June 29, 1999
          (Incorporated by reference to Exhibit 2.7(g) to Amendment
          No. 6 to the registration statement on Form S-4 of Charter
          Communications Holdings, LLC and Charter Communications
          Holdings Capital Corporation filed on August 27, 1999 (File
          No. 333-77499)).
 2.3(h)   Contribution Agreement, dated as of September 14, 1999, by and among Charter Communications Operating, LLC, Charter
          Communications Holding Company, LLC, Charter Communications,
          Inc., Paul G. Allen and the certain other individuals and
          entities listed on the signature pages thereto (Incorporated by reference to Exhibit 2.7(h) to Amendment No. 3 to the
          registration statement on Form S-1 of Charter
          Communications, Inc. filed on October 18, 1999 (File No.
          333-83887)).
 2.3(i)   Form of First Amendment to the Contribution Agreement dated as of September 14, 1999, by and among Charter
          Communications Operating, LLC, Charter Communications
          Holding Company, LLC, Charter Communications, Inc. and Paul
          G. Allen (Incorporated by reference to Exhibit 2.7(i) to
          Amendment No. 5 to the registration statement on Form S-1 of
          Charter Communications, Inc. filed on November 4, 1999 (File
          No. 333-83887)).
 2.4      Contribution and Sale Agreement dated as of December 30,
          1999, by and among Charter Communications Holding Company,
          LLC, CC VII Holdings, LLC and Charter Communications VII,
          LLC (Incorporated by reference to Exhibit 2.8 to the report on Form 8-K of Charter Communications Holdings, LLC and
          Charter Communications Holdings Capital Corporation filed on
          January 18, 2000 (File No. 333-77499)).
 2.5      Contribution and Sale Agreement dated as of December 30,
          1999, by and among Charter Communications Holding Company,
          LLC and Charter Communications Holdings, LLC (Incorporated
          by reference to Exhibit 2.9 to the report on Form 8-K of
          Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on January
          18, 2000 (File No. 333-77499)).
 2.6(a)   Securities Purchase Agreement, dated May 13, 1999, by and
          between Avalon Cable Holdings LLC, Avalon Investors, L.L.C.,
          Avalon Cable of Michigan Holdings, Inc. and Avalon Cable LLC
          and Charter Communications Holdings LLC and Charter
          Communications, Inc. (now called Charter Investment, Inc.)
          (Incorporated by reference to Exhibit 2.2 to Amendment No. 1 to the registration statement on Form S-4 of Avalon Cable of
          Michigan LLC, Avalon Cable of Michigan Inc., Avalon Cable of
          New England LLC and Avalon Cable Finance Inc. filed on May
          28, 1999 (File No. 333-75453)).
 2.6(b)   Assignment and Contribution Agreement, entered into as of
          October 11, 1999 by and between Charter Communications
          Holding Company, LLC and Charter Communications, Inc.
          (Incorporated by reference to Exhibit 2.8(b) to Amendment
          No. 3 to the registration statement on Form S-1 of Charter
          Communications, Inc. filed on October 18, 1999 (File No.
          333-83887)).
 2.6(c)   Assignment Agreement effective as of June 16, 1999, by and among Charter Communications, Inc., Charter Communications
          Holdings LLC, Charter Communications Holding Company, LLC,
          Avalon Cable Holdings LLC, Avalon Investors, L.L.C., Avalon
          Cable of Michigan Holdings, Inc. and Avalon Cable LLC
          (Incorporated by reference to Exhibit 2.8(c) to Amendment
          No. 3 to the registration statement on Form S-1 of Charter
          Communications, Inc. filed on October 18, 1999 (File No.
          333-83887)).

EXHIBIT                           DESCRIPTION
-------                           -----------
 2.7(a)   Purchase and Contribution Agreement, dated as of May 26,
          1999, by and among Falcon Communications, L.P., Falcon
          Holding Group, L.P., TCI Falcon Holdings, LLC, Falcon Cable
          Trust, Falcon Holding Group, Inc. and DHN Inc. and Charter
          Communications, Inc. (now called Charter Investment, Inc.)
          (Incorporated by reference to Exhibit 2.9 to Amendment No. 2 to the registration statement on Form S-1 of Charter
          Communications, Inc. filed on September 28, 1999 (File No.
          333-83887)).
 2.7(b)   First Amendment to Purchase and Contribution Agreement,
          dated as of June 22, 1999, by and among Charter
          Communications, Inc., Charter Communications Holding
          Company, LLC, Falcon Communications, L.P., Falcon Holding
          Group, L.P., TCI Falcon Holdings, LLC, Falcon Cable Trust,
          Falcon Holding Group, Inc. and DHN Inc. (Incorporated by
          reference to Exhibit 10.37 to the quarterly report on Form
          10-Q filed by Falcon Communications, L.P. and Falcon Funding
          Corporation on August 13, 1999 (File Nos. 033-60776 and
          333-55755)).
 2.7(c)   Form of Second Amendment to Purchase And Contribution
          Agreement, dated as of October 27, 1999, by and among
          Charter Investment, Inc., Charter Communications Holding
          Company, LLC, Falcon Communications, L.P., Falcon Holding
          Group, L.P., TCI Falcon Holdings, LLC, Falcon Holding Group,
          Inc. and DHN Inc. (Incorporated by reference to Exhibit
          2.9(b) to Amendment No. 5 to the registration statement on
          Form S-1 of Charter Communications, Inc. filed on November
          4, 1999 (File No. 333-83887)).
 2.7(d)   Third Amendment to Purchase and Contribution Agreement dated as of November 12, 1999, by and among Charter
          Communications, Inc., Falcon Communications L.P., Falcon
          Holdings Group, L.P., TCI Falcon Holdings, LLC, Falcon Cable
          Trust, Falcon Holding Group, Inc. and DHN Inc. (Incorporated
          by reference to Exhibit 2.4 to the report on Form 8-K of CC
          VII Holdings, LLC and Falcon Funding Corporation filed on
          November 26, 1999 (File No. 033-60776 and 333-55755)).
 2.8(a)   Purchase Agreement, dated as of May 21, 1999, among
          Blackstone TWF Capital Partners, L.P., Blackstone TWF
          Capital Partners A L.P., Blackstone TWF Capital Partners B
          L.P., Blackstone TWF Family Investment Partnership, L.P.,
          RCF Carry, LLC, Fanch Management Partners, Inc., PBW Carried
          Interest, Inc., RCF Indiana Management Corp, The Robert C.
          Fanch Revocable Trust, A. Dean Windry, Thomas Binning, Jack
          Pottle, SDG/Michigan Communications Joint Venture, Fanch-JV2
          Master Limited Partnership, Cooney Cable Associates of Ohio,
          Limited Partnership, North Texas Cablevision, LTD., Post
          Cablevision of Texas, Limited Partnership, Spring Green
          Communications, L.P., Fanch-Narragansett CSI Limited
          Partnership, and Fanch Cablevision of Kansas General
          Partnership and Charter Communications, Inc. (now called
          Charter Investment, Inc.) (Incorporated by reference to
          Exhibit 2.10 to Amendment No. 2 to the registration
          statement on Form S-1 of Charter Communications, Inc. filed on September 28, 1999 (File No. 333-83887)).
 2.8(b)   Assignment of Purchase Agreement by and between Charter
          Investment, Inc. and Charter Communications Holding Company,
          LLC, effective as of September 21, 1999 (Incorporated by
          reference to Exhibit 2.10(b) Amendment No. 3 to the
          registration statement on Form S-1 of Charter
          Communications, Inc. filed on October 18, 1999 (File No.
          333-83887)).

EXHIBIT                           DESCRIPTION
-------                           -----------
 2.9(a)   Purchase and Contribution Agreement, entered into as of June
          1999, by and among BCI (USA), LLC, William Bresnan,
          Blackstone BC Capital Partners L.P., Blackstone BC Offshore
          Capital Partners L.P., Blackstone Family Investment
          Partnership III L.P., TCID of Michigan, Inc. and TCI Bresnan
          LLC and Charter Communications Holding Company, LLC (now
          called Charter Investment, Inc.) (Incorporated by reference to Exhibit 2.11 to Amendment No. 2 to the registration
          statement on Form S-1 of Charter Communications, Inc. filed on September 28, 1999 (File No. 333-83887)).
 2.9(b)   First Amendment to Purchase and Contribution Agreement dated as of February 14, 2000, by and among BCI (USA), LLC,
          William J. Bresnan, Blackstone BC Capital Partners L.P.,
          Blackstone BC Offshore Capital Partners, L.P., Blackstone
          Family Media III L.P. (as assignee of Blackstone Family
          Investment III, L.P.), TCID of Michigan, Inc., TCI Bresnan,
          LLC and Charter Communications Holding Company, LLC.
          (Incorporated by reference to Exhibit 2.11(a) to the current report on Form 8-K filed by Charter Communications, Inc. on
          February 29, 2000 (File No. 000-27927)).
2.10(a)   Asset Purchase Agreement, dated as of February 26, 2001,
          among Marcus Cable of Alabama, L.L.C., on the one hand, and
          TCI of Selma, Inc., TCI of Lee County, Inc., TCI Cablevision
          of Alabama, Inc., Alabama T.V. Cable, Inc. and TCI
          Southeast, Inc., on the other hand (Incorporated by
          reference to Exhibit 2.14(a) to the annual report of Form
          10-K of Charter Communications, Inc. filed on March 6, 2001
          (File No. 000-27927)).
2.10(b)   Reorganization Agreement, dated as of February 26, 2001,
          among Charter Communications, Inc., on the one hand, and TCI
          TKR of Alabama, Inc. and TCI Southeast, Inc., on the other hand (Incorporated by reference to Exhibit 2.14(b) to the
          annual report of Form 10-K of Charter Communications, Inc.
          filed on March 6, 2001 (File No. 000-27927)).
2.10(c)   Asset Purchase Agreement, dated as of February 26, 2001,
          among Falcon Cable Systems Company II, L.P., on the one
          hand, and AT&T Broadband, LLC, Communication Services, Inc.,
          Ohio Cablevision Network, Inc., TCI Cablevision of
          California, Inc. and TCI Washington Associates, L.P., on the
          other hand (Incorporated by reference to Exhibit 2.14(c) to the annual report of Form 10-K of Charter Communications,
          Inc. filed on March 6, 2001 (File No. 000-27927)).
2.10(d)   Reorganization Agreement, dated as of February 26, 2001,
          among Charter Communications, Inc., on the one hand, and TCI
          Cablevision of Nevada, Inc. and TCI West, Inc., on the other hand (Incorporated by reference to Exhibit 2.14(d) to the
          annual report of Form 10-K of Charter Communications, Inc.
          filed on March 6, 2001 (File No. 000-27927)).
2.10(e)   Asset Purchase Agreement, dated as of February 26, 2001,
          among Charter Communications, Inc., Interlink Communications
          Partners, LLC, Charter Communications, LLC and Falcon Cable
          Media, on the one hand, and TCI Cable Partners of St. Louis,
          L.P. and TCI Cablevision of Missouri, Inc., on the other
          hand (Incorporated by reference to Exhibit 2.14(e) to the
          annual report of Form 10-K of Charter Communications, Inc.
          filed on March 6, 2001 (File No. 000-27927)).

EXHIBIT                           DESCRIPTION
-------                           -----------
2.10(f)   Asset Purchase Agreement, dated as of February 26, 2001,
          among Charter Communications Entertainment I, LLC, on the
          one hand, and St. Louis Tele-Communications, Inc., TCI Cable
          Partners of St. Louis, L.P., TCI Cablevision of Missouri,
          Inc., TCI of Illinois, Inc., TCI TKR of Central Florida,
          Inc. and TCI Holdings, Inc., on the other hand (Incorporated by reference to Exhibit 2.14(f) to the annual report of Form
          10-K of Charter Communications, Inc. filed on March 6, 2001
          (File No. 000-27927)).
2.10(g)   Agreement Regarding Closing Matters, dated as of February
          26, 2001, among Charter Communications, Inc., on behalf of itself, Marcus Cable of Alabama, L.L.C., Falcon Cable
          Systems Company II, L.P., Interlink Communications Partners,
          LLC, Charter Communications, LLC, Falcon Cable Media, and
          Charter Communications Entertainment I, LLC, on the one
          hand, and AT&T Broadband, LLC, on behalf of itself, TCI TKR of Alabama, Inc., TCI of Selma, Inc., TCI of Lee County, TCI
          Cablevision of Alabama, Inc. and Alabama T.V. Cable, Inc.,
          TCI Southeast, Inc., TCI Cablevision of Nevada, Inc., TCI
          West, Inc., Communications Services, Inc., Ohio Cablevision
          Network, Inc., TCI Cablevision of California, Inc., TCI
          Washington Associates, LP., TCI of Illinois, Inc., TCI
          Cablevision of Missouri, Inc., St. Louis
          Tele-Communications, Inc., TCI Cable Partners of St. Louis,
          L.P., TCI TKR of Central Florida, Inc. and TCI Holdings,
          Inc., on the other hand (Incorporated by reference to
          Exhibit 2.14(g) to the annual report of Form 10-K of Charter
          Communications, Inc. filed on March 6, 2001 (File No.
          000-27927)).
2.10(h)   First Amendment to Asset Purchase Agreement, dated as of
          June 30, 2001, among Marcus Cable of Alabama, L.L.C., on the one hand, and TCI of Selma, Inc., TCI of Lee County, Inc.,
          TCI Cablevision of Alabama, Inc., Alabama T.V. Cable, Inc.
          and TCI Southeast, Inc., on the other hand (Incorporated by reference to Exhibit 2.1(a) to the quarterly report on Form
          10-Q filed by Charter Communications, Inc. on November 14,
          2001 (File No. 000-27927)).
2.10(i)   First Amendment to Reorganization Agreement, dated as of
          June 30, 2001, among Marcus Cable of Alabama, L.L.C., as
          assignee of Charter Communications, Inc., on the one hand, and TCI TKR of Alabama, Inc. and TCI Southeast, Inc., on the
          other hand (Incorporated by reference to Exhibit 2.1(b) to the quarterly report on Form 10-Q filed by Charter
          Communications, Inc. on November 14, 2001 (File No.
          000-27927)).
2.10(j)   Assignment Letter Agreement, dated as of June 30, 2001,
          between Charter Communications, Inc. and Marcus Cable of
          Alabama, L.L.C. (Incorporated by reference to Exhibit
          2.14(h) to the registration statement on Form S-4 of Charter
          Communications Holdings, LLC and Charter Communications
          Holdings Capital Corporation filed on July 13, 2001 (File
          No. 333-65094)).
2.10(k)   First Amendment to Asset Purchase Agreement, dated as of
          June 30, 2001, among Falcon Cable Systems Company II, L.P., on the one hand, and AT&T Broadband, LLC, Communication
          Services, Inc., Ohio Cablevision Network, Inc., TCI
          Cablevision of California, Inc. and TCI Washington
          Associates, L.P., on the other hand (Incorporated by
          reference to Exhibit 2.1(c) to the quarterly report on Form
          10-Q filed by Charter Communications, Inc. on November 14,
          2001 (File No. 000-27927)).
2.10(l)   First Amendment to Reorganization Agreement, dated as of
          June 30, 2001, among Falcon Cable Systems Company II, L.P., as assignee of Charter Communications, Inc., on the one
          hand, and TCI Cablevision of Nevada, Inc. and TCI West,
          Inc., on the other hand (Incorporated by reference to
          Exhibit 2.1(d) to the quarterly report on Form 10-Q filed by
          Charter Communications, Inc. on November 14, 2001 (File No.
          000-27927)).

EXHIBIT                           DESCRIPTION
-------                           -----------
2.10(m)   Assignment Letter Agreement, dated as of June 30, 2001,
          between Charter Communications, Inc. and Falcon Cable
          Systems Company II, L.P. (Incorporated by reference to
          Exhibit 2.14(i) to the registration statement on Form S-4 of
          Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on July
          13, 2001 (File No. 333-65094)).
2.10(n)   First Amendment to Asset Purchase Agreement, dated as of
          June 30, 2001, among Charter Communications, Inc., Interlink
          Communications Partners, LLC, Charter Communications, LLC
          and Falcon Cable Media, on the one hand, and TCI Cable
          Partners of St. Louis, L.P. and TCI Cablevision of Missouri,
          Inc., on the other hand (Incorporated by reference to
          Exhibit 2.1(e) to the quarterly report on Form 10-Q filed by
          Charter Communications, Inc. on November 14, 2001 (File No.
          000-27927)).
2.10(o)   First Amendment to Asset Purchase Agreement, dated as of
          June 30, 2001, among Charter Communications Entertainment I,
          LLC, on the one hand, and St. Louis Tele-Communications,
          Inc., TCI Cable Partners of St. Louis, L.P., TCI Cablevision
          of Missouri, Inc., TCI of Illinois, Inc., TCI TKR of Central
          Florida, Inc. and TCI Holdings, Inc., on the other hand
          (Incorporated by reference to Exhibit 2.1(f) to the
          quarterly report on Form 10-Q filed by Charter
          Communications, Inc. on November 14, 2001 (File No.
          000-27927)).
2.10(p)   First Amendment to Agreement Regarding Closing Matters,
          dated as of June 30, 2001, among Charter Communications,
          Inc., on behalf of itself, Marcus Cable of Alabama, L.L.C.,
          Falcon Cable Systems Company II, L.P., Interlink
          Communications Partners, LLC, Charter Communications, LLC,
          Falcon Cable Media, and Charter Communications Entertainment
          I, LLC, on the one hand, and AT&T Broadband, LLC, on behalf of itself, TCI TKR of Alabama, Inc., TCI of Selma, Inc., TCI of Lee County, TCI Cablevision of Alabama, Inc. and Alabama
          T.V. Cable, Inc., TCI Southeast, Inc., TCI Cablevision of
          Nevada, Inc., TCI West, Inc., Communications Services, Inc.,
          Ohio Cablevision Network, Inc., TCI Cablevision of
          California, Inc., TCI Washington Associates, LP., TCI of
          Illinois, Inc., TCI Cablevision of Missouri, Inc., St. Louis
          Tele-Communications, Inc., TCI Cable Partners of St. Louis,
          L.P., TCI TKR of Central Florida, Inc. and TCI Holdings,
          Inc., on the other hand (Incorporated by reference to
          Exhibit 2.1(g) to the quarterly report on Form 10-Q filed by
          Charter Communications, Inc. on November 14, 2001 (File No.
          000-27927)).
2.11(a)   Asset Purchase Agreement, dated as of September 28, 2001,
          between High Speed Access Corp. and Charter Communications
          Holding Company, LLC (including as Exhibit A, the Form of
          Voting Agreement, as Exhibit B, the form of Management
          Agreement, as Exhibit C, the form of License Agreement, and as Exhibit D, the Form of Billing Letter Agreement)
          (Incorporated by reference to Exhibit 10.1 to Amendment No.
          6 to Schedule 13D filed by Charter Communications, Inc. and others with respect to High Speed Access Corp., filed on
          October 1, 2001 (File No. 005-56431)).
2.11(b)   Services and Management Agreement, dated as of September 28,
          2001, between High Speed Access Corp. and Charter
          Communications, Inc. (Incorporated by reference to Exhibit
          10.2 to Amendment No. 6 to Schedule 13D filed by Charter
          Communications, Inc. and others with respect to High Speed
          Access Corp., filed on October 1, 2001 (File No.
          005-56431)).

EXHIBIT                           DESCRIPTION
-------                           -----------
2.11(c)   License Agreement, dated as of September 28, 2001, between
          High Speed Access Corp., HSA International, Inc. and Charter
          Communications Holding Company, LLC. (Incorporated by
          reference to Exhibit 10.3 to Amendment No. 6 to Schedule 13D filed by Charter Communications, Inc. and others with
          respect to High Speed Access Corp., filed on October 1, 2001
          (File No. 005-56431)).
2.11(d)   Stock Purchase Agreement, dated as of September 28, 2001, by and among Vulcan Ventures Incorporated and Charter
          Communications Holding Company, LLC. (Incorporated by
          reference to Exhibit 10.4 to Amendment No. 6 to Schedule 13D filed by Charter Communications, Inc. and others with
          respect to High Speed Access Corp., filed on October 1, 2001
          (File No. 005-56431)).
 2.11(e)  Voting Agreement, dated as of September 28, 2001, between
          High Speed Access Corp, Charter Communications Ventures,
          LLC, Vulcan Ventures Incorporated and certain directors
          party thereto (Incorporated by reference to Exhibit 10.5 to
          Amendment No. 6 to Schedule 13D filed by Charter
          Communications, Inc. and others with respect to High Speed
          Access Corp., filed on October 1, 2001 (File No.
          005-56431)).
 2.11(f)  Assignment and Consent, dated as of December 20, 2001, by and among Vulcan Ventures Incorporated, CC Systems, LLC and
          Charter Communications Holding Company, LLC. (Incorporated
          by reference to Exhibit 10.6 to Amendment No. 8 to Schedule
          13D filed by Charter Communications, Inc. and others with
          respect to High Speed Access Corp., filed on December 21,
          2001 (File No. 005-56431)).
 3.1      Certificate of Formation of Charter Communications Holdings,
          LLC (Incorporated by reference to Exhibit 3.1 to Amendment
          No. 2 to the registration statement on Form S-4 of Charter
          Communications Holdings, LLC and Charter Communications
          Holdings Capital Corporation filed on June 22, 1999 (File
          No. 333-77499)).
 3.2      Amended and Restated Limited Liability Company Agreement of
          Charter Communications Holdings, LLC, dated as of October
          30, 2001 (Incorporated by reference to Exhibit 3.2 to the
          annual report of Form 10-K of Charter Communications
          Holdings, LLC and Charter Communications Holdings Capital
          Corporation filed on March 29, 2001 (File No. 333-77499)).
 3.3      Certificate of Incorporation of Charter Communications
          Holdings Capital Corporation (Incorporated by reference to
          Exhibit 3.3 to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
          Charter Communications Holdings Capital Corporation filed on
          June 22, 1999 (File No. 333-77499)).
 3.4(a)   By-Laws of Charter Communications Holdings Capital
          Corporation (Incorporated by reference to Exhibit 3.4 to
          Amendment No. 2 to the registration statement on Form S-4 of
          Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on June
          22, 1999 (File No. 333-77499)).
 3.4(b)   Amendment to By-Laws of Charter Communications Holdings
          Capital Corporation, dated as of October 30, 2001
          (Incorporated by reference to Exhibit 3.4(b) to the annual report of Form 10-K of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation
          filed on March 29, 2001 (File No. 333-77499)).

EXHIBIT                           DESCRIPTION
-------                           -----------
 4.1      Indenture, dated as of April 9, 1998, by and among
          Renaissance Media (Louisiana) LLC, Renaissance Media
          (Tennessee) LLC, Renaissance Media Capital Corporation,
          Renaissance Media Group LLC and United States Trust Company
          of New York, as trustee (Incorporated by reference to
          Exhibit 4.1 to the registration statement on Forms S-4 of
          Renaissance Media Group LLC, Renaissance Media (Tennessee)
          LLC, Renaissance Media (Louisiana) LLC and Renaissance Media
          Capital Corporation filed on June 12, 1998 (File No.
          333-56679)).
 4.2(a)   Indenture, dated as of December 10, 1998, by and among
          Avalon Cable of Michigan Holdings, Inc., Avalon Cable LLC
          and Avalon Cable Holdings Finance, Inc., as issuers and The
          Bank of New York, as trustee for the Notes (Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the
          registration statement on Form S-4 of Avalon Cable LLC,
          Avalon Cable Holdings Finance, Inc., Avalon Cable of
          Michigan Holdings, Inc. and Avalon Cable of Michigan, Inc.
          filed on May 28, 1999 (File Nos. 333-75415 and 333-75453)).
 4.2(b)   Supplemental Indenture, dated as of March 26, 1999, by and among Avalon Cable of Michigan Holdings, Inc., Avalon Cable
          LLC and Avalon Cable Holdings Finance, Inc., as issuers,
          Avalon Cable of Michigan, Inc., as guarantor, and The Bank of New York, as trustee for the Notes (Incorporated by
          reference to Exhibit 4.2 to Amendment No. 1 to the
          registration statement on Form S-4 of Avalon Cable LLC,
          Avalon Cable Holdings Finance, Inc., Avalon Cable of
          Michigan Holdings, Inc. and Avalon Cable of Michigan, Inc.
          filed on May 28, 1999 (File Nos. 333-75415 and 333-75453)).
 4.3      Indenture relating to the 8.250% Senior Notes due 2007,
          dated as of March 17, 1999, between Charter Communications
          Holdings, LLC, Charter Communications Holdings Capital
          Corporation and Harris Trust and Savings Bank (Incorporated
          by reference to Exhibit 4.1(a) to Amendment No. 2 to the
          registration statement on Form S-4 of Charter Communications
          Holdings, LLC and Charter Communications Holdings Capital
          Corporation filed on June 22, 1999 (File No. 333-77499)).
 4.4      Indenture relating to the 8.625% Senior Notes due 2009,
          dated as of March 17, 1999, among Charter Communications
          Holdings, LLC, Charter Communications Holdings Capital
          Corporation and Harris Trust and Savings Bank (Incorporated
          by reference to Exhibit 4.2(a) to Amendment No. 2 to the
          registration statement on Form S-4 of Charter Communications
          Holdings, LLC and Charter Communications Holdings Capital
          Corporation filed on June 22, 1999 (File No. 333-77499)).
 4.5      Indenture relating to the 9.920% Senior Discount Notes due
          2011, dated as of March 17, 1999, among Charter
          Communications Holdings, LLC, Charter Communications
          Holdings Capital Corporation and Harris Trust and Savings
          Bank (Incorporated by reference to Exhibit 4.3(a) to
          Amendment No. 2 to the registration statement on Form S-4 of
          Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on June
          22, 1999 (File No. 333-77499)).
 4.6      Indenture relating to the 10.00% Senior Notes due 2009,
          dated as of January 12, 2000, between Charter Communications
          Holdings, LLC, Charter Communications Holdings Capital
          Corporation and Harris Trust and Savings Bank (Incorporated
          by reference to Exhibit 4.1(a) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
          Charter Communications Holdings Capital Corporation filed on
          January 25, 2000 (File No. 333-95351)).

EXHIBIT                           DESCRIPTION
-------                           -----------
 4.7      Indenture relating to the 10.25% Senior Notes due 2010,
          dated as of January 12, 2000, among Charter Communications
          Holdings, LLC, Charter Communications Holdings Capital
          Corporation and Harris Trust and Savings Bank (Incorporated
          by reference to Exhibit 4.2(a) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
          Charter Communications Holdings Capital Corporation filed on
          January 25, 2000 (File No. 333-95351)).
 4.8      Indenture relating to the 11.75% Senior Discount Notes due
          2010, dated as of January 12, 2000, among Charter
          Communications Holdings, LLC, Charter Communications
          Holdings Capital Corporation and Harris Trust and Savings
          Bank (Incorporated by reference to Exhibit 4.3(a) to the
          registration statement on Form S-4 of Charter Communications
          Holdings, LLC and Charter Communications Holdings Capital
          Corporation filed on January 25, 2000 (File No. 333-95351)).
 4.9      Indenture dated as of January 10, 2001 between Charter
          Communications Holdings, LLC, Charter Communications
          Holdings Capital Corporation and BNY Midwest Trust Company
          as Trustee governing 10 3/4% senior notes due 2009
          (Incorporated by reference to Exhibit 4.2(a) to the
          registration statement on Form S-4 of Charter Communications
          Holdings, LLC and Charter Communications Holdings Capital
          Corporation filed on February 2, 2001 (File No. 333-54902)).
 4.10     Indenture dated as of January 10, 2001 between Charter
          Communications Holdings, LLC, Charter Communications
          Holdings Capital Corporation and BNY Midwest Trust Company
          as Trustee governing 11 1/8% senior notes due 2011
          (Incorporated by reference to Exhibit 4.2(b) to the
          registration statement on Form S-4 of Charter Communications
          Holdings, LLC and Charter Communications Holdings Capital
          Corporation filed on February 2, 2001 (File No. 333-54902)).
 4.11     Indenture dated as of January 10, 2001 between Charter
          Communications Holdings, LLC, Charter Communications
          Holdings Capital Corporation and BNY Midwest Trust Company
          as Trustee governing 13 1/2% senior discount notes due 2011
          (Incorporated by reference to Exhibit 4.2(c) to the
          registration statement on Form S-4 of Charter Communications
          Holdings, LLC and Charter Communications Holdings Capital
          Corporation filed on February 2, 2001 (File No. 333-54902)).
4.12(a)   Indenture dated as of May 15, 2001 between Charter
          Communications Holdings, LLC, Charter Communications
          Holdings Capital Corporation and BNY Midwest Trust Company
          as Trustee governing 9.625% Senior Notes due 2009.
          (Incorporated by reference to Exhibit 10.2(a) to the current report on Form 8-K filed by Charter Communications, Inc. on
          June 1, 2001 (File No. 000-27927)).
4.12(b)   First Supplemental Indenture dated as of January 14, 2002
          between Charter Communications Holdings, LLC, Charter
          Communications Holdings Capital Corporation and BNY Midwest
          Trust Company as Trustee governing 9.625% Senior Notes due
          2009 (Incorporated by reference to Exhibit 10.2(a) to the
          current report on Form 8-K filed by Charter Communications,
          Inc. on January 15, 2002 (File No. 000-27927)).

EXHIBIT                           DESCRIPTION
-------                           -----------
4.12(c)   Exchange and Registration Rights Agreement relating to
          9.625% Senior Notes due 2009, dated as of January 14, 2002, among Charter Communications Holding Company, LLC, Charter
          Communications Capital Corporation, Salomon Smith Barney
          Inc., Banc of America Securities LLC, J.P. Morgan Securities
          Inc., Fleet Securities, Inc., TD Securities (USA) Inc., BMO
          Nesbitt Burns Corp., Credit Lyonnais Securities (USA) Inc.,
          RBC Dominion Securities Corporation, Scotia Capital (USA)
          Inc., SunTrust Capital Markets, Inc., U.S. Bancorp Piper
          Jaffray Inc., ABN AMRO Incorporated, First Union Securities,
          Inc., CIBC World Markets Corp. and Dresdner Kleinwort
          Wasserstein -- Grantchester, Inc. (Incorporated by reference to Exhibit 10.2(b) to the current report on Form 8-K filed by Charter Communications, Inc. on January 15, 2002 (File
          No. 000-27927)).
4.13(a)   Indenture dated as of May 15, 2001 between Charter
          Communications Holdings, LLC, Charter Communications
          Holdings Capital Corporation and BNY Midwest Trust Company
          as Trustee governing 10.000% Senior Notes due 2011.
          (Incorporated by reference to Exhibit 10.3(a) to the current report on Form 8-K filed by Charter Communications, Inc. on
          June 1, 2001 (File No. 000-27927)).
4.13(b)   First Supplemental Indenture dated as of January 14, 2002
          between Charter Communications Holdings, LLC, Charter
          Communications Holdings Capital Corporation and BNY Midwest
          Trust Company as Trustee governing 10.000% Senior Notes due
          2011 (Incorporated by reference to Exhibit 10.3(a) to the
          current report on Form 8-K filed by Charter Communications,
          Inc. on January 15, 2002 (File No. 000-27927)).
4.13(c)   Exchange and Registration Rights Agreement relating to
          10.000% Senior Notes due 2011, dated as of January 14, 2002, among Charter Communications Holding Company, LLC, Charter
          Communications Capital Corporation, Salomon Smith Barney
          Inc., Banc of America Securities LLC, J.P. Morgan Securities
          Inc., Fleet Securities, Inc., TD Securities (USA) Inc., BMO
          Nesbitt Burns Corp., Credit Lyonnais Securities (USA) Inc.,
          RBC Dominion Securities Corporation, Scotia Capital (USA)
          Inc., SunTrust Capital Markets, Inc., U.S. Bancorp Piper
          Jaffray Inc., ABN AMRO Incorporated, First Union Securities,
          Inc., CIBC World Markets Corp. and Dresdner Kleinwort
          Wasserstein -- Grantchester, Inc. (Incorporated by reference to Exhibit 10.3(b) to the current report on Form 8-K filed by Charter Communications, Inc. on January 15, 2002 (File
          No. 000-27927)).
 4.14     Indenture dated as of May 15, 2001 between Charter
          Communications Holdings, LLC, Charter Communications
          Holdings Capital Corporation and BNY Midwest Trust Company
          as Trustee governing 11.750% Senior Discount Notes due 2011.
          (Incorporated by reference to Exhibit 10.4(a) to the current report on Form 8-K filed by Charter Communications, Inc. on
          June 1, 2001 (File No. 000-27927)).
4.15(a)   Indenture dated as of January 14, 2002 between Charter
          Communications Holdings, LLC, Charter Communications
          Holdings Capital Corporation and BNY Midwest Trust Company
          as Trustee governing 12.125% Senior Discount Notes due 2012
          (Incorporated by reference to Exhibit 10.4(a) to the current report on Form 8-K filed by Charter Communications, Inc. on
          January 15, 2002 (File No. 000-27927)).

EXHIBIT                           DESCRIPTION
-------                           -----------
4.15(b)   Exchange and Registration Rights Agreement relating to
          12.125% Senior Discount Notes due 2012, dated as of January
          14, 2002, among Charter Communications Holding Company, LLC,
          Charter Communications Capital Corporation, Salomon Smith
          Barney Inc., Banc of America Securities LLC, J.P. Morgan
          Securities Inc., Fleet Securities, Inc., TD Securities (USA)
          Inc., BMO Nesbitt Burns Corp., Credit Lyonnais Securities
          (USA) Inc., RBC Dominion Securities Corporation, Scotia
          Capital (USA) Inc., SunTrust Capital Markets, Inc., U.S.
          Bancorp Piper Jaffray Inc., ABN AMRO Incorporated, First
          Union Securities, Inc., CIBC World Markets Corp. and
          Dresdner Kleinwort Wasserstein -- Grantchester, Inc.
          (Incorporated by reference to Exhibit 10.4(b) to the current report on Form 8-K filed by Charter Communications, Inc. on
          January 15, 2002 (File No. 000-27927)).
 5.1**    Opinion of Irell & Manella LLP regarding legality
 8.1**    Opinion of Irell & Manella LLP regarding tax matters
10.1(a)   Membership Interests Purchase Agreement, dated July 22,
          1999, by and between Charter Communications Holding Company,
          LLC and Paul G. Allen (Incorporated by reference to Exhibit
          10.5 to Amendment No. 6 to the registration statement on
          Form S-4 of Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on August
          27, 1999 (File No. 333-77499)).
10.1(b)   Amendment to Membership Interests Purchase Agreement, dated as of August 10, 1999, by and among Charter Communications
          Holding Company, LLC, Vulcan Cable III Inc. and Paul G.
          Allen (Incorporated by reference to Exhibit 10.12 to
          Amendment No. 6 to the registration statement on Form S-4 of
          Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on August
          27, 1999 (File No. 333-77499)).
10.2      Consulting Agreement, dated as of March 10, 1999, by and
          between Vulcan Northwest Inc., Charter Communications, Inc.
          (now called Charter Investment Inc.) and Charter
          Communications Holdings, LLC (Incorporated by reference to
          Exhibit 10.3 to Amendment No. 4 to the registration
          statement on Form S-4 of Charter Communications Holdings,
          LLC and Charter Communications Holdings Capital Corporation
          filed on July 22, 1999 (File No. 333-77499)).
10.3      Letter Agreement, dated as of July 22, 1999 between Charter
          Communications Holding Company, LLC and Charter
          Communications Holdings, LLC (Incorporated by reference to
          Exhibit 10.10 to Amendment No. 5 to the registration
          statement on Form S-4 of Charter Communications Holdings,
          LLC and Charter Communications Holdings Capital Corporation
          filed on August 10, 1999 (File No. 333-77499)).
10.4      Letter Agreement, dated September 21, 1999, by and among
          Charter Communications, Inc., Charter Investment, Inc.,
          Charter Communications Holding Company, Inc. and Vulcan
          Ventures Inc. (Incorporated by reference to Exhibit 10.22 to
          Amendment No. 3 to the registration statement on Form S-1 of
          Charter Communications, Inc. filed on October 18, 1999 (File
          No. 333-83887)).
10.5      First Amended and Restated Mutual Services Agreement, dated as of December 21, 2000, by and between Charter
          Communications, Inc., Charter Investment, Inc. and Charter
          Communications Holding Company, LLC (Incorporated by
          reference to Exhibit 10.2(b) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
          Charter Communications Holdings Capital Corporation filed on
          February 2, 2001 (File No. 333-54902)).

EXHIBIT                           DESCRIPTION
-------                           -----------
10.6      Form of Consulting Agreement, dated as of December 31, 2000, by and between Vulcan Ventures Incorporated, Charter
          Communications, Inc. and Charter Communications Holding
          Company, LLC (Incorporated by reference to Exhibit 10.3 to the registration statement on Form S-4 of Charter
          Communications Holdings, LLC and Charter Communications
          Holdings Capital Corporation filed on February 2, 2001 (File
          No. 333-54902)).
10.7      Form of Management Agreement, dated as of November 9, 1999, by and between Charter Communications Holding Company, LLC and Charter Communications, Inc. (Incorporated by reference to Exhibit 10.2(d) to Amendment No. 3 to the registration
          statement on Form S-1 of Charter Communications, Inc. filed on October 18, 1999 (File No. 333-83887)).
10.8(a)   Amended and Restated Management Agreement, dated March 17,
          1999, between Charter Communications Operating, LLC and
          Charter Communications, Inc. (Incorporated by reference to
          Exhibit 10.2 to Amendment No. 4 to the registration
          statement on Form S-4 of Charter Communications Holdings,
          LLC and Charter Communications Holdings Capital Corporation
          filed on July 22, 1999 (File No. 333-77499)).
10.8(b)   Form of Amended and Restated Management Agreement, dated as of March 17, 1999, as amended as of November 9, 1999, by and among Charter Investment, Inc., Charter Communications, Inc.
          and Charter Communications Operating, LLC (Incorporated by
          reference to Exhibit 10.2(b) to Amendment No. 3 to the
          registration statement on Form S-1 of Charter
          Communications, Inc. filed on October 18, 1999 (File No.
          333-83887)).
10.8(c)   Second Amendment to Amended and Restated Management
          Agreement, dated as of March 17, 1999, as amended as of
          January 1, 2002, by and between Charter Communications
          Operating, LLC and Charter Communications, Inc.
          (Incorporated by reference to Exhibit 10.8(c) to the annual report of Form 10-K of Charter Communications, Inc. filed on
          March 29, 2001 (File No. 000-27927)).
10.9      Management Agreement, dated as of November 12, 1999, by and between CC VI Operating Company, LLC and Charter
          Communications, Inc. (Incorporated by reference to Exhibit
          10.2(d) to Amendment No. 1 to the registration statement on
          Form S-4 of Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on April
          18, 2000 (File No. 333-77499)).
10.10     Management Agreement, dated as of November 12, 1999 by and between Falcon Cable Communications, LLC and Charter
          Communications, Inc. (Incorporated by reference to Exhibit
          10.2(e) to Amendment No. 1 to the registration statement on
          Form S-4 of Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on April
          18, 2000 (File No. 333-77499)).
10.11     Form of Exchange Agreement, dated as of November 12, 1999 by and among Charter Investment, Inc., Charter Communications,
          Inc., Vulcan Cable III Inc. and Paul G. Allen (Incorporated
          by reference to Exhibit 10.13 to Amendment No. 3 to the
          registration statement on Form S-1 of Charter
          Communications, Inc. filed on October 18, 1999 (File No.
          333-83887)).

EXHIBIT                           DESCRIPTION
-------                           -----------
10.12     Form of Registration Rights Agreement, dated as of November
          12, 1999, by and among Charter Communications, Inc., Charter
          Investment, Inc., Vulcan Cable III Inc., Mr. Paul G. Allen,
          Mr. Jerald L. Kent, Mr. Howard L. Wood and Mr. Barry L.
          Babcock (Incorporated by reference to Exhibit 10.14 to
          Amendment No. 3 to the registration statement on Form S-1 of
          Charter Communications, Inc. filed on October 18, 1999 (File
          No. 333-83887)).
10.13     Exchange Agreement, dated as of February 14, 2000, by and
          among Charter Communications, Inc., BCI (USA), LLC, William
          J. Bresnan, Blackstone BC Capital Partners L.P., Blackstone
          BC Offshore Capital Partners L.P., Blackstone Family Media,
          III L.P. (as assignee of Blackstone Family Investment III
          L.P.), TCID of Michigan, Inc., and TCI Bresnan LLC
          (Incorporated by reference to Exhibit 10.40 to the current report on Form 8-K of Charter Communications, Inc. filed on
          February 29, 2000 (File No. 000-27927)).
10.14(a)  Charter Communications Holdings, LLC 1999 Option Plan
          (Incorporated by reference to Exhibit 10.4 to Amendment No.
          4 to the registration statement on Form S-4 of Charter
          Communications Holdings, LLC and Charter Communications
          Holdings Capital Corporation filed on July 22, 1999 (File
          No. 333-77499)).
10.14(b)  Assumption Agreement regarding Option Plan, dated as of May
          25, 1999, by and between Charter Communications Holdings,
          LLC and Charter Communications Holding Company, LLC
          (Incorporated by reference to Exhibit 10.13 to Amendment No.
          6 to the registration statement on Form S-4 of Charter
          Communications Holdings, LLC and Charter Communications
          Holdings Capital Corporation filed on August 27, 1999 (File
          No. 333-77499)).
10.14(c)  Form of Amendment No. 1 to the Charter Communications
          Holdings, LLC 1999 Option Plan (Incorporated by reference to
          Exhibit 10.10(c) to Amendment No. 4 to the registration
          statement on Form S-1 of Charter Communications, Inc. filed on November 1, 1999 (File No. 333-83887)).
10.14(d)  Amendment No. 2 to the Charter Communications Holdings, LLC
          1999 Option Plan (Incorporated by reference to Exhibit
          10.4(c) to the annual report on Form 10-K filed by Charter
          Communications, Inc. on March 30, 2000 (File No.
          000-27927)).
10.14(e)  Amendment No. 3 to the Charter Communications 1999 Option
          Plan (Incorporated by reference to Exhibit 10.8(c) to the
          annual report of Form 10-K of Charter Communications, Inc.
          filed on March 29, 2001 (File No. 000-27927)).
10.15(a)  Charter Communications, Inc. 2001 Stock Incentive Plan
          (Incorporated by reference to Exhibit 10.25 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on
          May 15, 2001 (File No. 000-27927)).
10.15(b)  Amendment to the Charter Communications, Inc. 2001 Stock
          Incentive Plan (Incorporated by reference to Exhibit 10.10 to the quarterly report on Form 10-Q filed by Charter
          Communications, Inc. on November 14, 2001 (File No.
          000-27927).
10.15(c)  Amendment No. 2 to the Charter Communications, Inc. 2001
          Stock Incentive Plan effective January 2, 2002 (Incorporated by reference to Exhibit 10.8(c) to the annual report of Form
          10-K of Charter Communications, Inc. filed on March 29, 2001
          (File No. 000-27927)).

EXHIBIT                           DESCRIPTION
-------                           -----------
10.16(a)  Employment Agreement, dated as of August 28, 1998, between
          Jerald L. Kent and Paul G. Allen (Incorporated by reference to Exhibit 10.6 to Amendment No. 5 to the registration
          statement on Form S-4 of Charter Communications Holdings,
          LLC and Charter Communications Holdings Capital Corporation
          filed on August 10, 1999 (File No. 333-77499)).
10.16(b)  Assignment of Employment Agreements, dated as of December
          23, 1998, between Paul G. Allen and Charter Communications,
          Inc. (now called Charter Investment, Inc.) (Incorporated by reference to Exhibit 10.11 to Amendment No. 6 to the
          registration statement on Form S-4 of Charter Communications
          Holdings, LLC and Charter Communications Holdings Capital
          Corporation filed on August 27, 1999 (File No. 333-77499)).
10.16(c)  Form of Assignment and Assumption Agreement, dated as of
          November 4, 1999, by and between Charter Investment, Inc.
          and Charter Communications, Inc. (Incorporated by reference to Exhibit 10.15(c) to Amendment No. 2 to the registration statement on Form S-1 of Charter Communications, Inc. filed on September 28, 1999 (File No. 333-83887)).
10.16(d)  Agreement, dated as of September 24, 2001, by and between
          Jerald Kent and Charter Communications, Inc. (Incorporated
          by reference to Exhibit 10.1 to the quarterly report on Form
          10-Q filed by Charter Communications, Inc. on November 14,
          2001 (File No. 000-27927)).
10.16(e)  Option Agreement, dated as of February 9, 1999, between
          Jerald L. Kent and Charter Communications Holdings, LLC
          (Incorporated by reference to Exhibit 10.9(a) to Amendment
          No. 6 to the registration statement on Form S-4 of Charter
          Communications Holdings, LLC and Charter Communications
          Holdings Capital Corporation filed on August 27, 1999 (File
          No. 333-77499)).
10.16(f)  Amendment to the Option Agreement, dated as of May 25, 1999, between Jerald L. Kent and Charter Communications Holding
          Company, LLC (Incorporated by reference to Exhibit 10.9(b)
          to Amendment No. 6 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on August
          27, 1999 (File No. 333-77499)).
10.16(g)  Form of Amendment to the Option Agreement, dated as of
          November 8, 1999, by and among Jerald L. Kent, Charter
          Communications Holding Company, LLC and Charter
          Communications, Inc. (Incorporated by reference to Exhibit
          10.20(c) to Amendment No. 4 to the registration statement on
          Form S-1 of Charter Communications, Inc. filed on November
          1, 1999 (File No. 333-83887)).
10.17     Letter Agreement, dated May 25, 1999, between Charter
          Communications, Inc. and Marc Nathanson (Incorporated by
          reference to Exhibit 10.36 to the registration statement on
          Form S-4 of Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on January
          25, 2000 (File No. 333-95351)).
10.18     Form of Consulting Agreement, dated as of November 1, 1999, by and between Howard L. Wood and Charter Communications,
          Inc. (Incorporated by reference to Exhibit 10.17(c) to
          Amendment No. 4 to the registration statement on Form S-1 of
          Charter Communications, Inc. filed on November 1, 1999 (File
          No. 333-83887)).
10.19     Employment Agreement, dated as of September 28, 2001, by and between Kent D. Kalkwarf and Charter Communications, Inc.
          (Incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on
          November 14, 2001 (File No. 000-27927)).

EXHIBIT                           DESCRIPTION
-------                           -----------
10.20     Employment Agreement, dated as of September 28, 2001, by and between David G. Barford and Charter Communications, Inc.
          (Incorporated by reference to Exhibit 10.3 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on
          November 14, 2001 (File No. 000-27927)).
10.21     Employment Agreement, dated as of October 8, 2001, by and
          between Carl E. Vogel and Charter Communications, Inc.
          (Incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on
          November 14, 2001 (File No. 000-27927)).
10.22     Employment Agreement, dated as of October 18 2001, by and
          between Stephen E. Silva and Charter Communications, Inc.
          (Incorporated by reference to Exhibit 10.5 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on
          November 14, 2001 (File No. 000-27927)).
10.23     Employment Agreement, dated as of October 30, 2001, by and between David L. McCall and Charter Communications, Inc.
          (Incorporated by reference to Exhibit 10.6 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on
          November 14, 2001 (File No. 000-27927)).
10.24     Employment Agreement, dated as of October 30, 2001, by and between James H. Smith, III and Charter Communications, Inc.
          (Incorporated by reference to Exhibit 10.7 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on
          November 14, 2001 (File No. 000-27927)).
10.25(a)  Credit Agreement, among Charter Communications Operating,
          LLC and certain lenders and agents named therein, dated as of March 18, 1999, (Incorporated by reference to Exhibit
          10.1 to Amendment No. 2 to the registration statement on
          Form S-4 of Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on June
          22, 1999 (File No. 333-77499)).
10.25(b)  First Amendment to Credit Agreement, among Charter
          Communications Operating, LLC, Charter Communications
          Holdings LLC and certain lenders and agents named therein, dated as of June 28, 1999 (Incorporated by reference to
          Exhibit 10.1(a) to the registration statement on Form S-4 of
          Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on January
          25, 2000 (File No. 333-95351)).
10.25(c)  Second Amendment to Credit Agreement, among Charter
          Communications Operating, LLC, Charter Communications
          Holdings LLC and certain lenders and agents named therein
          dated as of December 14, 1999 (Incorporated by reference to
          Exhibit 10.1(b) to the registration statement on Form S-4 of
          Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on January
          25, 2000 (File No. 333-95351)).
10.25(d)  Third Amendment to Credit Agreement, among Charter
          Communications Operating, LLC, Charter Communications, LLC
          and certain lenders and agents named therein, dated as of
          March 18, 2000 (Incorporated by reference to Exhibit 10.1(c)
          to the annual report on Form 10-K filed by Charter
          Communications, Inc. on March 30, 2000 (File No.
          000-27927)).
10.25(e)  Credit Agreement, among Charter Communications Operating,
          LLC, Charter Communications Holdings, LLC and certain
          lenders and agents named therein, dated as of March 18,
          1999, as amended and restated as of January 3, 2002
          (Incorporated by reference to Exhibit 99.1 to the current
          report on Form 8-K filed by Charter Communications, Inc. on
          January 24, 2002 (File No. 000-27927)).

EXHIBIT                           DESCRIPTION
-------                           -----------
10.26(a)  Form of Credit Agreement, among Falcon Cable Communications,
          LLC, certain guarantors and several financial institutions or entities named therein, dated as of June 30, 1998, as
          amended and restated as of November 12, 1999, (Incorporated by reference to Exhibit 10.36 to Amendment No. 3 to the
          registration statement on Form S-1 of Charter
          Communications, Inc. filed on October 18, 1999 (File No.
          333-83887)).
10.26(b)  Credit Agreement, dated as of June 30, 1998, as amended and restated as of November 12, 1999, as further amended and
          restated as of September 26, 2001, among Falcon Cable
          Communications, LLC, certain guarantors, and several
          financial institutions or entities named therein.
          (Incorporated by reference to Exhibit 10.8 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on
          November 14, 2001 (File No. 000-27927)).
10.27(a)  Amended and Restated Credit Agreement dated as of February
          2, 1999, as amended and restated as of February 14, 2000 by and among CC VIII Operating, LLC, as borrower, CC VIII
          Holdings, LLC, as guarantor, and several financial
          institutions or entities named therein (Incorporated by
          reference to Exhibit 10.18(a) to the annual report on Form
          10-K filed by Charter Communications, Inc. on March 30, 2000
          (File No. 000-27927)).
10.27(b)  Second Amended and Restated Credit Agreement, among CC VIII
          Operating, LLC, as borrower, CC VIII Holdings, LLC, as
          guarantor, and several financial institutions or entities
          named therein, dated as of February 2, 1999, as amended and restated as of January 2, 2001 (Incorporated by reference to
          Exhibit 10.17 to the annual report on Form 10-K filed by
          Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation on April 2, 2001
          (File No. 333-77499)).
10.27(c)  Third Amended and Restated Credit Agreement, among CC VIII
          Operating, LLC, as borrower, CC VIII Holdings, LLC, as
          guarantor, and certain lenders and agents named therein,
          dated as of February 2, 1999, as amended and restated as of
          January 3, 2002 (Incorporated by reference to Exhibit 99.2 to the current report on Form 8-K filed by Charter
          Communications, Inc. on January 24, 2002 (File No.
          000-27927)).
10.28     Credit Agreement, among CC VI Holdings, LLC, CC VI Operating
          Company, LLC and several financial institutions or entities named therein, dated as of November 12, 1999, (Incorporated by reference to Exhibit 10.41 to the report on Form 8-K of
          Charter Communications, Inc. filed on November 29, 1999
          (File No. 000-27927)).
10.29     Commitment Letter, dated February 26, 2001, by and among
          Goldman Sachs Credit Partners, L.P. and Morgan Stanley
          Senior Funding, Inc., on the one hand, and Charter
          Communications Holdings, LLC and Charter Communications
          Holdings Capital Corporation, on the other hand
          (Incorporated by reference to Exhibit 10.24 to the annual
          report of Form 10-K of Charter Communications, Inc. filed on
          March 6, 2001 (File No. 000-27927)).
10.30     Amended and Restated Limited Liability Company Agreement for
          Charter Communications Holding Company, LLC made as of
          August 31, 2001 (Incorporated by reference to Exhibit 10.9 to the quarterly report on Form 10-Q filed by Charter
          Communications, Inc. on November 14, 2001 (File No.
          000-27927)).
10.31     Certificate of Designation of Series A Convertible
          Redeemable Preferred Stock of Charter Communications, Inc.
          and related Certificate of Correction of Certificate of
          Designation (Incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q filed by Charter
          Communications, Inc. on November 14, 2001 (File No.
          000-27927)).

EXHIBIT                           DESCRIPTION
-------                           -----------
10.32     Indenture relating to 5.75% Convertible Senior Notes due
          2005, dated as of October 25, 2000, among Charter
          Communications, Inc. and BNY Midwest Trust Company as
          trustee (Incorporated by reference to Exhibit 10.35 to the quarterly report on Form 10-Q filed by Charter
          Communications, Inc. on November 14, 2000 (File No.
          000-27927)).
10.33     Indenture dated May 30, 2001 between Charter Communications,
          Inc. and BNY Midwest Trust Company as Trustee governing
          4.75% Convertible Senior Notes due 2006. (Incorporated by
          reference to Exhibit 4.1(b) to the current report on Form
          8-K filed by Charter Communications, Inc. on June 1, 2001
          (File No. 000-27927)).
12.1      Computation of Ratio of Earnings to Fixed Charges
          (Incorporated by reference to Exhibit 12.1 to the annual
          report of Form 10-K of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation
          filed on March 29, 2001 (File No. 333-77499)).
21.1      Subsidiaries of Charter Communications Holdings, LLC
          (Incorporated by reference to Exhibit 21.1 to the annual
          report of Form 10-K of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation
          filed on March 29, 2001 (File No. 333-77499)).
23.1**    Consent of Irell & Manella LLP (included with exhibit 8.1)
23.2**    Consent of Arthur Andersen LLP
23.3**    Consent of Ernst & Young LLP
23.4**    Consent of Ernst & Young LLP
24.1**    Power of Attorney -- Charter Communications Holdings, LLC
          (included in Part II signature page)
24.2**    Power of Attorney -- Charter Communications Holdings Capital
          Corporation (included in Part II signature page)
25.1**    Statement of eligibility of trustee
99.1      Letter responsive to Temporary Note 3T to Article 3 of
          Regulation S-X (Incorporated by reference to Exhibit 99.2 to the annual report of Form 10-K of Charter Communications
          Holdings, LLC and Charter Communications Holdings Capital
          Corporation filed on March 29, 2001 (File No. 333-77499)).

---------------
** Document Attached

FINANCIAL STATEMENT SCHEDULES

     Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrants hereby undertake that:

          (1) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) Every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Charter Communications Holdings, LLC has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri on the 29th day of April 2002.

                                         CHARTER COMMUNICATIONS HOLDINGS, LLC,
                                         a registrant

                                         By: CHARTER COMMUNICATIONS HOLDING
                                             COMPANY, LLC, its sole member

                                         By: CHARTER COMMUNICATIONS, INC., its
                                             member and manager, and the manager
                                             of Charter Communications Holdings,
                                             LLC

                                         By: /s/ CURTIS SHAW
                                          --------------------------------------
                                             Curtis S. Shaw
                                             Senior Vice President, General
                                             Counsel and
                                             Secretary

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Curtis S. Shaw his or her attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement of Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                          TITLE                              DATE
                ---------                                          -----                              ----

/s/ PAUL G. ALLEN                           Chairman of the Board of Directors, Charter          April 29, 2002
------------------------------------------  Communications, Inc. Director, Charter
Paul G. Allen                               Communications Holding Company, LLC

/s/ CARL E. VOGEL                           President, Chief Executive Officer and Director      April 29, 2002
------------------------------------------  (Principal Executive Officer), Charter
Carl E. Vogel                               Communications, Inc., Charter Communications
                                            Holding Company, LLC and Charter Communications
                                            Holdings, LLC

                SIGNATURE                                          TITLE                              DATE
                ---------                                          -----                              ----
/s/ KENT D. KALKWARF                        Executive Vice President and Chief Financial         April 29, 2002
------------------------------------------  Officer (Principal Financial Officer and Principal
Kent D. Kalkwarf                            Accounting Officer), Charter Communications, Inc.,
                                            Charter Communications Holding Company, LLC and
                                            Charter Communications Holdings, LLC

/s/ NANCY B. PERETSMAN                      Director, Charter Communications, Inc.               April 29, 2002
------------------------------------------
Nancy B. Peretsman

/s/ MARC B. NATHANSON                       Director, Charter Communications, Inc.               April 29, 2002
------------------------------------------
Marc B. Nathanson

/s/ RONALD L. NELSON                        Director, Charter Communications, Inc.               April 29, 2002
------------------------------------------
Ronald L. Nelson

/s/ WILLIAM D. SAVOY                        Director, Charter Communications, Inc., Charter      April 29, 2002
------------------------------------------  Communications Holding Company, LLC and Charter
William D. Savoy                            Communications Holdings, LLC

                                            Director, Charter Communications, Inc.               April 29, 2002
------------------------------------------
John H. Tory

/s/ LARRY W. WANGBERG                       Director, Charter Communications, Inc.               April 29, 2002
------------------------------------------
Larry W. Wangberg

     Pursuant to the requirements of the Securities Act of 1933, Charter Communications Holdings Capital Corporation has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri on the 29th day of April 2002.

                                         CHARTER COMMUNICATIONS HOLDINGS
                                         CAPITAL CORPORATION, a registrant

                                         By: /s/ CURTIS S. SHAW
                                          --------------------------------------
                                             Curtis S. Shaw
                                             Senior Vice President, General
                                             Counsel and
                                             Secretary

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Curtis S. Shaw his attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                          TITLE                              DATE
                ---------                                          -----                              ----

/s/ CARL E. VOGEL                           President, Chief Executive Officer and Director      April 29, 2002
------------------------------------------  (Principal Executive Officer), Charter
Carl E. Vogel                               Communications Holdings Capital Corporation

/s/ KENT D. KALKWARF                        Executive Vice President and Chief Financial         April 29, 2002
------------------------------------------  Officer (Principal Financial Officer and Principal
Kent D. Kalkwarf                            Accounting Officer), Charter Communications
                                            Holdings Capital Corporation

                                 EXHIBIT INDEX

EXHIBIT                           DESCRIPTION
-------                           -----------
 1.1      Purchase Agreement relating to 9.625% Senior Notes due 2009,
          10.000% Senior Notes due 2011 and 12.125% Senior Discount
          Notes due 2012, dated January 8, 2002 (Incorporated by
          reference to Exhibit 10.1 to the report on Form 8-K of
          Charter Communications, Inc. filed on January 15, 2002 (File
          No. 000-27927)).
 2.1      Merger Agreement, dated March 31, 1999, by and between
          Charter Communications Holdings, LLC and Marcus Cable
          Holdings, LLC (Incorporated by reference to Exhibit 2.1 to
          Amendment No. 2 to the registration statement on Form S-4 of
          Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on June
          22, 1999 (File No. 333-77499)).
 2.2(a)   Asset and Stock Purchase Agreement, dated April 20, 1999,
          between InterMedia Partners of West Tennessee, L.P. and
          Charter Communications, LLC (Incorporated by reference to
          Exhibit 2.6(a) to Amendment No. 2 to the registration
          statement on Form S-4 of Charter Communications Holdings,
          LLC and Charter Communications Holdings Capital Corporation
          filed on June 22, 1999 (File No. 333-77499)).
 2.2(b)   Stock Purchase Agreement, dated April 20, 1999, between TCID
          1P-V, Inc. and Charter Communications, LLC (Incorporated by
          reference to Exhibit 2.6(b) to Amendment No. 2 to the
          registration statement on Form S-4 of Charter Communications
          Holdings, LLC and Charter Communications Holdings Capital
          Corporation filed on June 22, 1999 (File No. 333-77499)).
 2.2(c)   RMG Purchase Agreement, dated as of April 20, 1999, between
          Robin Media Group, Inc., InterMedia Partners of West
          Tennessee, L.P. and Charter RMG, LLC (Incorporated by
          reference to Exhibit 2.6(c) to Amendment No. 2 to the
          registration statement on Form S-4 of Charter Communications
          Holdings, LLC and Charter Communications Holdings Capital
          Corporation filed on June 22, 1999 (File No. 333-77499)).
 2.2(d)   Asset Exchange Agreement, dated April 20, 1999, among
          InterMedia Partners Southeast, Charter Communications, LLC,
          Charter Communications Properties, LLC, and Marcus Cable
          Associates, L.L.C. (Incorporated by reference to Exhibit
          2.6(d) to Amendment No. 2 to the registration statement on
          Form S-4 of Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on June
          22, 1999 (File No. 333-77499)).
 2.2(e)   Amendment to Asset Exchange Agreement, made as of October 1,
          1999, by and among InterMedia Partners Southeast and Charter
          Communications, LLC, Charter Communications Properties, LLC
          and Marcus Cable Associates, L.L.C. (Incorporated by
          reference to Exhibit 2.6(f) to Amendment No. 3 to the
          registration statement on Form S-1 of Charter
          Communications, Inc. filed on October 18, 1999 (File No.
          333-83887)).
 2.2(f)   Asset Exchange Agreement, dated April 20, 1999, among
          InterMedia Partners, a California Limited Partnership,
          Brenmor Cable Partners, L.P. and Robin Media Group, Inc.
          (Incorporated by reference to Exhibit 2.6(e) to Amendment
          No. 2 to the registration statement on Form S-4 of Charter
          Communications Holdings, LLC and Charter Communications
          Holdings Capital Corporation filed on June 22, 1999 (File
          No. 333-77499)).

EXHIBIT                           DESCRIPTION
-------                           -----------
 2.2(g)   Common Agreement, dated April 20, 1999, between InterMedia
          Partners, InterMedia Partners Southeast, InterMedia Partners
          of West Tennessee, L.P., InterMedia Capital Partners IV,
          L.P., InterMedia Partners IV, L.P., Brenmor Cable Partners,
          L.P., TCID IP-V, Inc., Charter Communications, LLC, Charter
          Communications Properties, LLC, Marcus Cable Associates,
          L.L.C. and Charter RMG, LLC (Incorporated by reference to
          Exhibit 2.6(f) to Amendment No. 3 to the registration
          statement on Form S-4 of Charter Communications Holdings,
          LLC and Charter Communications Holdings Capital Corporation
          filed on July 2, 1999 (File No. 333-77499)). (Portions of
          this exhibit have been omitted pursuant to a request for
          confidential treatment.)
 2.3(a)   Purchase and Sale Agreement, dated as of April 26, 1999, by and among InterLink Communications Partners, LLLP, the
          sellers listed therein and Charter Communications, Inc. (now called Charter Investment, Inc.) (Incorporated by reference to Exhibit 2.7(a) to Amendment No. 2 to the registration
          statement on Form S-4 of Charter Communications Holdings,
          LLC and Charter Communications Holdings Capital Corporation
          filed on June 22, 1999 (File No. 333-77499)).
 2.3(b)   Purchase and Sale Agreement, dated as of April 26, 1999, by and among Rifkin Acquisition Partners, L.L.L.P., the sellers listed therein and Charter Communications, Inc. (now called
          Charter Investment, Inc.) (Incorporated by reference to
          Exhibit 2.7(b) to Amendment No. 4 to the registration
          statement on Form S-4 of Charter Communications Holdings,
          LLC and Charter Communications Holdings Capital Corporation
          filed on July 22, 1999 (File No. 333-77499)).
 2.3(c)   RAP Indemnity Agreement, dated April 26, 1999, by and among the sellers listed therein and Charter Communications, Inc.
          (now called Charter Investment, Inc.) (Incorporated by
          reference to Exhibit 2.7(c) to Amendment No. 4 to the
          registration statement on Form S-4 of Charter Communications
          Holdings, LLC and Charter Communications Holdings Capital
          Corporation filed on July 22, 1999 (File No. 333-77499)).
 2.3(d)   Assignment of Purchase Agreement with InterLink
          Communications Partners, LLLP, dated as of June 30, 1999, by and between Charter Communications, Inc. (now called Charter
          Investment, Inc.) and Charter Communications Operating, LLC
          (Incorporated by reference to Exhibit 2.7(d) to Amendment
          No. 4 to the registration statement on Form S-4 of Charter
          Communications Holdings, LLC and Charter Communications
          Holdings Capital Corporation filed on July 22, 1999 (File
          No. 333-77499)).
 2.3(e)   Assignment of Purchase Agreement with Rifkin Acquisition
          Partners L.L.L.P., dated as of June 30, 1999, by and between
          Charter Communications, Inc. (now called Charter Investment,
          Inc.) and Charter Communications Operating, LLC
          (Incorporated by reference to Exhibit 2.7(e) to Amendment
          No. 4 to the registration statement on Form S-4 of Charter
          Communications Holdings, LLC and Charter Communications
          Holdings Capital Corporation filed on July 22, 1999 (File
          No. 333-77499)).
 2.3(f)   Assignment of RAP Indemnity Agreement, dated as of June 30,
          1999, by and between Charter Communications, Inc. (now
          called Charter Investment, Inc.) and Charter Communications
          Operating, LLC (Incorporated by reference to Exhibit 2.7(f)
          to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on July
          22, 1999 (File No. 333-77499)).

EXHIBIT                           DESCRIPTION
-------                           -----------
 2.3(g)   Amendment to the Purchase Agreement with InterLink
          Communications Partners, LLLP, dated June 29, 1999
          (Incorporated by reference to Exhibit 2.7(g) to Amendment
          No. 6 to the registration statement on Form S-4 of Charter
          Communications Holdings, LLC and Charter Communications
          Holdings Capital Corporation filed on August 27, 1999 (File
          No. 333-77499)).
 2.3(h)   Contribution Agreement, dated as of September 14, 1999, by and among Charter Communications Operating, LLC, Charter
          Communications Holding Company, LLC, Charter Communications,
          Inc., Paul G. Allen and the certain other individuals and
          entities listed on the signature pages thereto (Incorporated by reference to Exhibit 2.7(h) to Amendment No. 3 to the
          registration statement on Form S-1 of Charter
          Communications, Inc. filed on October 18, 1999 (File No.
          333-83887)).
 2.3(i)   Form of First Amendment to the Contribution Agreement dated as of September 14, 1999, by and among Charter
          Communications Operating, LLC, Charter Communications
          Holding Company, LLC, Charter Communications, Inc. and Paul
          G. Allen (Incorporated by reference to Exhibit 2.7(i) to
          Amendment No. 5 to the registration statement on Form S-1 of
          Charter Communications, Inc. filed on November 4, 1999 (File
          No. 333-83887)).
 2.4      Contribution and Sale Agreement dated as of December 30,
          1999, by and among Charter Communications Holding Company,
          LLC, CC VII Holdings, LLC and Charter Communications VII,
          LLC (Incorporated by reference to Exhibit 2.8 to the report on Form 8-K of Charter Communications Holdings, LLC and
          Charter Communications Holdings Capital Corporation filed on
          January 18, 2000 (File No. 333-77499)).
 2.5      Contribution and Sale Agreement dated as of December 30,
          1999, by and among Charter Communications Holding Company,
          LLC and Charter Communications Holdings, LLC (Incorporated
          by reference to Exhibit 2.9 to the report on Form 8-K of
          Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on January
          18, 2000 (File No. 333-77499)).
 2.6(a)   Securities Purchase Agreement, dated May 13, 1999, by and
          between Avalon Cable Holdings LLC, Avalon Investors, L.L.C.,
          Avalon Cable of Michigan Holdings, Inc. and Avalon Cable LLC
          and Charter Communications Holdings LLC and Charter
          Communications, Inc. (now called Charter Investment, Inc.)
          (Incorporated by reference to Exhibit 2.2 to Amendment No. 1 to the registration statement on Form S-4 of Avalon Cable of
          Michigan LLC, Avalon Cable of Michigan Inc., Avalon Cable of
          New England LLC and Avalon Cable Finance Inc. filed on May
          28, 1999 (File No. 333-75453)).
 2.6(b)   Assignment and Contribution Agreement, entered into as of
          October 11, 1999 by and between Charter Communications
          Holding Company, LLC and Charter Communications, Inc.
          (Incorporated by reference to Exhibit 2.8(b) to Amendment
          No. 3 to the registration statement on Form S-1 of Charter
          Communications, Inc. filed on October 18, 1999 (File No.
          333-83887)).
 2.6(c)   Assignment Agreement effective as of June 16, 1999, by and among Charter Communications, Inc., Charter Communications
          Holdings LLC, Charter Communications Holding Company, LLC,
          Avalon Cable Holdings LLC, Avalon Investors, L.L.C., Avalon
          Cable of Michigan Holdings, Inc. and Avalon Cable LLC
          (Incorporated by reference to Exhibit 2.8(c) to Amendment
          No. 3 to the registration statement on Form S-1 of Charter
          Communications, Inc. filed on October 18, 1999 (File No.
          333-83887)).

EXHIBIT                           DESCRIPTION
-------                           -----------
 2.7(a)   Purchase and Contribution Agreement, dated as of May 26,
          1999, by and among Falcon Communications, L.P., Falcon
          Holding Group, L.P., TCI Falcon Holdings, LLC, Falcon Cable
          Trust, Falcon Holding Group, Inc. and DHN Inc. and Charter
          Communications, Inc. (now called Charter Investment, Inc.)
          (Incorporated by reference to Exhibit 2.9 to Amendment No. 2 to the registration statement on Form S-1 of Charter
          Communications, Inc. filed on September 28, 1999 (File No.
          333-83887)).
 2.7(b)   First Amendment to Purchase and Contribution Agreement,
          dated as of June 22, 1999, by and among Charter
          Communications, Inc., Charter Communications Holding
          Company, LLC, Falcon Communications, L.P., Falcon Holding
          Group, L.P., TCI Falcon Holdings, LLC, Falcon Cable Trust,
          Falcon Holding Group, Inc. and DHN Inc. (Incorporated by
          reference to Exhibit 10.37 to the quarterly report on Form
          10-Q filed by Falcon Communications, L.P. and Falcon Funding
          Corporation on August 13, 1999 (File Nos. 033-60776 and
          333-55755)).
 2.7(c)   Form of Second Amendment to Purchase And Contribution
          Agreement, dated as of October 27, 1999, by and among
          Charter Investment, Inc., Charter Communications Holding
          Company, LLC, Falcon Communications, L.P., Falcon Holding
          Group, L.P., TCI Falcon Holdings, LLC, Falcon Holding Group,
          Inc. and DHN Inc. (Incorporated by reference to Exhibit
          2.9(b) to Amendment No. 5 to the registration statement on
          Form S-1 of Charter Communications, Inc. filed on November
          4, 1999 (File No. 333-83887)).
 2.7(d)   Third Amendment to Purchase and Contribution Agreement dated as of November 12, 1999, by and among Charter
          Communications, Inc., Falcon Communications L.P., Falcon
          Holdings Group, L.P., TCI Falcon Holdings, LLC, Falcon Cable
          Trust, Falcon Holding Group, Inc. and DHN Inc. (Incorporated
          by reference to Exhibit 2.4 to the report on Form 8-K of CC
          VII Holdings, LLC and Falcon Funding Corporation filed on
          November 26, 1999 (File No. 033-60776 and 333-55755)).
 2.8(a)   Purchase Agreement, dated as of May 21, 1999, among
          Blackstone TWF Capital Partners, L.P., Blackstone TWF
          Capital Partners A L.P., Blackstone TWF Capital Partners B
          L.P., Blackstone TWF Family Investment Partnership, L.P.,
          RCF Carry, LLC, Fanch Management Partners, Inc., PBW Carried
          Interest, Inc., RCF Indiana Management Corp, The Robert C.
          Fanch Revocable Trust, A. Dean Windry, Thomas Binning, Jack
          Pottle, SDG/Michigan Communications Joint Venture, Fanch-JV2
          Master Limited Partnership, Cooney Cable Associates of Ohio,
          Limited Partnership, North Texas Cablevision, LTD., Post
          Cablevision of Texas, Limited Partnership, Spring Green
          Communications, L.P., Fanch-Narragansett CSI Limited
          Partnership, and Fanch Cablevision of Kansas General
          Partnership and Charter Communications, Inc. (now called
          Charter Investment, Inc.) (Incorporated by reference to
          Exhibit 2.10 to Amendment No. 2 to the registration
          statement on Form S-1 of Charter Communications, Inc. filed on September 28, 1999 (File No. 333-83887)).
 2.8(b)   Assignment of Purchase Agreement by and between Charter
          Investment, Inc. and Charter Communications Holding Company,
          LLC, effective as of September 21, 1999 (Incorporated by
          reference to Exhibit 2.10(b) Amendment No. 3 to the
          registration statement on Form S-1 of Charter
          Communications, Inc. filed on October 18, 1999 (File No.
          333-83887)).

EXHIBIT                           DESCRIPTION
-------                           -----------
 2.9(a)   Purchase and Contribution Agreement, entered into as of June
          1999, by and among BCI (USA), LLC, William Bresnan,
          Blackstone BC Capital Partners L.P., Blackstone BC Offshore
          Capital Partners L.P., Blackstone Family Investment
          Partnership III L.P., TCID of Michigan, Inc. and TCI Bresnan
          LLC and Charter Communications Holding Company, LLC (now
          called Charter Investment, Inc.) (Incorporated by reference to Exhibit 2.11 to Amendment No. 2 to the registration
          statement on Form S-1 of Charter Communications, Inc. filed on September 28, 1999 (File No. 333-83887)).
 2.9(b)   First Amendment to Purchase and Contribution Agreement dated as of February 14, 2000, by and among BCI (USA), LLC,
          William J. Bresnan, Blackstone BC Capital Partners L.P.,
          Blackstone BC Offshore Capital Partners, L.P., Blackstone
          Family Media III L.P. (as assignee of Blackstone Family
          Investment III, L.P.), TCID of Michigan, Inc., TCI Bresnan,
          LLC and Charter Communications Holding Company, LLC.
          (Incorporated by reference to Exhibit 2.11(a) to the current report on Form 8-K filed by Charter Communications, Inc. on
          February 29, 2000 (File No. 000-27927)).
2.10(a)   Asset Purchase Agreement, dated as of February 26, 2001,
          among Marcus Cable of Alabama, L.L.C., on the one hand, and
          TCI of Selma, Inc., TCI of Lee County, Inc., TCI Cablevision
          of Alabama, Inc., Alabama T.V. Cable, Inc. and TCI
          Southeast, Inc., on the other hand (Incorporated by
          reference to Exhibit 2.14(a) to the annual report of Form
          10-K of Charter Communications, Inc. filed on March 6, 2001
          (File No. 000-27927)).
2.10(b)   Reorganization Agreement, dated as of February 26, 2001,
          among Charter Communications, Inc., on the one hand, and TCI
          TKR of Alabama, Inc. and TCI Southeast, Inc., on the other hand (Incorporated by reference to Exhibit 2.14(b) to the
          annual report of Form 10-K of Charter Communications, Inc.
          filed on March 6, 2001 (File No. 000-27927)).
2.10(c)   Asset Purchase Agreement, dated as of February 26, 2001,
          among Falcon Cable Systems Company II, L.P., on the one
          hand, and AT&T Broadband, LLC, Communication Services, Inc.,
          Ohio Cablevision Network, Inc., TCI Cablevision of
          California, Inc. and TCI Washington Associates, L.P., on the
          other hand (Incorporated by reference to Exhibit 2.14(c) to the annual report of Form 10-K of Charter Communications,
          Inc. filed on March 6, 2001 (File No. 000-27927)).
2.10(d)   Reorganization Agreement, dated as of February 26, 2001,
          among Charter Communications, Inc., on the one hand, and TCI
          Cablevision of Nevada, Inc. and TCI West, Inc., on the other hand (Incorporated by reference to Exhibit 2.14(d) to the
          annual report of Form 10-K of Charter Communications, Inc.
          filed on March 6, 2001 (File No. 000-27927)).
2.10(e)   Asset Purchase Agreement, dated as of February 26, 2001,
          among Charter Communications, Inc., Interlink Communications
          Partners, LLC, Charter Communications, LLC and Falcon Cable
          Media, on the one hand, and TCI Cable Partners of St. Louis,
          L.P. and TCI Cablevision of Missouri, Inc., on the other
          hand (Incorporated by reference to Exhibit 2.14(e) to the
          annual report of Form 10-K of Charter Communications, Inc.
          filed on March 6, 2001 (File No. 000-27927)).

EXHIBIT                           DESCRIPTION
-------                           -----------
2.10(f)   Asset Purchase Agreement, dated as of February 26, 2001,
          among Charter Communications Entertainment I, LLC, on the
          one hand, and St. Louis Tele-Communications, Inc., TCI Cable
          Partners of St. Louis, L.P., TCI Cablevision of Missouri,
          Inc., TCI of Illinois, Inc., TCI TKR of Central Florida,
          Inc. and TCI Holdings, Inc., on the other hand (Incorporated by reference to Exhibit 2.14(f) to the annual report of Form
          10-K of Charter Communications, Inc. filed on March 6, 2001
          (File No. 000-27927)).
2.10(g)   Agreement Regarding Closing Matters, dated as of February
          26, 2001, among Charter Communications, Inc., on behalf of itself, Marcus Cable of Alabama, L.L.C., Falcon Cable
          Systems Company II, L.P., Interlink Communications Partners,
          LLC, Charter Communications, LLC, Falcon Cable Media, and
          Charter Communications Entertainment I, LLC, on the one
          hand, and AT&T Broadband, LLC, on behalf of itself, TCI TKR of Alabama, Inc., TCI of Selma, Inc., TCI of Lee County, TCI
          Cablevision of Alabama, Inc. and Alabama T.V. Cable, Inc.,
          TCI Southeast, Inc., TCI Cablevision of Nevada, Inc., TCI
          West, Inc., Communications Services, Inc., Ohio Cablevision
          Network, Inc., TCI Cablevision of California, Inc., TCI
          Washington Associates, LP., TCI of Illinois, Inc., TCI
          Cablevision of Missouri, Inc., St. Louis
          Tele-Communications, Inc., TCI Cable Partners of St. Louis,
          L.P., TCI TKR of Central Florida, Inc. and TCI Holdings,
          Inc., on the other hand (Incorporated by reference to
          Exhibit 2.14(g) to the annual report of Form 10-K of Charter
          Communications, Inc. filed on March 6, 2001 (File No.
          000-27927)).
2.10(h)   First Amendment to Asset Purchase Agreement, dated as of
          June 30, 2001, among Marcus Cable of Alabama, L.L.C., on the one hand, and TCI of Selma, Inc., TCI of Lee County, Inc.,
          TCI Cablevision of Alabama, Inc., Alabama T.V. Cable, Inc.
          and TCI Southeast, Inc., on the other hand (Incorporated by reference to Exhibit 2.1(a) to the quarterly report on Form
          10-Q filed by Charter Communications, Inc. on November 14,
          2001 (File No. 000-27927)).
2.10(i)   First Amendment to Reorganization Agreement, dated as of
          June 30, 2001, among Marcus Cable of Alabama, L.L.C., as
          assignee of Charter Communications, Inc., on the one hand, and TCI TKR of Alabama, Inc. and TCI Southeast, Inc., on the
          other hand (Incorporated by reference to Exhibit 2.1(b) to the quarterly report on Form 10-Q filed by Charter
          Communications, Inc. on November 14, 2001 (File No.
          000-27927)).
2.10(j)   Assignment Letter Agreement, dated as of June 30, 2001,
          between Charter Communications, Inc. and Marcus Cable of
          Alabama, L.L.C. (Incorporated by reference to Exhibit
          2.14(h) to the registration statement on Form S-4 of Charter
          Communications Holdings, LLC and Charter Communications
          Holdings Capital Corporation filed on July 13, 2001 (File
          No. 333-65094)).
2.10(k)   First Amendment to Asset Purchase Agreement, dated as of
          June 30, 2001, among Falcon Cable Systems Company II, L.P., on the one hand, and AT&T Broadband, LLC, Communication
          Services, Inc., Ohio Cablevision Network, Inc., TCI
          Cablevision of California, Inc. and TCI Washington
          Associates, L.P., on the other hand (Incorporated by
          reference to Exhibit 2.1(c) to the quarterly report on Form
          10-Q filed by Charter Communications, Inc. on November 14,
          2001 (File No. 000-27927)).
2.10(l)   First Amendment to Reorganization Agreement, dated as of
          June 30, 2001, among Falcon Cable Systems Company II, L.P., as assignee of Charter Communications, Inc., on the one
          hand, and TCI Cablevision of Nevada, Inc. and TCI West,
          Inc., on the other hand (Incorporated by reference to
          Exhibit 2.1(d) to the quarterly report on Form 10-Q filed by
          Charter Communications, Inc. on November 14, 2001 (File No.
          000-27927)).

EXHIBIT                           DESCRIPTION
-------                           -----------
2.10(m)   Assignment Letter Agreement, dated as of June 30, 2001,
          between Charter Communications, Inc. and Falcon Cable
          Systems Company II, L.P. (Incorporated by reference to
          Exhibit 2.14(i) to the registration statement on Form S-4 of
          Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on July
          13, 2001 (File No. 333-65094)).
2.10(n)   First Amendment to Asset Purchase Agreement, dated as of
          June 30, 2001, among Charter Communications, Inc., Interlink
          Communications Partners, LLC, Charter Communications, LLC
          and Falcon Cable Media, on the one hand, and TCI Cable
          Partners of St. Louis, L.P. and TCI Cablevision of Missouri,
          Inc., on the other hand (Incorporated by reference to
          Exhibit 2.1(e) to the quarterly report on Form 10-Q filed by
          Charter Communications, Inc. on November 14, 2001 (File No.
          000-27927)).
2.10(o)   First Amendment to Asset Purchase Agreement, dated as of
          June 30, 2001, among Charter Communications Entertainment I,
          LLC, on the one hand, and St. Louis Tele-Communications,
          Inc., TCI Cable Partners of St. Louis, L.P., TCI Cablevision
          of Missouri, Inc., TCI of Illinois, Inc., TCI TKR of Central
          Florida, Inc. and TCI Holdings, Inc., on the other hand
          (Incorporated by reference to Exhibit 2.1(f) to the
          quarterly report on Form 10-Q filed by Charter
          Communications, Inc. on November 14, 2001 (File No.
          000-27927)).
2.10(p)   First Amendment to Agreement Regarding Closing Matters,
          dated as of June 30, 2001, among Charter Communications,
          Inc., on behalf of itself, Marcus Cable of Alabama, L.L.C.,
          Falcon Cable Systems Company II, L.P., Interlink
          Communications Partners, LLC, Charter Communications, LLC,
          Falcon Cable Media, and Charter Communications Entertainment
          I, LLC, on the one hand, and AT&T Broadband, LLC, on behalf of itself, TCI TKR of Alabama, Inc., TCI of Selma, Inc., TCI of Lee County, TCI Cablevision of Alabama, Inc. and Alabama
          T.V. Cable, Inc., TCI Southeast, Inc., TCI Cablevision of
          Nevada, Inc., TCI West, Inc., Communications Services, Inc.,
          Ohio Cablevision Network, Inc., TCI Cablevision of
          California, Inc., TCI Washington Associates, LP., TCI of
          Illinois, Inc., TCI Cablevision of Missouri, Inc., St. Louis
          Tele-Communications, Inc., TCI Cable Partners of St. Louis,
          L.P., TCI TKR of Central Florida, Inc. and TCI Holdings,
          Inc., on the other hand (Incorporated by reference to
          Exhibit 2.1(g) to the quarterly report on Form 10-Q filed by
          Charter Communications, Inc. on November 14, 2001 (File No.
          000-27927)).
2.11(a)   Asset Purchase Agreement, dated as of September 28, 2001,
          between High Speed Access Corp. and Charter Communications
          Holding Company, LLC (including as Exhibit A, the Form of
          Voting Agreement, as Exhibit B, the form of Management
          Agreement, as Exhibit C, the form of License Agreement, and as Exhibit D, the Form of Billing Letter Agreement)
          (Incorporated by reference to Exhibit 10.1 to Amendment No.
          6 to Schedule 13D filed by Charter Communications, Inc. and others with respect to High Speed Access Corp., filed on
          October 1, 2001 (File No. 005-56431)).
2.11(b)   Services and Management Agreement, dated as of September 28,
          2001, between High Speed Access Corp. and Charter
          Communications, Inc. (Incorporated by reference to Exhibit
          10.2 to Amendment No. 6 to Schedule 13D filed by Charter
          Communications, Inc. and others with respect to High Speed
          Access Corp., filed on October 1, 2001 (File No.
          005-56431)).

EXHIBIT                           DESCRIPTION
-------                           -----------
2.11(c)   License Agreement, dated as of September 28, 2001, between
          High Speed Access Corp., HSA International, Inc. and Charter
          Communications Holding Company, LLC. (Incorporated by
          reference to Exhibit 10.3 to Amendment No. 6 to Schedule 13D filed by Charter Communications, Inc. and others with
          respect to High Speed Access Corp., filed on October 1, 2001
          (File No. 005-56431)).
2.11(d)   Stock Purchase Agreement, dated as of September 28, 2001, by and among Vulcan Ventures Incorporated and Charter
          Communications Holding Company, LLC. (Incorporated by
          reference to Exhibit 10.4 to Amendment No. 6 to Schedule 13D filed by Charter Communications, Inc. and others with
          respect to High Speed Access Corp., filed on October 1, 2001
          (File No. 005-56431)).
 2.11(e)  Voting Agreement, dated as of September 28, 2001, between
          High Speed Access Corp, Charter Communications Ventures,
          LLC, Vulcan Ventures Incorporated and certain directors
          party thereto (Incorporated by reference to Exhibit 10.5 to
          Amendment No. 6 to Schedule 13D filed by Charter
          Communications, Inc. and others with respect to High Speed
          Access Corp., filed on October 1, 2001 (File No.
          005-56431)).
 2.11(f)  Assignment and Consent, dated as of December 20, 2001, by and among Vulcan Ventures Incorporated, CC Systems, LLC and
          Charter Communications Holding Company, LLC. (Incorporated
          by reference to Exhibit 10.6 to Amendment No. 8 to Schedule
          13D filed by Charter Communications, Inc. and others with
          respect to High Speed Access Corp., filed on December 21,
          2001 (File No. 005-56431)).
 3.1      Certificate of Formation of Charter Communications Holdings,
          LLC (Incorporated by reference to Exhibit 3.1 to Amendment
          No. 2 to the registration statement on Form S-4 of Charter
          Communications Holdings, LLC and Charter Communications
          Holdings Capital Corporation filed on June 22, 1999 (File
          No. 333-77499)).
 3.2      Amended and Restated Limited Liability Company Agreement of
          Charter Communications Holdings, LLC, dated as of October
          30, 2001 (Incorporated by reference to Exhibit 10.8(c) to
          the annual report of Form 10-K of Charter Communications
          Holdings, LLC and Charter Communications Holdings Capital
          Corporation filed on March 29, 2001 (File No. 333-77499)).
 3.3      Certificate of Incorporation of Charter Communications
          Holdings Capital Corporation (Incorporated by reference to
          Exhibit 3.3 to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
          Charter Communications Holdings Capital Corporation filed on
          June 22, 1999 (File No. 333-77499)).
 3.4(a)   By-Laws of Charter Communications Holdings Capital
          Corporation (Incorporated by reference to Exhibit 3.4 to
          Amendment No. 2 to the registration statement on Form S-4 of
          Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on June
          22, 1999 (File No. 333-77499)).
 3.4(b)   Amendment to By-Laws of Charter Communications Holdings
          Capital Corporation, dated as of October 30, 2001
          (Incorporated by reference to Exhibit 3.4(b) to the annual report of Form 10-K of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation
          filed on March 29, 2001 (File No. 333-77499)).

EXHIBIT                           DESCRIPTION
-------                           -----------
 4.1      Indenture, dated as of April 9, 1998, by and among
          Renaissance Media (Louisiana) LLC, Renaissance Media
          (Tennessee) LLC, Renaissance Media Capital Corporation,
          Renaissance Media Group LLC and United States Trust Company
          of New York, as trustee (Incorporated by reference to
          Exhibit 4.1 to the registration statement on Forms S-4 of
          Renaissance Media Group LLC, Renaissance Media (Tennessee)
          LLC, Renaissance Media (Louisiana) LLC and Renaissance Media
          Capital Corporation filed on June 12, 1998 (File No.
          333-56679)).
 4.2(a)   Indenture, dated as of December 10, 1998, by and among
          Avalon Cable of Michigan Holdings, Inc., Avalon Cable LLC
          and Avalon Cable Holdings Finance, Inc., as issuers and The
          Bank of New York, as trustee for the Notes (Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the
          registration statement on Form S-4 of Avalon Cable LLC,
          Avalon Cable Holdings Finance, Inc., Avalon Cable of
          Michigan Holdings, Inc. and Avalon Cable of Michigan, Inc.
          filed on May 28, 1999 (File Nos. 333-75415 and 333-75453)).
 4.2(b)   Supplemental Indenture, dated as of March 26, 1999, by and among Avalon Cable of Michigan Holdings, Inc., Avalon Cable
          LLC and Avalon Cable Holdings Finance, Inc., as issuers,
          Avalon Cable of Michigan, Inc., as guarantor, and The Bank of New York, as trustee for the Notes (Incorporated by
          reference to Exhibit 4.2 to Amendment No. 1 to the
          registration statement on Form S-4 of Avalon Cable LLC,
          Avalon Cable Holdings Finance, Inc., Avalon Cable of
          Michigan Holdings, Inc. and Avalon Cable of Michigan, Inc.
          filed on May 28, 1999 (File Nos. 333-75415 and 333-75453)).
 4.3      Indenture relating to the 8.250% Senior Notes due 2007,
          dated as of March 17, 1999, between Charter Communications
          Holdings, LLC, Charter Communications Holdings Capital
          Corporation and Harris Trust and Savings Bank (Incorporated
          by reference to Exhibit 4.1(a) to Amendment No. 2 to the
          registration statement on Form S-4 of Charter Communications
          Holdings, LLC and Charter Communications Holdings Capital
          Corporation filed on June 22, 1999 (File No. 333-77499)).
 4.4      Indenture relating to the 8.625% Senior Notes due 2009,
          dated as of March 17, 1999, among Charter Communications
          Holdings, LLC, Charter Communications Holdings Capital
          Corporation and Harris Trust and Savings Bank (Incorporated
          by reference to Exhibit 4.2(a) to Amendment No. 2 to the
          registration statement on Form S-4 of Charter Communications
          Holdings, LLC and Charter Communications Holdings Capital
          Corporation filed on June 22, 1999 (File No. 333-77499)).
 4.5      Indenture relating to the 9.920% Senior Discount Notes due
          2011, dated as of March 17, 1999, among Charter
          Communications Holdings, LLC, Charter Communications
          Holdings Capital Corporation and Harris Trust and Savings
          Bank (Incorporated by reference to Exhibit 4.3(a) to
          Amendment No. 2 to the registration statement on Form S-4 of
          Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on June
          22, 1999 (File No. 333-77499)).
 4.6      Indenture relating to the 10.00% Senior Notes due 2009,
          dated as of January 12, 2000, between Charter Communications
          Holdings, LLC, Charter Communications Holdings Capital
          Corporation and Harris Trust and Savings Bank (Incorporated
          by reference to Exhibit 4.1(a) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
          Charter Communications Holdings Capital Corporation filed on
          January 25, 2000 (File No. 333-95351)).

EXHIBIT                           DESCRIPTION
-------                           -----------
 4.7      Indenture relating to the 10.25% Senior Notes due 2010,
          dated as of January 12, 2000, among Charter Communications
          Holdings, LLC, Charter Communications Holdings Capital
          Corporation and Harris Trust and Savings Bank (Incorporated
          by reference to Exhibit 4.2(a) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
          Charter Communications Holdings Capital Corporation filed on
          January 25, 2000 (File No. 333-95351)).
 4.8      Indenture relating to the 11.75% Senior Discount Notes due
          2010, dated as of January 12, 2000, among Charter
          Communications Holdings, LLC, Charter Communications
          Holdings Capital Corporation and Harris Trust and Savings
          Bank (Incorporated by reference to Exhibit 4.3(a) to the
          registration statement on Form S-4 of Charter Communications
          Holdings, LLC and Charter Communications Holdings Capital
          Corporation filed on January 25, 2000 (File No. 333-95351)).
 4.9      Indenture dated as of January 10, 2001 between Charter
          Communications Holdings, LLC, Charter Communications
          Holdings Capital Corporation and BNY Midwest Trust Company
          as Trustee governing 10 3/4% senior notes due 2009
          (Incorporated by reference to Exhibit 4.2(a) to the
          registration statement on Form S-4 of Charter Communications
          Holdings, LLC and Charter Communications Holdings Capital
          Corporation filed on February 2, 2001 (File No. 333-54902)).
 4.10     Indenture dated as of January 10, 2001 between Charter
          Communications Holdings, LLC, Charter Communications
          Holdings Capital Corporation and BNY Midwest Trust Company
          as Trustee governing 11 1/8% senior notes due 2011
          (Incorporated by reference to Exhibit 4.2(b) to the
          registration statement on Form S-4 of Charter Communications
          Holdings, LLC and Charter Communications Holdings Capital
          Corporation filed on February 2, 2001 (File No. 333-54902)).
 4.11     Indenture dated as of January 10, 2001 between Charter
          Communications Holdings, LLC, Charter Communications
          Holdings Capital Corporation and BNY Midwest Trust Company
          as Trustee governing 13 1/2% senior discount notes due 2011
          (Incorporated by reference to Exhibit 4.2(c) to the
          registration statement on Form S-4 of Charter Communications
          Holdings, LLC and Charter Communications Holdings Capital
          Corporation filed on February 2, 2001 (File No. 333-54902)).
4.12(a)   Indenture dated as of May 15, 2001 between Charter
          Communications Holdings, LLC, Charter Communications
          Holdings Capital Corporation and BNY Midwest Trust Company
          as Trustee governing 9.625% Senior Notes due 2009.
          (Incorporated by reference to Exhibit 10.2(a) to the current report on Form 8-K filed by Charter Communications, Inc. on
          June 1, 2001 (File No. 000-27927)).
4.12(b)   First Supplemental Indenture dated as of January 14, 2002
          between Charter Communications Holdings, LLC, Charter
          Communications Holdings Capital Corporation and BNY Midwest
          Trust Company as Trustee governing 9.625% Senior Notes due
          2009 (Incorporated by reference to Exhibit 10.2(a) to the
          current report on Form 8-K filed by Charter Communications,
          Inc. on January 15, 2002 (File No. 000-27927)).

EXHIBIT                           DESCRIPTION
-------                           -----------
4.12(c)   Exchange and Registration Rights Agreement relating to
          9.625% Senior Notes due 2009, dated as of January 14, 2002, among Charter Communications Holding Company, LLC, Charter
          Communications Capital Corporation, Salomon Smith Barney
          Inc., Banc of America Securities LLC, J.P. Morgan Securities
          Inc., Fleet Securities, Inc., TD Securities (USA) Inc., BMO
          Nesbitt Burns Corp., Credit Lyonnais Securities (USA) Inc.,
          RBC Dominion Securities Corporation, Scotia Capital (USA)
          Inc., SunTrust Capital Markets, Inc., U.S. Bancorp Piper
          Jaffray Inc., ABN AMRO Incorporated, First Union Securities,
          Inc., CIBC World Markets Corp. and Dresdner Kleinwort
          Wasserstein -- Grantchester, Inc. (Incorporated by reference to Exhibit 10.2(b) to the current report on Form 8-K filed by Charter Communications, Inc. on January 15, 2002 (File
          No. 000-27927)).
4.13(a)   Indenture dated as of May 15, 2001 between Charter
          Communications Holdings, LLC, Charter Communications
          Holdings Capital Corporation and BNY Midwest Trust Company
          as Trustee governing 10.000% Senior Notes due 2011.
          (Incorporated by reference to Exhibit 10.3(a) to the current report on Form 8-K filed by Charter Communications, Inc. on
          June 1, 2001 (File No. 000-27927)).
4.13(b)   First Supplemental Indenture dated as of January 14, 2002
          between Charter Communications Holdings, LLC, Charter
          Communications Holdings Capital Corporation and BNY Midwest
          Trust Company as Trustee governing 10.000% Senior Notes due
          2011 (Incorporated by reference to Exhibit 10.3(a) to the
          current report on Form 8-K filed by Charter Communications,
          Inc. on January 15, 2002 (File No. 000-27927)).
4.13(c)   Exchange and Registration Rights Agreement relating to
          10.000% Senior Notes due 2011, dated as of January 14, 2002, among Charter Communications Holding Company, LLC, Charter
          Communications Capital Corporation, Salomon Smith Barney
          Inc., Banc of America Securities LLC, J.P. Morgan Securities
          Inc., Fleet Securities, Inc., TD Securities (USA) Inc., BMO
          Nesbitt Burns Corp., Credit Lyonnais Securities (USA) Inc.,
          RBC Dominion Securities Corporation, Scotia Capital (USA)
          Inc., SunTrust Capital Markets, Inc., U.S. Bancorp Piper
          Jaffray Inc., ABN AMRO Incorporated, First Union Securities,
          Inc., CIBC World Markets Corp. and Dresdner Kleinwort
          Wasserstein -- Grantchester, Inc. (Incorporated by reference to Exhibit 10.3(b) to the current report on Form 8-K filed by Charter Communications, Inc. on January 15, 2002 (File
          No. 000-27927)).
 4.14     Indenture dated as of May 15, 2001 between Charter
          Communications Holdings, LLC, Charter Communications
          Holdings Capital Corporation and BNY Midwest Trust Company
          as Trustee governing 11.750% Senior Discount Notes due 2011.
          (Incorporated by reference to Exhibit 10.4(a) to the current report on Form 8-K filed by Charter Communications, Inc. on
          June 1, 2001 (File No. 000-27927)).
4.15(a)   Indenture dated as of January 14, 2002 between Charter
          Communications Holdings, LLC, Charter Communications
          Holdings Capital Corporation and BNY Midwest Trust Company
          as Trustee governing 12.125% Senior Discount Notes due 2012
          (Incorporated by reference to Exhibit 10.4(a) to the current report on Form 8-K filed by Charter Communications, Inc. on
          January 15, 2002 (File No. 000-27927)).

EXHIBIT                           DESCRIPTION
-------                           -----------
4.15(b)   Exchange and Registration Rights Agreement relating to
          12.125% Senior Discount Notes due 2012, dated as of January
          14, 2002, among Charter Communications Holding Company, LLC,
          Charter Communications Capital Corporation, Salomon Smith
          Barney Inc., Banc of America Securities LLC, J.P. Morgan
          Securities Inc., Fleet Securities, Inc., TD Securities (USA)
          Inc., BMO Nesbitt Burns Corp., Credit Lyonnais Securities
          (USA) Inc., RBC Dominion Securities Corporation, Scotia
          Capital (USA) Inc., SunTrust Capital Markets, Inc., U.S.
          Bancorp Piper Jaffray Inc., ABN AMRO Incorporated, First
          Union Securities, Inc., CIBC World Markets Corp. and
          Dresdner Kleinwort Wasserstein -- Grantchester, Inc.
          (Incorporated by reference to Exhibit 10.4(b) to the current report on Form 8-K filed by Charter Communications, Inc. on
          January 15, 2002 (File No. 000-27927)).
 5.1**    Opinion of Irell & Manella LLP regarding legality
 8.1**    Opinion of Irell & Manella LLP regarding tax matters
10.1(a)   Membership Interests Purchase Agreement, dated July 22,
          1999, by and between Charter Communications Holding Company,
          LLC and Paul G. Allen (Incorporated by reference to Exhibit
          10.5 to Amendment No. 6 to the registration statement on
          Form S-4 of Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on August
          27, 1999 (File No. 333-77499)).
10.1(b)   Amendment to Membership Interests Purchase Agreement, dated as of August 10, 1999, by and among Charter Communications
          Holding Company, LLC, Vulcan Cable III Inc. and Paul G.
          Allen (Incorporated by reference to Exhibit 10.12 to
          Amendment No. 6 to the registration statement on Form S-4 of
          Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on August
          27, 1999 (File No. 333-77499)).
10.2      Consulting Agreement, dated as of March 10, 1999, by and
          between Vulcan Northwest Inc., Charter Communications, Inc.
          (now called Charter Investment Inc.) and Charter
          Communications Holdings, LLC (Incorporated by reference to
          Exhibit 10.3 to Amendment No. 4 to the registration
          statement on Form S-4 of Charter Communications Holdings,
          LLC and Charter Communications Holdings Capital Corporation
          filed on July 22, 1999 (File No. 333-77499)).
10.3      Letter Agreement, dated as of July 22, 1999 between Charter
          Communications Holding Company, LLC and Charter
          Communications Holdings, LLC (Incorporated by reference to
          Exhibit 10.10 to Amendment No. 5 to the registration
          statement on Form S-4 of Charter Communications Holdings,
          LLC and Charter Communications Holdings Capital Corporation
          filed on August 10, 1999 (File No. 333-77499)).
10.4      Letter Agreement, dated September 21, 1999, by and among
          Charter Communications, Inc., Charter Investment, Inc.,
          Charter Communications Holding Company, Inc. and Vulcan
          Ventures Inc. (Incorporated by reference to Exhibit 10.22 to
          Amendment No. 3 to the registration statement on Form S-1 of
          Charter Communications, Inc. filed on October 18, 1999 (File
          No. 333-83887)).
10.5      First Amended and Restated Mutual Services Agreement, dated as of December 21, 2000, by and between Charter
          Communications, Inc., Charter Investment, Inc. and Charter
          Communications Holding Company, LLC (Incorporated by
          reference to Exhibit 10.2(b) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
          Charter Communications Holdings Capital Corporation filed on
          February 2, 2001 (File No. 333-54902)).

EXHIBIT                           DESCRIPTION
-------                           -----------
10.6      Form of Consulting Agreement, dated as of December 31, 2000, by and between Vulcan Ventures Incorporated, Charter
          Communications, Inc. and Charter Communications Holding
          Company, LLC (Incorporated by reference to Exhibit 10.3 to the registration statement on Form S-4 of Charter
          Communications Holdings, LLC and Charter Communications
          Holdings Capital Corporation filed on February 2, 2001 (File
          No. 333-54902)).
10.7      Form of Management Agreement, dated as of November 9, 1999, by and between Charter Communications Holding Company, LLC and Charter Communications, Inc. (Incorporated by reference to Exhibit 10.2(d) to Amendment No. 3 to the registration
          statement on Form S-1 of Charter Communications, Inc. filed on October 18, 1999 (File No. 333-83887)).
10.8(a)   Amended and Restated Management Agreement, dated March 17,
          1999, between Charter Communications Operating, LLC and
          Charter Communications, Inc. (Incorporated by reference to
          Exhibit 10.2 to Amendment No. 4 to the registration
          statement on Form S-4 of Charter Communications Holdings,
          LLC and Charter Communications Holdings Capital Corporation
          filed on July 22, 1999 (File No. 333-77499)).
10.8(b)   Form of Amended and Restated Management Agreement, dated as of March 17, 1999, as amended as of November 9, 1999, by and among Charter Investment, Inc., Charter Communications, Inc.
          and Charter Communications Operating, LLC (Incorporated by
          reference to Exhibit 10.2(b) to Amendment No. 3 to the
          registration statement on Form S-1 of Charter
          Communications, Inc. filed on October 18, 1999 (File No.
          333-83887)).
10.8(c)   Second Amendment to Amended and Restated Management
          Agreement, dated as of March 17, 1999, as amended as of
          January 1, 2002, by and between Charter Communications
          Operating, LLC and Charter Communications, Inc.
          (Incorporated by reference to Exhibit 10.8(c) to the annual report of Form 10-K of Charter Communications, Inc. filed on
          March 29, 2001 (File No. 000-27927)).
10.9      Management Agreement, dated as of November 12, 1999, by and between CC VI Operating Company, LLC and Charter
          Communications, Inc. (Incorporated by reference to Exhibit
          10.2(d) to Amendment No. 1 to the registration statement on
          Form S-4 of Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on April
          18, 2000 (File No. 333-77499)).
10.10     Management Agreement, dated as of November 12, 1999 by and between Falcon Cable Communications, LLC and Charter
          Communications, Inc. (Incorporated by reference to Exhibit
          10.2(e) to Amendment No. 1 to the registration statement on
          Form S-4 of Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on April
          18, 2000 (File No. 333-77499)).
10.11     Form of Exchange Agreement, dated as of November 12, 1999 by and among Charter Investment, Inc., Charter Communications,
          Inc., Vulcan Cable III Inc. and Paul G. Allen (Incorporated
          by reference to Exhibit 10.13 to Amendment No. 3 to the
          registration statement on Form S-1 of Charter
          Communications, Inc. filed on October 18, 1999 (File No.
          333-83887)).

EXHIBIT                           DESCRIPTION
-------                           -----------
10.12     Form of Registration Rights Agreement, dated as of November
          12, 1999, by and among Charter Communications, Inc., Charter
          Investment, Inc., Vulcan Cable III Inc., Mr. Paul G. Allen,
          Mr. Jerald L. Kent, Mr. Howard L. Wood and Mr. Barry L.
          Babcock (Incorporated by reference to Exhibit 10.14 to
          Amendment No. 3 to the registration statement on Form S-1 of
          Charter Communications, Inc. filed on October 18, 1999 (File
          No. 333-83887)).
10.13     Exchange Agreement, dated as of February 14, 2000, by and
          among Charter Communications, Inc., BCI (USA), LLC, William
          J. Bresnan, Blackstone BC Capital Partners L.P., Blackstone
          BC Offshore Capital Partners L.P., Blackstone Family Media,
          III L.P. (as assignee of Blackstone Family Investment III
          L.P.), TCID of Michigan, Inc., and TCI Bresnan LLC
          (Incorporated by reference to Exhibit 10.40 to the current report on Form 8-K of Charter Communications, Inc. filed on
          February 29, 2000 (File No. 000-27927)).
10.14(a)  Charter Communications Holdings, LLC 1999 Option Plan
          (Incorporated by reference to Exhibit 10.4 to Amendment No.
          4 to the registration statement on Form S-4 of Charter
          Communications Holdings, LLC and Charter Communications
          Holdings Capital Corporation filed on July 22, 1999 (File
          No. 333-77499)).
10.14(b)  Assumption Agreement regarding Option Plan, dated as of May
          25, 1999, by and between Charter Communications Holdings,
          LLC and Charter Communications Holding Company, LLC
          (Incorporated by reference to Exhibit 10.13 to Amendment No.
          6 to the registration statement on Form S-4 of Charter
          Communications Holdings, LLC and Charter Communications
          Holdings Capital Corporation filed on August 27, 1999 (File
          No. 333-77499)).
10.14(c)  Form of Amendment No. 1 to the Charter Communications
          Holdings, LLC 1999 Option Plan (Incorporated by reference to
          Exhibit 10.10(c) to Amendment No. 4 to the registration
          statement on Form S-1 of Charter Communications, Inc. filed on November 1, 1999 (File No. 333-83887)).
10.14(d)  Amendment No. 2 to the Charter Communications Holdings, LLC
          1999 Option Plan (Incorporated by reference to Exhibit
          10.4(c) to the annual report on Form 10-K filed by Charter
          Communications, Inc. on March 30, 2000 (File No.
          000-27927)).
10.14(e)  Amendment No. 3 to the Charter Communications 1999 Option
          Plan (Incorporated by reference to Exhibit 10.8(c) to the
          annual report of Form 10-K of Charter Communications, Inc.
          filed on March 29, 2001 (File No. 000-27927)).
10.15(a)  Charter Communications, Inc. 2001 Stock Incentive Plan
          (Incorporated by reference to Exhibit 10.25 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on
          May 15, 2001 (File No. 000-27927)).
10.15(b)  Amendment to the Charter Communications, Inc. 2001 Stock
          Incentive Plan (Incorporated by reference to Exhibit 10.10 to the quarterly report on Form 10-Q filed by Charter
          Communications, Inc. on November 14, 2001 (File No.
          000-27927).
10.15(c)  Amendment No. 2 to the Charter Communications, Inc. 2001
          Stock Incentive Plan effective January 2, 2002 (Incorporated by reference to Exhibit 10.8(c) to the annual report of Form
          10-K of Charter Communications, Inc. filed on March 29, 2001
          (File No. 000-27927)).

EXHIBIT                           DESCRIPTION
-------                           -----------
10.16(a)  Employment Agreement, dated as of August 28, 1998, between
          Jerald L. Kent and Paul G. Allen (Incorporated by reference to Exhibit 10.6 to Amendment No. 5 to the registration
          statement on Form S-4 of Charter Communications Holdings,
          LLC and Charter Communications Holdings Capital Corporation
          filed on August 10, 1999 (File No. 333-77499)).
10.16(b)  Assignment of Employment Agreements, dated as of December
          23, 1998, between Paul G. Allen and Charter Communications,
          Inc. (now called Charter Investment, Inc.) (Incorporated by reference to Exhibit 10.11 to Amendment No. 6 to the
          registration statement on Form S-4 of Charter Communications
          Holdings, LLC and Charter Communications Holdings Capital
          Corporation filed on August 27, 1999 (File No. 333-77499)).
10.16(c)  Form of Assignment and Assumption Agreement, dated as of
          November 4, 1999, by and between Charter Investment, Inc.
          and Charter Communications, Inc. (Incorporated by reference to Exhibit 10.15(c) to Amendment No. 2 to the registration statement on Form S-1 of Charter Communications, Inc. filed on September 28, 1999 (File No. 333-83887)).
10.16(d)  Agreement, dated as of September 24, 2001, by and between
          Jerald Kent and Charter Communications, Inc. (Incorporated
          by reference to Exhibit 10.1 to the quarterly report on Form
          10-Q filed by Charter Communications, Inc. on November 14,
          2001 (File No. 000-27927)).
10.16(e)  Option Agreement, dated as of February 9, 1999, between
          Jerald L. Kent and Charter Communications Holdings, LLC
          (Incorporated by reference to Exhibit 10.9(a) to Amendment
          No. 6 to the registration statement on Form S-4 of Charter
          Communications Holdings, LLC and Charter Communications
          Holdings Capital Corporation filed on August 27, 1999 (File
          No. 333-77499)).
10.16(f)  Amendment to the Option Agreement, dated as of May 25, 1999, between Jerald L. Kent and Charter Communications Holding
          Company, LLC (Incorporated by reference to Exhibit 10.9(b)
          to Amendment No. 6 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on August
          27, 1999 (File No. 333-77499)).
10.16(g)  Form of Amendment to the Option Agreement, dated as of
          November 8, 1999, by and among Jerald L. Kent, Charter
          Communications Holding Company, LLC and Charter
          Communications, Inc. (Incorporated by reference to Exhibit
          10.20(c) to Amendment No. 4 to the registration statement on
          Form S-1 of Charter Communications, Inc. filed on November
          1, 1999 (File No. 333-83887)).
10.17     Letter Agreement, dated May 25, 1999, between Charter
          Communications, Inc. and Marc Nathanson (Incorporated by
          reference to Exhibit 10.36 to the registration statement on
          Form S-4 of Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on January
          25, 2000 (File No. 333-95351)).
10.18     Form of Consulting Agreement, dated as of November 1, 1999, by and between Howard L. Wood and Charter Communications,
          Inc. (Incorporated by reference to Exhibit 10.17(c) to
          Amendment No. 4 to the registration statement on Form S-1 of
          Charter Communications, Inc. filed on November 1, 1999 (File
          No. 333-83887)).
10.19     Employment Agreement, dated as of September 28, 2001, by and between Kent D. Kalkwarf and Charter Communications, Inc.
          (Incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on
          November 14, 2001 (File No. 000-27927)).

EXHIBIT                           DESCRIPTION
-------                           -----------
10.20     Employment Agreement, dated as of September 28, 2001, by and between David G. Barford and Charter Communications, Inc.
          (Incorporated by reference to Exhibit 10.3 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on
          November 14, 2001 (File No. 000-27927)).
10.21     Employment Agreement, dated as of October 8, 2001, by and
          between Carl E. Vogel and Charter Communications, Inc.
          (Incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on
          November 14, 2001 (File No. 000-27927)).
10.22     Employment Agreement, dated as of October 18 2001, by and
          between Stephen E. Silva and Charter Communications, Inc.
          (Incorporated by reference to Exhibit 10.5 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on
          November 14, 2001 (File No. 000-27927)).
10.23     Employment Agreement, dated as of October 30, 2001, by and between David L. McCall and Charter Communications, Inc.
          (Incorporated by reference to Exhibit 10.6 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on
          November 14, 2001 (File No. 000-27927)).
10.24     Employment Agreement, dated as of October 30, 2001, by and between James H. Smith, III and Charter Communications, Inc.
          (Incorporated by reference to Exhibit 10.7 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on
          November 14, 2001 (File No. 000-27927)).
10.25(a)  Credit Agreement, among Charter Communications Operating,
          LLC and certain lenders and agents named therein, dated as of March 18, 1999, (Incorporated by reference to Exhibit
          10.1 to Amendment No. 2 to the registration statement on
          Form S-4 of Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on June
          22, 1999 (File No. 333-77499)).
10.25(b)  First Amendment to Credit Agreement, among Charter
          Communications Operating, LLC, Charter Communications
          Holdings LLC and certain lenders and agents named therein, dated as of June 28, 1999 (Incorporated by reference to
          Exhibit 10.1(a) to the registration statement on Form S-4 of
          Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on January
          25, 2000 (File No. 333-95351)).
10.25(c)  Second Amendment to Credit Agreement, among Charter
          Communications Operating, LLC, Charter Communications
          Holdings LLC and certain lenders and agents named therein
          dated as of December 14, 1999 (Incorporated by reference to
          Exhibit 10.1(b) to the registration statement on Form S-4 of
          Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation filed on January
          25, 2000 (File No. 333-95351)).
10.25(d)  Third Amendment to Credit Agreement, among Charter
          Communications Operating, LLC, Charter Communications, LLC
          and certain lenders and agents named therein, dated as of
          March 18, 2000 (Incorporated by reference to Exhibit 10.1(c)
          to the annual report on Form 10-K filed by Charter
          Communications, Inc. on March 30, 2000 (File No.
          000-27927)).
10.25(e)  Credit Agreement, among Charter Communications Operating,
          LLC, Charter Communications Holdings, LLC and certain
          lenders and agents named therein, dated as of March 18,
          1999, as amended and restated as of January 3, 2002
          (Incorporated by reference to Exhibit 99.1 to the current
          report on Form 8-K filed by Charter Communications, Inc. on
          January 24, 2002 (File No. 000-27927)).

EXHIBIT                           DESCRIPTION
-------                           -----------
10.26(a)  Form of Credit Agreement, among Falcon Cable Communications,
          LLC, certain guarantors and several financial institutions or entities named therein, dated as of June 30, 1998, as
          amended and restated as of November 12, 1999, (Incorporated by reference to Exhibit 10.36 to Amendment No. 3 to the
          registration statement on Form S-1 of Charter
          Communications, Inc. filed on October 18, 1999 (File No.
          333-83887)).
10.26(b)  Credit Agreement, dated as of June 30, 1998, as amended and restated as of November 12, 1999, as further amended and
          restated as of September 26, 2001, among Falcon Cable
          Communications, LLC, certain guarantors, and several
          financial institutions or entities named therein.
          (Incorporated by reference to Exhibit 10.8 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on
          November 14, 2001 (File No. 000-27927)).
10.27(a)  Amended and Restated Credit Agreement dated as of February
          2, 1999, as amended and restated as of February 14, 2000 by and among CC VIII Operating, LLC, as borrower, CC VIII
          Holdings, LLC, as guarantor, and several financial
          institutions or entities named therein (Incorporated by
          reference to Exhibit 10.18(a) to the annual report on Form
          10-K filed by Charter Communications, Inc. on March 30, 2000
          (File No. 000-27927)).
10.27(b)  Second Amended and Restated Credit Agreement, among CC VIII
          Operating, LLC, as borrower, CC VIII Holdings, LLC, as
          guarantor, and several financial institutions or entities
          named therein, dated as of February 2, 1999, as amended and restated as of January 2, 2001 (Incorporated by reference to
          Exhibit 10.17 to the annual report on Form 10-K filed by
          Charter Communications Holdings, LLC and Charter
          Communications Holdings Capital Corporation on April 2, 2001
          (File No. 333-77499)).
10.27(c)  Third Amended and Restated Credit Agreement, among CC VIII
          Operating, LLC, as borrower, CC VIII Holdings, LLC, as
          guarantor, and certain lenders and agents named therein,
          dated as of February 2, 1999, as amended and restated as of
          January 3, 2002 (Incorporated by reference to Exhibit 99.2 to the current report on Form 8-K filed by Charter
          Communications, Inc. on January 24, 2002 (File No.
          000-27927)).
10.28     Credit Agreement, among CC VI Holdings, LLC, CC VI Operating
          Company, LLC and several financial institutions or entities named therein, dated as of November 12, 1999, (Incorporated by reference to Exhibit 10.41 to the report on Form 8-K of
          Charter Communications, Inc. filed on November 29, 1999
          (File No. 000-27927)).
10.29     Commitment Letter, dated February 26, 2001, by and among
          Goldman Sachs Credit Partners, L.P. and Morgan Stanley
          Senior Funding, Inc., on the one hand, and Charter
          Communications Holdings, LLC and Charter Communications
          Holdings Capital Corporation, on the other hand
          (Incorporated by reference to Exhibit 10.24 to the annual
          report of Form 10-K of Charter Communications, Inc. filed on
          March 6, 2001 (File No. 000-27927)).
10.30     Amended and Restated Limited Liability Company Agreement for
          Charter Communications Holding Company, LLC made as of
          August 31, 2001 (Incorporated by reference to Exhibit 10.9 to the quarterly report on Form 10-Q filed by Charter
          Communications, Inc. on November 14, 2001 (File No.
          000-27927)).
10.31     Certificate of Designation of Series A Convertible
          Redeemable Preferred Stock of Charter Communications, Inc.
          and related Certificate of Correction of Certificate of
          Designation (Incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q filed by Charter
          Communications, Inc. on November 14, 2001 (File No.
          000-27927)).

EXHIBIT                           DESCRIPTION
-------                           -----------
10.32     Indenture relating to 5.75% Convertible Senior Notes due
          2005, dated as of October 25, 2000, among Charter
          Communications, Inc. and BNY Midwest Trust Company as
          trustee (Incorporated by reference to Exhibit 10.35 to the quarterly report on Form 10-Q filed by Charter
          Communications, Inc. on November 14, 2000 (File No.
          000-27927)).
10.33     Indenture dated May 30, 2001 between Charter Communications,
          Inc. and BNY Midwest Trust Company as Trustee governing
          4.75% Convertible Senior Notes due 2006. (Incorporated by
          reference to Exhibit 4.1(b) to the current report on Form
          8-K filed by Charter Communications, Inc. on June 1, 2001
          (File No. 000-27927)).
12.1      Computation of Ratio of Earnings to Fixed Charges
          (Incorporated by reference to Exhibit 12.1 to the annual
          report of Form 10-K of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation
          filed on March 29, 2001 (File No. 333-77499)).
21.1      Subsidiaries of Charter Communications Holdings, LLC
          (Incorporated by reference to Exhibit 21.1 to the annual
          report of Form 10-K of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation
          filed on March 29, 2001 (File No. 333-77499)).
23.1**    Consent of Irell & Manella LLP (included with exhibit 8.1)
23.2**    Consent of Arthur Andersen LLP
23.3**    Consent of Ernst & Young LLP
23.4**    Consent of Ernst & Young LLP
24.1**    Power of Attorney -- Charter Communications Holdings, LLC
          (included in Part II signature page)
24.2**    Power of Attorney -- Charter Communications Holdings Capital
          Corporation (included in Part II signature page)
25.1**    Statement of eligibility of trustee
99.1      Letter responsive to Temporary Note 3T to Article 3 of
          Regulation S-X (Incorporated by reference to Exhibit 99.2 to the annual report of Form 10-K of Charter Communications
          Holdings, LLC and Charter Communications Holdings Capital
          Corporation filed on March 29, 2001 (File No. 333-77499)).

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** Document Attached